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As filed with the Securities and Exchange Commission on March 20, 2007

Registration No. 333-139939

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 4
to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CASTLEPOINT HOLDINGS, LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	6331 (Primary Standard Industrial Classification Code Number)	N/A (IRS Employer Identification Number)

Victoria Hall
11 Victoria Street
Hamilton HM 11
Bermuda
(441) 294-6409
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

CT Corporation System
111 Eighth Avenue, 13th Floor
New York, New York 10011
(212) 590-9330
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Roslyn Tom, Esq. Baker & McKenzie LLP 1114 Avenue of the Americas New York, New York 10036 (212) 891-3971	J. Brett Pritchard, Esq. Lord, Bissell & Brook LLP 111 South Wacker Drive Chicago, Illinois 60606 (312) 443-1773

        Approximate date of commencement of proposed sale of securities to the public:    As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Shares, $0.01 par value	$106,534,500(1)(2)	$7,085.61(3)

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes common shares issuable upon the exercise of the underwriters' over-allotment option.

(3)
Of such fee, $6,815.93 was previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 20, 2007

PRELIMINARY PROSPECTUS

6,191,500 Common Shares
 CastlePoint Holdings, Ltd.

        We are a Bermuda holding company organized to provide property and casualty insurance and reinsurance business solutions, products and services primarily to small insurance companies and program underwriting agents in the United States.

        We are offering 6,072,000 of our common shares in this firm commitment underwritten public offering. In addition, the selling shareholders are offering 119,500 of our common shares. We will not receive any of the proceeds from the sale of our common shares by the selling shareholders. This is our initial public offering. We anticipate that the initial public offering price of our common shares will be between $13.00 and $15.00 per share.

        Prior to the offering pursuant to this prospectus, there has been no public market for our common shares, and our common shares are not currently listed on any national exchange or market system. We have applied to have our common shares approved for listing on the Nasdaq Global Market under the symbol "CPHL."

        Investing in our shares involves risks. See "Risk Factors" beginning on page 17 of this prospectus to read about the risks you should consider before buying our shares.

	Per Share	Total
Price to public	$	$
Discounts and commissions to underwriters(1)
Net proceeds (before expenses) to us
Net proceeds to selling shareholders

(1)
No discounts will be paid to underwriters with respect to shares purchased by our directors, officers and employees in the directed share program. See "Underwriting" on page 203 of this prospectus for a description of the underwriters' compensation.

        We have granted the underwriters the right to purchase up to 910,800 additional common shares at the public offering price, less the underwriting discounts, solely to cover over-allotments, if any. The underwriters can exercise this right at any time within 30 days after the date of our underwriting agreement with them.

        None of the Securities and Exchange Commission (the "SEC"), any state securities regulators, the Registrar of Companies in Bermuda or the Bermuda Monetary Authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver our common shares to purchasers against payment on or about March     , 2007, subject to customary closing conditions.

FRIEDMAN BILLINGS RAMSEY
KEEFE, BRUYETTE & WOODS
COCHRAN CARONIA WALLER
PIPER JAFFRAY

The date of this prospectus is                 , 2007

        The Bermuda Monetary Authority, to which we refer herein as the "BMA", must approve all issuances and transfers of securities of a Bermuda exempted company, such as CastlePoint Holdings, Ltd. Where any equity securities (that is, shares which entitle the holder to vote for or appoint one or more directors or securities which by their terms are convertible into shares which entitle the holder to vote for or appoint one or more directors) of a Bermuda company are listed on an appointed stock exchange (which includes the Nasdaq Global Market), the BMA has given general permission for the issue and subsequent transfer of any securities of the company from and/or to a non-resident for so long as any such equity securities of the company remain so listed. This prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such general permission and in accepting this prospectus for filing, neither the BMA nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

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CERTAIN IMPORTANT INFORMATION

        For your convenience, we have included below definitions of terms used in this prospectus that are specific to the business of CastlePoint. In addition, we have provided a Glossary, beginning on page G-1, of selected insurance, reinsurance and investment terms.

        In this prospectus:

  •
  Unless the context suggests otherwise, "CastlePoint", "our company", "we", "us" or "our" refer to CastlePoint Holdings, Ltd. and its subsidiaries, which include CastlePoint Management Corp. ("CastlePoint Management"), a Delaware corporation and our program management company; CastlePoint Bermuda Holdings, Ltd. ("CastlePoint Bermuda Holdings"), our Bermuda intermediate holding company; CastlePoint Reinsurance Company, Ltd. ("CastlePoint Re"), our Bermuda reinsurance subsidiary; and CastlePoint Insurance Company, a New York corporation and our U.S. licensed insurance company. "CastlePoint Holdings" refers to CastlePoint Holdings, Ltd. CastlePoint Management directly owns our financing subsidiaries, CastlePoint Management Statutory Trust I and CastlePoint Management Statutory Trust II, which we recently formed to facilitate the trust preferred financing we completed in December 2006;

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  Unless the context suggests otherwise, "Tower" refers to Tower Group, Inc. and its subsidiaries, which includes Tower Insurance Company of New York, Tower National Insurance Company and Tower Risk Management Corp.;

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  "brokerage business" refers to broad classes of business that are underwritten on an individual policy basis by an insurance company's underwriting staff through wholesale and retail agents, and for which most or all of the services are provided by the insurance company as part of the overall product offering;

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  "program business" refers to narrowly defined classes of business that are underwritten on an individual policy basis by program underwriting agents on behalf of insurance companies;

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  "traditional program business" refers to blocks of program business in excess of $5 million in gross written premium that Tower Group, Inc., or Tower, historically has underwritten, consisting of non-auto related personal lines and the following commercial lines of business: retail stores and wholesale trades, commercial and residential real estate, restaurants, grocery stores, office and service industries and artisan contractors;

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  "specialty program business" refers to (i) program business other than traditional program business and (ii) traditional program business that we and Tower agree will be deemed to be specialty program business;

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  "insurance risk-sharing business" refers to various risk sharing arrangements, such as (i) pooling or sharing of premiums and losses between our U.S. licensed insurance companies and other insurance companies based upon their respective percentage allocations or (ii) appointing other insurance companies as our program underwriting agents and then having those insurance companies assume through reinsurance a portion of the business they produce as program underwriting agents;

  •
  "traditional quota share reinsurance" refers to a type of reinsurance whereby a reinsurer provides reinsurance coverage to an insurance company on a pro-rata basis based on a ceding percentage without any provisions to limit meaningful losses within the contractual limits; and

  •
  "program underwriting agent" refers to an insurance intermediary that aggregates business from retail and wholesale agents and manages business on behalf of insurance companies, including functions such as risk selection and underwriting, premium collection, policy form design and client service.

        In this prospectus, amounts are expressed in U.S. dollars and the financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP"), except as otherwise indicated.

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PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in us. You should read the entire prospectus carefully, including the sections entitled "Risk Factors", "A Warning About Forward-Looking Statements" and the financial information contained in this prospectus before investing in us. Except as otherwise noted, all information in this prospectus assumes that all of the 6,191,500 common shares offered hereby will be sold, but that the underwriters will not exercise their over-allotment option. Percentages of ownership presented on a fully diluted basis assume the issuance of our common shares pursuant to (i) the exercise of 1,082,666 options plus up to a maximum of 610,581 additional options to be granted in connection with this offering under our 2006 long-term equity compensation plan as described herein; and (ii) the exercise by Tower Group, Inc. of the warrants we granted to it to purchase 1,127,000 of our common shares.

Overview

        We are a Bermuda holding company organized to provide property and casualty insurance and reinsurance business solutions, products and services primarily to small insurance companies and program underwriting agents in the United States. We were incorporated in November 2005 to take advantage of opportunities that we believe exist in the insurance and reinsurance industry for traditional quota share reinsurance, insurance risk-sharing and program business as well as insurance company services that can be purchased on a stand-alone, or unbundled basis, to small insurance companies and program underwriting agents.

        Tower Group, Inc., a Delaware corporation, was our sponsor and is our largest customer for our reinsurance and risk-sharing products. Formed in 1990, Tower is a publicly traded insurance holding company listed on the Nasdaq Global Select Market and headquartered in New York. It offers property and casualty insurance products and services through its insurance company subsidiaries and insurance service subsidiaries to small to mid-sized businesses and to individuals in New York, New Jersey and Massachusetts.

  Reinsurance

        Reinsurance is an arrangement by which one insurance company, called the reinsurer, agrees to indemnify another insurance (or reinsurance) company, called the ceding company, against all or a portion of the insurance (or reinsurance) risks underwritten by the ceding company under one or more policies. As part of our reinsurance solutions, we primarily focus on offering traditional quota share reinsurance to insurance companies with limited capital base, which is the amount of capital against which they can write business, to enable these companies to overcome this limitation. We refer to traditional quota share reinsurance as a type of reinsurance whereby a reinsurer provides reinsurance coverage to an insurance company on a pro rata basis based on a ceding percentage without any provisions to limit meaningful losses within the contractual limits. Prior to spring of 2005, as an alternative to traditional quota share reinsurance, many reinsurers offered finite reinsurance which, according to the National Association of Insurance Commissioners, or the NAIC, is a type of reinsurance that transfers a finite or limited amount of risk to the reinsurer, whereby risk is reduced through accounting or financial methods, along with the actual transfer of economic risk. In the spring of 2005, various regulatory agencies began to scrutinize whether certain finite quota share reinsurance agreements contained a sufficient level of risk transfer to qualify as reinsurance under applicable accounting principles. We believe that this scrutiny has reduced the market for finite quota share reinsurance and is creating a greater demand for traditional quota share reinsurance.

        We offer traditional quota share reinsurance and, to a lesser extent, other ancillary reinsurance coverage through CastlePoint Re, our Bermuda reinsurance company subsidiary. Our primary target market is mainly small insurance companies with surplus of less than $100 million that underwrite commercial and personal lines policies with low to moderate hazard risks. CastlePoint Re has received a Financial Strength rating of "A-" (Excellent) from A.M. Best Company, Inc., which is the fourth highest of fifteen rating levels and indicates A.M. Best's opinion of our financial strength and ability to meet ongoing obligations to our future policyholders. The maintenance of the assigned rating depends upon CastlePoint Re operating in a manner consistent with the business plan presented to A.M. Best. A.M. Best formally evaluates its Financial Strength ratings of insurance companies at least once every twelve months and monitors the performance of rated companies throughout the year.

  Insurance Risk-Sharing Solutions

        Insurance risk-sharing business refers to various risk-sharing arrangements, such as pooling or sharing of premiums and losses between the U.S. licensed insurance companies we own or plan to acquire and other insurance companies based upon their respective percentage allocations, or appointing other insurance companies as our program underwriting agents and then having those insurance companies assume through reinsurance a portion of the business they produce as program underwriting agents. In addition to providing traditional quota share reinsurance, we offer insurance risk-sharing solutions to insurance companies with a limited capital base by enabling them to transfer or cede premiums on a pro rata basis to the U.S. licensed insurance companies we own or plan to acquire and thereby expand their capacity to write premiums. This solution will also allow insurance companies with inadequate ratings or limited licensing access to the higher rating and broad based licensing capabilities of our U.S. licensed insurance companies. We plan to offer insurance risk-sharing solutions to customers writing policies with low to moderate hazard risks. These solutions will include pooling or sharing of premiums and losses between our U.S. licensed insurance companies and other insurance companies based upon their respective percentage allocations, or appointing other insurance companies as our program underwriting agents and then having those insurance companies assume through reinsurance a portion of the business they produce as program underwriting agents.

  Reinsurance and Insurance Risk-Sharing Solutions for Tower and Other Larger Insurers

        We also offer traditional quota share and insurance risk-sharing solutions to other insurance companies with larger capital bases, such as Tower, that are seeking to manage their capital more efficiently by ceding risk to us to generate commission and fee income as well as to expand their capacity to write business in certain geographic areas. For the year ended December 31, 2006, the reinsurance business we received from Tower represented approximately 96.2% of our premium revenue. We expect to derive at least 70% or more of our reinsurance business and insurance business from Tower and its subsidiaries during our first two years of operation. Thereafter, we plan to gradually develop business opportunities from other distribution sources and reduce the percentage of business derived from Tower.

  Program Business

        In addition to providing risk-sharing solutions to insurance companies, we provide comprehensive business solutions, products and services to program underwriting agents that underwrite program business. Program business refers to narrowly defined classes of business that are underwritten on an individual policy basis by program underwriting agents on behalf of insurance companies. Program underwriting agents are insurance intermediaries that aggregate insurance business from retail and wholesale agents and manage business on behalf of insurance companies. Their functions may include some or all of the following: risk selection, underwriting, premium collection, policy form and design, and client service. We believe that, after prolonged soft market conditions that ended in 2001, many insurance companies have either ceased or significantly reduced writing program business due to lack of profitability or reduced commissions paid to program underwriting agents. Despite improved profitability in recent years, which has attracted more insurers and reinsurers to support program business, we believe this market is still underserved and that program underwriting agents are seeking alternatives to increase their profit margins. In response to the market opportunities that we believe are available in program business and to differentiate ourselves from other insurance companies writing program business, we plan to offer a broad line of products to expand the range of program opportunity available in the marketplace. In addition, we plan to structure program business utilizing different approaches including assuming most of the underwriting risk through CastlePoint Insurance Company or another U.S. licensed insurance company we plan to acquire or through CastlePoint Re, as well as reinsuring a substantial amount of program business with third party reinsurers to generate commission income. We also plan to provide alternative risk transfer capability to program underwriting agents to enable them to participate in the underwriting risk on the business they produce.

  Lines of Business

        In connection with our reinsurance, insurance risk-sharing and program business, we plan to offer broad lines of insurance, including commercial package, fire and allied lines, commercial general liability, workers compensation, homeowners and personal dwellings, professional liability, commercial and personal inland marine and commercial and personal automobile. We also plan to offer a comprehensive set of insurance company services which can be purchased separately from our product offerings on an unbundled basis, including claims handling, policy administration, insurance technology and consulting services such as underwriting and claims audits, program design and reinsurance structuring. We believe that these services should facilitate marketing our insurance and reinsurance products and solutions to program underwriting agents, as well as generate fee income.

  Acquisitions of U.S. Licensed Insurance Companies

        To provide insurance risk-sharing and program business solutions, we recently acquired one U.S. licensed insurance company and we plan to acquire, subject to any necessary regulatory approvals, at least one additional U.S. licensed insurance company in the next three to nine months. On December 4, 2006, CastlePoint Management purchased from Tower all of the issued and outstanding capital stock of a company then known as Tower Indemnity Company of America, a U.S. licensed insurance company, for a cash purchase price of $350,000 plus approximately $8.4 million, which was the adjusted statutory surplus of that company at closing. We renamed this company "CastlePoint Insurance Company" in early 2007. Statutory capital and surplus refers to an insurer's assets minus its liabilities, calculated using statutory accounting principles. Our acquisition of CastlePoint Insurance Company was approved by our audit committee. When we acquired CastlePoint Insurance Company, it did not conduct any business and did not have any premium income, obligations relating to insurance policies, employees, operations or real estate. CastlePoint Insurance Company entered into pooling agreements with Tower effective as of January 1, 2007, subject to regulatory approval by the New York State Insurance Department. See also "—Our Agreements with Tower."

        We anticipate that CastlePoint Insurance Company will write insurance, on an admitted basis, in the states of New York and New Jersey once it completes further necessary regulatory filings and receives necessary regulatory approvals in New Jersey, as well as in those states in which CastlePoint Insurance Company subsequently applies to become, and is approved as, a licensed insurer. Until our U.S. insurance companies are broadly licensed, Tower's insurance companies are issuing policies in those states where we do not have licenses for the brokerage business, traditional program business, specialty program business and insurance risk-sharing business pursuant to program management agreements between CastlePoint and Tower's insurance companies.

        We plan to acquire at least one additional U.S. licensed insurance company in the next three to nine months, either with little or no pre-existing business or with ongoing insurance operations, and with broader licensing, which will permit us to write insurance business in more United States jurisdictions on an admitted and non-admitted basis. While we are currently looking at a number of potential U.S. licensed insurance companies in addition to CastlePoint Insurance Company, we have not yet identified any other targets with any reasonable certainty, and we have not entered into any related letters of intent at this time. We anticipate that the purchase price for these companies will be paid in cash and will consist of the amount to be paid for the value of the target company's insurance licenses and the amount of its statutory capital and surplus, as well as the value of the business if an ongoing operating insurance company is purchased. Based on our discussions with A.M. Best, we expect that CastlePoint Insurance Company and any other U.S. licensed insurance companies that we may acquire, upon our acquisition and capitalization of such companies, will also receive a Financial Strength rating of "A-" (Excellent), in view of our capital funding plans, management experience and relationship with Tower.

Strategic Investments

        Strategic investments are integral to our overall strategy and complement our product offerings in reinsurance, risk sharing and programs. We expect to make strategic investments in some of our clients, including Tower, to strengthen our distribution system in order to provide us with more stable and predictable sources of business. We refer to clients in which we make strategic investments as "strategic clients." By developing strategic clients, we plan to build a distribution system that sources a significant portion of our overall business from these clients. We believe that this system has advantages over the typical reinsurance business model because, with respect to our strategic clients, we should be able to influence their reinsurance programs so that such clients can fully leverage their access to capital, rating, product platform and scale, while also maintaining a stable, long-term reinsurance relationship with us. In addition, we believe that we will be able to manage the market cycle better by expanding or contracting the amount of business from third party clients depending upon the market conditions, while maintaining a stable base of business from our strategic clients.

        We will consider making minority investments in clients that are privately held companies only when there is a clearly defined exit strategy, and we also will consider making such investments in clients that are publicly held companies, such as Tower. In addition, we may enter into joint ventures or majority investments where we have significant control, and we may acquire other companies that are our clients. We will make strategic investments in clients generally under the circumstances where we expect that the implementation of our pooling and reinsurance solutions with them will improve their financial performance and hence our financial performance, through the risk sharing and reinsurance agreements that we will enter into with these clients.

        In the future we may invest in, or acquire, Bermuda-based reinsurance companies that are unable to effectively utilize their capital. We believe we can increase the profitability of such reinsurance companies, and therefore enhance the value of our investment, by providing them access to our premium flow.

        Consistent with this strategy, on December 4, 2006, CastlePoint Management purchased 40,000 shares of non-cumulative convertible perpetual preferred stock of Tower for an aggregate consideration of $40 million. Our purchase of Tower's non-cumulative convertible perpetual preferred stock was approved by our audit committee. Tower redeemed all of its non-cumulative convertible perpetual preferred stock held by CastlePoint Management on January 26, 2007, at the redemption price of $40 million in the aggregate plus $298,289 in accrued dividends that were paid in January 2007. See also "Business—Strategic Investments."

        With respect to any additional strategic investments in Tower, to the extent any such investments will be made, we expect that they will likely occur in connection with the acquisition of a book of business or another company by Tower at such times that Tower makes these types of acquisitions and when our own analysis of such proposed transactions of Tower indicates that these acquisitions will be accretive to Tower. To the extent Tower's book of business remains attractive and profitable, we may gradually increase our ownership in Tower and develop a more clearly articulated plan to address our future relationship with Tower. However, due to many factors such as Tower's stock price and its need for capital as well as our stock price and our willingness to make future investments in Tower, we cannot predict with any certainty whether, when or to what extent we may make any additional strategic investments in Tower. We strongly believe that all of our strategic investments in Tower must create value for our shareholders.

Our Relationship With Tower

        Tower sponsored our formation and entered into a long-term strategic relationship with us to secure a stable source of traditional quota share reinsurance and insurance risk-sharing capability to support its anticipated future growth. This strategic relationship with Tower allows us to participate as a reinsurer, and we expect that it will allow us through our U.S. licensed insurance companies to participate as a pooling participant, in Tower's historically profitable book of business. Tower, through its insurance company subsidiaries, offers commercial insurance products to small to medium-size businesses and personal insurance products to individuals. Tower's two insurance company subsidiaries are Tower Insurance Company of New York, a New York corporation that has been rated "A-" (Excellent) by A.M. Best since October 2004, and Tower National Insurance Company, a Massachusetts corporation that has been rated "A-" (Excellent) by A.M. Best since October 2005. Tower's insurance company subsidiaries currently write business in New York State, New Jersey and Massachusetts.

        Tower has announced its plans for further regional expansion, including its agreement to purchase Preserver Group, Inc., or Preserver, a privately held company that specializes in small commercial and personal lines insurance in the northeastern region of the United States. If Tower's acquisition of Preserver closes, because Preserver writes brokerage business, the Preserver premiums will be covered under our brokerage business pooling agreement and brokerage business quota share reinsurance agreement with Tower, such that CastlePoint will receive approximately 49% of the increase in Tower's premium volume resulting from Tower's acquisition of Preserver, as well as approximately 49% of Tower's overall brokerage business. We and Tower agreed that, with respect to any insurance companies Tower may acquire during the term of our master agreement, subject to the receipt of any necessary regulatory approvals, if Tower desires to cause these insurance companies to effect loss portfolio transfers, we will have a right of first refusal to assume such companies' historical losses pursuant to a loss portfolio transfer agreement, which must be on mutually acceptable market competitive terms. In the case of Tower's acquisition of Preserver, Tower has not notified us that it intends to effect a loss portfolio transfer from Preserver.

        Although both we and Tower offer property and casualty insurance products and services on a primary insurance level, there are significant differences between the business operations of our respective companies. Tower underwrites "brokerage business," which we refer to as broad classes of business that are underwritten on an individual policy basis by Tower's staff that are produced through wholesale and retail agents. By contrast, we generate our business from other insurance companies and program underwriting agents that have established books of brokerage business and program business that they underwrite on an individual policy basis utilizing their own underwriting staff. Such brokerage business and program business are produced through their independent agency distribution system comprised of independent wholesale and retail agents or on a direct basis to consumers. We also will offer insurance risk-sharing solutions, as well as unbundled services, neither of which Tower will offer. The agreements we entered into with Tower help differentiate the types of brokerage business, traditional program business and specialty program business in which we and our subsidiaries, on the one hand, and Tower and its subsidiaries, on the other hand, engage or will engage in the future. As a result, we believe that our products, services and distribution systems do not overlap directly with those of Tower.

        In connection with our formation and capitalization, we issued 2,555,000 of our common shares, representing at the time of issuance 100% of our outstanding common shares, to Tower in consideration of its investment of $15.0 million in us. The common shares held by Tower currently represent 8.6% of our outstanding common shares. We also issued ten-year warrants to Tower to purchase an additional 1,127,000 of our common shares at an exercise price of $10.00 per share, which shares represent 3.5% of our common shares outstanding on a fully-diluted basis, prior to giving effect to this offering and the grant of 610,581 options. The shares held by Tower, together with the shares issuable upon exercise of the Tower warrants, represent 11.6% of our outstanding common shares on a fully-diluted basis, prior to giving effect to this offering and the grant of 610,581 options. After giving effect to this offering and the grant of 610,581 options, the common shares held by Tower, together with the shares issuable upon exercise of the

Tower warrants, will represent 9.6% of our outstanding common shares (9.3% if the underwriters' over-allotment option is exercised in full) on a fully-diluted basis. Under our bye-laws, Tower's voting power in us is limited to 9.5%. Tower is a publicly traded insurance holding company listed on the Nasdaq Global Select Market. Michael H. Lee, the Chairman of the Board and Chief Executive Officer of CastlePoint Holdings and Chief Executive Officer of CastlePoint Management, is also Chairman of the Board, President and Chief Executive Officer of Tower.

Our Agreements with Tower

        Pursuant to a master agreement and certain reinsurance agreements and other agreements that we entered into in April 2006 with Tower and/or certain of its subsidiaries, we provide traditional quota share reinsurance to Tower and other types of ancillary reinsurance arrangements. Currently, Tower cedes 40% under the brokerage business and 50% under the traditional program business quota share reinsurance agreements. Tower currently cedes 85% of the specialty program business and insurance risk-sharing business to CastlePoint Re through the related quota share reinsurance agreement.

        Through CastlePoint Insurance Company, we also entered into three pooling agreements with Tower, which are effective as of January 1, 2007, subject to regulatory approval by the New York State Insurance Department, to supplement or replace Tower's management agreements with other insurance companies. The pooling agreements provide that all premiums and losses will be shared by us and Tower proportionately from the first claim dollar based on our respective participation percentages. We and Tower have agreed that, under our pooling agreements and pool management agreements, Tower will manage the brokerage business that it has historically written, and we will manage the traditional program business, and specialty program business and insurance risk-sharing business. CastlePoint Management and/or our U.S. licensed insurance companies will manage the insurance risk-sharing business. We expect to obtain regulatory approval of the pooling agreements by March 31, 2007. If there is a delay in obtaining regulatory approval of the pooling agreements, it is our and Tower's intention to adjust the ceding percentages for all or part of 2007 under our quota share reinsurance agreements to ensure that an equal amount of business is transferred to CastlePoint Re as would have been transferred to CastlePoint Insurance Company under the pooling agreements.

        We will also utilize our U.S. licensed insurance companies to underwrite insurance risk-sharing business. The reinsurance agreements and the pooling agreements have a term of four years (as extended by our agreement with Tower for an additional year), subject to certain early termination rights of the parties. For more information, including a description of certain early termination rights of the parties to these agreements, see "Certain Relationships and Related Transactions—Our Arrangements with Tower and its Subsidiaries."

        Our pooling agreements with Tower Insurance Company of New York are subject to review and requests for modification by the New York State Insurance Department. Tower is in the process of responding to certain requests of the New York State Insurance Department and the Massachusetts Division of Insurance regarding certain of our agreements with Tower's insurance companies. For more information, see "Risk Factors—Our agreements with Tower's insurance companies are subject to regulatory review and may be changed, which would have a material adverse effect on our business, financial condition and results of operations" and "Certain Relationships and Related Transactions—Master Agreement—Status of Regulatory Approvals."

        Tower's insurance companies and CastlePoint Insurance Company, for 2007, will initially participate 85% and 15%, respectively, in the brokerage business pool, 50% each in the traditional program business pool, and 15% and 85%, respectively, in the specialty program business pool. The pooling percentages under the pooling agreements are subject to unilateral adjustment by the manager of the relevant pool within a specified range, or by mutual agreement of the parties within or outside such range. The quota share reinsurance arrangements with respect to the brokerage business will continue after the pooling agreements commence and will apply to Tower's share of the brokerage business pool. As of the effective date of the pooling agreements, which we expect to be January 1,

2007, we anticipate that Tower will cede 40% (for 2007) of its brokerage business to CastlePoint Re under the brokerage business quota share reinsurance agreement. The quota share reinsurance agreement with respect to the specialty program business and insurance risk-sharing business will be, and the quota share reinsurance agreement with respect to the traditional program business may be, terminated after CastlePoint Insurance Company enters into the pooling agreements for such business with Tower's insurance companies. Insurance risk-sharing arrangements will be managed by us or by Tower and will be subject to one of our three pooling agreements with Tower's insurance companies, depending on the nature of the business, namely, whether it is brokerage business, traditional program business or specialty program business. We anticipate that CastlePoint Management's role may be reduced after we acquire our U.S. licensed insurance companies and they become broadly licensed, and that CastlePoint Management will act primarily as a service company, providing claims handling and administration, operational audit support and regulatory compliance services through its program management agreements. For a description of certain of the terms and provisions of our agreements with Tower and its subsidiaries, see "Certain Relationship and Related Transactions—Our Arrangements with Tower and its Subsidiaries."

        In 2006, CastlePoint Re also participated as a reinsurer in several of Tower's ceded reinsurance programs that were placed through reinsurance intermediaries. We believe that all of these treaties were placed at market terms, conditions and prices that were determined by the other reinsurers participating in these treaties. We participated in Tower's multiline excess of loss reinsurance agreements, property excess of loss reinsurance agreements, as well as Tower's property aggregate excess of loss reinsurance agreements.

Competitive Strengths

        We believe we have the following competitive strengths, which position us to underwrite both insurance and reinsurance business profitably:

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  Access to Profitable Book of Business from Tower. Pursuant to our agreements with Tower, we reinsure and, effective January 1, 2007 (subject to regulatory approval by the New York State Insurance Department), also expect to pool, a significant amount of the brokerage business that Tower writes. For the three years ended December 31, 2006, Tower's insurance segment, which consists predominantly of the brokerage business, generated an average gross loss ratio of 55.0%. An insurer's profitability, without considering its investment income and investment losses, is measured by its "combined ratio." The term "combined ratio" is a standard measurement of an insurer's profitability in the property and casualty insurance industry, which is calculated as a percentage equal to the sum of an insurer's "loss ratio" and its "underwriting expense ratio." The loss ratio is calculated as the ratio of losses and loss adjustment expenses to premiums earned. The underwriting expense ratio is calculated as the ratio of underwriting expenses to premiums earned. A combined ratio of less than 100% generally indicates that an insurer is profitable on an underwriting basis, in that the premiums the insurer has earned for a particular period exceed the sum of its losses, loss adjustment expenses and underwriting expenses (less policy billing fees) for the same period. Tower's average gross loss ratio for the insurance segment of 55.0% for the three-year period ended December 31, 2006, when added to Tower's average underwriting expense ratio for the insurance segment of 30.2% for the same period, results in an average combined ratio of 85.2% for the three years ended December 31, 2006. Accordingly, Tower's underwriting profit for its brokerage business for this three-year period, without considering investment income and investment losses, averaged 14.8% of every dollar of premium Tower earned on its brokerage business during this period. Under the terms of the brokerage business quota share reinsurance agreement and the brokerage business pooling agreement, we pay or will pay Tower commissions for our share of this business, so that within certain ranges of loss ratio, our combined ratio (that is, the sum of our net loss ratio and our maximum ceding commission percentage or management fee percentage, as the case may be) will be approximately 95%. Accordingly, we expect to earn underwriting profit for our share of the brokerage business in the amount of 5% of premiums earned on this business.

  •
  Access to Established Insurance Company Infrastructure. Through our service and expense sharing agreement with Tower's subsidiaries, we and our clients will be able to access Tower's well established insurance company infrastructure, including claims handling and administration, policy administration systems, technology, underwriting acumen, program design, regulatory compliance and other services. We believe that access to these capabilities will enable us to successfully write traditional program business, specialty program business and insurance risk-sharing business, while avoiding the significant cost of establishing a primary insurance company infrastructure.

  •
  Operations in Bermuda and Access to Distribution Sources in the United States. We believe that having both operations in Bermuda and access to profitable business in the United States through our strategic relationship with Tower is advantageous to us and differentiates us from many of our competitors in the insurance and reinsurance industries. Our access to Bermuda's favorable business and regulatory environment through our reinsurance subsidiary in Bermuda, CastlePoint Re, provides us with the ability to develop cost-effective insurance and reinsurance products. Our strategic relationship with Tower provides us with the opportunity to identify and underwrite historically profitable personal and commercial lines policies with low to moderate hazard risks. We believe these factors provide us with a competitive advantage over competitors that are not based in Bermuda as well as those that are based in Bermuda but do not have our underwriting expertise and access to distribution sources to write this type of business.

  •
  Strong Market Relationships. We market our reinsurance products, and expect to market our insurance products, principally through our management's existing industry contacts and through independent reinsurance intermediaries. Our senior management team has extensive industry relationships, including relationships with a number of reinsurance intermediaries, program underwriting agents and insurance companies. We believe that these relationships will allow us to quickly establish our presence in the reinsurance and insurance markets.

  •
  New Insurance Company. As a recently formed company, we are unencumbered by historical liability exposures currently affecting competitors, including claims relating to asbestos and environmental remediation and other mass torts. In addition, as a start-up company, we do not have outdated technology systems, as many of our larger competitors do, that require costly updating or replacement. Accordingly, we believe our ability to implement new technology systems from the beginning provides us with a competitive cost advantage.

  •
  Experienced Management with Knowledge of Primary Insurance Companies and Products. We have assembled a senior management team with an average of over 20 years of property and casualty industry experience. Michael H. Lee, the Chairman of the Board and Chief Executive Officer of CastlePoint Holdings, Chief Executive Officer of CastlePoint Management and Chief Executive Officer of CastlePoint Insurance Company, was a founder of Tower in 1990 and has developed reinsurance, insurance, service and capital solutions that enabled Tower to overcome the limitations it faced as a small insurance company and management company to increase its capability to deliver products and services. Mr. Lee remains Chairman of the Board, President and Chief Executive Officer of Tower and, as such, does not serve our company on a full-time basis. In addition, our other senior officers have substantial experience in the property and casualty insurance industry. Gregory T. Doyle, the President and director of each of CastlePoint Holdings, CastlePoint Management and CastlePoint Insurance Company, and a director of CastlePoint Re, has over twenty years of experience in the reinsurance industry. Joel S. Weiner, the Chief Financial Officer, Senior Vice President and director of CastlePoint Holdings, CastlePoint Management, CastlePoint Re, and CastlePoint Insurance Company, and Joseph P. Beitz, President and director of CastlePoint Re, and a director of CastlePoint Insurance Company, also have extensive experience in the insurance and reinsurance industry.

Challenges

        Despite our competitive strengths, we believe that our lack of brand recognition, the financial size of our company and our A.M. Best rating may make our reinsurance product offerings less attractive to insurance company customers than those of some of our competitors that enjoy greater brand awareness, larger surplus and a higher A.M. Best rating than we do. These factors also may apply, although to a lesser extent, to our ability to attract business at the primary insurance level.

Risks Associated with our Company and our Business

        Our company and our business are subject to numerous and substantial risks, as more fully described in the section entitled "Risk Factors" beginning on page 17 of this prospectus. Two significant risks associated with our company and our business are our status as a start-up company and our close business relationship with Tower. You should carefully consider all of the information contained in this prospectus prior to investing in our common shares. In particular, we urge you to carefully consider the information set forth under "Risk Factors" for a discussion of risks and uncertainties relating to us, our subsidiaries, our business and an investment in our common shares.

  •
  Limited Operating History. We were formed in November 2005 and have a very limited operating history on which investors can base an estimate of our future earnings prospects. Moreover, until CastlePoint Insurance Company becomes broadly licensed or we acquire additional U.S. licensed insurance companies, we are able to engage in the primary insurance business only through the issuance of policies by Tower's insurance companies pursuant to CastlePoint Management's program management agreements with Tower's insurance companies. We only recently acquired CastlePoint Insurance Company, our U.S. licensed insurance company. Our acquisitions of other U.S. licensed insurance companies will be subject to regulatory approvals. Until CastlePoint Insurance Company becomes broadly licensed or we acquire additional U.S. licensed insurance companies, our operations will primarily consist of our reinsurance business as described herein. In addition, we plan to raise additional funds to further capitalize CastlePoint Re, CastlePoint Management and additional U.S. licensed insurance companies that we may acquire in order to further grow our business and implement our business strategy. Many of our competitors, including both the U.S.-based insurers and Bermuda-based reinsurers, due to their longer operating history or other factors, have more available access to capital than our company. Further, many of these competitors have more employees and more extensive industry contacts than we do, and they are therefore able to more fully access and penetrate the distribution systems on which both we and most of our competitors are dependent.

  •
  Heavy Dependence on Tower. We are heavily dependent on Tower, our sponsor, for a substantial portion of our reinsurance and insurance business. For the year ended December 31, 2006, Tower provided approximately 94.1% of our written premium. Tower sponsored our formation and currently has an 11.6% ownership interest in us on a fully-diluted basis (prior to giving effect to this offering and the grant of up to 610,581 options), and we and Tower have overlapping management insofar as Michael Lee, our Chairman and Chief Executive Officer, is also the Chairman, President and Chief Executive Officer of Tower. In addition to our reinsurance agreements with Tower, we recently purchased CastlePoint Insurance Company from Tower, and we recently purchased $40 million of Tower's non-cumulative convertible perpetual preferred stock (which Tower redeemed in January 2007). Such purchases were approved by our audit committee. We and Tower have agreed to extend the terms of our quota share reinsurance agreements and pooling agreements by an additional year, so that we currently have a four year commitment, subject to certain early termination rights, from Tower to cede to us a substantial portion of its reinsurance business, and pool with CastlePoint Insurance Company and any other U.S. licensed insurance companies that we may acquire. However, we currently do not have any written arrangements in place with Tower to maintain its reinsurance agreements or pooling agreements with us after four years.

  •
  Need for Regulatory Approval of Transactions with Tower. Because we have been deemed an affiliate of Tower by the New York State Insurance Department and the Massachusetts Division of Insurance, any material transaction or agreement between us, on the one hand, and Tower or any of its subsidiaries, on the other hand, may be subject to regulatory review and resulting modification. If we do not obtain the approvals of these regulatory authorities, or if our agreements with Tower are subject to substantial modifications, we may not be able to fully implement our business strategy, which would have an adverse impact on our financial condition and results of operations.

  •
  Overlapping Management and Potential Conflicts of Interest. Because Mr. Lee holds executive management positions at both Tower and our company, and because many members of our executive management are former managers of Tower, potential conflicts of interest may arise with respect to business opportunities that could be advantageous to Tower or its subsidiaries, on the one hand, and us or any of our subsidiaries, on the other hand, or may arise should the interests of Tower, CastlePoint and Mr. Lee diverge. While we expect that initially our interests and Tower's interests should be aligned, they may diverge as we develop additional business through other distribution sources and become less dependent on Tower, or as we pursue business opportunities with clients that are competitors of Tower. These potential conflicts of interest could expose us to possible claims that we have not acted in the best interests of our shareholders.

  •
  Availability of Additional Capital. In order to further grow our business and fully implement our business strategy, which includes supporting our insurance and reinsurance business, and making strategic investments, we may need to raise additional capital through equity and/or debt financings. We may use a portion of the proceeds of any additional funding that we obtain to invest in our strategic clients, including Tower. See "Business—Strategic Investments." Any equity or debt financing, if available at all, may be on terms that are not favorable to us. If additional capital is not available to us, our business, results of operations and financial condition would be adversely affected.

  •
  Future Need for Additional Executives and Employees. Future staffing of our company and our subsidiaries may prove to be a challenge. Our business model contemplates a lean staff. As of February 9, 2007, we and our subsidiaries employed a total of 21 employees, 18 of whom were full-time. Of our 21 employees, five full-time employees are based in Bermuda. While we intend for our staffing to be lean in order to keep our expenses low, we may have difficulty recruiting, integrating and retaining highly qualified personnel, such as experienced underwriters, actuarial staff and risk analysis and modeling personnel, to successfully grow our business. Further, we currently operate our business as a private company. Following effectiveness of the registration statement of which this prospectus is a part, we will become subject to new financial and other reporting and corporate governance requirements. See "Risk Factors—We will become subject to additional financial and other reporting and corporate governance requirements that may be difficult for us to satisfy." Therefore, we seek to further develop our financial function, including the addition of accounting and actuarial staff. Our inability to attract and retain the executives and additional personnel we may need, or the loss of the services of any of our senior executives or key employees, could delay or prevent us from fully implementing our business strategy and could significantly and negatively affect our business.

Private Offering

        On April 4 and April 5, 2006, we sold an aggregate of 27,025,000 common shares in a private placement exempt from registration under the Securities Act, which we refer to in this prospectus as the private offering, at an offering price of $10.00 per share, except for 500,000 common shares sold at $9.30 per share to Friedman, Billings, Ramsey Group, Inc., the parent company of Friedman, Billings, Ramsey & Co., Inc. or FBR, the initial purchaser of many of the shares. FBR resold the shares it purchased to investors pursuant to Rule 144A and Regulation S under the Securities Act. We raised $249.2 million in net proceeds from the private offering. We used these proceeds and the $15.0 million Tower invested in us as follows: (1) approximately $250 million to capitalize our indirect reinsurance subsidiary, CastlePoint Re; and (2) approximately $14 million to capitalize our intermediate Bermuda holding company, CastlePoint Bermuda Holdings, which in turn directly owns CastlePoint Re. See "Our Organization" below.

        In connection with the private offering, we entered into a registration rights agreement for the benefit of the holders of the shares sold in the private offering. We also entered into a registration rights agreement with Tower with respect to its ownership of 2,555,000 of our common shares and 1,127,000 common shares issuable upon exercise of the warrants we granted to Tower. See "Description of Share Capital—Registration Rights." Tower is registering 2,555,000 of our common shares on the shelf registration statement (No. 333-134628) that we filed with the SEC, which provides for the resale of our common shares sold in the private offering. The shelf registration statement has not yet been declared effective.

Our Organization

        CastlePoint Holdings was incorporated on November 16, 2005 as a company limited by shares under Bermuda law. Our reinsurance subsidiary, CastlePoint Re, was incorporated on March 9, 2006 and was licensed as a Class 3 Bermuda exempted insurer on March 22, 2006. CastlePoint Re commenced writing business as of April 6, 2006, following its capitalization on April 5, 2006 with a portion of the net proceeds of the private offering. As of December 31, 2006, the reinsurance premiums generated by CastlePoint Re accounted for more than 97.1% of our revenues (other than investment income). As of December 31, 2006, CastlePoint Re earned $79.0 million of reinsurance premium, primarily through its traditional quota share reinsurance agreements and a limited amount through its casualty excess of loss reinsurance agreements with Tower that accounted for more than 96.2% of the premiums earned by us. CastlePoint Re primarily focuses on providing traditional quota share reinsurance, as well as casualty excess of loss reinsurance and other ancillary reinsurance coverage. Under excess of loss reinsurance agreements (which are written in layers or bands of coverage up to a specified amount), we generally receive a specified premium for the risk we assume and indemnify the cedent against all or a specified portion of losses and expenses in excess of a specified dollar or percentage amount.

        CastlePoint Management, a Delaware corporation and our program management company, was incorporated in January 2006. It currently produces insurance risk sharing as well as traditional program business and specialty program business utilizing Tower's insurance company subsidiaries. CastlePoint Management receives commission income from Tower's insurance companies for producing insurance risk-sharing business as well as traditional and specialty program business. CastlePoint Management also provides insurance company services to insurance companies and program underwriting agencies. As of December 31, 2006, the fees generated by CastlePoint Management accounted for 2.9% of our revenues (other than investment income). CastlePoint Bermuda Holdings, our Bermuda intermediate holding company, was incorporated on March 27, 2006.

        The following chart summarizes our organization and our strategic relationship and agreements with Tower and its subsidiaries, before and after the issuance of our common shares in this offering. We may change our organizational structure from time to time as we expand our business or as market conditions change.

8.6% current common shares ownership(1)
CastlePoint Holdings, Ltd. (Bermuda)
CastlePoint Bermuda Holdings, Ltd. (Bermuda)
Tower Group Inc. (Delaware)
CastlePoint Reinsurance Company, Ltd. (Bermuda)
Traditional Quota Share Reinsurance
Tower Subsidiaries(2)
Traditional Quota Share Reinsurance
CastlePoint Management Corp. (Delaware)(3)
Service and Expense Sharing Agreement
U.S. Licensed Insurance Companies (U.S. domicile)(4)
Pooling Agreements

(1)
Tower's ownership interest in us currently is 11.6% on a fully diluted basis (prior to giving effect to this offering and the grant of 610,581 options) and, after this offering and the grant of 610,581 options, will be 9.6% (or 9.3% if the underwriters' over-allotment option is exercised in full) on a fully diluted basis.

(2)
Tower Insurance Company of New York and/or Tower National Insurance Company and/or Tower Risk Management Corp. We and Tower agreed that Tower National Insurance Company and Tower Risk Management Corp. would no longer be parties to certain agreements they had entered into with us. See "Certain Relationships and Related Transactions."

(3)
CastlePoint Management will manage the underwriting of our insurance business in the United States. CastlePoint Management directly owns our financing subsidiaries, CastlePoint Management Statutory Trust I and CastlePoint Management Statutory Trust II, which we recently formed to facilitate the trust preferred financing we completed in December 2006.

(4)
Reflects our ownership of CastlePoint Insurance Company and any additional U.S. licensed insurance companies that we may acquire, subject to receipt of regulatory approvals. The pooling agreements are subject to the receipt of regulatory approvals.

        The principal executive office of CastlePoint Holdings is currently located at Victoria Hall, 11 Victoria Street, Hamilton HM 11, Bermuda, and our telephone number is (441) 294-6409.

The Offering

Common shares offered by us	6,072,000 shares
Common shares offered by the selling shareholders	119,500 shares
Common shares to be outstanding immediately after this offering	35,652,000 common shares
Over-allotment shares of common stock offered by us	910,800 shares
Dividend policy	Our board of directors currently intends to authorize the payment of an annual cash dividend of $0.10 per common share to our shareholders of record, payable on a quarterly basis. On each of July 31, 2006 and October 31, 2006, our board of directors authorized the payment of a quarterly dividend of $0.025 per share and on July 31, 2006 our board of directors authorized a special dividend of $0.025 per share, each of which has been paid. On February 25, 2007, our board of directors authorized the payment of a quarterly dividend of $0.025 per share, payable on March 30, 2007, to our shareholders of record as of March 15, 2007. Any future determination to pay dividends is at the discretion of our board of directors and is dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory, rating agency and any contractual restrictions on the payment of dividends and any other factors our board of directors deems relevant, including Bermuda and U.S. state legal and regulatory constraints.
Use of proceeds	We estimate that we will receive net proceeds from this offering of approximately $76.5 million based on an assumed initial offering price of $14.00, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated expenses and underwriting discounts and commissions. We estimate our net proceeds will be $88.3 million if the underwriters exercise their over-allotment option in full. We will not receive any proceeds from the sale of common shares by the selling shareholders. We intend to use these net proceeds to further capitalize CastlePoint Re, and for general corporate purposes.
Trading	Our common shares are not currently listed on any national securities exchange or on Nasdaq. We have applied to have our common shares approved for listing on the Nasdaq Global Market under the symbol "CPHL."
Voting limitation	Our bye-laws contain a provision limiting the voting rights of any person beneficially owning, directly, indirectly or, in the case of any U.S. person (as defined in the Internal Revenue Code of 1986, or the Code) constructively or by attribution, shares with more than 9.5% of the total voting power of all shares entitled to vote at a general meeting of the shareholders of our company to 9.5% of such total voting power. The common shares owned by Tower are subject to this voting rights limitation. See "Description of Share Capital—Limitation on Voting Rights."

        The number of common shares shown to be outstanding after this offering excludes:

  •
  shares that may be issued by us pursuant to the underwriters' over-allotment option;

  •
  1,127,000 common shares issuable upon the exercise of the warrants we issued to Tower;

  •
  1,082,666 common shares issuable upon the exercise of outstanding stock options we granted to non-employee directors and certain officers of our company and our subsidiaries;

  •
  a maximum of 610,581 common shares issuable upon the exercise of stock options approved to be granted to certain officers of our company and our subsidiaries; and

  •
  a minimum of 41,774 common shares available for issuance under our 2006 long-term equity compensation plan.

Summary Historical Consolidated Financial Information

        The following table sets forth our summary historical consolidated financial information as of and for the year ended December 31, 2006. The historical results are not necessarily indicative of results to be expected in any future period. This financial information is derived from our consolidated financial statements included elsewhere in this prospectus. You should read the following summary historical financial information in conjunction with the information contained in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus. Many factors may cause our future results to differ materially from the financial information and results presented below, including those factors discussed in "Risk Factors."

CastlePoint Holdings Summary Consolidated Financial Information	Year Ended December 31, 2006
($ in thousands)
Assumed premium written	$165,151
Premium ceded	—

Net premium written	$165,151

Net earned premium	$78,970
Commission income	2,334
Net investment income	11,184
Net realized gains	35

Total revenues	$92,523
Loss and loss adjustment expenses	40,958
Commission expense	29,405
Operating expense	12,153
Interest Expense	557

Total expenses	$83,073
Income before income taxes	9,450
Income tax expense (benefit)	1,093

Net income	$10,543

Net income available to common shareholders	$10,543

Per Share Data:
Basic earnings per share	$0.47
Diluted earnings per share	$0.47
Basic weighted average shares outstanding	22,336,002
Diluted weighted average shares outstanding	22,336,002
Selected ratios (based on U.S. GAAP statement of reinsurance segment)
Net loss ratio(1)	51.9%
Net expense ratio(2)	36.2%

Net combined ratio(3)	88.1%
Summary Balance Sheet Data
Total investments and cash and cash equivalents	$425,043
Reinsurance and program receivable	46,225
Deferred acquisition costs	30,363
Total assets	511,342
Loss and loss adjustment expense reserves	34,192
Unearned premium	86,181
Long term debt	103,094
Total shareholders' equity	279,713
Per Share Data
Book value per share(4)	$9.46
Diluted book value per share(5)	$9.39
Dividends declared per share	$0.075

(1)
The net loss ratio is calculated by dividing loss and loss adjustment expenses by net premiums earned.

(2)
The net expense ratio is calculated by dividing net underwriting expenses (consisting of commission expense and operating expense) by net premiums earned.

(3)
The net combined ratio is the sum of the net loss ratio and the net expense ratio.

(4)
Book value per common share is calculated based on total shareholders' equity divided by the number of common shares outstanding at the end of the period.

(5)
Diluted book value per common share is calculated based on total shareholders' equity divided by the sum of the number of common shares and common share equivalents outstanding at the end of the period, using the treasury method (using a fair value of $11.00 per share) for potentially dilutive securities, including warrants and stock options.

        The following table sets forth our selected consolidated operating results for the periods ended and as of the dates indicated. These historical results are not necessarily indicative of results to be expected in any future period. You should read the following summary historical financial information in conjunction with the information contained in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus. Many factors may cause our future results to differ materially from the financial information and results presented below, including those factors discussed in "Risk Factors."

CastlePoint Holdings Consolidated
Operating Results

	As of and for the Three Months Ended
	December 31, 2006	September 30, 2006	June 30, 2006
Assumed premium written	$48,743,023	$43,666,033	$72,742,087
Net premium written	48,743,023	43,666,033	72,742,087
Net earned premium	31,579,344	27,002,593	20,387,706
Net investment income	4,487,665	3,791,217	2,904,914
Net income/(loss)	6,805,731	5,384,997	(1,175,900)
Total investments and cash and cash equivalents	425,042,753	309,640,336	282,519,791
Total shareholders' equity	279,713,166	273,824,187	266,120,334
Selected ratios (based on U.S. GAAP statement of reinsurance segment)
Net loss ratio (1)	49.6%	51.5%	55.8%
Net expense ratio (2)	36.9%	35.6%	35.4%
Net combined ratio (3)	86.5%	87.1%	91.2%
Per Share Data
Book value per share (4)	$9.46	$9.26	$8.99

(1)
The net loss ratio is calculated by dividing loss and loss adjustment expenses by net premiums earned.

(2)
The net expense ratio is calculated by dividing net underwriting expenses (consisting of commission expense and operating expense) by net premiums earned.

(3)
The net combined ratio is the sum of the net loss ratio and the net expense ratio.

(4)
Book value per common share is calculated based on total shareholders' equity divided by the number of common shares outstanding at the end of the period.

RISK FACTORS

        An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See also "A Warning About Forward-Looking Statements."

Risks Related to Our Business

  We have a very limited operating history.

        We were formed in November 2005. In April 2006, CastlePoint Re received from the Bermuda Monetary Authority a registration certificate under the Insurance Act of 1978 as a Class 3 Bermuda exempted insurer. In addition, on March 9, 2006, Tower submitted all of our agreements with Tower and its subsidiaries to the New York State Insurance Department and received its approval of the quota share reinsurance agreements, as amended, on June 1, 2006. The pooling agreements, the pool management agreements and the service and expense sharing agreements are subject to further review, approval and requests for modification by the New York State Insurance Department. We expect that we will obtain approvals of such agreements from the New York State Insurance Department in the near future. All of such agreements are also subject to the review and approval of the domiciliary states of the U.S. licensed insurance companies we own or plan to acquire or that Tower may acquire, to the extent such companies participate in these agreements. Further, the program management agreement between CastlePoint Management and Tower National Insurance Company is subject to review and requests for modification by the Massachusetts Division of Insurance. For a description of the status of those approvals and certain related information, see "—Our agreements with Tower's insurance companies are subject to regulatory review and may be changed, which would have a material adverse effect on our business, financial condition and results of operations" and "Certain Relationships and Related Transactions—Master Agreement—Status of Regulatory Approvals."

        Finally, we plan to acquire at least one additional U.S. licensed insurance company in the next three to nine months, subject to receipt of regulatory approvals (which could take up to several months as a general matter, depending on the domiciliary states involved). In December 2006, we acquired CastlePoint Insurance Company, a New York domestic stock property/casualty insurer that is licensed to transact insurance in the states of New York and New Jersey once it completes further necessary regulatory filings and receives necessary regulatory approvals in New Jersey. Effective January 1, 2007, subject to regulatory approval, CastlePoint Insurance Company entered into pooling agreements with Tower Insurance Company of New York. We expect that the parties to the pooling agreements, including Tower Insurance Company of New York, as well as any companies that Tower may acquire, including the subsidiaries of Preserver, that may desire to participate in our quota share reinsurance agreements or our pooling agreements, will be required to obtain the approval or non-disapproval of their domiciliary insurance regulators (which, in the case of CastlePoint Insurance Company, will be the New York State Insurance Department) prior to entering into the pooling agreements. We expect that such regulatory approvals (or non-disapprovals) may be obtained within approximately ninety days of submissions. While we are currently looking at a number of potential U.S. licensed insurance companies in addition to CastlePoint Insurance Company, we have not yet identified any other targets with any reasonable certainty, and we have not entered into any related letters of intent at this time. We anticipate that the purchase price for our U.S. licensed insurance companies will be paid in cash and will consist of the amount to be paid for the value of the target company's insurance licenses (in our experience, typically between $100,000 and $200,000 per each state license) and the amount of its statutory capital and surplus, as well as the value of the business if an ongoing operating insurance company is purchased.

        We cannot assure you that we will obtain the regulatory approvals necessary for us to conduct our business as planned or that any approval granted will not be subject to conditions that restrict our operations. In addition, we cannot assure you that we will raise the funds necessary to capitalize our subsidiaries in order to further grow our business. As a recently formed company, we have a very limited operating history on which you can base an estimate of our future earnings prospects.

  We are dependent on Tower and its subsidiaries for a substantial portion of our business.

        For the year ended December 31, 2006, the business we received from Tower represented approximately 94.1% of our written premium. We expect to derive at least 70% or more of our reinsurance business and insurance business from Tower and its subsidiaries during our first two years of operation, and also expect that Tower will account for a substantial portion of our reinsurance and insurance business throughout the following few years of operation. Accordingly, we are dependent on Tower and its subsidiaries for a substantial portion of our business. Although the reinsurance agreements, the service and expense sharing agreements we entered into with Tower and/or certain of its subsidiaries, and the pooling agreements we entered into with such parties subject to receipt of regulatory approvals, each have a term of four years (as extended by our agreement with Tower for an additional year), subject to certain early termination provisions, the termination of any of these contracts would reduce our revenues during our initial years of operation and increase our dependence on third party insurance companies, program underwriting agents and service providers to support our business and would have a material adverse effect on us. However, we currently do not have any written arrangements in place with Tower to maintain its reinsurance agreements or pooling agreements with us after four years. Each party to each of the reinsurance agreements has the right to terminate the applicable reinsurance agreement as of the date 12 months after the effective date of such agreement and on the 12-month anniversary thereafter. In addition, each party to each of the pooling agreements may terminate its participation in the applicable pooling agreement at the end of a quarter upon 60 days' notice. Further, we have modified the program management agreements to provide that they can be terminated by any party upon 60 days' notice. However, we and Tower have revised the master agreement to provide that neither of us will cause or permit our respective subsidiaries to exercise such annual termination right in the quota share reinsurance agreements, quarterly termination rights in the pooling agreements and 60 days' notice termination right in the program management agreements. This agreement not to exercise the annual termination right, quarterly termination right and 60 days' notice termination right does not affect the other early termination provisions described under "Certain Relationships and Related Transactions—Our Arrangements with Tower and its Subsidiaries."

  Our actual insured losses may be greater than our loss reserves, which would negatively impact our financial condition and results of operations.

        Our success depends in part upon our ability to assess accurately the risks associated with the businesses that we reinsure and will in the future insure. Significant periods of time often elapse between the occurrence of an insured loss, the reporting of the loss to an insurer and payment by the insurer of that loss. In connection with our writing reinsurance business and recognizing liabilities for unpaid losses, we establish loss reserves (which are liabilities we establish to reflect the estimated cost of claims payments and the related expenses that we will ultimately be required to pay in respect of reinsurance we have written) as balance sheet liabilities, and we will also do so for the insurance business we plan to write in the future. These reserves represent estimates of amounts needed to pay reported losses (which are claims or potential claims that have been identified to us as a reinsurer by a ceding company, or will be identified to us as an insurer by an insured once we begin to write insurance business) and unreported losses and the related loss adjustment expense. Loss reserves are only an estimate at a point in time of what an insurer anticipates the ultimate costs of claims to be and therefore cannot and do not represent an exact calculation of actual ultimate liability. Estimating loss reserves is a difficult and complex process involving many variables and subjective judgments, particularly for new companies, such as ours, that have no loss development experience.

        As part of our reserving process, we review historical data as well as actuarial and statistical projections and consider the impact of various factors such as:

  •
  trends in claim frequency (that is, the number of claims occurring during a given coverage period) and severity;

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  changes in operations;

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  emerging economic and social trends;

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  inflation; and

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  changes in the regulatory and litigation environments.

        This process assumes that past experience, adjusted for the effects of current developments and anticipated trends, is an appropriate basis for predicting future events. There is no precise method, however, for evaluating the impact of any specific factor on the adequacy of reserves, and actual results are likely to differ from original estimates. In addition, unforeseen losses, the type or magnitude of which we cannot predict, may emerge in the future. We establish or adjust reserves for CastlePoint Re in part based upon loss data received from the ceding companies with which we do business, including Tower. Although we conduct due diligence on the business that we reinsure, the profitability of such business is influenced by underwriting and pricing decisions made by the ceding companies with respect to the business reinsured. We will establish or adjust reserves for CastlePoint Insurance Company and any additional U.S. licensed insurance companies that we may acquire based upon information that we will receive from program underwriting agents with whom we do business. There is a time delay between the receipt and recording of claims results by the ceding insurance companies or by the program underwriting agents and the receipt and recording of those results by us. As a result of this time delay, reserves for CastlePoint Re and for the U.S. licensed insurance companies to be acquired by us will be more difficult to timely and accurately estimate.

        As of December 31, 2006, we had $34.2 million of loss reserves. We believe such reserves have been adequate and have not made any adjustments due to deficiencies. However, since CastlePoint Re is a recently formed company, and other than through its traditional quota share reinsurance business from Tower, it has a very limited loss experience and a relatively small population of underlying risks, CastlePoint Re is exposed to an increased likelihood that actual results may not conform to our estimates.

        According to Tower's annual report on Form 10-K for the year ended December 31, 2006, the loss reserves net of reinsurance recoverables for Tower's insurance companies were $192.5 million as of December 31, 2006, $101.8 million as of December 31, 2005 and $37.0 million as of December 31, 2004. Tower has reported that it believes such loss reserves are adequate and that Tower has not had to make any adjustments due to deficiencies since 2002.

        To the extent our loss reserves are insufficient to cover actual losses or loss adjustment expenses, we will have to adjust our loss reserves and may incur charges to our earnings in the period in which such adjustment is made, which could have a material adverse effect on our business, financial condition and results of operations.

  Our agreements with Tower's insurance companies are subject to regulatory review and may be changed, which would have a material adverse effect on our business, financial condition and results of operations.

        Because (i) Tower sponsored our formation, (ii) Tower's common shares currently represent 8.6% of our outstanding common shares and we also issued ten-year warrants to Tower to purchase an additional 1,127,000 of our common shares at an exercise price of $10.00 per share, which brings Tower's ownership interest in us to 11.6% on a fully-diluted basis if the warrants are exercised in full, and (iii) we and Tower have overlapping executive management, we have been deemed an affiliate of Tower by the New York State Insurance Department and the Massachusetts Division of Insurance, and we may be deemed an affiliate of Tower by other regulatory authorities, including other state insurance regulatory authorities. In that event, any transaction or agreement between us and Tower or any of its subsidiaries may be subject to regulatory review and request modification.

        Due to the above reasons and because Tower owned 100% of our shares when our agreements with Tower's insurance companies were initially negotiated and was deemed to control us under the provisions of the New York State Insurance Law and applicable regulations, we could not enter into any of the reinsurance agreements, pooling agreements, program management agreement, service and expense sharing agreement or any other agreement with Tower's insurance companies unless Tower gave 30 days advance notice to the New York State Insurance Department and the New York State Insurance Department did not disapprove of such agreements within such period. Tower initiated the submission of such agreements with the New York State Insurance Department on March 9, 2006 and the Massachusetts Division of Insurance on March 28, 2006. Tower received the approval of the New York State Insurance Department on June 1, 2006 with respect to the quota share reinsurance agreements. The New York State Insurance Department has informed Tower of its position that we and Tower are in the same holding company system. Accordingly, all of our agreements with Tower Insurance Company of New York will be subject to review by the New York State Insurance Department. The reinsurance agreements were amended and restated primarily to provide for an annual termination right by the parties to the agreements. The pooling agreements and the service and expense sharing agreement are under review by the New York State Insurance Department. The program management agreement with Tower Insurance Company of New York was approved by the New York State Insurance Department in January 2007. For information about certain recommendations of the New York State Insurance Department relating to these agreements, see "Certain Relationships and Related Transactions—Master Agreement—Status of Regulatory Approvals." We expect that Tower will obtain approvals of such arrangements from the New York State Insurance Department in the near future.

        The program management agreement between CastlePoint Management and Tower National Insurance Company is subject to review and requests for modification by the Massachusetts Division of Insurance. For a description of the status of such review and certain related information, see "Certain Relationships and Related Transactions—Master Agreement—Status of Regulatory Approvals."

        The pooling agreements CastlePoint Insurance Company entered into with Tower Insurance Company of New York require approval of the New York State Insurance Department. In addition, the domiciliary states of any other U.S. licensed insurance companies that we may acquire also may require approval of any pooling agreements they enter into with Tower's insurance companies and any of our other insurance subsidiaries. If Tower acquires subsidiaries that desire to participate in our quota share reinsurance agreements or our pooling agreements, the approval of the domiciliary states of those subsidiaries also may be required.

        We have not been present at the meetings that Tower has had with the New York State Insurance Department and the Massachusetts Division of Insurance because we did not own any insurance companies that are directly regulated by those two states at that time. Any amendments to our agreements with Tower will be subject to the approval of our audit committee. We expect that any such amendments and any new agreements we will be entering into with Tower will be completed in the near future.

        Any delay in receiving any necessary approvals from, or any further revisions to our agreements with Tower as a result of review by, the New York State Insurance Department, the Massachusetts Division of Insurance or any other state insurance department may cause a delay in the implementation of our business strategy or cause us to deviate from our business strategy, which would have a material adverse effect on our business, financial condition and results of operation. The disapproval of any of these agreements in their entirety would have a material adverse effect on our business, financial condition and results of operation.

  Our initial arrangements with Tower were negotiated while we were its wholly-owned subsidiary and thus do not necessarily reflect terms that we would agree to in an arms-length negotiations with an independent third party; moreover, our business relationship with Tower and its subsidiaries may present, and may make us vulnerable to, difficult conflicts of interest, related party transactions, and legal claims that we have not acted in the best interest of our shareholders.

        In April 2006 we entered into a master agreement, certain reinsurance agreements, a program management agreement and a service and expense sharing agreement with Tower and/or its subsidiaries. We and Tower have subsequently modified certain of these arrangements as described herein. Under the master agreement as initially executed, we and Tower agreed to cause our respective subsidiaries to enter into certain pooling agreements as soon as practicable after we acquire a U.S. licensed insurance company and required regulatory approvals are obtained. All of these agreements, as well as the warrants we issued to Tower and the employment agreements and compensation arrangements we entered into with Michael H. Lee, Joel S. Weiner, Joseph P. Beitz and James Dulligan, all former managers of Tower with the exception of Mr. Lee, were negotiated while we were a wholly-owned subsidiary of Tower. Although we believe the terms of our agreements with Tower are reasonable and generally consistent with market standards, because we were a wholly-owned subsidiary of Tower when most of the terms of our initial agreements were negotiated with Tower, such terms do not necessarily reflect terms that we or Tower would agree to in arms-length negotiations with an independent third party.

        In addition, we plan to meet our financial objectives during the first three years primarily through our relationship with Tower, while gradually developing business opportunities from other distribution sources. Therefore, we are heavily dependent on Tower to achieve our business objectives. In addition, in December 2006 we invested $40 million in Tower through our purchase of its non-cumulative convertible perpetual preferred stock, which was redeemed by Tower in January 2007. See "Business—Strategic Investments." Due to our close business relationship with Tower, we may be presented with situations involving conflicts of interest with respect to the agreements and other arrangements we entered into, or will enter into, with Tower and its subsidiaries, exposing us to possible claims that we have not acted in the best interest of our shareholders.

  The Chairman of the Board and Chief Executive Officer of CastlePoint Holdings, and the Chief Executive Officer of CastlePoint Management presently holds the positions of Chairman of the Board, President and Chief Executive Officer at Tower, and this dual position may present, and make us vulnerable to, difficult conflicts of interest and related legal challenges.

        Michael H. Lee, the Chairman of the Board and Chief Executive Officer of CastlePoint Holdings, the Chief Executive Officer of CastlePoint Management and Chief Executive Officer of CastlePoint Insurance Company, who founded Tower in 1990, holds the positions of Chairman of the Board, President and Chief Executive Officer at Tower and, as such, does not serve our company on a full-time basis. Pursuant to his employment agreement, Mr. Lee is obligated to devote a substantial portion of his attention and time during normal working hours to the business and affairs of

CastlePoint Holdings and its affiliates, as well as of Tower and its affiliates. Mr. Lee currently spends approximately 34% of his time on CastlePoint activities, and approximately 66% of his time on Tower activities. Furthermore, Joel S. Weiner, the Chief Financial Officer, Senior Vice President and director of CastlePoint Holdings and CastlePoint Insurance Company; Joseph P. Beitz, President and director of CastlePoint Re, and director of CastlePoint Insurance Company; James Dulligan, Vice President and Controller, and director of CastlePoint Management, and Vice President, Treasurer and Controller of CastlePoint Insurance Company; James Parylak, Vice President and Chief Information Officer of CastlePoint Management and CastlePoint Insurance Company; and Richard Weidman, Vice President, Marketing, and director of CastlePoint Management and CastlePoint Insurance Company, are all former managers of Tower. Gregory T. Doyle, the President and director of each of CastlePoint Holdings, CastlePoint Management and CastlePoint Insurance Company, and a director of CastlePoint Re, is a former director of Tower.

        Because Mr. Lee holds executive management at both Tower and our company, potential conflicts of interest may arise should the interests of Tower, CastlePoint and Mr. Lee diverge. While we expect that initially our interests and Tower's interests should be aligned, they may diverge as we develop additional business through other distribution sources and become less dependent on Tower, or as we pursue business opportunities with clients that are competitors of Tower.

        Mr. Lee's service as Chairman of the Board and Chief Executive Officer of CastlePoint Holdings and as Chairman of the Board, President and Chief Executive Officer of Tower could also raise a potential challenge under anti-trust laws. Section 8 of the Clayton Antitrust Act, or the Clayton Act, prohibits a person from serving as a director or officer in any two competing corporations under certain circumstances. If CastlePoint and Tower are in the future deemed to be competitors within the meaning of the Clayton Act, certain thresholds relating to direct competition between Tower and CastlePoint are met, and the Department of Justice and Federal Trade Commission challenge the arrangement, Mr. Lee may be required to resign his positions with one of the companies, and/or fines or other penalties could be assessed against Mr. Lee and CastlePoint. To alleviate any potential for direct competition between Tower and us, the master agreement, the pooling agreements and the pool management agreements provide that Tower will manage the brokerage business pool and CastlePoint will manage the traditional program business pool and the specialty program business pool. This division of responsibilities reflects the different market strategies and focuses of our companies. However, it is possible that the potential for direct competition may exist with respect to the business that we pursue with insurance companies other than Tower's insurance companies.

  We plan to make strategic investments in Tower, which would add another dimension to our related party transactions with Tower and which may lead to perceptions in the marketplace that our operations are intertwined with Tower; such perceptions may lead customers to pursue business with other reinsurers and insurance companies.

        We purchased $40 million of non-cumulative convertible perpetual preferred stock of Tower in December 2006, which was subsequently redeemed by Tower in January 2007. See "Business—Strategic Investments." Such purchase was approved by our audit committee. Although Tower redeemed such non-cumulative convertible perpetual preferred stock, we continue to believe that investing in Tower in the future is critical to our ongoing success in order to secure a steady source of historically profitable reinsurance business from Tower. Accordingly, we will continue to consider opportunities to invest in Tower as and when the valuation of our shares relative to the valuation of Tower's shares is, in our judgment, prudent so as to justify making such an investment. See also "Business—Strategic Investments."

        There is a risk that any strategic investments by us in Tower might increase the perception in the marketplace that the operations of CastlePoint and Tower are intertwined, so that potential customers, who otherwise might be willing to transact business with us, might not do so because of our relationships with Tower. For example, a potential customer may not wish to do business with us if it perceives that it is a competitor of Tower and has a concern that trade secrets and/or other material information might be shared with Tower, even though we believe such concerns are unwarranted due to the procedures we have for keeping information regarding our customers confidential. Accordingly, there is a risk that we might not generate as much business as we otherwise might be able, in light of the various dimensions of our relationship with Tower.

  Our business relationship with Tower may present, and make us vulnerable to, difficult conflicts of interest and business opportunity issues and related legal challenges.

        Due to our close business relationship with Tower, and because of Mr. Lee's executive management at both companies, conflicts of interest could arise with respect to business opportunities that could be advantageous to Tower or its subsidiaries, on the one hand, and us or any of our subsidiaries, on the other hand. For example, both we and Tower may have an opportunity to write a particular program and, depending on whether it is characterized as a traditional program or a specialty program under our agreements with Tower, the economic consequences to us of such determination will be different. Because Tower was our sponsor, is our strategic client and is our largest and most important customer, Tower may have the ability to significantly influence these determinations by us.

  We may require additional capital in the future, which may not be available on favorable terms or at all.

        Our future capital requirements after completion of this offering will depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover our losses. We used $249.2 million in net proceeds we received from the private offering and the $15.0 million Tower invested in us as follows: (1) approximately $250 million to capitalize our indirect reinsurance subsidiary, CastlePoint Re; and (2) approximately $14 million to capitalize our intermediate Bermuda holding company, CastlePoint Bermuda Holdings, which directly owns CastlePoint Re. We plan to acquire at least one additional U.S. licensed insurance company in the next three to nine months and that the purchase price for any additional U.S. licensed insurance companies that we acquire will consist of the amount to be paid for the value of the target company's insurance licenses (in our experience, typically between $100,000 and $200,000 per each state license) and the amount of its statutory capital and surplus, as well as the value of the business if an ongoing operating insurance company is purchased. Although we do not need to raise the additional funds to operate our business currently or to purchase U.S. licensed insurance companies, we do expect to need such funds to further grow our business in accordance with our business strategy, which includes supporting our insurance and reinsurance business, as well as making strategic investments, including investments in Tower. In addition, we may use such funds to make strategic investments in some of our clients, including additional investments in Tower, or to acquire or make investments in Bermuda-based reinsurance companies, at some point in the future. In December 2006, we borrowed $103.1 million, the proceeds of which were used for general corporate purposes, including acquisition and capitalization of CastlePoint Insurance Company. Also, in December 2006 we made a $40 million investment in Tower's non-cumulative convertible perpetual preferred stock. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our Liquidity and Capital Requirements." Tower redeemed all of its non-cumulative convertible perpetual preferred stock on January 26, 2007. We used the proceeds of such redemption to further capitalize CastlePoint Insurance Company. See also "Business—Strategic Investments." We expect to use the net proceeds from this offering to further capitalize CastlePoint Re and for general corporate purposes.

        We anticipate that any additional funds we raise would be raised through equity and/or additional debt financings. In addition, we may enter into an unsecured revolving credit facility and a term loan facility with one or more syndicates of lenders. We currently have no commitment from any lender with respect to a credit facility or a loan facility. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. If we cannot obtain additional capital, we will not be able to further grow our business and fully implement our business strategy, and our business, results of operations and financial condition would be adversely affected. See also "Management's Discussion and Analysis of Financial Condition and Results of Operations—Our Liquidity and Capital Requirements."

  Even if we are able to raise capital through equity and/or additional debt financings, the terms of those financings may adversely affect the holdings or rights of our existing shareholders.

        Even if we are able to raise capital through equity and/or additional debt financings, as to which there can be no assurance, the interest of existing shareholders in our company may be diluted, and the securities we issue may have rights, preferences and privileges that are senior to those of our common shares or may otherwise materially and adversely effect the holdings or rights of our existing shareholders. For example, the terms of any debt financings that we or one of our subsidiaries may be able to obtain may require compliance with financial covenants, such as a leverage ratio, a consolidated net worth ratio and maintenance of rating, restrictions on the activities of our operating subsidiaries, such as the incurrence of additional indebtedness and liens and the payment of dividends and other payments. Because we are a holding company and have no direct operations, our ability to pay dividends or distributions will depend almost exclusively on the ability of our subsidiaries to pay dividends to us, and such payments will be subject to regulatory, contractual, rating agency and other constraints. If we cannot receive dividends or other permitted distributions from our operating subsidiaries, or we and/or our subsidiaries are restricted in our operating activities, we may not be able to meet our cash requirements at the holding company level or generate sufficient revenues, which could have a material adverse effect on our business, financial condition and results of operations. In addition, the terms of any debt financings may require guarantees by CastlePoint Holdings or any of our subsidiaries. For example, we may agree to guarantee debt obligations of some of our subsidiaries and, in the event those subsidiaries default on their obligations, we may be unable to make the required payments or timely raise sufficient funds from alternative sources to make the payments, and even if we were able to make such payments, we may not then have sufficient funds to fully implement our business plan, which would adversely affect the value of the holdings of our existing shareholders.

  Our failure to purchase additional U.S. licensed insurance companies, to obtain required regulatory approvals or to enter into an acceptable agreement with a licensed insurer could have a material adverse impact on our ability to commence our insurance business and to fully implement our business strategy.

        While we recently acquired CastlePoint Insurance Company, our U.S. insurance company that is licensed in the states of New York and New Jersey, we need to obtain additional licenses in other states, either by acquiring other U.S. licensed insurance companies, or by having CastlePoint Insurance Company become more broadly licensed. We also need to make and have approved appropriate rate and form filings for certain lines of business and obtain any necessary regulatory approvals in the states in which we are licensed, in order to begin writing business in those jurisdictions. Through these U.S. licensed insurance companies, we intend to write insurance on an admitted basis, for risks in those U.S. jurisdictions where such companies are licensed. To acquire these U.S. licensed insurance companies or to broaden CastlePoint Insurance Company's licensing to additional states, we generally will need the approval of insurance regulators in the respective states of domicile of such companies, and we may need the approval of insurance regulators in the states where such companies seek to be admitted or are admitted.

        Additionally, CastlePoint Re plans to become eligible to write insurance on a non-admitted basis, as an eligible excess and surplus line insurer, in certain states in the United States. A non-admitted insurer that is eligible to act as an excess and surplus line insurer in a particular state is not licensed as an insurer in such state, but may write insurance business in such state under certain limited circumstances. For example, generally, such business may only be placed with the eligible excess and surplus line insurer through specially licensed insurance brokers, commonly referred to as excess or surplus line brokers. Also, such business generally may only be written by the eligible excess and surplus line insurer if the excess or surplus line broker is unable, after performing a diligent search, to place the coverage with an insurer that is licensed to write such coverage in that state. In certain states, certain kinds or lines of insurance (e.g., workers' compensation) may not be written on an excess and surplus line basis.

        Generally, to become eligible to write business on an excess and surplus line basis in certain states in the United States, CastlePoint Re will need the approval of insurance regulators in those states. To obtain such approvals, CastlePoint Re generally will be required to file extensive applications, demonstrate financial stability and establish and maintain a funded trust account. Certain states may require CastlePoint Re to satisfy their seasoning requirements (namely, be required to transact insurance successfully for a certain number of years prior to seeking approval as an excess and surplus line insurer) and the application process may take several months to complete in each jurisdiction. CastlePoint Re expects to file in the near future an application with the Excess Line Association of New York seeking to become eligible to act as an excess and surplus line insurer in New York, and an application to become listed on the National Association of Insurance Commissioners' International Insurers' Department Quarterly Listing of Alien Insurers (the "NAIC List"). In certain states, mere inclusion of an alien insurer on the NAIC List is sufficient for the alien insurer to act as an excess and surplus line insurer in those states. In certain other states, an alien insurer's inclusion on the NAIC List is a prerequisite for the alien insurer to seek to become approved as an eligible excess and surplus line insurer in such states. There is now pending federal legislation which, if adopted in its current form, would preclude states from prohibiting excess or surplus line brokers from placing non-admitted insurance with, or procuring non-admitted insurance from, alien reinsurers that are included on the NAIC List.

        We cannot assure you that we will obtain the necessary regulatory approvals (1) to acquire U.S. licensed insurance companies in addition to CastlePoint Insurance Company, or (2) for CastlePoint Re to act as an eligible non-admitted insurer in one or more states in the United States. Our failure to obtain such regulatory approvals could adversely affect our business plans and our results of operations. Tower's insurance companies are currently managing the brokerage business, while we are managing the traditional program business and the specialty program business and insurance risk-sharing business through CastlePoint Management pursuant to program management agreements, as modified, between CastlePoint Management and Tower Insurance Company of New York and Tower National Insurance Company. CastlePoint Insurance Company will begin issuing policies in each of the states in which it is licensed to transact insurance after it receives any required policy form and rate approvals and any other necessary approvals from the insurance regulatory agencies of each such state. Until we become more broadly authorized to issue policies in the United States, Tower is issuing the policies for the brokerage business, the traditional program business and the specialty program business and insurance risk-sharing business in the states in which we are not authorized to do so. CastlePoint Re entered into three traditional quota share reinsurance agreements with Tower's insurance companies. See "Certain Relationships and Related Transactions—Our Arrangements with Tower and its Subsidiaries—Traditional Quota Share Reinsurance Agreements." However, because our capacity or our ability to otherwise develop our insurance business may be limited if we continue to rely on these reinsurance agreements, we need to acquire more broadly licensed U.S. licensed insurance companies, or have CastlePoint Insurance Company's licensing expanded to additional states, to be able to further grow our insurance business.

  We are currently dependent on our reinsurance business for a substantial portion of our revenues and profits and may not be able to maintain or increase this business.

        In 2006, we derived almost all of our income from our reinsurance business. We anticipate that revenues from our reinsurance business will continue to account for a significant portion of our total revenues and total income, particularly if we do not quickly acquire at least one additional insurance company broadly licensed in the United States or expand CastlePoint Insurance Company's licensing to additional states, in order to conduct our insurance business and insurance risk-sharing business. Neither we nor CastlePoint Re is a U.S. licensed insurer, and consequently we expect to derive a substantial portion of our revenue from reinsuring our share of the traditional program business pool and specialty program business pool that CastlePoint Management will manage, and our share of the brokerage business pool that Tower will manage, during our initial years of operation.

  Reinsurance of Tower's insurance companies' business could expose us to substantial risk of loss.

        As part of our business, we intend to reinsure a substantial amount of Tower's insurance companies' business. Accordingly, our results of operations are, and will continue to be, highly dependent on the results of operations of Tower's insurance company subsidiaries.

        Tower's insurance companies write business in New York, New Jersey and Massachusetts. As a result, a single catastrophe occurrence, destructive weather pattern, terrorist attack, regulatory development or other condition or general economic trend disproportionately affecting the region within which these entities conduct most of their business could have a material adverse affect on such subsidiaries, and therefore, our financial condition or results of operations. Tower has not yet experienced any impact from such an event that materially affected its financial condition or business. The single most significant event of such kind was the September 11 terrorist attacks in New York City. According to Tower's annual report on Form 10-K for the year ended December 31, 2006 as filed with the SEC, Tower's net losses from such event totaled approximately $400,000.

        Some of the reinsurance agreements and the pooling agreements that we entered into with Tower may continue for up to four years (as extended by our agreement with Tower from the initial term of three years). To the extent that market conditions change during that period, we will be adversely affected should Tower's underwriting results deteriorate during that period to the extent we are a reinsurer or a pooling partner for that business and cannot exercise our right to cancel such agreements under the early termination provisions that are described under "Certain Relationships and Related Transactions—Our Arrangements with Tower and its Subsidiaries."

  If the market opportunities for traditional quota share reinsurance do not materialize as we expect, our dependence on Tower for traditional quota share reinsurance business will increase, and our financial condition and results of operations may be materially adversely affected.

        We believe that significant market opportunities will arise for reinsurers that understand how to manage primary insurance business and are willing to provide traditional quota share reinsurance as an alternative to finite quota share reinsurance. However, we cannot assure you that the opportunities for traditional quota share reinsurance will materialize as we expect. The market for finite quota share reinsurance is currently in a state of flux. If regulations imposing limitations on the use of finite reinsurance are not implemented and finite quota share insurance remains an attractive product to insurance companies, we may not be able to attract the business we currently anticipate by providing traditional quota share reinsurance. Alternatively, if regulations are adopted that impose limitations on the characterizations of finite quota share reinsurance, other companies might offer traditional quota share reinsurance products on more competitive terms than we can provide. Under these circumstances, we might not be able to expand our traditional quota share reinsurance business beyond our reinsurance agreements with Tower's insurance companies, which would increase our dependence on Tower and have a material adverse effect on our ability to fully implement our business strategy, as well as our financial condition and results of operation.

  The occurrence of severe catastrophic events may have a material adverse effect on our financial results and financial condition.

        We reinsure, and intend to insure on a direct basis, property and casualty insurance with large aggregate exposures, corresponding to the possibility of loss, to natural and man-made disasters, such as hurricane, typhoon, windstorm, flood, earthquake, acts of war, acts of terrorism and political instability. We expect that our loss experience generally will include infrequent events of great severity. Although we may attempt to exclude losses from terrorism and other similar risks from some coverages we write, we may not be successful in doing so. The risks associated with natural and man-made disasters are inherently unpredictable, and it is difficult to predict the timing of such events with statistical certainty or estimate the amount of loss any given occurrence will generate. The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event. The occurrence of losses from catastrophic events may cause a material adverse effect on our ability to write new business, results of operations and financial condition. These losses could eliminate our shareholders' equity and statutory capital and surplus, which is the amount remaining after all liabilities, including loss reserves, are subtracted from all admitted assets, as determined under statutory accounting principles, or SAP. SAP refers to the rules and procedures prescribed or permitted by United States state insurance regulatory authorities, including the NAIC. Increases in the values and geographic concentrations of insured property and the effects of inflation have resulted in increased severity of industry losses in recent years and we expect that those factors will increase the severity of catastrophe losses (which are losses and directly identified loss adjustment expenses from catastrophes) in the future.

        The pool managers for each of the brokerage, traditional program and specialty program business pools are required to purchase property and casualty excess of loss reinsurance and property catastrophe excess of loss reinsurance from third party reinsurers to protect the net exposure of the pool participants. In purchasing the property catastrophe excess of loss reinsurance, the pool manager may retain approximately 10% of the combined surplus of Tower and CastlePoint Insurance Company (referred to as the pooled retention) prior to reinsurance by third party reinsurance companies. In addition, with respect to each of the pools, any of the participating companies will have the option to require the pool manager to increase the pooled retention by an amount up to 10% of CastlePoint Re's surplus with the additional reinsurance to be purchased from CastlePoint Re. With respect to the brokerage business pooling agreement, for the period beginning April 1, 2006 and ending March 31, 2007, the premiums pooled shall not be reduced by Tower Insurance Company of New York's property catastrophe premiums ceded and the losses pooled shall include Tower Insurance Company of New York's property catastrophe actual incurred losses up to a maximum of $15,000,000 times CastlePoint Insurance Company's pooling percentage.

        With respect to the brokerage business pooling agreement, commencing on April 1, 2007, the amount of property catastrophe premiums ceded that will be paid by CastlePoint Insurance Company will be the total amount of property catastrophe premiums ceded by the brokerage business pool multiplied by CastlePoint Insurance Company's actual pooling percentage. Additionally, to the extent that the total amount of Tower's brokerage business premiums ceded to CastlePoint Re and pooled with CastlePoint Insurance Company exceeds 43.75% of such premiums, CastlePoint Re will credit to Tower Insurance Company of New York, as an offset against amounts owed to CastlePoint Re by Tower Insurance Company of New York, under the brokerage business quota share reinsurance agreement, an amount equal to 30% of the property catastrophe premiums ceded by the brokerage business pool less the amount of property catastrophe premiums paid by CastlePoint Insurance Company under the brokerage business pooling agreement. For the period commencing on April 1, 2007, the amount of the pool's incurred property catastrophe losses that will be paid by CastlePoint Insurance Company will be the total amount of property catastrophe losses incurred (within the pooled retention) by the brokerage business pool multiplied by CastlePoint Insurance Company's pooling percentage. Additionally, to the extent that the total amount of Tower's brokerage business premiums ceded to CastlePoint Re and pooled with CastlePoint Insurance Company exceeds 43.75% of such premiums, CastlePoint Re will pay 30% of property catastrophe losses incurred by the brokerage business pool (within the pooled retention) less the amount incurred by CastlePoint Insurance Company under the brokerage business pooling agreement.

        The total amount of property catastrophe premiums ceded and the total amount of property catastrophe incurred losses paid by Tower Insurance Company of New York will be the total amount of property catastrophe premiums ceded and incurred losses for the total brokerage business pool less the amounts paid by CastlePoint Insurance Company and, directly and/or indirectly, by CastlePoint Re, as described above.

  If we are unable to implement our business strategy or operate our business as we currently expect, our results may be adversely affected.

        We recently commenced operations and, as a result, we have very limited name recognition or reputation in the insurance or reinsurance industry. Businesses, such as ours, which are in their initial stages of development, present substantial business and financial risks and may suffer significant losses. While we are commencing our operations using senior management who are experienced in the property and casualty insurance industry, no assurance can be given that their relationships in the industry will be successfully transferred to our company. We may also be limited in pursuing certain business opportunities due to our relationship with Tower. Because we intend to support each of our clients, which are primarily insurance companies and program underwriting agents, on a long term basis, we will be careful in accepting new clients who may directly compete with existing clients, such as Tower, for the same products or services in a particular geographic area. For example, because Tower is our largest and most significant customer, and is expected in the future to remain a large and significant customer in the Northeastern United States for the lines and classes of business that Tower underwrites, CastlePoint Re may be limited in the number of additional customers it may accept for those same lines of business and classes in those territories, as such additional customers may be competing with Tower for the opportunity to underwrite the same business. In addition, potential customers may not desire to do business with us because of our close relationship to Tower.

        In certain states, CastlePoint Insurance Company's rates (the costs per unit of insurance used in determining the amount of premium to be charged) for certain lines and classes of business may be required to be filed with, and in some cases approved by, each such state's insurance regulatory department. There may be regulatory limitations on the number of such rate filings which CastlePoint Insurance Company, once acquired by us, may make in a given state for a particular line and class of business. Accordingly, it also may be necessary from a regulatory standpoint to limit access to CastlePoint Insurance Company's rate filings in order to prevent conflicts among program underwriting agents who would otherwise be competing against each other to write CastlePoint Insurance Company's policies using the same rates.

        In order to fully implement our business strategy, we need to accomplish many tasks, such as:

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  gain greater name recognition and establish a solid reputation in the insurance and reinsurance industry;

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  obtain, as necessary, additional funding to further capitalize CastlePoint Re and the U.S. licensed insurance companies that we may acquire in order to further grow our business and implement our business strategy;

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  successfully capitalize on the industry relationships of our senior management;

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  hire additional key employees and other staff;

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  continue to develop business relationships with clients other than Tower;

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  continue to develop and refine operating procedures;

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  obtain appropriate facilities;

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  implement new technology systems;

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  find and acquire an insurer or insurers having limited or no pre-existing business or with ongoing insurance operations that is or are licensed in most U.S. states because, until we are able to do so and receive the necessary regulatory approvals, we will not be able to write primary insurance policies in the United States on an admitted basis or offer unbundled services; and

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  obtain necessary regulatory approvals.

In addition, as a result of industry factors, such as excess industry underwriting capacity, new competition and legislative and/or regulatory developments, or factors specific to us, we may have to alter our anticipated methods of conducting our business, such as the nature, amount and types of risks we assume. For example, if a particular type of risk, such as workers' compensation, commercial automobile or construction defects, becomes more volatile or less profitable to insure in a particular geographic area based on one of the industry factors described above, we may cease providing such coverage in such area or provide such coverage to fewer insureds.

  We are dependent on our key executives and may not be able to attract and retain key employees or successfully integrate our new management team to fully implement our newly formulated business strategy.

        Our success depends largely on the senior management of CastlePoint, which includes, among others, Michael H. Lee, the Chairman of the Board and Chief Executive Officer of CastlePoint Holdings, the Chief Executive Officer of CastlePoint Management and Chief Executive Officer of CastlePoint Insurance Company, Joel S. Weiner, Senior Vice President, Chief Financial Officer and director of CastlePoint Holdings, CastlePoint Re, CastlePoint Management and CastlePoint Insurance Company, Gregory T. Doyle, the President and director of each of CastlePoint Holdings, CastlePoint Management and CastlePoint Insurance Company, and a director of CastlePoint Re, and Joseph P. Beitz, President and director of CastlePoint Re, and director of CastlePoint Insurance Company. We entered into an employment agreement with Mr. Lee, pursuant to which the initial term of his service continues until July 31, 2009. We also entered into an employment agreement with Mr. Weiner, pursuant to which the initial term of his service continues until April 4, 2007. Further, CastlePoint Re entered into an employment agreement with Mr. Beitz, pursuant to which the initial term of his service continues until May 1, 2007. In addition, we entered into an employment agreement with Mr. Doyle, pursuant to which the initial term of his service continues until April 19, 2008. See "Management—Employment Agreements." We do not maintain key man life insurance coverage on the lives of these individuals.

        Our business model contemplates a lean staff. As of February 9, 2007, we and our subsidiaries employed a total of 21 employees, 18 of whom were full-time employees. See also "Business—Employees and Administration." We currently have five full-time employees at CastlePoint Re, and over time, we expect that this number will increase to ten full-time employees. We currently have 13 full-time employees in the United States, and we expect that this number will increase to be between 15 and 20 full-time employees by the end of our second year of operations.

        Since we now have our management team and other personnel substantially in place, our ability to implement our business strategy will depend on their successful integration. Also, we will need additional personnel as we grow. The number of available, qualified personnel in the insurance and reinsurance industry to fill such additional positions may be limited. Our inability to attract and retain executives or the loss of the services of any of our senior executives or key employees, could delay or prevent us from fully implementing our business strategy and could significantly and negatively affect our business. In addition, we cannot assure you that we will successfully integrate our executive or other personnel, as we expand our operations.

        Further, we will continue to pursue hiring additional executives or other personnel, individually or in groups, from other companies in the insurance and reinsurance industry to grow our operations. These companies and other competitors may have agreements that restrict those persons and our existing employees from soliciting or hiring their employees and working for competitors and may seek to retain, or prevent us from hiring, their executives and other personnel. We cannot assure you that we will be successful in hiring executives or other personnel, who may be subject to these restrictions, or whose employer seeks to prevent us from hiring them or that we will not incur any liability in connection with our hiring, or attempting to hire, such executives or other personnel.

  CastlePoint Re has received a rating of "A-" (Excellent) from A.M. Best. Our inability to maintain such rating or obtain the same rating for CastlePoint Insurance Company and any other primary insurance subsidiaries that we may acquire or a future downgrade in our ratings would adversely affect our competitive position with customers, our standing among brokers, program underwriting agents and insurance company clients and would have an adverse effect on our ability to meet our financial goals.

        Competition in the types of insurance business that we intend to underwrite and reinsure is based on many factors, including the perceived financial strength of the insurer and ratings assigned by independent rating agencies. A.M. Best is generally considered to be the most important rating agency in connection with the evaluation of insurance and reinsurance companies by their customers. Generally, the objective of the rating agencies' rating systems is to provide an opinion of an insurer's financial strength and ability to meet ongoing obligations to its policyholders and are not evaluations directed to investors in a company's securities nor recommendations to buy, sell or hold such securities. A.M. Best maintains a letter scale rating system ranging from "A++" (Superior) to "F" (In Liquidation). A.M. Best's ratings are generally based on a quantitative evaluation of a company's performance with respect to profitability, leverage and liquidity and a qualitative evaluation of spread of risk, investments, reinsurance programs, reserves and management. In addition, its ratings take into consideration the fact that we just commenced our operations. Insurance ratings are used by customers, reinsurers and reinsurance intermediaries as an important means of assessing the financial strength and quality of insurers. In addition, the rating of a company seeking reinsurance, also known as a ceding company, may be adversely affected by the lack of a rating of its reinsurer. Therefore, the lack of a satisfactory rating may dissuade a ceding company from reinsuring with us or may influence a ceding company to reinsure with a competitor of ours.

        CastlePoint Re has received a Financial Strength rating of "A-" (Excellent) from A.M. Best, which is the fourth highest of fifteen rating levels and indicates A.M. Best's opinion of our financial strength and ability to meet ongoing obligations to our future policyholders. In addition, based on our discussions with A.M. Best, we expect that CastlePoint Insurance Company and any other U.S. licensed insurance companies that we may acquire, upon our acquisition and capitalization of such companies, will have ratings of "A-" (Excellent) based on our capital funding plans, management experience and relationship with Tower. However, there is no assurance that we will be able to maintain our "A-" (Excellent) rating, or that CastlePoint Insurance Company or any other U.S. licensed insurance companies that we may acquire will receive such rating.

        A.M. Best stated that it would closely monitor the flow of business between CastlePoint Re and Tower to ensure there are no material deviations from projections utilized by A.M. Best to establish CastlePoint Re's rating. A.M. Best also stated that it believes CastlePoint Re's results could be impacted by Tower's growth and exposure to catastrophes due to its business concentration in New York City.

        The ratings of CastlePoint's reinsurance and insurance subsidiaries are subject to periodic review by, and may be revised downward or revoked at the sole discretion of, A.M. Best. A.M. Best formally evaluates its Financial Strength ratings at least once every twelve months and monitors the performance of rated companies throughout the year. The maintenance of the assigned rating depends upon CastlePoint Re operating in a manner consistent with the business plan presented to A.M. Best. Even if our insurance subsidiaries receive a desired rating, if A.M. Best subsequently downgrades their ratings, or CastlePoint Re's current rating below "A-", the competitive position of our reinsurance and insurance subsidiaries would suffer, and their ability to market their products, to obtain customers and to compete in the reinsurance and insurance industry would be adversely affected. A subsequent downgrade, therefore, could result in a substantial loss of business as our insurance company clients and program business managers may move to other insurers with higher claims paying and financial strength ratings.

  We may not be able to manage our growth effectively.

        We intend to grow our business in the future, which could require additional capital, systems development and skilled personnel. CastlePoint Management and CastlePoint Re are actively developing their respective businesses. We expect to develop third party business in our reinsurance and insurance risk-sharing products relatively rapidly over the next two years, especially since, when we commenced our operations, the amount of business we had from clients other than Tower was negligible. While we expect to increase our business from third parties relatively quickly, no assurance can be given that we can do so, and we expect that Tower's business will still remain a very significant portion of our overall business for the foreseeable future. Over a period of several years, we plan to increase the amount of our third party business to approximately 30% or possibly more.

        We cannot assure you that we will be able to meet our capital needs, expand our systems effectively, allocate our human resources optimally, identify and hire qualified employees or incorporate effectively the components of any businesses we may acquire in our effort to achieve growth. The failure to manage our growth effectively could have a material adverse effect on our business, financial condition, and results of operations.

  A significant amount of our invested assets will be subject to changes in interest rates and market volatility.

        We invested substantially all of the proceeds we received from the private offering and expect to invest the proceeds of this offering in fixed income securities (with approximately $3 million to $5 million maintained in cash and short-term investments for general corporate purposes, including working capital), in accordance with our investment guidelines. In addition, we intend to invest the premiums we receive from our reinsurance and insurance underwriting activities in highly rated and liquid fixed income securities, short-term U.S. Treasury bills, cash and money market equivalents. The fair market value of these assets and the investment income from these assets will fluctuate depending on general economic and market conditions. Because we intend to classify substantially all of our invested assets as available for sale, we expect changes in the market value of our securities will be reflected in shareholders' equity. Our board of directors has established our investment policies and our management implements our investment strategy with the assistance of independent investment managers. We expect our investment portfolio will always include a significant amount of interest rate-sensitive instruments, such as bonds, which may be adversely affected by changes in interest rates. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Because of the unpredictable nature of losses that may arise under reinsurance and insurance policies, our liquidity needs could be substantial and may increase at any time. Increases in interest rates will decrease the value of our investments in fixed-income securities. If increases in interest rates occur during periods when we sell investments to satisfy liquidity needs, we may experience investment losses. If interest rates decline, reinvested funds will earn less than expected.

        Our investment results may also be adversely affected by changes in the business, financial condition or results of operations of the entities in which we invest, as well as changes in government monetary policies, and general economic and overall market conditions. Furthermore, general economic conditions and overall market conditions may be adversely affected by U.S. involvement in hostilities with other countries and large-scale acts of terrorism, or the threat of hostilities or terrorist acts.

        If we do not structure our investment portfolio so that it is appropriately matched with our insurance and reinsurance liabilities, we may be forced to liquidate investments prior to maturity at a significant loss to cover such liabilities. For this or any of the other reasons discussed above, investment losses could significantly decrease our asset base, which will adversely affect our ability to conduct business. In addition, part of our business strategy includes making strategic investments in insurance companies and program underwriting agents that are or may become our clients. These investments may not be liquid and could increase our investment losses.

        Any of these events or changes could have a material adverse effect on our business, financial condition and results of operations.

  Our business could be adversely affected by Bermuda employment restrictions.

        While CastlePoint Holdings and CastlePoint Re take appropriate measures to attempt to hire qualified Bermudians to work for us, to date all of our key employees are non-Bermudians. Currently, the key employees of CastlePoint Holdings who require work permits to work in Bermuda are Gregory T. Doyle, its President, and Joel S. Weiner, its Senior Vice President and Chief Financial Officer. Michael H. Lee, the Chairman of the Board and Chief Executive Officer of CastlePoint Holdings, requires a work permit to work as our Chief Executive Officer in Bermuda, however, no such permit is required to attend board meetings. The key employees of CastlePoint Re who require work permits to work in Bermuda are Joseph P. Beitz, President of CastlePoint Re, John Barada, Vice President, Underwriting—Casualty, Jennifer Caulder, Vice President—Actuary, and David Lawler, Vice President—Controller.

        Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standard requirements for the advertised position. The Bermuda government's policy limits the duration of work permits to six years, with certain exemptions for key employees and job categories where there is a worldwide shortage of qualified employees. Permanent work permits typically are issued for a term of three years, and temporary work permits are issued for a term of three months and are renewable for an additional three months. Currently, Messrs. Weiner, Barada and Beitz have permanent work permits, and Mr. Lee is awaiting such permit in relation to his work in Bermuda as our Chief Executive Officer. Mr. Doyle has received a temporary work permit, and application for his permanent work permit has been made. A permanent work permit for Mr. Doyle is expected to be received prior to the expiration date of the temporary permit. In addition, a permanent work permit has been received for David Lawler, CastlePoint Re's Vice President and Controller, and Jennifer Caulder, CastlePoint Re's Vice President and Actuary.

        Generally, it takes six to 12 weeks to receive approval of an application for a permanent work permit. During the period between the expiration of the extension of the temporary permit and the approval of the permanent permit, the non-Bermudians we hire would be unable to work in Bermuda.

We may not be able to use the services of one or more of our key employees if we are not able to obtain work permits for them, which could have a material adverse effect on our business, financial condition and results of operations.

  Our business is dependent upon reinsurance brokers and program underwriting agents and the failure to develop or maintain these relationships could materially adversely affect our ability to market our products and services.

        We market our reinsurance products primarily through reinsurance brokers and our insurance products primarily through program underwriting agents. The most significant reinsurance brokers CastlePoint Re and CastlePoint Management are currently working with are Towers Perrin, Aon Re Global, Guy Carpenter & Company, Inc., Benfield Group Ltd., U.S. RE Companies, Inc. and Acordia Re. We have had discussions with other reinsurance brokers and expect that the number of such reinsurance brokers with which we do business will increase over time. However, since there are relatively few reinsurance brokers, we expect that we will derive a significant portion of our reinsurance business from up to twelve such firms. We expect that we will work with one program underwriting agent for every program we have or will develop. We believe that our distribution system does not overlap with that of Tower. While we market our products through reinsurance brokers and program underwriting agents, Tower markets its products and services through retail and wholesale agents and brokers. Tower may purchase reinsurance through reinsurance brokers, but does not market or sell any of its products or services through them.

        While we generally rely on the industry relationships and relationships with a number of brokers and program underwriting agents that our senior management team has developed, our failure to further develop or maintain relationships with brokers and program underwriting agents from whom we expect to receive our business could have a material adverse effect on our business, financial condition and results of operations.

  Our reliance on brokers and program underwriting agents subjects us to their credit risk.

        In accordance with industry practice, we anticipate that we will frequently pay amounts owed on claims under our insurance or reinsurance contracts to brokers and program underwriting agents, and these brokers and program underwriting agents in turn are required to pay and will pay these amounts over to the clients that have purchased insurance or reinsurance from us. If a broker or a program underwriting agent fails to make such a payment, in a significant majority of business that we write, it is highly likely that we will be liable to the client for the deficiency under local laws or contractual obligations, notwithstanding the broker or program underwriting agent's obligation to make such payment. Likewise, when the client pays premiums for these policies to brokers or program underwriting agents for payment over to us, these premiums are considered to have been paid and, in most cases, the client will no longer be liable to us for those amounts, whether or not we actually receive the premiums from the brokers. Consequently, with respect to most of our insurance and reinsurance business, we will assume a degree of credit risk associated with brokers and program underwriting agents with whom we work.

  We compete with a large number of companies in the insurance and reinsurance industry for underwriting revenues.

        We compete with a large number of other companies in our selected lines of business. There are many reinsurers throughout the world, and new reinsurance companies, based in Bermuda or elsewhere, may be formed at any time. We compete with major U.S. and non-U.S. insurers and reinsurers, including several Bermuda-based insurers, that offer the lines of insurance and reinsurance that we offer or will offer, target the same markets as we do and utilize similar business strategies. Unlike most reinsurers, which tend to concentrate on excess of loss and property catastrophe business, our product offerings emphasize proportional reinsurance and risk sharing, although we also offer excess of loss reinsurance, particularly to clients that are also customers or potential customers of our proportional reinsurance and risk sharing products. We compete with various reputable and established reinsurers, such as QBE Insurance Group Limited, PartnerRe Ltd., Max Re Ltd., Munich Reinsurance America Inc. and General Reinsurance Corporation, all of which offer proportional reinsurance. In addition, we face competition from specialty insurance companies, program underwriting agents and intermediaries, as well as diversified financial services companies. In addition, newly formed and existing insurance industry companies have recently raised capital to meet perceived demand in the current environment and address underwriting capacity issues. Other newly formed and existing insurance companies may also be preparing to enter the same market segments in which we compete or in which we expect to raise new capital. Since we have a very limited operating history, many of our competitors have greater name and brand recognition than we have. Many of them also have more (in some cases substantially more) capital and greater marketing and management resources than we have, and may offer a broader range of products and more competitive pricing than we are able to, or will be able to, offer.

        Our competitive position is based on many factors, including our perceived financial strength, ratings assigned by independent rating agencies, geographic scope of business, client relationships, premiums charged, contract terms and conditions, products and services offered (including the ability to design customized programs), speed of claims payment, reputation, experience and qualifications of employees and local presence. Since we recently commenced operations, we may not be able to compete successfully on many of these bases. If competition limits our ability to write new business at adequate rates, our return on capital may be adversely affected.

  Our competitive position may be adversely affected by new, proposed or potential legislative or industry developments.

        A number of new, proposed or potential legislative developments could further increase competition in our industry. These developments include:

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  programs in which state-sponsored entities provide property insurance in catastrophe-prone areas or other "alternative markets" types of coverage (for example, the state of Florida has created a state-owned insurer to provide homeowners insurance, which may offer coverage at lower rates than private insurers and may result in lower demand for quota share and property catastrophe reinsurance);

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  recent introduction of federal legislation that, if enacted in its current form, would allow insurers to elect federal, as opposed to state, regulation. If enacted, this could increase competition by allowing insurers that are not licensed in particular states to transact insurance in such states if they become federally licensed; and

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  recent introduction of federal legislation that, if enacted in its current form, would preclude states from prohibiting excess or surplus line brokers from placing non-admitted insurance with, or procuring non-admitted insurance from, alien insurers that are included on the NAIC List. Such legislation would also impose uniform standards for insurers domiciled in the United States to seek to become excess and surplus line eligible in each state. If enacted, this could increase competition by allowing certain insurers to act, or to seek to act, as eligible excess and surplus line insurers in states where they would not otherwise be permitted or qualified to do so.

        In addition, certain industry developments could also adversely affect our competitive position. These developments include:

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  an increase in capital-raising by companies in our lines of business, which could result in additional new entrants to our markets and an excess of capital in the industry; and

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  changing practices caused by the Internet, which may lead to greater competition in the insurance business.

        New competition from these developments could cause the supply and/or demand for insurance or reinsurance to change, which could affect our ability to price our products at attractive rates and adversely affect our underwriting results.

  We may misevaluate the risks we seek to insure. If we misevaluate these risks, our business, reputation, financial condition and results of operations could be materially and adversely affected.

        We are a Bermuda company formed to provide reinsurance and insurance products and services to the property and casualty insurance industry through our wholly-owned operating subsidiaries. Our success depends upon the ability of our underwriters and actuaries to accurately assess the risks associated with the programs and treaties that we insure or reinsure.

        In our reinsurance business, we, like other reinsurers, do not separately evaluate each of the individual risks assumed under reinsurance treaties. Thus, we are largely dependent on the original underwriting decisions made by ceding companies. We are subject to the risk that our ceding companies may not have adequately evaluated the individual risks to be reinsured and that the premiums ceded to us may not adequately compensate us for the risks we assume.

        In our insurance business, we will underwrite programs in which program underwriting agents will be authorized to exercise underwriting authority on our behalf. While we will provide underwriting guidelines and audit underwriting results, there is no assurance that program underwriting agents will evaluate each of the risks within the program adequately or that the premium charged will be sufficient to compensate us for the underwriting risk insured by us. In addition, we will delegate to program underwriting agents some insurance underwriting activities that are usually handled by the insurance company. No assurance can be given that such program underwriting agents will administer these activities adequately. If they fail to do so, additional underwriting risks may be incurred or regulatory fines may result for which we would be liable.

  We may face substantial exposure to losses from terrorism. Our U.S. insurance companies will be required by law to offer coverage against such losses and the protection afforded by federal legislation has been reduced.

        The location and concentration of business written in New York City and adjacent areas by Tower may expose us to losses from terrorism. U.S. insurers are required by state and Federal law to offer coverage for terrorism in certain commercial lines.

        In response to the September 11, 2001 terrorist attacks, the United States Congress enacted legislation designed to ensure, among other things, the availability of insurance coverage for foreign terrorist acts, including the requirement that insurers offer such coverage in certain commercial lines. The Terrorism Risk Insurance Act of 2002 ("TRIA") requires commercial property and casualty insurance companies to offer coverage for certain acts of terrorism and established a Federal assistance program through the end of 2005 to help such insurers cover claims related to future terrorism-related losses. The Terrorism Risk Insurance Extension Act of 2005 ("TRIEA") extends the Federal assistance program through 2007, but it also sets a per-event threshold that must be met before the federal program becomes applicable and also increases the insurers' statutory deductibles, which are, in the case of TRIEA, the amounts of losses that the insurers are required to retain.

        Pursuant to TRIA, insurance companies, including Tower's insurance companies, must offer insureds the option to purchase coverage for acts of terrorism that are certified as such by the U.S. Secretary of the Treasury, in concurrence with the Secretary of State and the United States Attorney General, for an additional premium or decline such coverage. When the coverage is not purchased, the policy is endorsed to exclude coverage for certified acts of terrorism, but losses from an act of terrorism that is not a certified event may be covered in any case. Also, even if coverage for certified acts of terrorism is excluded, losses from fire following the act of terrorism are required to be covered in New York and certain other states.

        Under TRIA, the Federal government agreed to reimburse commercial insurers for up to 90% of the losses due to certified acts of terrorism in excess of a deductible.

        Under TRIEA, the Federal government will reimburse commercial insurers only after a per-event threshold, referred to as the program trigger, has been reached. In the case of certified acts of terrorism taking place after March 31, 2006, the program trigger has been set at $50 million for industry-wide insured losses occurring in 2006 and $100 million for industry-wide insured losses occurring in 2007. The amount of the Federal government's reimbursement drops from 90% to 85% for insured losses in 2007. In addition, each insurer's deductible amount is set at 17.5% of certain of the insurer's direct earned commercial lines premiums for 2006 and 20% for 2007. These changes reduce federal assistance and increase the costs of the terrorism risk insurance program for Tower's insurance companies and other insurers (such as the U.S. licensed insurance companies we own or plan to acquire) subject to TRIA and TRIEA.

        Although Tower has reported that it did not experience any material exposure to losses in connection with the September 11, 2001 terrorist attacks, due to its current concentration of business in New York City, a terrorist attack or series of attacks in New York City or the surrounding areas could have a material adverse effect on our results of operations and financial condition. In addition, terrorist attacks in these areas could depress economic activity in Tower's core market, which could hurt our business. Similarly, the terrorism risk insured by (1) our U.S. licensed insurance companies, and (2) the small insurance companies with whom we expect to share risk, could have a material adverse effect on our results of operations and financial condition.

        Pursuant to the reinsurance agreements that CastlePoint Re entered into with Tower's insurance companies and others, CastlePoint Re is required to reinsure a portion of each ceding insurer's losses resulting from terrorism. Although we expect that CastlePoint Re will seek to retrocede some or all of this terrorism risk to unaffiliated reinsurers, it may be unable to do so on terms that it considers favorable, or at all.

  The reinsurance and retrocessional coverage that we intend to use to limit our exposure to risks may be limited, and credit and other risks associated with our reinsurance arrangements may result in losses which could adversely affect our financial condition and results of operations.

        We provide reinsurance, and in the future will provide insurance, to our clients and in turn retrocede coverage we assume to other insurers and reinsurers, some of whom may be relatively small agency-owned, association-owned or otherwise privately owned insurers or reinsurers. Some of these insurers or reinsurers to whom we retrocede coverage may be domiciled in Bermuda or other non-U.S. locations. We are subject to credit and other risks that depend upon the financial strength of these reinsurers. Further, we are subject to credit risk with respect to our reinsurance and retrocessional arrangements because the ceding of risk to reinsurers and retrocessionaires does not relieve us of our liability to the clients or companies we insure or reinsure. Our failure to establish adequate reinsurance or retrocessional arrangements or the failure of our reinsurance or retrocessional arrangements to protect us from overly concentrated risk exposure could adversely affect our business, financial condition and results of operation. We attempt to mitigate these risks by retaining collateral or trust accounts for premium and claims receivables, but nevertheless we cannot be assured that reinsurance will be fully collectable in the case of all potential claims outcomes.

  Our future primary insurance operations may be adversely affected by a failure of Tower to provide services needed for us to conduct our domestic insurance company business following our acquisition of broadly licensed U.S. licensed insurance companies.

        Our subsidiary, CastlePoint Management, has entered into two service and expense sharing agreements with Tower Insurance Company of New York. Under one of these agreements, we have access to various insurance company services, such as claims, policy administration and technology services, necessary to conduct our business, as well as to offer these services to our clients. We will rely on such services when conducting our primary insurance operations, which we expect to commence after CastlePoint Insurance Company's pooling agreements with Tower's insurance companies receive the necessary government approvals. Any other U.S. licensed insurance companies that we may acquire also may enter into pooling agreements with Tower's insurance companies. However, our service and expense sharing agreement has a term of only four years, as extended by our agreement with Tower from the initial term of three years, and we or Tower can terminate this agreement prior to the expiration of its term upon the occurrence of one of the events enumerated under "Certain Relationships and Related Transactions—Our Arrangements with Tower and its Subsidiaries—Service and Expense Sharing Agreements." Should Tower terminate such agreement, fail to renew such agreement, fail to provide such services to us or fulfill any of its other obligations thereunder, we would need to outsource such services, which, due to market conditions or otherwise, may be on less favorable terms and may have an adverse effect on our domestic insurance company business as well as our financial condition and results of operations. Our ability to develop a similar infrastructure internally would take several years and require a significant expenditure in time and expense to hire and train the necessary staff and implement the procedures to provide comparable services. Accordingly, we do not anticipate being able to provide such services internally in the near term.

  The effects of emerging claim and coverage issues on our business are uncertain.

        As industry practices and legal, judicial, social and other environmental conditions change, unexpected issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after we have issued insurance or reinsurance contracts that are affected by the changes. As a result, the full extent of liability under our insurance or reinsurance contracts may not be known for many years after a contract is issued. A recent example of emerging claims and coverage issues is the growing trend of plaintiffs targeting property and casualty insurers in purported class action litigation relating to claims-handling, insurance sales practices and other practices related to the conduct of business in our industry. The effects of this and other unforeseen emerging claim and coverage issues are extremely hard to predict and could have a material adverse effect on our business, financial condition and results of operations.

  Our holding company structure and certain regulatory and other constraints affect our ability to pay dividends and make other payments.

        CastlePoint Holdings is a holding company. As a result, we do not have, and will not have, any significant operations or assets other than our ownership of the shares of our subsidiaries.

        Dividends and other permitted distributions from our operating subsidiaries are our sole source of funds to pay dividends to shareholders and meet ongoing cash requirements, including debt service payments, if any, and other expenses. Bermuda law and regulations, including, but not limited to, Bermuda insurance regulations, restrict the declaration and payment of dividends and the making of distributions by CastlePoint Re, unless specific regulatory requirements are met. In addition, CastlePoint Insurance Company is, and any other U.S. licensed insurance companies that we may acquire will be, subject to significant regulatory restrictions limiting their ability to declare and pay dividends. Furthermore, any dividends paid by CastlePoint Insurance Company or such other U.S. licensed insurance companies will be subject to a 30% withholding tax. Therefore, any dividends or other permitted distributions we expect to receive will likely be paid or otherwise made by CastlePoint Re, which is subject to Bermuda regulatory restrictions and any applicable contractual restrictions on any such payments. If we cannot receive dividends or other permitted distributions from CastlePoint Re as a result of such restrictions, we will be unable to pay dividends as currently contemplated by our board of directors. The inability of our operating subsidiaries to pay dividends in an amount sufficient to enable us to meet our cash requirements at the holding company level could have a material adverse effect on our business, financial condition and results of operations.

        We are subject to Bermuda regulatory constraints that affect our ability to pay dividends on our shares and make other payments. Under the Companies Act 1981 of Bermuda (the "Companies Act"), we may declare or pay a dividend out of distributable reserves only if we have reasonable grounds for believing that we are, or would after the payment be, able to pay our liabilities as they become due and if the realizable value of our assets would thereby not be less than the aggregate of our liabilities and issued share capital and share premium accounts. For a discussion of the legal and regulatory limitations on our existing and future subsidiaries' ability to pay dividends to CastlePoint Holdings and of CastlePoint Holdings to pay dividends to its shareholders, see "Regulation—Regulation of CastlePoint Re—Minimum Solvency Margin and Restrictions on Dividends and Distributions" and "Regulation—U.S. Regulation—Regulation of Dividends and other Payments from Insurance Subsidiaries."

  We will be subject to extensive regulation in the United States and Bermuda once all of our subsidiaries are formed or acquired, which may adversely affect our ability to achieve our business objectives. If we do not comply with these regulations, we may be subject to penalties, including fines, suspensions and withdrawals of licenses, which may adversely affect our financial condition and results of operations.

        We are subject to extensive governmental regulation and supervision. Most insurance regulations are designed to protect the interests of policyholders rather than shareholders and other investors. These regulations, generally administered by a department of insurance in each jurisdiction in which we currently do, or may in the future do, business, relate to, among other things:

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  approval of policy forms and premium rates for our primary insurance operations;

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  standards of solvency, including risk-based capital measurements;

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  licensing of insurers and their agents;

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  restrictions on the nature, quality and concentration of investments;

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  restrictions on the ability of CastlePoint Insurance Company and any other insurance company subsidiaries we may acquire to pay dividends to us;

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  restrictions on transactions between insurance company subsidiaries and their affiliates;

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  restrictions on the size of risks insurable under a single policy;

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  requiring deposits for the benefit of policyholders;

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  requiring certain methods of accounting;

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  periodic examinations of our operations and finances;

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  establishment of trust funds for the protection of policyholders;

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  prescribing the form and content of records of financial condition required to be filed; and

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  requiring reserves for unearned premium, losses and other purposes.

        Insurance departments also conduct periodic examinations of the affairs of insurance companies and require the filing of annual and other reports relating to financial condition, holding company issues and other matters. These regulatory requirements may adversely affect or inhibit our ability to achieve some or all of our business objectives.

        In addition, regulatory authorities have relatively broad discretion to deny or revoke licenses for various reasons, including the violation of regulations. We intend to base some of our practices on our interpretations of regulations or practices that we believe are generally followed by the industry. These practices may turn out to be different from the interpretations of regulatory authorities. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or otherwise penalize us. This could adversely affect our ability to operate our business. Further, changes in the level of regulation of the insurance or reinsurance industry or changes in laws or regulations themselves or interpretations by regulatory authorities could adversely affect our ability to operate our business.

        Regulation in the United States.    In recent years, the state insurance regulatory framework in the United States has come under increased federal scrutiny, and some state legislatures have considered or enacted laws that may alter or increase state authority to regulate insurance companies and insurance holding companies. Moreover, the NAIC, which is an association of the senior insurance regulatory officials of all 50 states and the District of Columbia, and state insurance regulators regularly reexamine existing laws and regulations, interpretations of existing laws and the development of new laws, and recommend changes, which may be more restrictive or may result in higher costs to us than current statutory and regulatory requirements.

        Regulation in Bermuda.    CastlePoint Re has been registered as a Bermuda insurance company and is subject to regulation and supervision in Bermuda. The applicable Bermuda statutes and regulations generally are designed to protect insureds and ceding insurance companies, not our shareholders. CastlePoint Re will not be registered or licensed as an insurance company in any jurisdiction outside Bermuda (except as an approved excess and surplus line insurer), will conduct business through offices in Bermuda and will not maintain an office or conduct any insurance or reinsurance activities in the United States or elsewhere. Inquiries into or challenges to the insurance activities of CastlePoint Re may still be raised in the future.

        In the past, there have been congressional and other proposals in the United States regarding increased supervision and regulation of the insurance industry, including proposals to supervise and regulate reinsurers domiciled outside the United States. If CastlePoint Re were to become subject to any insurance laws and regulations of the United States or any U.S. state, which are generally more restrictive than those applicable to it in Bermuda, at any time in the future, it might be required to post deposits or maintain minimum surplus levels and might be prohibited from engaging in lines of business or from writing specified types of policies or contracts. Complying with those laws could have a material adverse effect on our ability to conduct business and on our financial condition and results of operations.

  The outcome of recent insurance industry investigations and regulatory proposals could adversely affect our financial condition and results of operations and cause the price of our shares to be volatile.

        The insurance industry has attracted increased scrutiny by regulatory and law enforcement authorities, as well as class action attorneys and the general public, relating to allegations of improper special payments, price-fixing, bid-rigging, improper accounting practices and other alleged misconduct, including payments made by insurers to brokers and the practices surrounding the placement of insurance business. Formal and informal inquiries have been made of a large segment of the industry, and a number of companies in the insurance industry have received or may receive subpoenas, requests for information from regulatory agencies or other inquiries relating to these and similar matters. These efforts have resulted in both enforcement actions and proposals for new regulation. Although some of these enforcement actions have been settled, it is difficult to predict the outcome of this increased regulatory scrutiny and whether it will expand into other areas not yet contemplated, whether activities and practices currently thought to be lawful will be characterized as unlawful, what form new regulations will have when finally adopted and the impact, if any, of increased regulatory and law enforcement action and litigation on our business and financial condition when we enter the United States market directly through the U.S. licensed insurance companies we own or acquire in the future.

  Consolidation in the insurance and reinsurance industry could lead to lower margins for us and less demand for our products and services.

        The insurance and reinsurance industry is undergoing a process of consolidation as industry participants seek to enhance their product and geographic reach, client base, operating efficiency and general market power through merger and acquisition activities. We believe that the larger entities resulting from these mergers and acquisition activities may seek to use the benefits of consolidation, including improved efficiencies and economies of scale, to, among other things, implement price reductions for their products and services to increase their market shares. If competitive pressures compel us to reduce our prices, our operating margins will decrease.

        As the insurance and reinsurance industry consolidates, competition may become more intense and the importance of acquiring and properly servicing each customer will become greater. We could incur greater expenses relating to customer acquisition and retention, which could reduce our operating margins.

Risks Related to Our Shares

  An active trading market for our shares may never develop.

        Currently, there is no established trading market for our shares. Although the shares that were sold to qualified institutional buyers in the private offering are currently eligible for trading among qualified institutional buyers in The Portal Market of the National Association of Securities Dealers, Inc., or NASD, shares sold pursuant to this prospectus will not continue to trade on The Portal Market. We have applied to have our common shares approved for listing on the Nasdaq Global Market under the symbol "CPHL". However, we cannot assure you that an active trading market for the shares will develop. Accordingly, we cannot assure you as to:

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  the likelihood that an active market for the shares will develop;

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  the liquidity of any such market;

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  the ability of our shareholders to sell their shares; or

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  the price that our shareholders may obtain for their shares.

        If an active trading market does not develop or is not maintained, holders of the shares may experience difficulty in reselling, or an inability to sell, the shares. Future trading prices for the shares may be adversely affected by many factors, including changes in our financial performance, changes in the overall market for similar shares and performance or prospects for companies in our industry.

  The price of our common shares after this offering may be volatile and might decline.

        The initial offering price for our common shares will be determined by agreement between us and the underwriters, and such negotiations will likely be based upon factors that may not be indicative of the future market performance of our common shares after this offering. See "Underwriting." Consequently, the market price of our common shares after this offering may vary substantially from the initial offering price, may be volatile and decline for many reasons, some of which are beyond our control, including among others:

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  quarterly variations in our results of operations;

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  changes in expectations regarding our future results of operations, including financial estimates by securities analysts and investors;

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  announcements by third parties of claims against us;

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  changes in laws and regulations;

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  future sales of our common shares;

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  changes in the overall market for our common shares; and

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  the performance or prospects for companies in our industry.

        In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to a company's operating performance. As a result, the trading price of our common shares may fall below the initial public offering price.

  We currently intend to authorize the payment of an annual cash dividend of $0.10 per common share to our shareholders of record; however, any determination to pay dividends is at the discretion of our board of directors.

        Our board of directors currently intends to authorize the payment of an annual cash dividend of $0.10 per common share to our shareholders of record, payable on a quarterly basis. On each of July 31, 2006 and October 31, 2006, our board of directors authorized the payment of a quarterly dividend of $0.025 per share and on July 31, 2006 our board of directors authorized a special dividend of $0.025 per share, each of which has been paid. On February 25, 2007, our board of directors authorized the payment of a quarterly dividend of $0.025 per share, payable on March 30, 2007, to our shareholders of record as of March 15, 2007. Any future determination to pay dividends is at the discretion of our board of directors and is dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory, rating agency and any contractual restrictions on the payment of dividends and any other factors our board of directors deems relevant, including Bermuda and U.S. state legal and regulatory constraints.

  Our results of operations and revenues may fluctuate as a result of many factors, including cyclical changes in the insurance and reinsurance industry, which may cause the price of our shares to decline.

        Historically, insurers and reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic and other loss events, levels of capacity, general economic and social conditions and other factors. The supply of insurance and reinsurance is related to prevailing prices, the level of insured losses and the level of industry surplus which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the insurance and reinsurance industry. As a result, the insurance and reinsurance industry historically has been cyclical and characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels. The supply of insurance and reinsurance may increase, either due to capital provided by new entrants or by the commitment of additional capital by existing insurers or reinsurers, which may cause prices to decrease. Any of these factors could lead to a significant reduction in premium rates and additional competition for business. In addition, our profitability can be affected significantly by:

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  the differences between actual and expected losses that we cannot reasonably anticipate using historical loss data and other identifiable factors at the time we price our products;

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  volatile and unpredictable developments, including man-made, weather-related and other natural catastrophes or terrorist attacks, or court grants of large awards for particular damages;

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  changes in the level of reinsurance capacity;

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  changes in the amount of loss reserves resulting from new types of claims and new or changing judicial interpretations relating to the scope of insurers' liabilities; and

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  fluctuations in equity markets, interest rates, credit risk and foreign currency exposure, inflationary pressures and other changes in the investment environment, which affect returns on invested assets and may impact the ultimate payout of losses.

        In addition, the demand for the types of insurance we will offer can vary significantly, rising as the overall level of economic activity increases and falling as that activity decreases, causing our revenues to fluctuate. These fluctuations in results of operations and revenues may cause the price of our securities to be volatile.

  Future sales of shares may adversely affect their price.

        Future sales of our common shares by our shareholders or us, or the perception that such sales may occur, could adversely affect the market price of our common shares. Upon the closing of this offering, there will be 35,652,000 of our common shares outstanding. This includes 6,191,500 shares we and the selling shareholders are selling in this offering, which may be resold in the public market immediately after this offering. The remaining common shares, representing approximately 82.6% of our total outstanding common shares following this offering, will become available for resale in the public market after the expiration of a 180-day lock-up period (with respect to directors, executive officers and Tower) and a 60-day lockup period (with respect to the remaining shareholders), assuming our shelf resale registration statement is declared effective by the SEC and such shares are registered pursuant to such registration statement.

        Upon consummation of our initial public offering pursuant to this prospectus, the holders of our common shares that are beneficiaries of the registration rights agreement entered into in connection with the private offering will not be able to sell our common shares for a period of 60 days following the effective date of the registration statement of which this prospectus is a part. Further, all of our directors and executive officers and Tower have agreed to be restricted in their ability to sell, pledge or otherwise dispose of or transfer their common shares in our company for a period beginning on March 27, 2006 until 180 days following the effective date of our shelf registration statement that provides for the resale of our common shares sold in the private offering. That shelf registration statement has not yet been declared effective. In addition, upon consummation of our initial public offering pursuant to this prospectus, our directors and executive officers and Tower generally will not be able to sell our common shares for a period of 180 days following the effective date of the registration statement of which this prospectus is a part. An aggregate of 3,097,000 shares are subject to these lock-up or market standoff agreements. In addition, we have reserved 1,735,021 shares for issuance under our 2006 long-term equity compensation plan. Under this plan, we have granted options exercisable for 1,082,666 of our common shares, and the compensation committee of our board of directors approved to be granted additional options exercisable for a maximum of 610,581 of our common shares. See also "Management—Compensation." In addition, we have issued ten-year warrants to Tower to purchase an additional 1,127,000 of our common shares at an exercise price of $10.00 per share. See "Shares Eligible For Future Sale." Sales of substantial amounts of our shares, or the perception that such sales could occur, could adversely affect the prevailing price of the shares and may make it more difficult for us to sell our equity securities in the future, or for shareholders to sell their shares, at a time and price that they deem appropriate.

  Public investors will suffer immediate dilution as a result of this offering.

        The initial price to the public per share will be higher than the net tangible book value per share after giving effect to this offering. As a result, if you purchase shares in this offering, you will suffer an immediate dilution of your investment. Based upon the issuance and sale of 6,072,000 common shares at an assumed public price to the public of $14.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, you will incur immediate dilution of approximately $4.01 in the net tangible book value per share of the common shares you purchase in this offering. In addition, if you purchase shares in this offering, you will pay a price per share that substantially exceeds the price per share paid by Tower, our sponsor. In connection with our formation on November 16, 2005 and capitalization prior to the offering, we issued 2,555,000 of our common shares, representing 100% of our outstanding common shares, to Tower in consideration of its investment of $15.0 million in us. The common shares held by Tower currently represent 8.6% of our outstanding common shares. We also issued ten-year warrants to Tower to purchase an additional 1,127,000 of our common shares at an exercise price of $10.00 per share, which shares represent 3.5% of our common shares outstanding on a fully-diluted basis, prior to giving effect to this offering and the grant of 610,581 options. The shares held by Tower, together with the shares issuable upon exercise of the Tower warrants, represent 11.6% of our outstanding common shares on a fully-diluted basis, prior to giving effect to this offering and the grant of 610,581 options. After giving effect to this offering, the common shares held by Tower will represent 7.2% of our outstanding common shares (7.0% if the underwriters' over-allotment option is exercised in full). After giving effect to this offering and the grant of 610,581 options, the common shares held by Tower, together with the shares issuable upon exercise of the Tower warrants, will represent 9.6% of our outstanding common shares on a fully-diluted basis (9.3% if the underwriters' over-allotment option is exercised in full).

  Our internal audit and reporting systems might not be effective in the future, which could increase the risk that we would become subject to regulatory action or litigation or other developments that could adversely affect our business.

        Our ability to comply with applicable laws, rules and regulations is largely dependent on our establishment and maintenance of internal audit and reporting systems, as well as on our ability to attract and retain qualified management, and accounting and actuarial personnel to further develop our internal accounting function and control policies. If we fail to effectively establish and maintain such reporting and accounting systems or fail to attract and retain personnel who are capable of designing and operating such systems, these failures will increase the likelihood that we will become subject to legal and regulatory infractions, including civil litigation and investigations by regulatory agencies including the SEC.

  We will become subject to additional financial and other reporting and corporate governance requirements that may be difficult for us to satisfy.

        We were formed in November 2005 and have a very limited operating history. Following effectiveness of the registration statement of which this prospectus is a part, we will become subject to new financial and other reporting and corporate governance requirements, including the requirements of the Nasdaq Global Market and certain provisions of the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder, which will impose significant compliance obligations upon us. In particular, we are, or will be, required to:

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  Enhance the roles and duties of our board of directors, our board committees and management;

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  Supplement our internal accounting function, including hiring staff with expertise in accounting and financial reporting for a public company, as well as implement appropriate and sufficient accounting and reporting systems, and enhance and formalize closing procedures at the end of our accounting periods;

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  Prepare and distribute periodic public reports in compliance with our obligations under the U.S. federal securities laws;

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  Involve and retain to a greater degree outside counsel and accountants in the activities listed above;

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  Establish or outsource an internal audit function;

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  Enhance our investor relations function; and

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  Establish new control policies, such as those relating to disclosure controls and procedures, segregation of duties and procedures and insider trading.

        These obligations require a significant commitment of additional resources. We may not be successful in implementing these requirements, and implementing them could adversely affect our business or operating results. In addition, if we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our operating results on a timely and accurate basis would be impaired.

  Provisions in our bye-laws may reduce or increase the voting rights of our shares.

        Our bye-laws generally provide that shareholders have one vote for each share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. However, pursuant to a mechanism specified in our bye-laws, the voting rights exercisable by a shareholder are limited so that certain persons or groups are not deemed to hold more than 9.5% of the total voting power conferred by our shares. In addition, our board of directors retains discretion to make adjustments to the aggregate number of votes attaching to the shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that no person will hold more than 9.5% of the total voting power represented by our then outstanding shares. Our bye-laws provide generally that any shareholder owning, directly, indirectly or, in the case of any U.S. person, by attribution, more than 9.5% of our common shares will have the voting rights attached to such common shares reduced so that it may not exercise more than 9.5% of the total voting rights. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder's control group. A control group means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the controlled shares of such person. Controlled shares means all common shares that a person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the Code or, in the case of a U.S. person, constructively (within the meaning of Section 958(b) of the Code). A similar limitation is to be applied to shares held directly by members of a related group. A related group means a group of shareholders that are investment vehicles and are under common control and management. Any reduction in votes will generally be reallocated proportionately among members of the shareholder's control group or related group, as the case may be. The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among all other of our shareholders who were not members of these groups so long as such reallocation does not cause any person to hold more than 9.5% of the total voting power of our shares.

        Under these provisions, some shareholders may have the right to exercise their voting rights limited to less than one vote per share. Moreover, these provisions could have the effect of reducing the voting power of certain shareholders who would not otherwise be subject to the limitation by virtue of their direct share ownership.

        As a result of any reduction in the votes of other shareholders, your voting power might increase above 5% of the aggregate voting power of the outstanding shares, which may result in your becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Exchange Act.

        We also have the authority to request information from any shareholder for the purpose of determining whether a shareholder's voting rights are to be reallocated pursuant to our bye-laws. If a shareholder fails to respond to a request for information from us or submits incomplete or inaccurate information (after a reasonable cure period) in response to a request, we, in our reasonable discretion, may reduce or eliminate the shareholder's voting rights.

  Anti-takeover provisions in our bye-laws could impede an attempt to replace or remove our directors, which could diminish the value of our common shares.

        Our bye-laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our common shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our common shares if they are viewed as discouraging changes in management and takeover attempts in the future.

        Examples of provisions in our bye-laws that could have such an effect include the following:

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  election of our directors is staggered, meaning that the members of only one of three classes of our directors are elected each year;

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  our board of directors may reduce the total voting power of any shareholder owning more than 9.5% of our common shares to 9.5% of the total voting power of our common shares; and

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  our directors may, in their discretion, decline to record the transfer of any common shares on our share register, if they are not satisfied that all required regulatory approvals for such transfer have been obtained.

  It may be difficult for a third party to acquire us.

        Provisions of our organizational documents may discourage, delay or prevent a merger, amalgamation, tender offer or other change of control that holders of our shares may consider favorable. These provisions impose various procedural and other requirements that could make it more difficult for shareholders to effect various corporate actions. These provisions could:

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  have the effect of delaying, deferring or preventing a change in control of us;

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  discourage bids for our securities at a premium over the market price;

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  adversely affect the price of, and the voting and other rights of the holders of, our securities; or

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  impede the ability of the holders of our securities to change our management.

        See "Description of Share Capital" for a summary of these provisions.

  U.S. persons who own our shares may have more difficulty in protecting their interests than U.S. persons who are shareholders of a U.S. corporation.

        The Companies Act, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. As a result of these differences, U.S. persons who own our shares may have more difficulty protecting their interests than U.S. persons who own shares of a U.S. corporation. To further understand the risks associated with U.S. persons who own our shares, see "Description of Share Capital—Differences in Corporate Law" for more information on the differences between Bermuda and Delaware corporate laws.

  We are a Bermuda company and it may be difficult for you to enforce judgments against us or our directors and executive officers.

        We are incorporated under the laws of Bermuda and our business is based in Bermuda. In addition, some of our directors and officers may reside outside the United States, and all or a substantial portion of our assets will be and the assets of these persons are, and will continue to be, located in jurisdictions outside the United States. As such, it may be difficult or impossible to effect service of process within the United States upon us or those persons or to recover against us or them on judgments of U.S. courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability, including the possibility of monetary damages, on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

        We have been advised by Conyers Dill & Pearman, our special Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named in this prospectus, predicated upon the civil liability provisions of the U.S. federal securities laws or original actions brought in Bermuda against us or these persons predicated solely upon U.S. federal securities laws. Further, we have been advised by Conyers Dill & Pearman that there is no treaty in effect between the United States and Bermuda providing for the enforcement of judgments of U.S. courts, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Some remedies available under the laws of U.S. jurisdictions, including some remedies available under the U.S. federal securities laws, may not be allowed in Bermuda courts as contrary to that jurisdiction's public policy. Because judgments of U.S. courts are not automatically enforceable in Bermuda, it may be difficult for you to recover against us based upon such judgments.

  We may require you to sell your shares of CastlePoint Holdings to us.

        Our bye-laws provide that we have the option, but not the obligation, to require a shareholder to sell its shares at a purchase price equal to their fair market value to us, to other shareholders or to third parties if we determine, based on the written advice of legal counsel, that failure to exercise this option would result in adverse tax, regulatory or legal consequences to us or some U.S. persons as to which the shares held by such shareholder constitute controlled shares. In the latter case, our right to require a shareholder to sell its shares to us will be limited to the purchase of a number of shares that will permit avoidance of those adverse tax consequences. See "Description of Share Capital—Bye-laws."

Risks Related to Taxation

  We or CastlePoint Bermuda Holdings may be deemed to be engaged in a U.S. trade or business, or CastlePoint Re may be considered to be doing business through a permanent establishment in the United States.

        CastlePoint Holdings, CastlePoint Bermuda Holdings and CastlePoint Re are Bermuda exempted companies, which means, in general, that they are companies that do not carry on their business activities in Bermuda, are formed for the purpose of conducting business outside Bermuda from a place of business in Bermuda, and are exempted from the Companies Act requirements relating to Bermudian ownership. We intend to manage our business so that neither CastlePoint Holdings nor CastlePoint Bermuda Holdings will be treated as engaged in a trade or business within the United States and CastlePoint Re will not be treated as doing business through a permanent establishment in the United States and, as a result, none will be subject to U.S. tax (other than U.S. excise tax on insurance and reinsurance premium income attributable to insuring or reinsuring U.S. risks and U.S. withholding tax on certain U.S. source investment income). The determination of whether a company is engaged in a trade or business within the United States, or doing business through a permanent establishment in the United States, is an annual determination based upon facts and circumstances during that year. There is little guidance either in the statutes, treatises or case law, on the factors to be used in making that determination, or on the relative weight to be given to those factors. Because there is considerable uncertainty as to what activities constitute being engaged in a trade or business within the United States or doing business through a permanent establishment in the United States, and because a significant portion of CastlePoint Re's business is, and is expected to continue to be, reinsurance of Tower, whose Chairman of the Board, President and Chief Executive Officer is also the Chairman of the Board and Chief Executive Officer of CastlePoint Holdings, we cannot be certain that the IRS will not be able to successfully contend that CastlePoint Holdings or CastlePoint Bermuda Holdings is engaged in a trade or business in the United States or that CastlePoint Re is doing business through a permanent establishment in the United States. In the event that CastlePoint Holdings or CastlePoint Bermuda Holdings, as the case may be, were considered to be engaged in a business within the United States, CastlePoint Holdings would be subject to U.S. corporate income and branch profits taxes on the portion of its earnings effectively connected to such U.S. business; if CastlePoint Re were considered to be doing business through a permanent establishment in the United States, CastlePoint Re would be subject to U.S. income and branch profits tax on the portion of its income attributable to that permanent establishment. Either of these outcomes could have a material adverse effect on our business, financial condition and results of operations.

  One or more of our U.S. subsidiaries may be considered to be a personal holding company.

        One or more of our U.S. subsidiaries might be subject to additional U.S. tax on a portion of their income if they are considered a personal holding company, or PHC, for U.S. federal income tax purposes. This status will depend on whether more than 50% of our shares by value could be deemed to be owned (taking into account indirect and constructive ownership) by five or fewer individuals and whether 60% (50% after the first year in which a corporation is a PHC) or more of such subsidiary's adjusted ordinary gross income consists of "personal holding company income," which is, in general, certain forms of passive and investment income. Based upon information made available to us regarding our expected shareholder base, we believe that none of our U.S. subsidiaries should be considered a PHC. Additionally, we intend to manage our business to minimize the possibility that we will meet the 60% income threshold. However, because of the lack of complete information regarding our ultimate share ownership (i.e., as determined by the constructive ownership rules for PHCs), we cannot assure you that one or more of our U.S. subsidiaries will not be considered a PHC or that the amount of U.S. tax that would be imposed if it were not the case would be immaterial. See "Material Tax Considerations—Certain U.S. Federal Income Tax Considerations—U.S. Taxation of CastlePoint Holdings, CastlePoint Bermuda Holdings, CastlePoint Re, CastlePoint Management and U.S. Licensed Insurers—Personal Holding Companies."

  We may become subject to taxes in Bermuda after March 28, 2016.

        The Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966, as amended, of Bermuda, has given each of CastlePoint Holdings, CastlePoint Re and CastlePoint Bermuda Holdings an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to CastlePoint Holdings, CastlePoint Re, CastlePoint Bermuda Holdings or any of their respective operations, shares, debentures or other obligations until March 28, 2016. See "Material Tax Considerations—Certain Bermuda Tax Considerations." Given the limited duration of the Minister of Finance's assurance, we cannot be certain that we will not be subject to any Bermuda tax after March 28, 2016. In the event that we become subject to any Bermuda tax after such date, it would have a material adverse effect on our financial condition and results of operations.

  If you acquire 10% or more of CastlePoint Holdings' shares, you may be subject to taxation under the "controlled foreign corporation," or CFC, rules.

        Each "10% U.S. Shareholder" of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and that owns shares in the CFC directly or indirectly through foreign entities on the last day of the corporation's taxable year on which such corporation was a CFC, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. Subpart F income generally includes, among other things, investment income such as dividends, interest and capital gains, and income from insuring risks located outside the insurer's country of incorporation. A foreign corporation is considered a CFC if "10% U.S. Shareholders" own more than 50% of the total combined voting power of all classes of voting stock of the foreign corporation, or more than 50% of the total value of all stock of the corporation. A 10% U.S. Shareholder is a U.S. person, as defined in the Code, that owns at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. For purposes of taking into account subpart F income consisting of insurance income, a CFC also includes a foreign corporation of which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders, on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts which do not produce exempt insurance income as defined in Section 953(e) of the Code exceeds 75% of the gross amount of premium or other consideration in respect of all risks. It is expected that all of CastlePoint Re's income will be considered subpart F insurance income. For purposes of determining whether the more-than-50% (or more-than-25%, in the case of insurance income) and 10% ownership tests have been satisfied, and therefore whether a corporation is a CFC, shares owned includes shares owned directly or indirectly through foreign entities or shares considered owned under constructive ownership rules. The attribution rules are complicated and depend on the particular facts relating to each investor.

        CastlePoint Holdings' bye-laws contain provisions that impose limitations on the concentration of voting power of its shares, that authorize the board to purchase its shares under specified circumstances and that address the voting of foreign subsidiaries' shares. Accordingly, based upon these provisions and information we have about our expected shareholder base, we do not believe that any U.S. person that owns shares in CastlePoint Holdings directly or indirectly through foreign entities should be subject to treatment after the offering as a 10% U.S. Shareholder of a CFC. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge.

  U.S. persons who hold shares could be subject to adverse tax consequences if we are considered a "passive foreign investment company," or PFIC, for U. S. federal income tax purposes.

        In general, a foreign corporation will be considered a PFIC during a given year if (1) 75% or more of its gross income constitutes "passive income" or (2) 50% or more of its assets produce passive income or are held for the production of passive income. For these purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions contain an express exception for income derived in the active conduct of an insurance business by a corporation that is predominantly engaged in the insurance business. We do not intend to conduct our activities in a manner that would cause us to become a PFIC. However, it is possible that we could be deemed a PFIC by the Internal Revenue Service (the "IRS") for 2006 or any future year. If we were considered a PFIC, it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation, including subjecting the investor to a greater tax liability than might otherwise apply or subjecting the investor to tax on amounts in advance of when tax would otherwise be imposed. There are currently no regulations regarding the application of the PFIC provisions to an insurance company. New regulations or pronouncements interpreting or clarifying these rules may be issued in the future. We cannot predict what impact, if any, this guidance would have on a shareholder that is subject to U.S. federal income taxation. We have not sought and do not intend to seek an opinion of legal counsel as to whether or not we are a PFIC for the year ended December 31, 2006 or any subsequent year.

  The Internal Revenue Service may take the position that transactions between Tower and CastlePoint Re do not constitute insurance, due to the proportion of CastlePoint Re's premiums provided by Tower.

        The IRS, in Revenue Ruling 2005-40, took the position that a transaction between an insurer and an insured did not provide risk distribution, and thus was not insurance for U.S. federal income tax purposes, when the insured provided over 90% of the insurer's premiums for the year. The IRS has never taken this position with respect to quota share reinsurance transactions in which the ceding company cedes a significant number of unrelated risks to the reinsurer, even if the ceding company provided substantially all of the reinsurer's business. Nevertheless, if the IRS successfully advocated such a position, and transactions between Tower and CastlePoint Re and/or the U.S. licensed insurance companies we intend to acquire were not considered insurance, CastlePoint could be considered a PFIC. As noted above, if CastlePoint were considered a PFIC, that could have material adverse tax consequences for an investor that is subject to U.S. tax.

  U.S. persons who hold shares may be subject to U.S. income taxation on their pro rata share of our "related person insurance income," or RPII.

        In the event that:

  •
  CastlePoint Re's gross RPII equals or exceeds 20% of its gross insurance income in any taxable year,

  •
  direct or indirect insureds (and persons related to such insureds) own (or are treated as owning directly or indirectly) 20% or more of the voting power or value of the shares of CastlePoint Re, and

  •
  U.S. persons are considered to own in the aggregate 25% or more of the stock of CastlePoint Re by vote or value,

then a U.S. person who owns any shares in CastlePoint Holdings directly or indirectly through foreign entities on the last day of CastlePoint Re's taxable year on which it is a CFC would be required to include in its income for U.S. federal income tax purposes the shareholder's pro rata share of CastlePoint Re's RPII for the U.S. person's taxable year that includes the end of CastlePoint Re's taxable year determined as if such RPII were distributed proportionately to such U.S. shareholders at that date regardless of whether such income is distributed. In addition any RPII that is includible in the income of a U.S. tax-exempt organization will be treated as unrelated business taxable income. The amount of RPII earned by CastlePoint Re (generally, premium and related investment income from the direct or indirect insurance or reinsurance of any direct or indirect U.S. shareholder of CastlePoint Re or any person related to such shareholder) will depend on a number of factors, including the identity of persons directly or indirectly insured or reinsured by CastlePoint Re. We do not expect that ownership of CastlePoint Re's shares by direct or indirect insureds and related persons will equal or exceed 20% of the voting power or value of the shares of CastlePoint Re. Because we expect U.S. persons to own in the aggregate 25% or more of the stock of CastlePoint Re by vote and value and our gross RPII to exceed 20% of our gross insurance income, only the exception for less than 20% ownership by direct and indirect insureds and their related persons, described above, is potentially available to CastlePoint Re. We intend to request information from insureds in order to ensure that the 20% ownership exception is met. Tower, which owns approximately 8.6% of our outstanding common shares as a result of its $15.0 million investment in us, will be an insured, and CastlePoint will not always be able to tell who all of its shareholders or direct or indirect insureds are. Accordingly, it is possible that the IRS will assert that 20% or more of the vote or value of the shares of CastlePoint Re are owned by insureds of CastlePoint Re or their related persons, and that CastlePoint will be unable to prove otherwise.

        The RPII rules provide that if a shareholder that is a U.S. person disposes of shares in a foreign insurance corporation that has RPII (even if the amount of RPII is less than 20% of the corporation's gross insurance income or the ownership of its shares by direct or indirect insureds and related persons is less than the 20% threshold) and in which U.S. persons own 25% or more of the shares, any gain from the disposition will generally be treated as ordinary income to the extent of the shareholder's share of the corporation's undistributed earnings and profits that were accumulated during the period that the shareholder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such a shareholder will be required to comply with reporting requirements, regardless of the amount of shares owned by the shareholder. We believe that these rules should not apply to dispositions of our shares because CastlePoint will not itself be directly engaged in the insurance business and because proposed U.S. Treasury regulations appear to apply only in the case of shares of corporations that are directly engaged in the insurance business. However, the IRS might interpret the proposed regulations in a different manner and the applicable proposed regulations may be promulgated in final form in a manner that would cause these rules to apply to dispositions of our shares.

  Changes in U.S. federal income tax law could materially adversely affect an investment in our shares.

        The U.S. federal income tax laws and interpretations, including those regarding whether a company is engaged in a trade or business within the United States or is doing business through a permanent establishment in the United States, or whether a company is a PFIC or whether U.S. persons would be required to include in their gross income the subpart F income or the RPII of a CFC are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying these or other U.S. tax rules may be issued in the future. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such regulations or guidance will have a retroactive effect.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

        Some of the statements in "Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Industry Background," "Business," "Regulation," "Management" and elsewhere in this prospectus, including those using words such as "believes," "expects," "intends," "estimates," "projects," "predicts," "assumes," "anticipates," "plans" and "seeks," and comparable terms, are forward-looking statements. Forward-looking statements are not statements of historical fact and reflect our views and assumptions as of the date of this prospectus regarding future events and operating performance. Because we have a very limited operating history, many statements relating to us and our business, including statements relating to our competitive strengths and business strategies, are forward-looking statements.

        All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to those described under "Risk Factors", including the following:

  •
  our lack of any meaningful operating history and our inability to start engaging in the insurance business because we have not received regulatory approval or executed some of the transactions described in this prospectus;

  •
  our heavy dependence on Tower for revenue in our initial years of operation, and possibly beyond, and the continued growth of Tower's business in the future consistent with Tower's past growth;

  •
  the terms of our arrangements with Tower may change as a result of the regulatory review and approval process;

  •
  Preserver's ability to write premiums consistent with its historical results;

  •
  our ability to write premiums with clients other than Tower;

  •
  the possibility that we may need additional capital to further capitalize CastlePoint Re for our reinsurance business and at least one additional broadly licensed U.S. insurance company for our insurance business, and to make strategic investments in some of our clients, including Tower, and the risk that we may not be able to obtain future financing on favorable terms or at all;

  •
  our ability to hire, retain and integrate our management team and other personnel;

  •
  the risk that we may not be able to implement our business strategy;

  •
  the ineffectiveness or obsolescence of our planned business strategy due to changes in current or future market conditions;

  •
  changes in regulation or tax laws applicable to us, our brokers or our customers;

  •
  changes in the availability, cost or quality of insurance business that meets out reinsurance underwriting standards;

  •
  actual results, changes in market conditions, the occurrence of catastrophic losses and other factors outside our control that may require us to alter our anticipated methods of conducting our business, such as the nature, amount and types of risk we assume and the terms and limits of the products we intend to write;

  •
  inability of CastlePoint Insurance Company or any other U.S. licensed insurance companies that we may acquire to obtain expected ratings from A.M. Best;

  •
  possible future downgrade in the rating of CastlePoint Re or our U.S. licensed insurance companies;

  •
  changes in rating agency policies or practices;

  •
  changes in accounting policies or practices; and

  •
  changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors.

        This list of factors is not exhaustive and should be read with the other cautionary statements that are included in this prospectus.

        If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from our projections. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to, among other things, our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus that could cause actual results to differ from those discussed in the forward-looking statements before making an investment decision. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future events or otherwise.

INSTITUTIONAL TRADING AND RELATED SHAREHOLDER MATTERS

Institutional Trading

        Prior to the date of this prospectus, our common shares have not been listed or quoted on any national exchange or market system and there is no established public trading market for our common shares. However, following the closing of the private offering, our common shares have been sold from time to time in private transactions. Some of those sales by certain qualified institutional buyers of our common shares in the private offering have been reported on The Portal Market, which facilitates the resale of unregistered securities under Rule 144A of the Securities Act among qualified institutional buyers.

        While our common shares have been sold privately from time to time after the closing of the private offering, and some of these trades have been reported on The Portal Market, this information is not complete because broker-dealers are not obligated to report all trades to Portal. Shares sold pursuant to this prospectus will not continue to trade on The Portal Market.

        We have applied to have our common shares approved for listing on the Nasdaq Global Market under the symbol "CPHL." Future prices of our common shares will likely vary from the sale price per share set forth above, and such price may not be indicative of the prices at which our common shares will be quoted on the Nasdaq Global Market.

Holders of Our Shares

        As of February 9, 2007, we had 29,580,000 common shares issued and outstanding, which were held by two holders of record, Cede & Co. and Tower. Cede & Co. holds shares on behalf of The Depository Trust Company, which itself holds shares on behalf of 399 beneficial owners of our common shares, as of January 31, 2007.

USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately $76.5 million, based on an assumed initial offering price of $14.00, which is the midpoint of the price range set forth on the cover page of this prospectus, and after the payment of the underwriters' discounts and commissions and our payment of the expenses of this offering estimated to be $8.6 million. A $1.00 increase (or decrease) in the assumed initial public offering price of $14.00, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (or decrease) net proceeds to us from this offering by $5.7 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the assumed underwriting discounts and commissions. We intend to use these net proceeds to further capitalize CastlePoint Re, and for general corporate purposes. We will not receive any of the proceeds from the sale of common shares by the selling shareholders.

DIVIDEND POLICY

        Our board of directors currently intends to authorize the payment of an annual cash dividend of $0.10 per common share to our shareholders of record, payable on a quarterly basis. On each of July 31, 2006 and October 31, 2006, our board of directors authorized the payment of a quarterly dividend of $0.025 per share and on July 31, 2006 our board of directors authorized a special dividend of $0.025 per share, each of which has been paid. On February 25, 2007, our board of directors authorized the payment of a quarterly dividend of $0.025 per share, payable on March 30, 2007, to our shareholders of record as of March 15, 2007. Any future determination to pay dividends is at the discretion of our board of directors and is dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory, rating agency and any contractual restrictions on the payment of dividends and any other factors our board of directors deems relevant, including Bermuda and U.S. state legal and regulatory constraints.

        CastlePoint Holdings is a holding company and has no direct operations. The ability of CastlePoint Holdings to pay dividends or distributions depends almost exclusively on the ability of its subsidiaries to pay dividends to CastlePoint Holdings, and will be subject to regulatory, contractual, rating agencies and other constraints. Under Bermuda law, CastlePoint Bermuda Holdings and CastlePoint Re may not declare or pay a dividend if there are reasonable grounds for believing that either company is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of either company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts. Further, CastlePoint Re, as a regulated insurance company in Bermuda, is subject to additional regulatory restrictions on the payment of dividends or other distributions. Under the terms of the reinsurance agreements between CastlePoint Re and Tower's insurance companies, CastlePoint Re is required to provide security to Tower's insurance companies to support reinsurance recoverables owed to these reinsureds. We may also be required by other clients to provide similar security as part of our reinsurance business. In addition, CastlePoint Insurance Company is, and any U.S. licensed insurance companies that we may acquire will be, subject to significant regulatory restrictions limiting their ability to declare and pay dividends. Furthermore, any dividends paid by CastlePoint Insurance Company and such other U.S. licensed insurance companies we may acquire will be subject to a 30% withholding tax. For a further description of the restrictions on the ability of our subsidiaries to pay dividends, see "Risk Factors—Risks Related to Our Business—Our holding company structure and certain regulatory and other constraints affect our ability to pay dividends and make other payments", "Regulation—Regulation of CastlePoint Re—Minimum Solvency Margin and Restrictions on Dividends and Distributions" and "Regulation—U.S. Regulation—Regulation of Dividends and other Payments from Insurance Subsidiaries."

CAPITALIZATION

        The following table sets forth:

  •
  our capitalization as of December 31, 2006; and

  •
  our pro forma capitalization giving effect to the sale of 6,072,000 common shares in this offering at an assumed initial price to the public of $14.00, which is the mid-point of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and our estimated offering expenses.

        You should read the following table in conjunction with the section captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements as of and for the year ended December 31, 2006 and related notes included in this prospectus.

	As of December 31, 2006
	Actual	Pro Forma(2)
	(in thousands)
		(Unaudited)
Debt	$103,094	$103,094
Shareholders' equity:
Common shares, $0.01 par value per share, 100,000,000 shares authorized; 29,580,000 common shares issued and outstanding on an actual basis, and 35,652,000 common shares issued and outstanding on a pro forma basis	296	357
Additional paid-in capital(1)	269,473	345,865
Accumulated other comprehensive income	1,657	1,657
Retained earnings (deficit)(1)	8,288	8,288

Total shareholders' equity	$279,713	$356,157

Total capitalization	$382,807	$459,261

(1)
As described in the section captioned "Certain Relationships and Related Transactions—Sponsor and Related Agreements", effective April 6, 2006, we issued warrants to purchase 1,127,000 of our common shares to Tower. At the time of issuance, we determined a fair value for these warrants using the Black-Scholes model. The resulting fair value of the warrants was recorded as additional paid-in capital with an offsetting charge to earnings resulting in no impact to the net tangible book value per share of our common shares. We recognized warrant expense of approximately $4.6 million on the effective date of the warrants.

(2)
As adjusted to give effect to this offering of our common shares at an assumed initial public offering price of $14.00 per share, which is the midpoint of the range on the cover page of this prospectus, and the application of net proceeds of this offering as described in "Use of Proceeds", as if each of these transactions occurred on December 31, 2006. A $1.00 increase (or decrease) in the assumed initial public offering price of $14.00, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (or decrease) each of additional paid-in capital, total shareholders' equity and total capitalization by $5.7 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and our estimated offering expenses.

        This table does not include:

  •
  shares that may be issued by us pursuant to the underwriters' over-allotment option;

  •
  1,127,000 common shares issuable upon the exercise of the warrants we issued to Tower;

  •
  1,082,666 common shares issuable upon the exercise of outstanding stock options we granted to non-employee directors and certain officers of our company and our subsidiaries;

  •
  a maximum of 610,581 common shares issuable upon the exercise of stock options approved to be granted to certain officers of our company and our subsidiaries; and

  •
  a minimum of 41,774 common shares available for issuance under our 2006 long-term equity compensation plan.

DILUTION

        If you purchase common shares in this offering, your investment in us will be diluted because the price you will pay for one share will exceed the net tangible book value per share immediately subsequent to this offering. Our net tangible book value as of December 31, 2006 was $279.7 million, or $9.46 per share. Our pro forma net tangible book value as of December 31, 2006 was $356.2 million, or approximately $9.99 per share. This amount reflects our initial capitalization, and gives effect to the issuance in this offering of 6,072,000 common shares at an assumed initial price to the public of $14.00 per share, which is the mid-point of the price range set forth on the cover page of this prospectus, and the application of our estimated net proceeds from this offering, and after the deduction of underwriting discounts and commissions and our estimated offering expenses. Pro forma net tangible book value represents an immediate increase in net tangible book value of $0.53 per share to our shareholders and an immediate dilution of $4.01 per share to investors purchasing shares in this offering at an assumed initial price to the public of $14.00 per share, which is the mid-point of the price range set forth on the cover page of this prospectus. The following table illustrates this per share dilution:

Assumed initial price to the public per share		$14.00
Net tangible book value per share as of December 31, 2006	$9.46
Increase per share attributable to investors in this offering	$0.53

Pro forma net tangible book value per share after this offering		$9.99

Dilution per share to new investors		$4.01

        The following table summarizes, as of December 31, 2006, on the pro forma basis described above, the differences between our existing shareholders and the investors purchasing shares in this offering with respect to the number of shares purchased in this offering, the total consideration paid and the average price per share paid by our existing shareholders and our new investors, after giving effect to the issuance of 6,072,000 common shares in this offering at an assumed initial price to the public of $14.00 per share, which is the mid-point of the price range set forth on the cover page of this prospectus. A $1.00 increase (or decrease) in the assumed initial public offering price of $14.00 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (or decrease) the total consideration paid by new investors and the average price per share paid by our existing shareholders and new investors in the offering by $5.7 million, $0.00 and $1.00, respectively, in each case assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and our estimated offering expenses.

	Shares Purchased		Total Consideration
	Number	Percent	Amount	Percent	Average Price Per Share
Existing shareholders	29,580,000	83.0	$269,768,340	76.0	$9.12
Investors in this offering	6,072,000	17.0	$85,008,000	24.0	$14.00

Total	35,652,000	100.0	$354,776,340	100.0	$9.95

        This table does not include:

  •
  shares that may be issued by us pursuant to the underwriters' over-allotment option;

  •
  1,127,000 common shares issuable upon the exercise of the warrants we issued to Tower;

  •
  1,082,666 common shares issuable upon the exercise of outstanding stock options we granted to non-employee directors and certain officers of our company and our subsidiaries;

  •
  a maximum of 610,581 common shares issuable upon the exercise of stock options approved to be granted to certain officers of our company and our subsidiaries; and

  •
  a minimum of 41,774 common shares available for issuance under our 2006 long-term equity compensation plan.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The following table sets forth our selected historical consolidated financial information as of and for the year ended December 31, 2006. The historical results are not necessarily indicative of results to be expected in any future period. This financial information is derived from our consolidated financial statements included elsewhere in this prospectus. You should read the following selected historical financial information in conjunction with the information contained in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included elsewhere in this prospectus. Many factors may cause our future results to differ materially from the financial information and results presented below, including those factors discussed in "Risk Factors."

Year Ended December 31, 2006
($ in thousands)
CastlePoint Holdings Selected Consolidated Financial Information
Assumed premium written	$165,151
Premium ceded	—

Net premium written	$165,151

Net earned premium	$78,970
Commission income	2,334
Net investment income	11,184
Net realized gains	35

Total revenues	$92,523
Loss and loss adjustment expenses	40,958
Commission expense	29,405
Operating expense	12,153
Interest expense	557

Total expenses	$83,073
Income before income taxes	9,450
Income tax expense (benefit)	1,093

Net income	$10,543

Net income available to common shareholders	$10,543

Per Share Data:
Basic earnings per share	$0.47
Diluted earnings per share	$0.47
Basic weighted average shares outstanding	22,336,002
Diluted weighted average shares outstanding	22,336,002
Selected ratios (based on U.S. GAAP statement of reinsurance segment)
Net loss ratio(1)	51.9%
Net expense ratio(2)	36.2%

Net combined ratio(3)	88.1%
Summary Balance Sheet Data
Total investments and cash and cash equivalents	$425,043
Reinsurance and program receivable	46,225
Deferred acquisition costs	30,363

Total assets	511,342
Loss and loss adjustment expense reserves	34,192
Unearned premium	86,181
Long term debt	103,094
Total shareholders' equity	279,713
Per Share Data
Book value per share(4)	$9.46
Diluted book value per share(5)	$9.39
Dividends declared per share	$0.075

(1)
The net loss ratio is calculated by dividing loss and loss adjustment expenses by net premiums earned.

(2)
The net expense ratio is calculated by dividing net underwriting expenses (consisting of commission expense and operating expense) by net premiums earned.

(3)
The net combined ratio is the sum of the net loss ratio and the net expense ratio.

(4)
Book value per common share is calculated based on total shareholders' equity divided by the number of common shares outstanding at the end of the period.

(5)
Diluted book value per common share is calculated based on total shareholders' equity divided by the sum of the number of common shares and common share equivalents outstanding at the end of the period, using the treasury method (using a fair value of $11.00 per share) for potentially dilutive securities, including warrants and stock options.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Overview

        We were incorporated in November 2005, and commenced operations in April 2006, as a new Bermuda holding company organized to provide insurance and reinsurance business solutions, products and services to the property and casualty insurance industry through our subsidiaries. Our reinsurance solutions primarily include traditional quota share, as well as, on a limited basis, property and casualty per risk excess of loss, property catastrophe excess of loss, aggregate excess of loss and property surplus share reinsurance. Our insurance solutions include pooling arrangements with other insurance companies or appointing insurance companies as our program underwriting agents to provide them with additional underwriting capacity and access to the higher rating and expanded licensing that we may have through CastlePoint Insurance Company and any other U.S. insurance companies we acquire. We also provide comprehensive business solutions to program underwriting agents in the United States, including policy issuance capability through our insurance companies, assumption of underwriting risk and the ability to participate in underwriting risk by providing alternative risk transfer capabilities. As a part of our insurance and reinsurance business solutions, we offer broad lines of business, including commercial package, fire and allied lines, commercial general liability, workers' compensation, homeowners and personal dwellings, professional liability, commercial and personal inland marine and commercial and personal automobile. We also plan to offer a comprehensive set of insurance company services which can be purchased separately from our product offerings on an unbundled basis, including claims handling, policy administration and insurance technology solutions.

        We offer these products through our operating subsidiaries domiciled in Bermuda and in the United States. We offer our reinsurance products and insurance risk-sharing products to Tower and its subsidiaries as well as to small insurance companies located in the United States with surplus of less than $100 million. We also plan to conduct business with other insurance companies that are seeking to efficiently manage their capital as well as limit their concentration of risk in certain geographic areas through our insurance risk sharing and traditional quota share reinsurance solutions. In addition, we will offer our insurance and unbundled insurance company services to program underwriting agents located in the United States. We may make strategic investments in some of our clients, including Tower. We purchased $40 million of non-cumulative convertible perpetual preferred stock of Tower in December 2006, which has been subsequently redeemed by Tower in January 2007. We may make additional investments in Tower at some point in the future. See "Business—Strategic Investments."

        In April 2006 we entered into a master agreement, certain reinsurance agreements, a program management agreement and a service and expense sharing agreement with Tower and/or its subsidiaries. We and Tower have subsequently modified certain of these arrangements as described herein. Under the master agreement, we and Tower agreed to cause our respective subsidiaries to enter into certain pooling agreements as soon as practicable after we acquire at least one U.S. licensed insurance company and required regulatory approvals are obtained. In addition, CastlePoint Re participates as a reinsurer of Tower's insurance companies under their existing property and casualty excess of loss reinsurance agreements.

        Our relationship with Tower and its subsidiaries, including the master agreement and other agreements we entered into, or plan to enter into, with such companies, is described under "Business—Our Strategic Relationship With Tower" and "Certain Relationships and Related Transactions—Our Arrangements with Tower and its Subsidiaries" in this prospectus. See also "—Outlook." All of our agreements with Tower are subject to regulatory review from time to time. At the current time, our pooling agreements and service and expense sharing agreements with Tower and its subsidiaries are subject to modification by the New York State Insurance Department. Further, the program management agreement between CastlePoint Management and Tower National Insurance Company is subject to review and requests for modification by the Massachusetts Division of Insurance. See "Risk

Factors—Our agreements with Tower's insurance companies are subject to regulatory review and may be changed, which would have a material adverse effect on our business, financial condition and results of operations" and "Certain Relationships and Related Transactions—Master Agreement—Status of Regulatory Approvals."

        For the period from July 1, 2006 through December 31, 2006, Tower changed the amount of reinsurance business Tower ceded to CastlePoint Re to 40% (from 30%, which was in effect for the three months ended June 30, 2006) under the brokerage business quota share reinsurance agreement. For the same time period we changed the amount of business Tower ceded to CastlePoint Re under the traditional program business quota share reinsurance agreement to 50% from 30%, which was in effect for the three months ended June 30, 2006. For 2006 Tower ceded 85% of the specialty program business and insurance risk-sharing business to CastlePoint Re through the related quota share reinsurance agreement.

        Tower indicated to us that its desire to increase the amounts ceded by Tower to CastlePoint Re to 40% from 30% under the brokerage business quota share reinsurance agreement was due in part to the fact that we had not yet acquired a U.S. licensed insurance company and therefore, during 2006, we were not to enter into pooling agreements with Tower's insurance companies. If the brokerage pooling agreement with Tower were in effect for the period commencing July 1, 2006, Tower would have ceded a minimum of 25% of its brokerage business to our U.S. licensed insurance companies under the related pooling agreement and would have ceded 25% of the remaining 75% of such business to CastlePoint Re under the brokerage business quota share reinsurance agreement. Therefore, a total of 43.75% of Tower's brokerage business would have been either pooled or ceded to the insurance and reinsurance subsidiaries of CastlePoint Holdings.

        The pooling agreements between CastlePoint Insurance Company and Tower Insurance Company of New York are effective January 1, 2007, subject to regulatory approval by the New York State Insurance Department. For 2007, the brokerage business pooling percentage initially ceded to CastlePoint Insurance Company will be 15% and the brokerage business quota share reinsurance percentage initially ceded to CastlePoint Re will be 40%. While the pooling percentage of 15% is below the minimum percentage provided by our master agreement with Tower, we have agreed to the 15% pooling percentage for 2007 because, together with the 40% quota share reinsurance percentage, the total amount of brokerage business that will be ceded to us will be approximately 49% for 2007, which is in excess of the 40% shared with us under the brokerage business quota share reinsurance agreement for the six months ended December 31, 2006 and greater than the contractual minimum of 43.75% for the total amount of brokerage business pooled and quota shared under the brokerage business pooling agreement and quota share reinsurance agreement.

        We believe that the key factors that are likely to impact Tower's future revenues and underwriting results are its ability to grow its direct premiums written through its existing brokerage distribution network, its ability to expand its brokerage distribution to new territories and its ability to make acquisitions, such as Tower's proposed acquisition of Preserver. These factors in turn impact the magnitude and profitability of the business pooled with CastlePoint Insurance Company and ceded to CastlePoint Re.

        We will also underwrite reinsurance contracts with primary insurance companies other than Tower, insurance policies written under pooling or other risk sharing agreements with insurance companies other than Tower, and premiums produced by program underwriting agents.

        We will report our business in three segments: insurance, reinsurance and insurance services. The insurance segment will include the results of CastlePoint Insurance Company and any other U.S. licensed insurance companies that we may acquire and CastlePoint Re for excess and surplus lines written on a primary basis. The reinsurance segment includes the results from the reinsurance business written through CastlePoint Re. Our insurance services segment will include the results from managing the specialty program business and insurance risk-sharing business through CastlePoint Management, as well as results from providing our unbundled insurance services to program underwriting agents.

Purchase of a Shell Company and Intangible Assets

        On December 4, 2006, CastlePoint Management completed its purchase from Tower of the outstanding common stock of a shell property casualty insurance company, now known as CastlePoint Insurance Company. The purchase price was approximately $8.8 million and included approximately $8.5 million of invested assets. CastlePoint Insurance Company is licensed to transact insurance in the states of New York and New Jersey. We capitalized approximately $0.3 million of the total purchase price we paid as intangible assets related to CastlePoint Insurance Company's state insurance licenses with indefinite useful lives subject to annual impairment test.

Principal Revenue and Expense Items

  Revenues

        We derive our revenue from net premiums earned, ceding commission revenues, direct commission revenue and fees, net investment income and net realized gains and losses on investments.

        Net premiums earned.    Premiums written include all premiums received by an insurance company during a specified accounting period, even if the policy provides coverage beyond the end of the period. Premiums are earned over the term of the related policies. At the end of each accounting period, the portion of the premiums that are not yet earned are included in the unearned premium reserve and are realized as revenue in subsequent periods over the remaining term of the policy. Our policies typically have a term of twelve months. Thus, for example, for a policy that is written on July 1, 2005, one-half of the premiums would be earned in 2005 and the other half would be earned in 2006.

        Net premiums earned are the earned portion of our net premiums written. Net premiums written are gross premiums written less premiums ceded to reinsurers in connection with reinsurance agreements or to participating insurance companies in connection with pooling agreements. Our gross premiums (written and earned) are the sum of both direct premiums from our insurance segment and assumed premiums from our reinsurance segment. Throughout this prospectus, direct and assumed premiums (written or earned) separately or together are also referred to as gross premiums.

        Premiums written in CastlePoint Re are expected to consist of premiums assumed under reinsurance agreements with Tower, premiums assumed from CastlePoint Insurance Company and other U.S. licensed insurance companies we expect to acquire, premiums assumed from other unrelated insurance and reinsurance companies, and non-admitted insurance premiums written on a direct basis by CastlePoint Re.

        Premiums written in CastlePoint Insurance Company and other U.S. licensed insurance companies we plan to acquire are expected to consist of premiums written under the pooling or other risk sharing agreements with Tower or other insurance companies and premiums produced through program underwriting agents. Such premiums written will be earned over the term of the underlying policies, typically twelve months.

        Ceding commission revenues.    We will earn ceding commission revenues on any gross premiums written that we cede to reinsurers in connection with reinsurance agreements or to participating insurance companies in connection with pooling agreements.

        Direct commission revenues and fees.    Direct commission revenues and fees consist of commissions earned by CastlePoint Management on premiums produced by the specialty program business and insurance risk-sharing business that it manages and fees earned from its unbundled services provided to program underwriting agents.

        Net investment income and net realized gains and losses on investments.    We invest our statutory capital and surplus and the funds supporting our insurance reserves (including unearned premium reserve and the reserves established to pay for losses and loss adjustment expenses) in investment securities and cash equivalents. Our investment income includes interest and dividends earned on our invested assets. Realized gains and losses on invested assets are reported separately from net investment income. We recognize realized gains when invested assets are sold for an amount greater than their amortized cost in the case of fixed maturity securities and cost in the case of equities and recognize realized losses when invested assets are written down or sold for an amount less than their amortized cost or cost, as applicable.

        Impairment of investment securities results in a charge to income when a market decline below cost is deemed to be other-than-temporary. We regularly review our fixed maturity and equity securities portfolios to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of investments. We focus our attention on those securities whose fair value is less than amortized cost or cost, as appropriate. In evaluating potential impairment, we consider, among other criteria: the current fair value compared to amortized cost or cost, as appropriate; the length of time the security's fair value has been below amortized cost or cost; our intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in value; specific credit issues related to the issuer; and current economic conditions.

  Expenses

        In our consolidated results, expenses consist of loss and loss adjustment expenses, operating expenses, interest expenses, and income taxes.

        Losses and loss adjustment expenses.    We establish loss and loss adjustment expense reserves in an amount equal to our estimate of the ultimate liability for claims under our insurance and reinsurance policies and the cost of adjusting and settling those claims. Our provision for loss and loss adjustment expense reserves in any period includes estimates for losses incurred (that is, the total losses sustained by us under policies, whether paid or unpaid) during such period and changes in estimates for prior periods.

        Operating expenses.    Operating expenses include acquisition costs, statistical and regulatory fees and assessments, premium taxes and overhead costs. With respect to CastlePoint Re, operating expenses also include excise taxes.

        Acquisition costs consist of direct and ceding commission expense and the portion of operating expenses that are related to the acquisition of insurance business. These costs are capitalized and amortized as an expense as the premiums are earned on the policies or treaties to which they pertain.

        Operating expenses that are not related to the acquisition of business, or overhead costs, are generally fixed in nature and do not vary significantly with the amount of premiums written. These costs are generally expensed in the calendar period in which they are incurred. Capitalized expenditures which are related to certain technology and other projects or for the acquisition of software, and acquisitions of equipment or leasehold improvement assets are capitalized and amortized as an expense over the estimated useful lives of such capitalized expenditures and assets.

        In our insurance and reinsurance segments, we refer to the operating expenses that we incur as underwriting expenses. Underwriting expenses consist of direct and ceding commission expenses and other underwriting expenses. In our insurance services segment, we refer to our operating expenses as insurance services expenses, which consist of direct commission expense and other insurance services expenses. On a consolidated basis, operating expenses for all three business segments consist of direct and ceding commission expenses and other operating expenses as explained below:

  •
  Direct and ceding commission expenses.  We pay direct commission expense to our program underwriting agents for the premiums that they generate for us through CastlePoint Insurance

    Company and any other U.S. licensed insurance companies that we may acquire in the United States and through CastlePoint Re that will write program business on a non-admitted basis. Our program management company, CastlePoint Management, also pays direct commission expense to our program underwriting agents in our insurance services segment. In addition, the U.S. licensed insurance companies we own or plan to acquire will pay ceding commission to other insurance companies, including Tower, for managing and producing business in connection with our insurance risk-sharing business. CastlePoint Re also pays ceding commissions to other insurance companies, including Tower, for the reinsurance premiums that we assume in our reinsurance segment. Ceding commissions are typically paid on traditional quota share reinsurance agreements, but not on excess of loss reinsurance agreements.

  •
  Other operating expenses.  Other operating expenses consist of other underwriting expenses related to underwriting operations in our insurance and reinsurance segments and other insurance services expenses incurred by CastlePoint Management in our insurance services segment. Other underwriting expenses consist of general administrative expenses such as salaries, rent, office supplies, depreciation and all other operating expenses not otherwise classified separately and boards, bureaus and premium taxes (which we refer to as "BB&T"), which are the assessments of statistical agencies for items such as rating manuals, rating plans and experience data, as well as state and local taxes based on premiums, licenses and fees, assessments for fire patrol and contributions to workers' compensation and state and local security funds. Other insurance services expenses include general administrative expenses and exclude expenses that are incurred by insurance companies such as BB&T. In addition, effective April 6, 2006, we issued warrants to Tower to purchase 1,127,000 of our common shares. The aggregate value of these warrants was recorded as an expense of approximately $4.6 million.

        Interest expenses.    Interest expense is a function of outstanding borrowing or funding commitments and the contractual interest rate related to these commitments.

        Income taxes.    We will incur federal, state and local income taxes and other taxes. Income taxes are a function of our profitability, the proportion of the income before income taxes reported by our U.S. operations, and the tax rate in the jurisdictions in which we do business.

Measurement of Results

        We use various measures to analyze the growth and profitability of business operations. For insurance and reinsurance business, we measure growth in terms of gross and net premiums written and we measure underwriting profitability by examining our loss, expense and combined ratios. A combined ratio is generally the sum of the loss ratio and the underwriting expense ratio calculated as described below. We also measure our gross and net written premiums to surplus ratios to measure the adequacy of capital in relation to premiums written. For insurance services, we measure growth in terms of fee income produced for insurance company services provided. We analyze profitability by evaluating income before taxes. On a consolidated basis, we measure profitability in terms of net income and return on average equity.

        Premiums written.    We use gross premiums written to measure our sales of insurance and reinsurance products. Gross premiums written also correlates to our ability to generate net premiums earned and, for certain products, fee income.

        Loss ratio.    The loss ratio is the ratio of losses and loss adjustment expenses incurred to premiums earned and measures the underwriting profitability of our insurance and reinsurance business after the effect of any reinsurance.

        Underwriting expense ratio.    The underwriting expense ratio is the ratio of direct and ceding commission expenses and other underwriting expenses less policy billing fees to premiums earned. The underwriting expense ratio measures our operational efficiency in producing, underwriting and administering our insurance and reinsurance business. We calculate our underwriting expense ratios on a gross basis (before the effect of ceded reinsurance) to measure our operational efficiency and on a net basis (after the effect of ceded reinsurance and related ceding commission income) to measure the effects on our consolidated income before income taxes. Ceding commission revenue is applied to reduce our gross underwriting expenses in our insurance and reinsurance company operations.

        Combined ratio.    We use the combined ratio to measure our underwriting performance. The combined ratio is the sum of the loss ratio and the underwriting expense ratio. We analyze the combined ratio on a gross (before the effect of reinsurance) and net basis (after the effect of reinsurance). If the combined ratio is at or above 100%, we are not underwriting profitably and may not be profitable unless investment income is sufficient to offset underwriting losses.

        Net income and return on average equity.    We use net income to measure our profits and return on average equity to measure our effectiveness in utilizing our shareholder's equity to generate net income on a consolidated basis. In determining return on average equity for a given year, net income is divided by the average of shareholder's equity for that year.

Critical Accounting Estimates

        Our consolidated financial statements contain certain amounts that are inherently subjective in nature and require management to make assumptions and best estimates to determine the reported values. If factors such as those described under the section captioned "Risk Factors" in this prospectus cause actual events or results to differ materially from management's underlying assumptions or estimates, actual results may differ, perhaps substantially, from the estimates.

        Estimates are made primarily for unreported written premiums and losses. Errors in estimation of unreported written premiums generally do not have a material impact on our financial results, because the unreported written premiums are usually estimated for only the most recent month and the amount of written premiums for the most recent month that is earned as of the end of a given calendar quarter is approximately 1/24 of the written premiums for that month. However, errors in estimation of unreported losses can have a material impact on our financial results, since the loss reserves accumulate for many accident years until all losses are paid.

        The critical accounting policies and estimates set forth below involve, among others, the reporting of premiums written and earned, reserves for losses and loss adjustment expenses (including reserves for losses that have occurred but had not been reported by the financial statement date), and the reporting of deferred acquisition costs and investments.

        Premiums.    Premiums written on insurance programs or assumed reinsurance are expected to be written primarily on a "policies attaching" basis and cover losses which attach to the underlying insurance policies written during the terms of the contracts. Premiums earned on a "policies attaching" basis usually extend beyond the calendar year in which the reinsurance contract is written, typically resulting in recognition of premiums earned over a 24 month period; this is because most policies have a term of 12 months, and policies written with an effective date in December, for instance, are not fully earned until December of the following year. We may also assume premiums on contracts and policies written on a losses occurring basis, which cover losses that occur during the term of the contract or policy, typically 12 months, and the premium is earned evenly over the term.

        Assumed premiums written and ceded may include estimates based on information received from brokers and ceding companies, and any subsequent differences arising on such estimates are recorded in the periods in which they are determined. Our management estimates premiums on our excess of loss reinsurance contracts when the business is underwritten. For such contracts, the minimum and deposit premium, as defined in the contract, is generally considered to be the best estimate of the contract's written premium at inception. This amount is determined by the underwriters based upon analysis of the prior written premium experience of the ceding companies, plans for growth in the current year as stated by the ceding companies, and our proportion of the ceding companies' written premiums based upon the terms of the reinsurance contracts. Accordingly, we generally record this amount as written premium in the period in which the underlying risks incept. As actual premiums are reported by brokers or ceding companies, management evaluates the appropriateness of the premium estimate and any adjustment to this estimate is recorded in the period in which it becomes known. In addition, if estimates of unreported written premiums are required for a particular ceding company at the end of an accounting period, the monthly trend in written premiums and historical seasonality of written premiums for these ceding companies are analyzed to determine a best estimate of the unreported written premiums.

        While we attempt to obtain current assumed premiums written statements from ceding companies, it is common that the most recent month statements are not received from the ceding company until after the period ending and, in some cases, the most recent quarter. Therefore, assumed premiums written from these ceding companies are estimated for the most recent month or, in some cases, for several months. With respect to CastlePoint Re's three quota share reinsurance agreements with Tower's insurance companies, we obtain current monthly statements and assumed premiums written from Tower on an actual, rather than estimated, basis. For ceding companies from which we have not received current monthly statements and therefore must estimate the most recent period's assumed premiums written, the difference between the estimated assumed premiums written and actual assumed premiums written is reflected in the subsequent accounting period or as soon as the actual assumed premiums written are obtained. For our most recent quarter ended December 31, 2006, approximately 5.6% of the assumed written premiums and approximately 4.2% of the corresponding assumed earned premiums are based upon premium estimates.

        Under our pooling agreements, we will determine the net written premiums that would result after application of the pooling terms for each pooling agreement, and we record as additional net written premiums the difference between the written premiums recorded on a direct basis on our companies' books and the net written premiums that would be recorded after application of the pooling terms.

        Minimum and deposit premiums are generally not changed throughout the term of a reinsurance contract, although this has no impact on net written premiums since the deposit premiums only affect cash receipts and premiums receivable.

        Reinstatement premiums are written at the time a loss event occurs where coverage limits for the remaining life of the contract are reinstated under pre-defined contract terms. Depending on the terms of the reinstatement premiums, they are earned over the remaining risk period or immediately. Reinstatement premiums are not expected to be a significant portion of our net written premiums, since we do not write significant amounts of property catastrophe excess of loss treaties where reinstatement premiums are common, and in cases where we write such reinsurance, we do not underwrite it in property catastrophe prone areas where reinstatement premiums are more common.

        In addition to the assumptions disclosed under the "—Critical Accounting Estimates" regarding premium and revenue recognition, data received from Tower has a significant impact on our results of operations. As of December 31, 2006, the premiums assumed from Tower's contracts were updated to reflect the actual written premiums in 2006 and, therefore, no significant estimates were made. If Tower discloses the impact of any changes in its estimates on its direct book of business, this would have a direct impact on our results of operations. At that time, we would be required to disclose the relevant impact on our results of operations.

        Losses and Loss Adjustment Expense Reserves.    Our losses and loss adjustment expense reserves, for both reported and unreported claims obligations, are maintained to cover the estimated ultimate liability for all of our insurance and reinsurance obligations. Losses and loss adjustment expense reserves are categorized in one of two ways: (i) case reserves, which represent unpaid losses and loss adjustment expenses as reported by cedants to us or as estimated by our claims adjusters retained by us, and (ii) incurred but not reported reserves, or IBNR reserves, which are reserves for losses and loss adjustment expenses that have been incurred, but have not yet been reported to us, as well as additional amounts relating to losses already reported, that are in excess of case reserves. IBNR reserves are estimates based on all information currently available to us and are reevaluated on a quarterly basis utilizing the most recent information supplied by our cedants and by our own claims adjusters.

        For reinsurance, we rely on initial and subsequent claims reports received from ceding companies to establish our estimate of losses and loss adjustment expenses. For insurance programs, we rely on initial and subsequent claims reports as estimated by claims adjusters retained by us or by the program underwriting agents. For insurance risk sharing, we rely on initial and subsequent claims reports received from the insurance companies with which we do business.

        The types of information that we receive from ceding companies generally vary by the type of contract. Proportional, or quota share, contracts are typically reported on a monthly or quarterly basis, providing premium and loss activity as estimated by the ceding company. Reporting for excess of loss contracts includes detailed individual claim information, including a description of the loss, confirmation of liability by the cedant and the cedant's current estimate of the ultimate liability under the claim. Generally, ceding companies are obligated to notify the reinsurer within a limited amount of time about any claim that is reported to them, which has characteristics making it probable that the claim will be covered by the excess reinsurance. Upon receipt of claims notices from cedants, we review the nature of the claim against the scope of coverage provided under the contract. Questions arise from time to time regarding the interpretation of the characteristics of a particular claim measured against the scope of contract terms and conditions. Reinsurance contracts under which we assume business generally contain specific dispute resolution provisions in the event that there is a coverage dispute with the ceding company. The resolution of any individual dispute may impact estimates of ultimate claim liabilities.

        Reported claims are in various stages of the settlement process. Each claim is settled individually based on its merits, and certain claims may take several years to settle, particularly where legal action is involved. During this period, additional facts may be revealed, and as these factors become apparent, case reserves will be adjusted, sometimes requiring an increase in our overall reserves, including our IBNR reserves.

        We generally reserve for each treaty that we reinsure separately, so that we are able to take into consideration the underlying loss development patterns of each ceding company to the extent supported in the data reported by each ceding company. While ceding companies may report their own estimates of IBNR, we independently analyze the losses for each treaty, and consequently we may choose to establish IBNR reserves in an amount different from the amount reported by the ceding company.

        We may aggregate similar types of treaties and the claim information provided by our ceding companies or insurance companies with which we do business for analysis purposes by the year in which each treaty is written and the type of business included in the treaties. We also supplement this information with claims and underwriting audits of specific contracts, internally developed pricing trends, as well as loss trend data developed from industry sources. We audit both the underwriting and the claims practices of our ceding companies. As part of our underwriting audits, we seek to confirm that the ceding company is insuring the types of risks and achieving the level of pricing that we assumed in our underwriting of the treaty from that ceding company. As part of our claims audits, we seek to confirm the data accuracy of the claim information that we have received from the ceding company, and learn about changes in case reserving approach by the ceding company and any particular information about specific claims that may have a significant impact on the results reinsured in our treaty with the ceding company.

        The reserve methodologies employed by us are dependent on the data that we collect from ceding companies and insurance companies with which we do business. This data primarily consists of loss amounts estimated by the claims adjusters handling the claims, loss payments made by the ceding companies or insurance companies with which we do business, and premiums written and earned reported by the ceding companies and insurance companies with which we do business.

        Reserves for losses and loss adjustment expenses are also based in part upon the estimation of losses resulting from catastrophic events. Estimation of the losses and loss adjustment expenses resulting from catastrophic events is inherently difficult because of the possible severity of catastrophe claims, difficulties entering catastrophe hit areas to estimate claim amounts, and delays in receiving information about claims from program administrators or ceding companies. Therefore, we supplement the methods described above by utilizing commercially available models for purposes of evaluating and providing an estimate of ultimate claims costs.

        This information is used to develop point estimates of carried reserves for each business segment and line of business. These individual point estimates, when aggregated, represent the total carried losses and loss adjustment expense reserves carried in our consolidated financial statements. While we analyze our reserves estimates utilizing different methods, we do not attempt to produce a range around our point estimate of loss. Also, we do not include a specific provision in our loss reserves for adverse deviation.

        Changes in loss reserves estimates may result from (1) variability in the estimation process itself, and (2) the fact that external factors may cause changes in the future that are not reflected in historical patterns. With respect to the former source of variability, i.e. estimation process variation, we believe that a reasonably likely range for the loss reserves can be represented by a standard utilized by some professional, independent actuaries as part of their certification of an insurer's reserves. That standard contemplates that the company's loss reserves must be in a range from minus 5% to plus 10% of the independent actuary's best estimate. Utilizing this standard as a guide, we believe that most professional actuaries, assuming they are presented with the same information, would determine that the loss reserves can be certified if they fall within a range of minus 5% to plus 10%. Therefore, it is reasonably likely that some professional actuaries, assuming they are presented with the same information relating to our company, would determine a best estimate of our loss reserves to be between $32.5 million and $37.6 million, as compared to our own best estimate of the loss reserves, which is $34.2 million. No assurance can be given that outcomes outside of the above range cannot occur, as outcomes outside of such range are possible. In addition, the above range assumes that future patterns are similar to historical patterns, as to which there can be no assurance. With regard to the potential variability in loss reserves estimates due to the fact that future patterns may differ from historical patterns, we believe there is additional potential variability that cannot be estimated.

        Since we are a recently formed company and have a very limited operating history, we do not have historical experience that reflects how our loss reserves estimates will likely develop. Moreover, past experience of how loss reserves estimates develop may not be indicative of future development of loss reserves estimates. However, since we currently derive a substantial portion of our overall business from Tower and since we believe that such business is representative of the types of business that we seek or will seek from third parties, Tower's loss reserves development experience may be an indicator of how changes in estimates of loss reserves may impact future earnings. The following table sets forth the estimated loss reserves of Tower as of the beginning of the specified calendar years and reflects the change in estimates in loss reserves from prior accident years. Unless indicated otherwise, this information has been extracted from Tower's annual report on Form 10-K for the year ended December 31, 2006, as filed with the SEC. The information of Tower set forth below should be read together with Tower's public filings, including but not limited to, the annual report listed above, in their entirety. In addition, there may have been material developments with respect to Tower, which are not disclosed in this prospectus.

Year	Tower's Loss Reserves Estimated as of the Beginning of Calendar Year as originally established (in thousands of dollars)	Change in Estimates in Loss Reserves From Prior Accident Years During the Calendar Year(1) (in thousands of dollars)	Percentage Redundancy/ (Deficiency) in Loss Reserves From Prior Accident Years(2)
2006	101,746	738	0.7%
2005	36,949	392	1.1%
2004	24,361	198	0.8%
2003	15,746	(75)	(0.5)%

(1)
Amounts calculated by us based on the information set forth in Tower's annual report on Form 10-K for the year ended December 31, 2006, as filed with the SEC.

(2)
Percentages calculated by us based on the information set forth in the table.

        The actuarial techniques for projecting losses and loss adjustment expense reserves rely on historical paid and case reserve loss emergence patterns and historical patterns of how reported claims develop over time, as more information is gathered, including the outcomes of legal actions and other events or factors that may affect the outcome of claims. The selection of loss development factors is a key element of most of the actuarial loss reserving methods. Loss development factors are key assumptions, as illustrated by the fact that the incurred loss development method, which is one of the basic reserving techniques, estimates ultimate losses by multiplying reported losses times the loss development factor.

        The table set forth below reflects loss development experience for Tower's Commercial Multiple-Peril line of business (as such term is defined in the NAIC Property/Casualty Annual Statement Instructions), which is currently Tower's largest line of business. The information below has been extracted from Tower's statutory annual statements for the years 1996 through 2006. The table reflects the amount of claims reported as of the end of the accident year, i.e. after 12 months, and also after one additional year of maturity (that is, reflecting claim development after 24 months). The last column sets forth the loss development factor, or LDF, which is the ratio of the amount of reported losses after 24 months, divided by the amount of reported losses after 12 months.

Year	Reported Losses After 12 months (in thousands of dollars)	Reported Losses After 24 months (in thousands of dollars)	Loss Development Factor
1996	2,174	3,641	1.67
1997	2,476	3,465	1.40
1998	3,240	4,081	1.26
1999	4,083	6,372	1.56
2000	4,521	6,628	1.47
2001	6,165	7,742	1.26
2002	9,985	15,610	1.56
2003	19,735	26,952	1.37
2004	27,343	36,948	1.35
2005	30,954	46,808	1.51

        Actuaries utilize various indicators to select best estimate loss development factors. For example, based on the information set forth in the above table, the average loss development factor for all ten years was 1.44, the average for the last three years was 1.41, and the median (or middle point) loss development factor of all ten years was 1.43. We believe that any of these three loss development factors would be reasonably likely estimates with respect to this line of business and for this age of maturity. The difference between selecting 1.44 or 1.41, the highest and the lowest of the three numbers, as the best estimate loss development factor would make a difference in the estimated reserves of 2.1% (that is, (1.44/1.41)-1). Our actuaries make their best estimates of the loss development factors for each line of business, typically for each treaty, and for each age of claim development, and variation in the loss development factors that are selected is a primary source of variability in the best estimate of ultimate losses and, therefore, of our loss reserves.

        In order to better understand the underlying loss characteristics and further improve our best estimates of loss reserves, our estimate of ultimate loss is determined based on a review of the results of several commonly accepted actuarial projection methodologies. Our estimate of ultimate loss also incorporates qualitative information, such as changes in the claims department, business mix, pricing and knowledge about specific large claims. The specific methodologies we utilize in our loss reserve review process include, but may not be limited to, (i) incurred and paid loss development methods; (ii) incurred and paid Bornhuetter Ferguson, or BF, methods; (iii) loss ratio methods; and (iv) claim severity and frequency methods. Due to the nature of our business, all of these methods may not be practical based upon the information provided by the ceding company for each treaty, and also various methodologies are actuarially more appropriate given the line of business, the maturity of the treaty, the limits insured or reinsured, the type of treaty, and other considerations. Generally, we rely on BF and loss ratio methods for estimating ultimate loss liabilities for more recent treaty years. These methodologies, at least in part, apply a loss ratio, determined from aggregated analyses of internally developed pricing trends, to premiums earned on that business. Adjustments to premium estimates generate appropriate adjustments to ultimate loss estimates in the quarter in which they occur. To estimate losses for more mature treaty years, we generally rely on the incurred loss development methodology. This methodology relies on loss emergence analyses determined from cedant supplied claim information. For property catastrophe losses, we may utilize vendor catastrophe models to estimate ultimate loss soon after a loss occurs, where loss information is not yet reported to us from cedants. IBNR is determined by subtracting the total of paid loss and reported reserves from ultimate loss.

        Our actuaries also analyze the estimated average incurred claims severity as a further test on each of the methods, primarily since aberrations in estimated average incurred claims severity are further analyzed to determine if there are unusually large claims that are impacting the estimates. In addition, for lines of business where there is small variance in the claims severity amounts, for example, where the limits covered are small, the estimated average incurred loss severity generally is in line with inflationary changes over experience in the prior years.

        Any future impact to income of changes in losses and loss adjustment expense estimates may vary considerably from historical experience. Our estimates of ultimate loss exposures are based upon the information we have available at any given point in time and our assumptions based upon that information. Changes in estimates of losses and loss adjustment expenses are reflected as adjustments to income in the period in which the estimate is revised. Under U.S. GAAP, we are not permitted to establish loss reserves until the occurrence of an actual loss event. As a result, only loss reserves applicable to losses incurred up to the reporting date may be recorded, with no allowance for the provision of a contingency reserve to account for expected future losses. Losses arising from future events, which could be substantial, are estimated and recognized at the time the loss is incurred.

        Estimates of reserves for unpaid losses and loss adjustment expenses also may be impacted by legislative, regulatory, social, economic and legal events and trends that may or may not occur or develop in the future, thereby affecting assumptions of claims frequency and severity.

        Our reserving process is the same each quarter as at the end of the year, although at the end of the year we also obtain independent actuarial reviews of our loss reserves. We plan to utilize an independent actuarial review as a test of our internal actuarial estimates 2007. If the difference between our internally estimated reserves and the independent actuarial estimated reserves is less than 5% of the total reserves balance, then we do not necessarily adjust our internally determined estimates. If the differences between the reserves estimated by us and by the independent actuary are greater than 5%, we analyze the specific assumptions generating that difference and adjust our reserves if we consider it appropriate to do so.

        Deferred acquisition costs.    We defer certain expenses that are directly related to and vary with producing insurance and reinsurance business, including commission expense on gross premiums written, premium taxes and certain other costs related to the acquisition of insurance and reinsurance contracts. These costs are capitalized and the resulting asset, deferred acquisition costs, is amortized and charged to expense in future periods as gross premiums written are earned. The method followed in computing deferred acquisition costs limits the amount of such deferral to its estimated realizable value. The ultimate recoverability of deferred acquisition costs is dependent on the continued profitability of our insurance and reinsurance underwriting. If our underwriting ceases to be profitable, we may have to write off a portion of our deferred acquisition costs, resulting in a further charge to income in the period in which the underwriting losses are recognized.

        The balance in deferred acquisitions cost was $30.4 million as of December 31, 2006. In determining recoverability of deferred acquisition costs, future profitability of our insurance and reinsurance underwriting is considered, including investment income. The combined ratio for year ended December 31, 2006 was 88.1% and is expected to remain below 100% in the future, indicating recoverability of deferred acquisition costs.

        Investments.    In accordance with our investment guidelines, our investments initially consist of high-grade marketable fixed income securities. We may, in the future, elect to invest a portion of our funds in equity securities, including strategic investments that we may make in the insurance companies or program underwriting agents with whom we do business. Investments in marketable securities which we make in the ordinary course of business are classified as available for sale and carried at fair value as determined by the market price of each security as of the balance sheet date. Unrealized gains and losses on such investments are included in other comprehensive income and as a separate component of shareholder's equity. Realized gains and losses on sales of investments are determined on a specific identification basis. Investment income is recorded when earned and includes the amortization of premiums and discounts on investments. Investments in insurance companies or program underwriting agents that are deemed to represent significant influence as provided under U.S. GAAP accounting pronouncements are accounted for on an equity accounting basis or other accounting basis as may be required according to U.S. GAAP standards governing those situations.

        We do not expect our investment portfolio to include options, warrants, swaps, collars or similar derivative instruments. In the event that we do make such investments, our investment policy guidelines provide that financial futures and options' and foreign exchange contracts may not be used in a speculative manner, but may be used, subject to certain numerical limits, only as part of a defensive strategy to protect the market value of the portfolio. Also, our portfolio will not contain any direct investments in real estate or mortgage loans.

        Impairment of investment securities results in a charge to income when a market decline below cost is deemed to be other-than-temporary. We regularly review our fixed maturity and equity securities portfolios to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of investments. We focus our attention on those securities whose fair value is less than amortized cost or cost, as appropriate. In evaluating potential impairment, we consider, among other criteria: the current fair value compared to amortized cost or cost, as appropriate; the length of time the security's fair value has been below amortized cost or cost; our intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in value; specific credit issues related to the issuer; and current economic conditions.

        The net unrealized gain was $1.7 million for the year ending December 31, 2006, including negligible gross unrealized losses. Securities in an unrealized loss position are reviewed for impairment on a regular and case by case basis, during which review we look for deterioration of credit quality and other factors that would adversely affect price of the security. There could be an instance where a security was in an unrealized loss position and not considered impaired by our management; however, due to changes in our liquidity requirements, a future decision may be made to sell the security at a loss. At the time such a decision is made, we would recognize a charge against net income.

        Reinsurance accounting.    We account for reinsurance in conformity with SFAS 113, "Accounting and Reporting for Reinsurance of Short Duration and Long Duration Contract". This standard requires us to report assets and liabilities relating to reinsured contracts gross of the effects of reinsurance. This standard also establishes the conditions required for a contract with a reinsurer to be accounted for as reinsurance and prescribes accounting and reporting standards for such contracts. Written premiums, earned premiums, incurred losses and loss adjustment expenses reflect the net effects of assumed and ceded reinsurance transactions. Reinsurance accounting is followed for assumed and ceded transactions when risk transfer requirements have been met. These requirements involve significant assumptions relating to the amount and timing of expected cash flows, as well as the interpretation of underlying contract terms. We did not have any ceded reinsurance contracts during this period and all of our assumed reinsurance meets the criteria in SFAS 113 for treatment as reinsurance.

        Although we do not anticipate offering reinsurance contracts that do not meet risk transfer requirements, any reinsurance contracts that do not transfer significant insurance risk will be accounted for as deposits. These deposits are accounted for as financing transactions, with interest expense credited to the contract deposit.

        We intend to purchase ceded reinsurance, known as retrocession reinsurance, to protect our reinsurance subsidiary, CastlePoint Re, as well as CastlePoint Insurance Company and any other U.S. licensed insurance companies that we may acquire. The retrocession reinsurance we plan to purchase is intended to bring our aggregate property excess of loss exposure on a net basis to less than 10% of our equity. We may also purchase retrocession protection in situations where we desire to limit our net loss for any single underlying policy to lower amounts, generally less than 1% of our equity. The costs we will need to expend to obtain retrocession reinsurance are built into the pricing of our programs and reinsurance treaties and, therefore, we do not expect that such costs will materially affect our future results of operations or cash flow.

        Intangible assets and potential impairment.    The costs of a group of assets acquired in a transaction will be allocated to the individual assets including identifiable intangible assets based on their relative fair values. Identifiable intangible assets with a finite useful life are expected to be amortized over the period which the asset is expected to contribute directly or indirectly to our future cash flows. Identifiable intangible assets with finite useful lives will be tested for recoverability whenever events or changes in circumstances indicate that a carrying amount may not be recoverable, or at least annually. An impairment loss will be recognized if the carrying value of an intangible asset is not recoverable and its carrying amount exceeds its fair value. Significant changes in the factors we will consider when evaluating our intangible assets for impairment losses could result in a significant change in impairment losses reported in our consolidated financial statements. Identifiable intangible assets with indefinite lives will be subject to an annual test for recoverability and an impairment loss recognized in the same manner. No impairment losses were recognized in 2006. See note 2 "Intangible Assets" in the notes to our audited financial statements included elsewhere in this prospectus.

        Deferred taxes.    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        The deferred tax asset as of December 31, 2006 was $1.1 million, which was comprised of the cost of stock options and CastlePoint Management's net loss. In assessing the valuation of deferred tax assets, we consider whether it is more likely than not that some portion or all the deferred tax will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income to offset previous operating losses or during periods in which temporary differences become deductible. Management currently believes that we will recover all of the assets based primarily upon future profitability of our U.S. operations.

        Unpaid losses and loss adjustment expenses recoverable.    Ceded losses recoverable from reinsurers is estimated using techniques and assumptions consistent with those used in estimating the liability for losses and loss adjustment expenses, and represent management's best estimate of such amounts. However, as changes in the estimated ultimate liability for losses and loss adjustment expenses are determined, the estimated ultimate amount recoverable from reinsurers will also change. Accordingly, the ultimate recoverable could be significantly in excess of or less than the amount indicated in the consolidated financial statements, and adjustments to these estimates are reflected in current operations.

Consolidated Results of Operations

        The following table summarizes our results of operations for the year ended December 31, 2006. Except for a minimal amount of expenses in 2005, there was no activity reported in 2005.

For the Year Ended December 31, 2006
(in thousands of dollars, except percentages)
Revenues
Net premiums earned	$78,970
Commission income	2,334
Net investment income	11,184
Net realized investment gains	35

Total revenues	92,523

Expenses
Net loss and loss adjustment expenses	40,958
Commission and other acquisition expenses	29,405
Other operating expenses	12,153
Interest expenses	557

Total expenses	83,073

Income before income taxes	9,450

Income tax benefit	1,093

Net income	$10,543

Key Measures
Return on Average Equity	5.1%

        We calculate our loss and expense ratios by segment. See "—Insurance Segment Results of Operations," "—Reinsurance Segment Results of Operations" and "—Insurance Services Segment Results of Operations" below.

Consolidated Results of Operations for the Year Ended December 31, 2006

        Total revenues.    Total revenues were $92.5 million in 2006, which consisted of net premiums earned (85.4% of the total revenues), commission income (2.5% of the total revenues) and net investment income (12.1% of the total revenues).

        Premiums earned.    Net premiums earned were $79.0 million in 2006. The business ceded to CastlePoint Re under its reinsurance agreements with Tower's insurance companies represented 96.2% of net premiums earned.

        Commission income.    Commission income was $2.3 million in 2006. We received this commission income as a result of CastlePoint Management's management of the specialty and traditional programs.

        Net investment income and realized gains.    Net investment income was $11.2 million in 2006. The investment book yield on our invested assets was 5.4% as of December 31, 2006 which assets included $51.6 in short term investments reflecting cash received at the end of the year that has since been more fully deployed in accordance with our investment guidelines.

        Loss and loss adjustment expenses.    Loss and loss adjustment expenses was $41.0 million, which produced a 51.9% loss ratio in 2006. The quota share loss ratio of Tower's brokerage business was 52.5%.

        Expenses.    Commission and operating expenses were $41.6 million in 2006; of this amount, commission expense was $29.4 million and other operating expenses were $12.2 million, including corporate expenses (namely, audit, legal services and insurance expenses) at the holding company level and $4.6 million relating to the warrants we issued to Tower.

        Interest Expense.    Our interest expense was $0.6 million. Interest expense resulted from the $103.1 million of subordinated debentures issued by us in December 2006 at a fixed interest rate.

        Net income and return on average equity.    Our net income was $10.5 million in 2006. The net income increased each quarter throughout 2006 primarily as a result of increasing underwriting and investment leverage throughout the year. Our average return on equity was 5.1% for the year ended December 31, 2006. The return was calculated by dividing net income of $10.5 million by weighted average shareholders' equity of $207.3 million. Our return on equity increased by quarter in line with our increase in net income and was 9.8% for the three months ended December 31, 2006.

  Insurance Segment Results of Operations

        We did not have any insurance operations during the years ended December 31, 2006 and 2005.

  Reinsurance Segment Results of Operations

        The following table summarizes the results of operations for our reinsurance segment for the year ended December 31, 2006. We did not have any reinsurance operations for the year ended 2005.

Year Ended December 31, 2006
In thousands except for percentages
Revenues
Premiums earned
Gross premiums earned	$78,970
Less: ceded premiums earned	—

Net premiums earned	78,970
Expenses
Loss and loss adjustment expenses
Gross loss and loss adjustment expenses	40,958
Ceded loss and loss adjustment expenses	—

Net loss and loss adjustment expenses	40,958
Underwriting expenses
Ceding commission expense	27,209
Other underwriting expenses	1,383

Total underwriting expenses	28,592

Underwriting profit	$9,420

Loss Ratios:
Gross	51.9%
Net	51.9%
Accident Year Loss Ratios:
Gross	51.9%
Net	51.9%
Underwriting Expense Ratios:
Gross	36.2%
Net	36.2%
Combined Ratios:
Gross	88.1%
Net	88.1%

        Reinsurance Segment Results of Operations for the Year Ended December 31, 2006

        Gross premiums and net premiums.    Gross and net written premiums were $165.2 million in 2006. Included in the gross and net written premiums of $165.2 million was $40.9 million of written premiums from Tower representing 30% of Tower's unearned premiums for the brokerage business as of March 31, 2006. The total amount of written premiums assumed from Tower by CastlePoint Re in 2006 was $157.7 million, which represented 94.1% of our gross written premiums in 2006. Tower's business represented 96.2% of net premiums earned in 2006.

        Loss and loss adjustment expenses and loss ratio.    Loss and loss adjustment expenses were $41.0 million, which produced a 51.9% loss ratio in 2006. Tower's brokerage quota share loss ratio was 52.5% in 2006. The loss ratio improved throughout the year from 55.8% for the period ended June 30, 2006 to 51.9% primarily because the experience on Tower's brokerage quota share business developed favorably during the year and also because the loss ratio on excess of loss reinsurance agreements including property catastrophe assumed reinsurance from Tower was favorable.

        Underwriting expenses and underwriting expense ratio.    Underwriting expenses for the reinsurance segment are comprised of ceding commission paid to insurance companies writing direct business ceded to CastlePoint Re and other underwriting expenses. Ceding commission expense was $27.2 million and other underwriting expenses were $1.4 million in 2006. Both the gross underwriting expense ratio and the net underwriting expense ratio were 36.2% in 2006, since we did not have any ceded reinsurance during that period.

        Underwriting profit and combined ratio.    The underwriting profit and combined ratio from the reinsurance segment was $9.4 million and 88.1% in 2006.

  Insurance Services Segment Results of Operations

  The following table summarizes the results of operations for our insurance services segment for the year ended December 31, 2006. We did not have any insurance services operations for the year ended 2005.

Year Ended December 31, 2006
In thousands
Revenues
Direct commission revenue from program business	$2,334

Total revenues	2,334
Expenses
Direct commission expenses from program business	1,688
Other insurance services expenses	3,601

Total expenses	5,289

Insurance services loss	$(2,955)

  Insurance Services Segment Results of Operations for the Year Ended December 31, 2006

        Direct commission revenue.    Direct commission revenue is dependent upon the premiums written during the year with respect to the program business produced through CastlePoint Management. CastlePoint Management receives a 30% commission from Tower Insurance Company of New York for program business placed by CastlePoint Management with Tower Insurance Company of New York less BB&T and less commission expenses that are incurred by Tower Insurance Company of New York. Commission income was $2.3 million in 2006, and was derived from the commercial umbrella specialty program, the Appalachian Underwriters Inc. traditional programs, as well as the Appalachian Underwriters Inc. risk sharing program which we treated as a specialty program.

        Direct commission expense.    Direct commission expense was $1.7 million in 2006, which consisted of the commission fees paid by us to producing agents for services rendered on behalf of the program business.

        Other insurance services expenses.    Other insurance services expenses were $3.6 million in 2006. This amount includes $0.8 million of costs incurred and charged by Tower's insurance companies for services provided to us.

        Insurance services loss.    Insurance services loss was $3.0 million in 2006. Since CastlePoint Management is a recently formed company, CastlePoint Management is currently incurring costs at a higher rate than revenues are being generated by the insurance services business.

Exposure to Catastrophes

        As with other insurance companies and reinsurers, our operating results and financial condition could be adversely affected by volatile and unpredictable natural and man-made disasters, such as hurricanes, windstorms, earthquakes, floods, fires, riots and explosions. Although we attempt to limit our exposure to levels we believe are acceptable, it is possible that an actual catastrophic event or multiple catastrophic events could have a material adverse effect on our financial condition, results of operations and cash flows. As noted above under "—Critical Accounting Estimates," under U.S. GAAP, we are not permitted to establish loss reserves with respect to losses that may be incurred under insurance and reinsurance contracts until the occurrence of an event which may give rise to a claim. As a result, only loss reserves applicable to losses incurred up to the reporting date may be established, with no provision for a contingency reserve to account for expected future losses.

Income Taxes

        We are subject to U.S. federal, state and local income tax requirements in the states in which we operate. We are not subject to income tax in Bermuda. Actual tax expense is based on taxable earnings reported by our U.S. operations arising from underwriting results, investment income, and other income less expense items. Our effective tax rate will reflect the proportion of taxable income recognized by our operating subsidiaries, including CastlePoint Insurance Company and the U.S. based subsidiaries we expect to acquire within the next three to nine months, subject to receipt of regulatory approvals, that generally will be taxed at the U.S. corporate income rate (35%), and CastlePoint Re which is exempt from corporate tax. There is also a 30% withholding tax imposed on dividends paid to us by our U.S. based subsidiaries.

Our Liquidity and Capital Requirements

        We expect substantially all of our operations to be conducted by our insurance, reinsurance, and management company subsidiaries. Accordingly, we expect to have continuing cash needs for administrative expenses and the payment of principal and interest on any future borrowings and taxes. Funds to meet these obligations will come primarily from dividend payments from our operating subsidiaries. There are restrictions on the payment of dividends by our insurance subsidiaries which are described in more detail under the sections captioned "Risk Factors—Our holding company structure and certain regulatory and other constraints affect our ability to pay dividends and make other payments", "Regulation—Regulation of CastlePoint Re—Minimum Solvency Margin and Restrictions on Dividends and Distributions" and "Regulation—U.S. Regulation—Regulation of Dividends and other Payments from Insurance Subsidiaries."

        Our principal consolidated cash requirements are expected to be the capitalization of our existing operating subsidiaries, which includes operating expenses, our acquisition of at least one additional U.S. licensed insurance company within the next three to nine months, subject to receipt of regulatory approvals, net cash settlements under the pooling and reinsurance agreements, payment of losses and loss adjustment expenses, commissions paid to program underwriting agents, ceding commissions to insurance companies including Tower, excise taxes, operating expenses and payments under our service and expense sharing agreement with Tower and certain of its subsidiaries. In addition, we will need cash to enable us to make strategic investments in some of our clients and potential clients, including Tower, as well as to pay dividends to our shareholders and to service the debt on the subordinated debentures of $103.1 million. We plan to acquire at least one additional U.S. licensed insurance company in the next three to nine months and that the purchase price for any additional U.S. licensed insurance companies that we acquire will consist of the amount to be paid for the value of the target company's insurance licenses (in our experience, typically between $100,000 and $200,000 per each state license) and the amount of its statutory capital and surplus, as well as the value of the business if an ongoing operating insurance company is purchased. See "Business—Acquisitions of U.S. Licensed Insurance Companies."

        We intend to use the net proceeds from this offering to further capitalize CastlePoint Re and for general corporate purposes. Although we do not need to raise additional funds to operate our business currently or to purchase additional U.S. licensed insurance companies, we do expect to need such funds to further grow our business in accordance with our business strategy, which includes supporting our insurance and reinsurance business, as well as making strategic investments. We also may use additional funds to make strategic investments in Tower. As further described below, in December 2006, we borrowed $103.1 million, the proceeds of which were used for general corporate purposes, including acquisition and capitalization of CastlePoint Insurance Company. Also, in December 2006 we made a $40 million investment in Tower's non-cumulative convertible perpetual preferred stock, all of which was redeemed by Tower in January 2007. We used the proceeds of such redemption to further capitalize CastlePoint Insurance Company.

        In November and December 2006, our subsidiary CastlePoint Management formed two statutory trusts for the purpose of issuing trust preferred securities to institutional purchasers in transactions not requiring registration under the Securities Act. We own all of the common trust securities of these trusts. On December 1, 2006, the first trust issued $50.0 million of trust preferred securities in a private placement and invested the proceeds thereof and the proceeds from the sale of the common securities of the trust in exchange for $51.5 million of junior subordinated debentures issued by CastlePoint Management. On December 14, 2006, the second trust issued $50.0 million of trust preferred securities in a private placement and invested the proceeds thereof and the proceeds from the sale of the common securities of the trust in exchange for approximately $51.5 million of junior subordinated debentures issued by CastlePoint Management. The subordinated debentures are unsecured obligations of CastlePoint Management and are subordinated and junior in right of payment to all its present and future senior indebtedness. CastlePoint Holdings issued guarantees in favor of the holders of the preferred securities of the trusts and the subordinated debentures, and CastlePoint Management issued guarantees in favor of the holders of the preferred securities of the trusts, both of which provide for full and unconditional guarantee of the guaranteed securities. All of these subordinated debentures have stated maturities of thirty years. CastlePoint Management has the option to redeem any or all of the subordinated debentures beginning five years from the date of issuance, at the principal amount plus accrued and unpaid interest. The interest rate on the subordinated debentures is a combination fixed and floating rate with a fixed rate (equal to 8.66% per annum with respect to the subordinated debentures issued on December 1, 2006 and 8.551% per annum with respect to the subordinated debentures issued on December 14, 2006) during the first five years, after which the interest rate will be equal to the three month London Interbank Offered Rate plus 3.5% per annum (calculated quarterly). If CastlePoint Management chose to redeem the subordinated debentures, the trusts would then redeem the trust preferred securities at the same time.

        Under the terms for all of the trust preferred securities, an event of default may occur upon:

  •
  non-payment of interest on the trust preferred securities and the failure to cure the non-payment for a period of 30 days, unless such non-payment is due to a valid extension of an interest payment period;

  •
  non-payment of all or any part of the principal of the trust preferred securities;

  •
  CastlePoint Management's failure to comply with the covenants or other provisions of the indentures governing the trust preferred securities or the trust preferred securities; or

  •
  bankruptcy or liquidation of CastlePoint Management or of either of the trusts through which the trust preferred securities were issued.

        If an event of default occurs and is continuing, the entire principal and the interest accrued thereon may be declared to be due and payable immediately. Pursuant to the provisions in the indentures governing the trust preferred securities and the guarantees, CastlePoint Management and any of its affiliates controlled thereby cannot, if CastlePoint Management is in default or has elected to defer payments of interest on the subordinated debentures, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its own or an affiliate's capital stock (other than payments of dividends or distributions to CastlePoint Management or a subsidiary), (ii) make any payment of principal, interest premium, repay, repurchase or redeem any debt securities that are pari passu or junior to the subordinated debentures, or (iii) enter into, amend or modify any contracts with a shareholder holding more than 10% of the common stock of CastlePoint Management other than Tower and its subsidiaries, that could require cash payments to such shareholder. In addition, CastlePoint Management or any of its subsidiaries may not incur any additional indebtedness, unless the same is expressly made junior and subordinate or pari passu in all respects to CastlePoint Management's outstanding subordinated debentures.

        If (i) CastlePoint Holdings is in default or has elected to defer payments of interest on the subordinated debentures, (ii) the dollar amount of the gross written premiums of CastlePoint Holdings and its subsidiaries from insurance policies fail to exceed 51% of the gross written premiums from the previous year, (iii) CastlePoint Holdings and its subsidiaries sell more than 51% of its rights to renew insurance policies in a single transaction or series of related transactions or (iv) a significant subsidiary (as defined by Regulation S-X to the Securities Act) of CastlePoint Holdings which is rated by A.M. Best receives a rating of B- or lower or submits a request to withdraw its rating, neither CastlePoint Holdings, nor any of its affiliates controlled thereby, can (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its own or an affiliate's capital stock (other than payments of dividends or distributions to CastlePoint Management or a subsidiary), (ii) make any payment of principal, interest premium, repay, repurchase or redeem any debt securities that are pari passu or junior to the subordinated debentures, or (iii) enter into, amend or modify any contracts with a shareholder holding more than 10% of the common stock of CastlePoint Holdings.

        We also entered into employment agreements, or offered employment, to certain employees and we expect that we will continue to hire additional employees.

        Our board of directors currently intends to authorize the payment of an annual cash dividend of $0.10 per common share to our shareholders of record, payable on a quarterly basis. On each of July 31, 2006 and October 31, 2006, our board of directors authorized the payment of a quarterly dividend of $0.025 per share and on July 31, 2006 our board of directors authorized a special dividend of $0.025 per share, each of which has been paid. On February 25, 2007, our board of directors authorized the payment of a quarterly dividend of $0.025 per share, payable on March 30, 2007, to our shareholders of record as of March 15, 2007. See "Dividend Policy." Any future determination to pay dividends is at the discretion of our board of directors and is dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory, rating agency and any contractual restrictions on the payment of dividends and any other factors our board of directors deems relevant, including Bermuda and U.S. state legal and regulatory constraints.

        We estimate that, as of December 31, 2006, our probable maximum loss relating to a one in one hundred year property catastrophe event was approximately $27 million, based upon computer modeling techniques utilized by us that are commonly used in the insurance industry. As we expect to grow our business, we anticipate that our probable maximum loss will increase. Additionally, although we currently seek to limit our probable maximum loss to 10% of our policyholders' surplus, in the event of such a property catastrophe event, we cannot anticipate what our actual losses would be.

Sources and Uses of Cash

        A significant source of cash in 2006 was the proceeds from the sale of our common shares in the private offering, which raised $249.2 million, net of offering and related costs. We used these proceeds and the $15.0 million Tower invested in us as follows: (1) approximately $250 million to capitalize our indirect reinsurance subsidiary, CastlePoint Re; and (2) approximately $14 million to capitalize our intermediate Bermuda holding company, CastlePoint Bermuda Holdings, which directly owns CastlePoint Re. In addition, we borrowed $103.1 million in December 2006, as described under "—Our Liquidity and Capital Requirements" above.

        In addition, in 2006 we received cash, and in 2007 we expect to receive cash, from direct and assumed premiums collected, net cash settlements under our pooling and reinsurance agreements, fee income for services provided, investment income and proceeds from sales and redemptions of investments. We also expect that we will raise additional funds in the future through equity and/or debt financings.

        We or one of our subsidiaries may also enter into an unsecured revolving credit facility and a term loan facility with one or more syndicates of lenders, and we expect to use any such facilities for general corporate purposes, working capital requirements and issuances of letters of credit. We believe that any debt financing or credit facility will require compliance with financial covenants, such as a leverage ratio, a consolidated tangible net worth ratio and maintenance of ratings. Any debt financing or credit facility will likely contain additional covenants that restrict the activities of our operating subsidiaries, such as the incurrence of additional indebtedness and liens and the payment of dividends and other payments. In addition, the terms of any debt financings may require guarantees by CastlePoint Holdings or any of our subsidiaries. We currently have no commitment from any lender with respect to a credit facility. We cannot assure you that we will be able to obtain a credit facility on terms acceptable to us.

        For the year ended December 31, 2006, net cash provided by operating activities was approximately $62.6 million and net cash flows used in investing activities was approximately $385.8 million. The primary sources of cash of our operating subsidiaries are net premiums received, commission income and investment income. Cash is used by our operating subsidiaries to pay commissions, claims and operating expenses, as well as to purchase investments and fixed assets, subject to regulatory, contractual, rating agencies and other constraints applicable to us.

        The net cash flows provided by financing activities for the year ended December 31, 2006 was $357.9 million, which primarily consisted of $249.2 million in net proceeds, after offering and related expenses, from the private offering, $15.0 million invested in us by Tower, and approximately $96.9 million in net proceeds from the issuance of junior subordinated debentures, and less dividends paid to shareholders of $2.2 million.

Restrictions on Dividend Payments from our Operating Subsidiaries

        Bermuda.    Bermuda legislation imposes limitations on the dividends that CastlePoint Re may pay. Under the Insurance Act, CastlePoint Re is required to maintain a specified solvency margin and a minimum liquidity ratio and is prohibited from declaring or paying any dividends if doing so would cause CastlePoint Re to fail to meet its solvency margin and its minimum liquidity ratio. Under the Insurance Act, CastlePoint Re is prohibited from declaring or paying dividends without the approval of the BMA if CastlePoint Re failed to meet its solvency margin and minimum liquidity ratio on the last day of the previous fiscal year. Under the Insurance Act, CastlePoint Re is prohibited, without the approval of the BMA, from reducing by 15% or more its total statutory capital as set forth on its financial statements for the previous year. In addition, under the Companies Act, CastlePoint Re may not declare or pay a dividend, or make a distribution from contributed surplus, if there are reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due, or the realizable value of its assets would be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

        United States.    CastlePoint Insurance Company is subject to regulation by the State of New York, its state of domicile. Under New York State insurance law, CastlePoint Insurance Company may not, during any 12-month period, declare or pay dividends in excess of the lesser of 10% of its policyholders surplus as shown on its last filed financial statement or 100% of CastlePoint Insurance Company's adjusted net income during such period, without obtaining the New York State Insurance Department's prior approval. All dividends paid by CastlePoint Insurance Company may only be paid out of earned surplus. CastlePoint Insurance Company did not declare a dividend in 2006.

        The additional U.S. licensed insurance companies we plan to acquire will be subject to regulation by their respective states of domicile. Under most U.S. state insurance laws, prior regulatory approval is generally required for the payment of dividends or distributions which, together with any other dividends and distributions paid during the immediately preceding twelve month period exceed the greater of 10% of statutory capital and surplus or the prior calendar year's net income or net investment income. Additionally, dividends generally may only be paid out of an insurer's earned surplus.

Inflation

        Property and casualty insurance and reinsurance premiums are established based upon our estimates at the time of the amount of losses and loss adjustment expenses that have been incurred in the past for similar types of business. We attempt to estimate the potential impact of inflation on losses and loss adjustment expenses in establishing our premiums, but we cannot be certain about the extent to which inflation may affect such amounts. Inflation in excess of the levels we have assumed could cause losses and losses adjustment expenses to be higher than we anticipated and therefore insurance and reinsurance premiums to be inadequate.

        Substantial future increases in inflation could also result in future increases in interest rates, which in turn are likely to result in a decline in the market value of the investment portfolio and produce unrealized losses.

Contractual Obligations

        We have contractual obligations that are summarized in the following table:

	Total	Less Than 1 Year	1–3 Years	4–5 Years	More than 5 Years
Subordinated debentures(1)	$103,094,000	$—	$—	$—	$103,094,000
Capital leases	—	—	—	—	—
Operating leases(2)	541,527	283,527	258,000	—	—
Purchase obligations	—	—	—	—	—
Loss reserves(3)	34,191,923	9,405,089	14,478,021	5,388,220	4,920,593
Interest expense on debt	258,165,000	8,605,500	17,211,000	17,211,000	215,137,500
Total	$395,992,450	$18,294,116	$31,947,021	$22,599,220	$323,152,093

(1)
For a description of the terms of the subordinated debentures, see "—Our Liquidity and Capital Requirements" above.

(2)
We lease and/or sublease office space in (i) Hamilton, Bermuda, (ii) Warwick, Bermuda, (iii) New York, New York and (iv) Lisle, Illinois. CastlePoint Re made a sublease arrangement for premises in Hamilton, Bermuda (but it has not yet executed a related sublease agreement), as of September 1, 2006, which is expected to expire on March 31, 2007. CastlePoint Holdings entered into two year sublease agreements (on behalf of two of our employees) for two residential premises in Warwick, Bermuda, as of December 22, 2006 and January 1, 2007, respectively. The terms of these sublease agreements will expire on December 21, 2008 and December 31, 2008, respectively. CastlePoint Management currently subleases office space in New York, New York from Tower Insurance Company of New York, at its cost, pursuant to an arrangement covered by the service and expense sharing agreement between these parties. CastlePoint Management plans to enter into an agreement to sublet additional office space from Tower in New York City on terms that have not yet been determined. CastlePoint Management made an arrangement to lease office space in Lisle, Illinois (but it has not yet executed a related lease agreement), as of October 1, 2006, which will expire on September 30, 2007.

(3)
The timing and amounts of actual claims payments related to loss reserves vary based on many factors, including large individual losses, changes in the legal environment, as well as general market conditions. The ultimate amount of the claims payments could differ materially from the amounts estimated by us. For more information regarding estimates for unpaid loss and loss adjustment expenses, as well as factors affecting potential payment patterns of reserves for actual and potential claims related to our lines of business, see "Critical Accounting Estimates—Losses and Loss Adjustment Expense Reserves" above. Certain of our lines of business may have loss experience characterized as low frequency and high severity. This may result in significant variability in loss payment patterns and, therefore, may impact the related asset/liability investment management process.

Off-Balance Sheet Transactions

        We formed two statutory business trusts of which CastlePoint Management owns all of the common trust securities. For additional information, see note 17 "Debt" to our audited financial statements as of and for the year ended December 31, 2006 and the period ended December 31, 2005 included elsewhere in this prospectus.

Exposures to Market Risk

Quantitative and Qualitative Disclosures about Market Risk

        Market risk is the risk that we will incur losses in our investments due to adverse changes in market rates and prices. Market risk is directly influenced by the volatility and liquidity in the market in which the related underlying assets are invested. We believe that we will be principally exposed to three types of market risk: changes in interest rates, changes in credit quality of issuers of investment securities and reinsurers, and changes in equity prices. Because some of our investments will be in small insurance companies and program underwriting agents with which we do business, such investments may have no trading market and may be illiquid.

  Credit Risk

        Our credit risk is the potential loss in market value resulting from adverse change in the borrower's ability to repay its obligations. Our investment objectives are to preserve capital, generate investment income and maintain adequate liquidity for the payment of claims and debt service. We seek to achieve these goals by investing in a diversified portfolio of securities. We intend to manage credit risk through regular review and analysis of the creditworthiness of all investments and potential investments.

        We also have other receivable amounts subject to credit risk. To mitigate the risk of these counterparties' nonpayment of amounts due, we will establish business and financial standards for reinsurer approval, incorporating ratings and outlook by major rating agencies and considering then-current market information. We continually review our receivables and set up an allowance for doubtful accounts when amounts are past due or when there is a possibility that an account is uncollectible.

  Equity Risk

        Equity risk is the risk that we may incur economic losses due to adverse changes in equity prices. Our exposure to changes in equity prices will primarily result from our holdings of common stocks, mutual funds and other equities. Our portfolio of equity securities will be carried on the balance sheet at fair value.

        Portfolio characteristics are expected to be analyzed regularly and market risk will be actively managed through a variety of modeling techniques. If we invest in equity securities, our holdings are expected to be diversified across industries, and concentrations in any one company or industry will be limited by parameters established by senior management, as well as by statutory requirements. In addition, we plan to make strategic investments, including potential acquisitions in small insurance companies and program underwriting agents with which we do business, in order to build a distribution system that sources a significant portion of our overall business from these clients. In certain cases, these strategic investments may have no trading market and thus may be illiquid.

  Interest Rate Risk

        Interest rate risk is the risk that we may incur economic losses due to adverse changes in interest rates. The primary market risk to the investment portfolio is interest rate risk associated with investments in fixed maturity securities. Fluctuations in interest rates have a direct impact on the market valuation of these securities.

        For fixed maturity securities, short-term liquidity needs and the potential liquidity needs for our business are key factors in managing our portfolio. We use modified duration analysis to measure the sensitivity of the fixed income portfolio to changes in interest rates.

        We do not have any plans at this time to invest significantly in floating rate securities or borrow funds at a floating rate of interest; however, we would also be exposed to interest rate risk on these investments or debt instruments if we were to participate in these instruments in the future.

  Sensitivity Analysis

        Sensitivity analysis is a measurement of potential loss in future earnings, fair values or cash flows of market sensitive instruments resulting from one or more selected hypothetical changes in interest rates and other market rates or prices over a selected time. In our sensitivity analysis model, we select a hypothetical change in market rates that reflects what we believe are reasonably possible near-term changes in those rates. The term "near-term" means a period of time going forward up to one year from the date of the consolidated financial statements. Actual results may differ from the hypothetical change in market rates assumed in this disclosure, especially since this sensitivity analysis does not reflect the results of any action that we may take to mitigate such hypothetical losses in fair value.

        In this sensitivity analysis model, we use fair values to measure our potential loss. The sensitivity analysis model includes fixed maturities and short-term investments.

        For invested assets, we use modified duration modeling to calculate changes in fair values. Durations on invested assets are adjusted for call, put and interest rate reset features. Durations on tax-exempt securities are adjusted for the fact that the yield on such securities is less sensitive to changes in interest rates compared to U.S. Treasury securities. Invested asset portfolio durations are calculated on a market value weighted basis, including accrued investment income, using holdings as of December 31, 2006.

        The following table summarizes the estimated change in fair value on our fixed maturity portfolio including short-term investments based on specific changes in interest rates as of December 31, 2006:

Change in Interest Rate	Estimated Increase (Decrease) in Fair Value ($ in thousands)	Estimated Percentage Increase (Decrease) in Fair Value
300 basis points rise	(22,820)	(7.7)%
200 basis points rise	(15,122)	(5.1)%
100 basis points rise	(7,410)	(2.5)%
100 basis points decline	6,660	2.2%
200 basis points decline	12,409	4.2%
300 basis points decline	18,140	6.1%

        For example, the sensitivity analysis model used by us produces a predicted pre-tax loss in fair value of market-sensitive instruments of $7.4 million or 2.5% based on a 100 basis point increase in interest rates as of December 31, 2006.

Posting of Security by Our Non-U.S. Operating Subsidiaries

        We anticipate that CastlePoint Re will not be licensed, accredited or otherwise approved as a reinsurer anywhere in the United States. All U.S. jurisdictions prohibit insurance companies from taking credit for reinsurance obtained from unlicensed or non-admitted insurers on their U.S. statutory financial statements without appropriate security. Therefore, insurance companies in these jurisdictions will only receive credit for reinsurance purchased from us to the extent that we provide adequate security for the reinsurance obligations. This type of security is typically provided by posting a letter of credit for the benefit of the primary insurer or through the deposit of assets into a trust fund established for the benefit of the primary insurer in accordance with state regulation. See also a summary of recent modifications of the NAIC's recommended credit for reinsurance rules under "Regulation—U.S. Regulation—Credit for Reinsurance." Under the terms of the reinsurance agreements between CastlePoint Re and Tower's insurance companies, CastlePoint Re is required to provide security to Tower's insurance companies to support reinsurance recoverables owed to these reinsureds in a form acceptable to the insurance commissioners of the State of New York and Commonwealth of Massachusetts, the domiciliary states of Tower's insurance companies. This security is currently expected to be in the form of a trust fund established in accordance with the State of New York's Insurance Regulation 114 or with the applicable insurance regulations of Commonwealth of Massachusetts. This trust arrangement permits Tower's insurance companies to take credit on their statutory financial statements for the reinsurance ceded to CastlePoint Re, either as an additional asset or as a reduction in liability. CastlePoint Re has established a trust fund in accordance with the State of New York's Insurance Regulation 114. We may also be required by other clients to establish trusts or provide similar security as part of our reinsurance business. For example, at the request of another client we currently reinsure, CastlePoint Re has established a trust fund in accordance with the applicable insurance regulations of Commonwealth of Massachusetts. If we are unable to provide the necessary security, insurance companies may be less willing to purchase our reinsurance products, which could have a material adverse effect on our results of operations.

        In connection with posting of security as described above, CastlePoint Re will file annual statements in the states of domicile of its reinsureds, to the extent required.

        In addition, CastlePoint Re entered into a trust agreement to establish a trust fund in the United States as security for U.S. policyholders and third party claimants in connection with seeking to qualify as an eligible or approved excess or surplus lines insurer in certain U.S. jurisdictions. For more information, see note 11 "Commitments and Contingencies" to our audited financial statements as of and for the year ended December 31, 2006 and the period ended December 31, 2005 included elsewhere in this prospectus.

Outlook

        Set forth below are certain of our expectations for 2007 with respect to our business. We caution you that these expectations may not materialize and are not indicative of the actual results that we will achieve. Many factors and future developments may cause our actual results to differ materially and significantly from the information set forth below. See "Risk Factors" and "A Warning About Forward-Looking Statements."

        Our premium growth in 2007 is dependent upon the amount of business we receive from the Tower brokerage business through both pooling and quota share reinsurance, the amount of business we generate in our insurance segment for traditional and specialty programs, and the amount of business we generate through CastlePoint Re from clients other than Tower.

        Tower manages the brokerage business pool, and we expect that the total premiums written for the brokerage business pool will grow organically in 2007 at approximately the same rate as Tower has grown this business over the past several years. In addition, we anticipate that Preserver will generate additional brokerage business for Tower. According to the statutory annual statements for 2005 of Preserver's three operating insurance subsidiaries, Preserver had approximately $88.6 million gross written premiums in 2005, and we expect that Preserver's premiums written will equal this amount or more in 2007. Upon completion of Tower's acquisition of Preserver, which is currently anticipated to occur by the end of the first quarter of 2007, the Preserver premiums written will be included in the brokerage business pooling and quota share agreements at the same percentages that apply to the remaining portion of Tower's brokerage business being pooled with us or reinsured by us. As of January 1, 2007, we and Tower have agreed that the pooling percentage initially ceded to CastlePoint Insurance Company will be 15% effective January 1, 2007 and the brokerage quota share percentage ceded to CastlePoint Re will be 40%. Thus, the combined percentage of Tower's brokerage business that will be either pooled with CastlePoint Insurance Company or ceded to CastlePoint Re will be 49% (which is equivalent to 15% plus 40% of the remaining 85% of Tower's brokerage business) for the period commencing January 1, 2007. The percentages of brokerage business pooled and quota shared are subject to change by Tower as of April 1 and October 1 according to the terms of these agreements, subject to the toal amount of brokerage business pooled and quota shared being a minimum of 43.75%. The total 49% of Tower's brokerage business that we will receive through our pooling and quota share reinsurance arrangements with Tower compares to 40% of Tower's brokerage business that we received during the three months ended December 31, 2006, as our pooling arrangements will commence effective as of January 1, 2007 (subject to regulatory approval by the New York State Insurance Department) as a result of our acquisition of CastlePoint Insurance Company. See also "—Overview" above.

        The brokerage business pooling and quota share agreements are subject to profit sharing and ceding commission provisions beginning with the period commencing April 1, 2007. See "Certain Relationships and Related Transactions—Our Arrangements with Tower and its Subsidiaries—Traditional Quota Share Reinsurance Agreements—Ceding Commissions;—Pooling Agreements—Management Fee for Managing the Brokerage Business Pool." As a result, we expect that the combined ratio for this business pooled with CastlePoint Insurance Company or reinsured with CastlePoint Re will be approximately 95%, provided that the loss ratio for the brokerage business does not exceed 64%. We do not yet know the exact makeup of the third party business that CastlePoint Insurance Company may underwrite or that CastlePoint Re may reinsure, but we expect that the underwriting characteristics of our third party business will be similar to that underwritten by Tower.

        With respect to clients other than Tower, we expect gross written premiums in 2007 to be in the range of $75 million to $95 million based upon agreements made to date (and assuming renewal of existing agreements). We also plan to incept programs and treaties for additional new clients throughout 2007.

        We monitor our balance sheet and exposures carefully in part so that we maintain our standing with regulatory authorities and rating agencies. As part of this monitoring, and in order to maintain our current "A-" (Excellent) rating from A.M. Best, we plan to target a ratio of net written premiums to surplus of 1.3 to 1.5 in our U.S. licensed insurance companies and 1.1 to 1.2 in CastlePoint Re.

        We expect that the ratio of our total investments to our total shareholders' equity will continue to increase, particularly as our loss reserves increase over the next couple of years. The ratio of our total investments to our total shareholder's equity at December 31, 2006 was 1.52. Since our underwriting profile is similar to that of Tower and since we will continue to receive a significant portion of our business from Tower, we expect that the ratio of our total investments to our total shareholders' equity will increase to approximately 2.5 in approximately 2 to 2.5 years, which is similar to Tower's ratio of approximately 2.6 (Tower's total investments divided by its total stockholders' equity), as calculated by us based on information set forth in Tower's report on Form 10-Q for the quarter ended September 30, 2006.

INDUSTRY BACKGROUND

Overview

        The property and casualty industry historically has been cyclical, as evidenced by the fact that the combined ratios for the industry have tended to be either good (that is, below 100% for several years in a row reflecting underwriting profitability) or poor (that is, above 100% for several years in a row reflecting underwriting unprofitability). We believe the changes in industry combined ratios are likely related to changes in overall pricing adequacy which in turn may be related to changes in capital flows into and out of the insurance industry.

        When excess underwriting capacity exists, increased competition generally results in lower pricing and less favorable policy terms and conditions for insurers and reinsurers. As underwriting capacity contracts, pricing and policy terms and conditions generally become more favorable for insurers and reinsurers. In the past, underwriting capacity has been impacted by several factors, including catastrophes, industry losses, recognition of reserve deficiencies, changes in the law and regulatory requirements, investment returns and the ratings and financial strength of competitors.

        We believe the U.S. property and casualty insurance industry was generally in a prolonged period of excess underwriting capacity from the 1980s until 2000. As a result, the financial results for the industry during this period were poor, with the industry combined ratio averaging 109% during the 1980s and 108% during the 1990s, according to Robert P. Hartwig, Senior Vice President and Chief Economist at the Insurance Information Institute. The pricing and policy coverage terms and conditions for the industry began to become more favorable to insurers near the beginning of 2001. The terrorist attacks of September 11, 2001, with insured losses estimated to be between $30 to $40 billion, as reported by the Insurance Information Institute, exacerbated the upward pressure on insurance prices. This relatively more favorable underwriting environment for insurers continued through 2004.

        In 2004, the industry's results improved significantly with its overall combined ratio declining to 98.3% and property/casualty insurer financial assets increasing by 10% to $1.2 trillion, as reported by the Insurance Information Institute. Although the combined ratio rose 2.6% to 100.9% in 2005, it was the third best combined ratio since 1980, surpassed only by the 98.3% combined ratio for 2004 and the 100.1% combined ratio for 2003, according to a press release, dated April 18, 2006, of Insurance Services Offices, Inc., a risk consulting firm. The Insurance Information Institute reported that in 2005, property/casualty insurer financial assets increased by 8.5% to $1.3 trillion. Due to the increased level of profitability and additional capital raised by insurance companies and reinsurers in recent years, we believe the industry generally began to experience slight pricing decreases beginning in 2005. We believe the hurricane catastrophes beginning in August 2005 may mitigate some of the reductions in pricing the industry started to experience beginning in 2005, although in 2006 there was very low hurricane catastrophe activity in the U.S. There can be no assurance that any pricing increases will occur.

Recent Industry Developments

  Contingent Commissions

        In the early fall of 2004, the New York State Attorney General began investigations into payment of contingent commissions by insurance companies to brokers, who represent the insured, as well as illegal bid rigging committed by a few brokers and insurers in our industry. As a result of these investigations, many large, national insurance brokers have stopped accepting contingent commissions. In addition, some insurers have agreed to stop paying contingent commissions, either generally or in certain lines of business. However, at least two insurers have announced plans to replace contingent commissions with other supplemental compensation. While we are not aware that any insurance regulator has taken the position that contingent commissions are per se illegal or improper under the current law, future payments of contingent commissions to retail brokers by insurance companies may be significantly curtailed, and may be subject to further regulation and scrutiny.

  Finite Reinsurance

        Beginning in 2001, we believe after a prolonged period of excess underwriting capacity, many reinsurers either ceased offering traditional quota share reinsurance, significantly reduced the commissions paid on this product or shifted from offering traditional quota share reinsurance to offering finite quota share reinsurance in an effort to improve their profitability. This situation continued until the spring of 2005, when the New York State Attorney General and various regulatory agencies, including the SEC and state insurance departments, began scrutinizing the use of finite quota share reinsurance in the property and casualty industry. In October 2005, the NAIC adopted financial reporting rules that require insurers to have the chief executive officer and chief financial officer of each insurer certify as part of their 2005 annual reporting that each treaty from 1994 and subsequent years pass specific tests for risk transfer. Many insurers who use finite quota share reinsurance are concerned that the attention surrounding finite quota share reinsurance has caused some regulators to question whether certain finite quota share reinsurance contracts qualify as reinsurance under U.S. GAAP and statutory accounting principles. We believe that this scrutiny has reduced the market for finite quota share reinsurance and is creating greater demand for quota share reinsurance with traditional coverage terms without provisions to limit losses that are generally characteristic of finite reinsurance. As a result, we believe significant market opportunities will arise for reinsurers that are willing to provide traditional quota share reinsurance as an alternative to finite quota share reinsurance.

  Hurricanes Katrina, Rita and Wilma

        In 2005, the property and casualty industry began experiencing unprecedented losses from a series of hurricanes that began with Katrina in August of that year, which was the most costly insured event in U.S. history, exceeding hurricane Andrew in 2002 and the September 11, 2001 terrorist attacks, according to the Insurance Information Institute. Hurricanes Rita and Wilma soon followed Katrina in September 2005 and caused insured catastrophe losses estimated to be $56 billion in the aggregate in 2005, as reported by the Insurance Information Institute. We believe the significant losses from these hurricanes have resulted in significant pricing increases in certain lines, especially for insurance risks subject to property catastrophe loss and offshore marine and energy exposures. However, even though there were relatively few hurricanes in 2006, it is uncertain what will happen with pricing with respect to property lines of business.

  Bermuda Insurance Industry

        According to various industry sources, including A.M. Best, after the terrorists attacks of September 11, 2001 and through December 31, 2004, an estimated $16.5 billion to $20.0 billion of new capital was invested in insurance and reinsurance companies in Bermuda. A significant portion of this capital was used to fund Bermuda-based start up insurance and reinsurance companies. Bermuda has become one of the world's leading insurance and reinsurance markets. According to A.M. Best, after hurricanes Katrina, Rita and Wilma in August and September of 2005, a number of additional reinsurers have announced their formation in Bermuda, including Amlin Bermuda, Validus Reinsurance and Lancashire Holdings. Approximately $18.4 billion of new capital flowed into Bermuda after hurricane Katrina, as reported by A.M. Best.

        There are a number of factors that make Bermuda an attractive location from which to conduct insurance and reinsurance business, including:

  •
  a favorable regulatory and tax environment, which minimizes governmental regulation of companies meeting certain solvency and liquidity requirements;

  •
  recognition as a highly reputable business center that provides excellent professional and other business services;

  •
  a well-developed insurance industry with a well-developed network of brokers;

  •
  political and economic stability; and

  •
  ready access to the global insurance and reinsurance markets.

BUSINESS

        While we intend to operate our business as described in this prospectus, we are a new company with a very limited operating history. As a result of our experience, changes in market conditions and other factors outside our control, we may alter our anticipated methods of conducting our business, such as the nature, amount and types of risks we assume and the terms and limits of the products we intend to write. In addition, as discussed elsewhere in this prospectus, while we recently acquired a U.S. licensed insurance company with no pre-existing business or ongoing insurance operations to enable us to commence our insurance business, until we obtain all required regulatory approvals to commence writing insurance business using such U.S. licensed insurance company as planned, we expect to primarily conduct our reinsurance business as described herein.

Overview

        We are a Bermuda holding company organized to provide property and casualty insurance and reinsurance solutions, products and services primarily to small insurance companies and program underwriting agents in the United States. We were formed to take advantage of opportunities that we believe exist in the insurance and reinsurance industry for traditional quota share reinsurance, insurance risk sharing and program business as well as unbundled insurance company services.

        We intend to provide insurance and reinsurance business solutions, as well as a broad range of products and services, to insurance companies and program underwriting agents, to enable them to improve their ability to deliver and market their products and services. Our insurance company clients will primarily be insurance companies with surplus of less than $100 million that underwrite small commercial and personal lines policies with low to moderate hazard risks that we believe produce consistently profitable underwriting results, but have been unable to grow their operations due to such factors as a limited capital base, lack of adequate ratings or limited licensing. We believe small insurance companies can overcome their limitations by entering into traditional quota share reinsurance and other insurance risk-sharing arrangements, such as pooling, with us, and thereby access our surplus, higher rating, broad based licensing or other capabilities. We also plan to conduct business with other insurance companies without those limitations that are seeking to efficiently manage their capital, as well as limit their concentration of risk in certain geographical areas, through our insurance risk-sharing and traditional quota share reinsurance solutions. Our first and largest customer for our traditional quota share reinsurance solutions is Tower.

        We also intend to focus on program underwriting agents that write program business in various profitable market segments that we believe are underserved by other insurance companies. We refer to program business as narrowly defined classes of business that are underwritten on an individual policy basis by program underwriting agents on behalf of insurance companies. We provide comprehensive business solutions, products and services to program underwriting agents that write specialty program business. By providing these reinsurance and insurance solutions, products and services to these insurance companies and program underwriting agents, we believe we can enable them to improve their ability to deliver and market their products and services, and this in turn should allow us access to established, profitable books of business, as well as leverage their product knowledge and existing infrastructure.

        We offer reinsurance products to insurance companies through CastlePoint Re, our Bermuda reinsurance subsidiary. In the near future, we will offer primary insurance in the states of New York and New Jersey through CastlePoint Insurance Company, once it completes further necessary regulatory filings and receives necessary regulatory approvals in New Jersey, and we plan to acquire at least one additional more broadly licensed U.S. licensed insurance company in the next three to nine months, subject to receipt of regulatory approvals. We plan for these U.S. licensed insurance companies to enter into pooling and other insurance risk-sharing arrangements, thereby sharing premiums, losses and expenses on certain business which they and other insurance companies will write. In addition to entering into these risk-sharing arrangements, we will write traditional program business and specialty program business. Until we acquire licenses in additional U.S. jurisdictions, we are able to engage in the insurance risk-sharing business, traditional program business and specialty program business in states other than New York and New Jersey only through the issuance of policies by Tower's insurance companies pursuant to CastlePoint Management's program management agreements with Tower's insurance companies.

        CastlePoint Re has received a Financial Strength rating of "A-" (Excellent) from A.M. Best, which is the fourth highest of fifteen rating levels and indicates A.M. Best's opinion of our financial strength and ability to meet ongoing obligations to our future policyholders. In addition, based on our discussions with A.M. Best, we expect that CastlePoint Insurance Company and any other U.S. licensed insurance companies that we may acquire, upon our acquisition and capitalization of such companies, will have ratings of "A-" (Excellent), in view of our capital funding plans, management experience and relationship with Tower. However, there is no assurance that CastlePoint Insurance Company or any other U.S. licensed insurance companies that we may acquire will receive such rating.

        The maintenance of the assigned rating depends upon CastlePoint Re operating in a manner consistent with the business plan presented to A.M. Best. A.M. Best formally evaluates its Financial Strength ratings of insurance companies at least once every twelve months and monitors the performance of rated companies throughout the year. A.M. Best stated that it would closely monitor the flow of business between CastlePoint Re and Tower to ensure there are no material deviations from projections utilized by A.M. Best to establish CastlePoint Re's rating. A.M. Best also stated that it believes CastlePoint Re's results could be impacted by Tower's growth and exposure to catastrophes due to its business concentration in New York City.

Acquisitions of U.S. Licensed Insurance Companies

        To provide insurance risk-sharing and program business solutions, in addition to CastlePoint Insurance Company, we plan to acquire, subject to any necessary regulatory approvals, at least one additional U.S. licensed insurance company in the next three to nine months. CastlePoint Management recently completed its acquisition of CastlePoint Insurance Company, a U.S. licensed insurance company, from Tower. In June 2006, Tower acquired all of the issued and outstanding capital stock of CastlePoint Insurance Company, a New York domestic, stock property/casualty insurer, which is licensed to transact insurance in the states of New York and New Jersey. Tower paid $225,000 plus an amount equal to the statutory surplus of CastlePoint Insurance Company at closing (which was approximately $8.3 million in June 2006) for such acquisition. On December 4, 2006, CastlePoint Management purchased from Tower all of the issued and outstanding capital stock of CastlePoint Insurance Company for a cash purchase price of $350,000 plus approximately $8.4 million, which was the adjusted statutory surplus of CastlePoint Insurance Company at closing. The $125,000 difference in the price we paid for CastlePoint Insurance Company, compared to Tower's purchase price, reflects the professional and regulatory costs paid by Tower in connection with its acquisition of the company, which was in rehabilitation, as it took Tower many months to complete the acquisition process and to obtain the required regulatory approvals and the licenses to operate in the states of New York and New Jersey. This transaction was approved by our audit committee. When we acquired CastlePoint Insurance Company, it did not conduct any business and did not have any premium income, obligations relating to insurance policies, employees, operations or real estate. CastlePoint Insurance Company entered into pooling agreements with Tower effective as of January 1, 2007, subject to regulatory approval by the New York State Insurance Department. We expect to obtain regulatory approval of the pooling agreements by March 31, 2007. If there is a delay in obtaining regulatory approval of the pooling agreements, it is our and Tower's intention to adjust the ceding percentages for all or part of 2007 under our quota share reinsurance agreements to ensure that an equal amount of business is transferred to CastlePoint Re as would have been transferred to CastlePoint Insurance Company under the pooling agreements.

        We anticipate that CastlePoint Insurance Company will write insurance, on an admitted basis, in the states of New York and New Jersey once it completes futher necessary regulatory filings and receives necessary regulatory approvals in New Jersey, as well as in those states in which CastlePoint Insurance Company subsequently applies to become, and is approved as, a licensed insurer.

        We plan to acquire at least one additional U.S. licensed insurance company, either with little or no pre-existing business or with ongoing insurance operations, and with broader licensing, which will permit us to write insurance business in more United States jurisdictions on an admitted and non-admitted basis. We expect that the purchase price for these companies will be paid in cash and will consist of the amount to be paid for the value of the target company's insurance licenses and the amount of its statutory capital and surplus, as well as the value of the business if an ongoing operating insurance company is purchased. Statutory capital and surplus refers to an insurer's assets minus its liabilities, calculated using statutory accounting principles. However, we have not entered into any letters of intent at this time with respect to an additional U.S. licensed insurance company.

        The acquisition of these additional U.S. licensed insurance companies is subject to regulatory approval by the acquired company's domiciliary state. Following such acquisition, we expect that these companies will enter into insurance risk-sharing arrangements and program business with Tower and with third-party insurance companies, as well as write program business. Until our U.S. insurance companies are broadly licensed, Tower's insurance companies are issuing policies in those states where we do not have licenses for the brokerage business, traditional program business, specialty program business and insurance risk-sharing business pursuant to a program management agreement between CastlePoint and Tower. In addition, based on our discussions with A.M. Best, we expect that CastlePoint Insurance Company and any other U.S. licensed insurance companies that we may acquire, upon our acquisition and capitalization of such companies, will also receive a Financial Strength rating of "A-" (Excellent), in view of our capital funding plans, management experience and relationship with Tower.

Our Relationship With Tower

        Tower, our sponsor, is our first and currently largest strategic client. Tower is also our largest customer for our reinsurance products, and we expect that it will be our first and largest customer for our insurance solutions, especially during our initial years of operations. As our strategic client, Tower also provides various insurance company services to us and potentially to our customers. For the year ended December 31, 2006, the reinsurance business we received from Tower represented more than 96.2% of our premium revenues. We expect to derive at least 70% or more of our reinsurance business and insurance business from Tower and its subsidiaries during our first two years of operation, while we develop business from other customers. Tower is a publicly traded insurance holding company that provides property and casualty insurance products and services through its insurance company subsidiaries and its management company to small to mid-sized businesses and to individuals in New York, New Jersey and Massachusetts. We entered into various reinsurance, program management and service and expense sharing agreements, and we will enter into the three pooling agreements, with Tower and certain of its subsidiaries as described in this prospectus.

        In connection with our formation and capitalization, we issued 2,555,000 of our common shares, representing at the time of issuance 100% of our outstanding common shares, to Tower in consideration of its investment of $15.0 million in us. The common shares held by Tower currently represent 8.6% of our outstanding common shares. We also issued ten-year warrants to Tower to purchase an additional 1,127,000 of our common shares at an exercise price of $10.00 per share, which shares currently represent 3.5% of our common shares outstanding on a fully-diluted basis, prior to giving effect to this offering and the grant of 610,581 options. The shares held by Tower, together with the shares issuable upon exercise of the Tower warrants, currently represent 11.6% of our outstanding common shares on a fully-diluted basis, prior to giving effect to this offering and the grant of 610,581 options. After giving effect to this offering, the common shares held by Tower will represent 7.2% of our outstanding common shares (7.0% if the underwriters' over-allotment option is exercised in full). After giving effect to this offering and the grant of 610,581 options, the common shares held by Tower, together with the shares issuable upon exercise of the Tower warrants, will represent 9.6% of our outstanding common shares on a fully-diluted basis (9.3% if the underwriters' over-allotment option is exercised in full). Under our bye-laws, Tower's voting power in us is limited to 9.5%. For a description of the terms of Tower's warrants, see "Certain Relationships and Related Transactions—Sponsor and Related Agreements."

Market Opportunities and Industry Trends

        We believe that small insurance companies and program underwriting agents fill a significant void in the property and casualty insurance marketplace left by large, well-capitalized national insurance companies conducting business through large national brokers. Small insurance companies, typically with surplus of less than $100 million, distribute their products regionally throughout the United States through small to medium-sized independent agents, which, in our management's experience, are often not well served by large national insurance companies. It has also been our management's experience that, because of the local knowledge provided by these agents, small insurance companies are often more effective in delivering products that address the needs of the customers in specific regional areas. Program underwriting agents fill a void in the marketplace left by large insurance companies by providing specialized product design and underwriting expertise as well as servicing capabilities that large insurance companies may lack or desire to outsource. As a result, program underwriting agents are often able to quickly develop new products in response to market demand and develop large books of business that may surpass the premium volume capacity of small insurance companies, especially in market segments that are underserved or avoided by large insurance companies. Based on our management's experience, we further believe that small insurance companies and program underwriting agents currently experience difficulty in delivering their products and services efficiently. We believe the following are some of the problems that they currently face in the marketplace:

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  Lack of reliable sources of traditional quota share reinsurance or insurance risk-sharing capability. In contrast to large insurance companies, small insurance companies are often unable to access capital due to their limited premium volume, lack of profitability or limitations relating to their ownership structure, such as the inability of mutual insurance companies to issue stock. These small insurance companies have historically relied on traditional quota share reinsurance to provide additional underwriting capacity to support their premium writings. Larger insurance companies also utilize traditional quota share reinsurance to increase their underwriting capacity or reduce their exposure to loss. We believe that, by 2001, many reinsurers became less willing to provide traditional quota share reinsurance on terms acceptable to the primary companies. We refer to traditional quota share reinsurance as a type of reinsurance whereby a reinsurer provides reinsurance coverage to insurance companies on a pro rata basis based upon their ceding percentage without any provisions to limit meaningful losses. Prior to spring of 2005, as an alternative to traditional quota share reinsurance, many reinsurers offered finite reinsurance which, according to the NAIC, is a type of reinsurance that transfers a finite or limited amount of risk to the reinsurer, whereby risk is reduced through accounting or financial methods, along with the actual transfer of economic risk. In spring of 2005, various regulatory agencies began to scrutinize whether many finite quota share reinsurance agreements contained a sufficient level of risk transfer to qualify as reinsurance under applicable accounting principles. We believe that this scrutiny has reduced the market for finite quota share reinsurance and is creating a greater demand for traditional quota share reinsurance. Nonetheless, we believe that many reinsurers are still reluctant to provide traditional quota share reinsurance due to their lack of primary insurance expertise. As a result, we believe we are uniquely positioned to take advantage of this market opportunity given our senior management's primary insurance company background, expertise and established track record in underwriting primary business.

    In addition to utilizing traditional quota share reinsurance, we believe small insurance companies can overcome their limitations by entering into insurance risk-sharing arrangements with us to access our surplus, higher rating, broad based licensing or other capabilities to improve their ability to market their products and services. Doing so will enable them to generate commission income from managing this business on our behalf in addition to continuing to generate underwriting profit on the business that they retain. We will offer insurance risk-sharing solutions to these small insurance companies by sharing underwriting results with them through pooling agreements or by appointing them as program underwriting agents so that they can access our insurance companies. We believe there are significant market opportunities for us as we are not aware of other insurance companies or reinsurers offering these types of insurance risk-sharing solutions.

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  Lack of adequate support for program underwriting agents to write program business. We believe that there are significant market opportunities for program business. We believe that, after prolonged soft market conditions that ended in 2001, many insurance companies have either ceased or significantly reduced writing program business due to lack of profitability or reduced commissions paid to program underwriting agents. Since 2000, various insurance companies writing program business, such as Reliance Group, Frontier Insurance Group and Mutual Risk Management, either withdrew or significantly reduced writing such business, and some ceased business because of insolvency. Program underwriting agents that continued to write program business were able to do so because they significantly improved the profitability of their book of business to retain the support of insurance companies and reinsurers. Despite improved profitability of program business in recent years, which has attracted more insurers and reinsurers to support program business, we believe this market is still underserved and that program underwriting agents are seeking alternatives to increase their profit margin.

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  Lack of unbundled insurance company service providers to support program business. Services for program business are generally delivered by the insurance company writing the program business on an unbundled basis, with the program underwriting agent having the option to either perform these services itself or purchase them from the insurance company or third-party vendors for a fee. We believe insurance companies that write program business and rely on program underwriting agents to provide the insurance company infrastructure are unable or unwilling to provide insurance company services such as policy processing, claims handling and technological solutions to help program underwriting agents facilitate program business transactions. We believe that there is a lack of insurance company service providers that offer insurance services to support program business on an unbundled basis, and that program underwriting agents could utilize such services in attempting to develop new programs as well as servicing existing programs.

        Our business objectives are to capitalize on these market opportunities by delivering reinsurance and insurance solutions and providing unbundled insurance services that are designed to meet the needs of Tower and its subsidiaries, small insurance companies and program underwriting agents.

Our Business Solutions, Products and Services

        We plan to offer the following business solutions, products and services:

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  Reinsurance Solutions. Our reinsurance operations will primarily focus on providing traditional quota share reinsurance and expect to focus to a lesser extent on providing property and casualty excess of loss and other ancillary reinsurance coverage to insurance companies with low risk profiles that underwrite small commercial and personal lines policies with low to moderate hazard risks that we believe produce consistently profitable underwriting results.

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  Insurance Solutions. We plan to offer insurance risk-sharing solutions to customers writing policies with low to moderate hazard risks. These solutions include (1) pooling or sharing of premiums and losses between our U.S. licensed insurance companies and other insurance companies based upon their respective percentage allocations or (2) appointing other insurance companies as our program underwriting agents and then having those insurance companies assume through reinsurance a portion of the business they produce as program underwriting agents. We also plan to provide comprehensive business solutions to program underwriting agents in the United States, including policy issuance capability through our insurance companies, assumption of underwriting risk and the ability to participate in underwriting risk by providing alternative risk transfer capabilities.

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  Product Lines. As part of our insurance and reinsurance business solutions, we plan to offer broad lines of business, including commercial package, fire and allied lines, commercial general liability, workers' compensation, homeowners and personal dwellings, professional liability, commercial and personal inland marine and commercial and personal automobile.

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  Unbundled Insurance Company Services. We plan to offer a comprehensive set of insurance company services which can be purchased separately from our product offerings on an unbundled basis, including claims handling, policy administration and insurance technology solutions. We believe these services should facilitate marketing our insurance and reinsurance products and solutions to program underwriting agents, as well as generate fee income.

Our Strategic Relationship with Tower

        Tower has historically utilized a business model that involves ceding a certain percentage of its business to reinsurers and placing business with other insurance companies through its management company to increase its capacity to underwrite an amount of premium volume beyond its own surplus capacity. For example, utilizing other insurance companies through its management company, Tower placed 2.9%, 10.5% and 23.3% of the total gross premiums written by its insurance company and produced for other insurance companies for the years ended December 31, 2006, 2005 and 2004, respectively. In addition, Tower ceded from its insurance segment 45.9%, 29.5% and 45.2% of its gross premiums written to reinsurers in the years ended December 31, 2006, 2005 and 2004, respectively. While Tower reduced the premiums ceded to reinsurers and placed with other insurance companies in order to increase its retention after completing its initial public offering in October 2004, in 2006 Tower continued to rely on reinsurance and other insurance companies to support its growth. Due to regulatory scrutiny concerning the use of finite reinsurance, as well as reduced availability of traditional quota share reinsurance and insurance risk -sharing capacity, Tower decided to sponsor us and enter into a long-term strategic relationship with us to secure a stable source of traditional quota share and insurance risk-sharing capability to support its anticipated future growth. This strategic relationship with Tower allows us to participate as a reinsurer, and we expect that it will allow us to participate as a pooling participant, in Tower's book of business that it has historically underwritten profitably.

        Pursuant to the master agreement and certain reinsurance agreements we entered into with Tower and/or certain of its subsidiaries, we provide traditional quota share reinsurance to Tower and we participate in Tower's ceded property and casualty excess of loss reinsurance program. Following our acquisition of CastlePoint Insurance Company, we entered into three pooling agreements with Tower to supplement or replace Tower's management agreements with other insurance companies. The pooling agreements ensure that all premiums and losses will be shared by us and Tower proportionately from the first claim dollar based on our respective participation percentages. The reinsurance agreements have, and the pooling agreements contemplated by the master agreement will have, a term of four years (as extended by our agreement with Tower from the initial term of three years), subject to regulatory approval and certain early termination rights of the parties. Each party to each of the reinsurance agreements has the right to terminate the applicable reinsurance agreement as of the date 12 months after the effective date of such agreement and on the 12-month anniversary thereafter. In addition, each party to each of the pooling agreements may terminate its participation in the applicable pooling agreement at the end of a quarter upon 60 days' notice. Further, we and Tower have modified the program management agreements to provide that it can be terminated by any party upon 60 days' notice. However, we and Tower have revised the master agreement to provide that neither of us will cause or permit our respective subsidiaries to exercise such annual termination right in the quota share reinsurance agreements, quarterly termination right in the pooling agreements and the 60 days' notice termination right in the program management agreements. This agreement not to exercise the annual termination right, quarterly termination right and 60 days' notice termination right does not affect the other early termination provisions described under "Certain Relationships and Related Transactions—Our Arrangements with Tower and its Subsidiaries."

        We and Tower agreed that, subject to receipt of any required regulatory approvals, CastlePoint Insurance Company will manage the traditional program business and specialty program business. In addition, as contemplated by the master agreement, CastlePoint Re is a reinsurer under one of Tower's assumed reinsurance agreements.

        We and Tower agreed that Tower will manage the brokerage business, and we will manage the traditional program business, and specialty program business and insurance risk-sharing business. Until our U.S. insurance companies are broadly licensed, we will manage the traditional program business, specialty program business and insurance risk-sharing business through either CastlePoint Management or CastlePoint Insurance Company. Effective as of July 1, 2006, Tower cedes 40% of the brokerage business and 50% of the traditional program business under the quota share reinsurance agreements for the brokerage business and traditional program business, respectively. Tower currently cedes 85% of the specialty program business and insurance risk-sharing business to CastlePoint Re through the related quota share reinsurance agreement.

        CastlePoint Insurance Company has entered, and any other U.S. licensed insurance companies that we may acquire may, enter into pooling agreements with Tower's insurance companies, which are effective as of January 1, 2007, subject to required regulatory approvals, whereby Tower will manage the brokerage business pool, and our U.S. licensed insurance companies will manage the traditional program business pool and the specialty program business pool. CastlePoint Management and/or our U.S. licensed insurance companies will manage the insurance risk-sharing business. We will also utilize these U.S. licensed insurance companies to underwrite insurance risk-sharing business.

        The pool managers for each of the brokerage, traditional program and specialty program business pools are required to purchase property and casualty excess of loss reinsurance and property catastrophe excess of loss reinsurance from third party reinsurers to protect the net exposure of the pool participants. In purchasing the property catastrophe excess of loss reinsurance, the pool manager may retain approximately 10% of the combined surplus of Tower and CastlePoint Insurance Company (referred to as the pooled retention) prior to reinsurance by third party reinsurance companies. In addition, with respect to each of the pools, any of the participating companies will have the option to require the pool manager to increase the pooled retention by an amount up to 10% of CastlePoint Re's surplus with the additional reinsurance to be purchased from CastlePoint Re. With respect to the brokerage business pooling agreement, for the period beginning April 1, 2006 and ending March 31, 2007, the premiums pooled shall not be reduced by Tower Insurance Company of New York's property catastrophe premiums ceded and the losses pooled shall include Tower Insurance Company of New York's property catastrophe actual incurred losses up to a maximum of $15,000,000 times CastlePoint Insurance Company's pooling percentage.

        With respect to the brokerage business pooling agreement, commencing on April 1, 2007, the amount of property catastrophe premiums ceded that will be paid by CastlePoint Insurance Company will be the total amount of property catastrophe premiums ceded by the brokerage business pool multiplied by CastlePoint Insurance Company's actual pooling percentage. Additionally, to the extent that the total amount of Tower's brokerage business premiums ceded to CastlePoint Re and pooled with CastlePoint Insurance Company exceeds 43.75% of such premiums, CastlePoint Re will credit to

Tower Insurance Company of New York, as an offset against amounts owed to CastlePoint Re by Tower Insurance Company of New York, under the brokerage business quota share reinsurance agreement, an amount equal to 30% of the property catastrophe premiums ceded by the brokerage business pool less the amount of property catastrophe premiums paid by CastlePoint Insurance Company under the brokerage business pooling agreement. For the period commencing on April 1, 2007, the amount of the pool's incurred property catastrophe losses that will be paid by CastlePoint Insurance Company will be the total amount of property catastrophe losses incurred (within the pooled retention) by the brokerage business pool multiplied by CastlePoint Insurance Company's pooling percentage. Additionally, to the extent that the total amount of Tower's brokerage business premiums ceded to CastlePoint Re and pooled with CastlePoint Insurance Company exceeds 43.75% of such premiums, CastlePoint Re will pay 30% of property catastrophe losses incurred by the brokerage business pool (within the pooled retention) less the amount incurred by CastlePoint Insurance Company under the brokerage business pooling agreement.

        The total amount of property catastrophe premiums ceded and the total amount of property catastrophe incurred losses paid by Tower Insurance Company of New York will be the total amount of property catastrophe premiums ceded and incurred losses for the total brokerage business pool less the amounts paid by CastlePoint Insurance Company and directly and/or indirectly, by CastlePoint Re, as described above.

        Tower and CastlePoint Insurance Company, as well as any other U.S. licensed insurance companies that we may acquire, will initially participate 85% and 15%, respectively, for 2007, in the brokerage business pool, 50% each in the traditional program business pool, and 15% and 85%, respectively, in the specialty program business pool. The pooling percentages under the pooling agreements are subject to unilateral adjustment by the manager of the relevant pool, or by mutual agreement of the parties. The quota share reinsurance arrangement with respect to the brokerage business will continue after the pooling agreements commence and will apply to Tower's share of the brokerage business pool. As of the effective date of the pooling agreements, which is January 1, 2007, subject to regulatory approval by the New York State Insurance Department, we anticipate that Tower will cede 40% (for 2007) of its brokerage business to CastlePoint Re under the brokerage business quota share reinsurance agreement. The quota share reinsurance agreement with respect to the specialty program business and insurance risk-sharing business will be, and the quota share reinsurance agreement with respect to the traditional program business may be, terminated after CastlePoint Insurance Company enters into the pooling agreements for such business with Tower's insurance companies. Insurance risk-sharing arrangements will be managed by us or by Tower and will be subject to one of our three pooling agreements with Tower's insurance companies, depending on the nature of the business, namely, whether it is brokerage business, traditional program business or specialty program business. We expect that CastlePoint Insurance Company may, and any other U.S. licensed insurance companies that we may acquire also may, enter into traditional quota share reinsurance agreements with CastlePoint Re whereby they will cede to CastlePoint Re up to 50% of their brokerage business, traditional program business, specialty program business and insurance risk-sharing business.

        Tower has announced that it entered into an agreement to purchase Preserver Group, Inc., or Preserver, a privately held company that specializes in small commercial and personal lines insurance in the northeastern region of the United States. If Tower's acquisition of Preserver closes, because Preserver writes brokerage business, the Preserver premiums will be covered under our brokerage business pooling agreement and brokerage business quota share reinsurance agreement with Tower, such that CastlePoint will receive approximately 49% of the increase in Tower's premium volume resulting from Tower's acquisition of Preserver, as well as approximately 49% of Tower's overall brokerage business. We and Tower agreed that, with respect to any insurance companies Tower may acquire during the term of our master agreement, subject to the receipt of any necessary regulatory approvals, if Tower desires to cause these insurance companies to effect loss portfolio transfers, we will have a right of first refusal to assume such companies' historical losses pursuant to a loss portfolio transfer agreement, which must be on mutually acceptable market competitive terms. In the case of Tower's acquisition of Preserver, Tower has not notified us that it intends to effect a loss portfolio transfer from Preserver.

        Pursuant to the master agreement, CastlePoint Re or CastlePoint Management initially entered into the following agreements and arrangements with Tower:

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  an amended and restated brokerage business quota share reinsurance agreement between CastlePoint Re and Tower Insurance Company of New York and Tower National Insurance Company;

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  an amended and restated traditional program business quota share reinsurance agreement between CastlePoint Re and Tower Insurance Company of New York and Tower National Insurance Company;

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  an amended and restated specialty program business and insurance risk-sharing business quota share reinsurance agreement between CastlePoint Re and Tower Insurance Company of New York and Tower National Insurance Company;

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  a service and expense sharing agreement between CastlePoint Management and Tower and certain of its subsidiaries, pursuant to which we can purchase from them insurance company services at cost and market these services to our program underwriting agents on an unbundled basis. We share with Tower 50% of the profits and losses generated from these services; and

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  a program management agreement between CastlePoint Management and Tower Insurance Company of New York and Tower National Insurance Company , whereby CastlePoint Management was appointed to perform certain underwriting and claims services with respect to the specialty program business and insurance risk-sharing business, such as soliciting, underwriting, quoting, binding, issuing and servicing of insurance policies. In circumstances where CastlePoint Management cannot fully perform these functions on its own, CastlePoint Management plans to delegate authority to the program underwriting agents or to purchase services from Tower under the service and expense sharing agreement.

        The service and expense sharing agreement and the program management agreement that CastlePoint Management initially entered into is being amended to provide for separate such agreements with each of the Tower company involved at the request of the New York State Insurance Department. See "Certain Relationships and Related Transactions—Program Management Agreements;—Service and Expense Sharing Agreements."

        In addition, CastlePoint Re currently reinsures 50% of the ceded first property excess of loss layer, 30% of the ceded second property excess of loss layer and 50% of the ceded first multiline excess of loss layer under Tower's 2007 property and casualty excess of loss reinsurance agreements. Further, CastlePoint Re participates as of July 1, 2006 as a reinsurer in a property catastrophe excess of loss reinsurance agreement with two of Tower's insurance companies at a level of 30% of the first three layers of that agreement, subject to any required regulatory approvals. The term "loss layer" refers to the interval between the retention or attachment point and the maximum limit of indemnity for which each reinsurer is responsible under these excess of loss reinsurance agreements. Further, through CastlePoint Re, as of July 1, 2006, we participate as a reinsurer in a property catastrophe excess of loss reinsurance agreement with two of Tower's insurance companies at a level of 30% of the first three layers of that agreement, subject to any required regulatory approvals.

        Pursuant to the master agreement, we also entered into the following pooling agreements and pool management agreements with Tower Insurance Company of New York, subject to required regulatory approvals:

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  a brokerage business pooling agreement between CastlePoint Insurance Company and Tower Insurance Company of New York;

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  a traditional program business pooling agreement between CastlePoint Insurance Company and Tower Insurance Company of New York;

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  a specialty program business pooling agreement between CastlePoint Insurance Company and Tower Insurance Company of New York;

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  a brokerage business pool management agreement between CastlePoint Insurance Company and Tower Insurance Company of New York;

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  a traditional program business pool management agreement between CastlePoint Insurance Company and Tower Insurance Company of New York; and

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  a specialty program business pool management agreement between CastlePoint Insurance Company and Tower Insurance Company of New York.

        The pooling agreements, the pool management agreements and the service and expense sharing agreements are subject to review, approval and requests for modification by the New York State Insurance Department. The program management agreement between CastlePoint Management and Tower Insurance Company of New York has been approved by the New York State Insurance Department. All of such agreements are also subject to the review and approval of the domiciliary states of CastlePoint Insurance Company (New York) and any additional U.S. licensed insurance companies that we may acquire or that Tower may acquire, to the extent such companies participate in these agreements. Further, the program management agreement between CastlePoint Management and Tower National Insurance Company is subject to review and requests for modification by the Massachusetts Division of Insurance. For additional information, see "Risk Factors—Our agreements with Tower's insurance companies are subject to regulatory review and may be changed, which would have a material adverse effect on our business, financial condition and results of operations" and "Certain Relationships and Related Transactions—Master Agreement—Status of Regulatory Approvals."

        The following chart summarizes the main characteristics of our brokerage business, traditional program business and specialty program business pooling arrangements with Tower:

Pool Description	Brokerage Business Pool	Traditional Program Business Pool	Specialty Program Business Pool
Type of Business	Brokerage business	Traditional program business	Specialty program business
Pool Manager	Tower	CastlePoint Insurance Company	CastlePoint Insurance Company
Individual Risk Underwriting Authority	Retained by Tower except limited authority to bind risks	Granted to program underwriting agents	Granted to program underwriting agents
Pool Manager's Participation	85% initially for 2007, otherwise subject to a minimum of 55% and a maximum of 75%	50%, initially, subject to a minimum of 50% and a maximum of 85%	85% initially, subject to a minimum of 50% and a maximum of 85%
Management Fee Percentage	34% until April 1, 2007, subject to a minimum of 31% and a maximum of 36% thereafter	Shared, based upon pool participation.	Shared, based upon pool participation.
Distribution Sources	Retail and wholesale	Wholesale and program underwriting agents	Program underwriting agents (traditional quota share or risk sharing arrangements with other insurance companies are excluded from the pool)
Industry Classes of Business	All industry classes of business can be written, but will be comprised of classes of business that Tower has historically written	Limited to classes of business that Tower has historically written	All industry classes of business other than traditional program business that Tower elects to manage
Risk Sharing	None	Alternative risk transfer available to program underwriting agents	Alternative risk transfer available to program underwriting agents (traditional quota share or risk sharing arrangements with other insurance companies are excluded from the pool)

Business Strategy

        In order to capitalize on our strategic relationship with Tower and the market opportunities we have identified in the property and casualty insurance industry, we intend to pursue the following business strategies:

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  Rely on Tower as an initial principal production source. A substantial amount of our reinsurance and insurance business is derived from Tower, and we expect that this will continue during the initial years of our operation, as we gradually develop business opportunities from other distribution sources.

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  Deliver traditional quota share reinsurance and insurance risk-sharing solutions to insurance companies.We plan to provide traditional quota share and other related reinsurance products and insurance risk-sharing solutions primarily to small insurance companies with surplus of less than $100 million that have a limited capital base, lack of adequate ratings or have limited licensing, and that underwrite commercial and personal lines policies with low to moderate hazard risks generating average annual premiums of less than $25,000 per policy. In addition, we also plan to provide these solutions to other insurance companies without these limitations that are seeking to efficiently manage their capital as well as to limit their concentration of risk in certain geographic areas.

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  Deliver comprehensive program business solutions and capabilities to program underwriting agents. We plan to differentiate ourselves from other insurance companies writing program business by offering a broad line of products as well as comprehensive insurance, reinsurance and alternative risk transfer solutions and insurance company services on an unbundled basis to attract program underwriting agents with large and profitable books of program business that need or desire to access these products and services.

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  Strategic Investments. We believe that we have access to the financial resources and management expertise to make strategic investments in our clients to strengthen our distribution system to provide ourselves with more stable, predictable and profitable flows of business. We refer to clients in which we make strategic investments as "strategic clients." By developing strategic clients, we plan to build a distribution system that sources a significant portion of our overall business from these strategic clients. We believe that this system has advantages over the typical reinsurance business model because, by investing in such strategic clients, we should be able to influence their reinsurance programs so that such clients can fully leverage their own capital, while also maintaining a stable, long-term reinsurance relationship with us. We also believe that we will be able to manage the market cycle better by expanding or contracting the amount of business from other third party clients depending upon the market conditions, while maintaining a stable base of business from our strategic clients. For the same reasons, we recently purchased $40 million of non-cumulative convertible perpetual preferred stock of Tower, although it was subsequently redeemed by Tower. We may make additional investments in Tower at some point in the future. See "—Strategic Investments" below. We also may invest in, or acquire, Bermuda- based reinsurance companies that are unable to effectively utilize their capital. By providing such reinsurance companies access to our premium flow, we believe we will be able to improve the profitability and financial performance of such companies to the advantage of our own financial performance.

Competitive Strengths

        We believe we have the following competitive strengths, which position us to underwrite both insurance and reinsurance business profitably:

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  Access to Profitable Book of Business from Tower. Pursuant to our agreements with Tower, we reinsure and, effective January 1, 2007 (subject to regulatory approval by the New York State

    Insurance Department), also expect to pool, a significant amount of the brokerage business that Tower writes. For the three years ended December 31, 2006, Tower's insurance segment, which consists predominantly of the brokerage business, generated an average gross loss ratio of 55.0%. An insurer's profitability, without considering its investment income and investment losses, is measured by its "combined ratio." The term "combined ratio" is a standard measurement of an insurer's profitability in the property and casualty insurance industry, which is calculated as a percentage equal to the sum of an insurer's "loss ratio" and its "underwriting expense ratio." The loss ratio is calculated as the ratio of losses and loss adjustment expenses to premiums earned. The underwriting expense ratio is calculated as the ratio of underwriting expenses to premiums earned. A combined ratio of less than 100% generally indicates that an insurer is profitable on an underwriting basis, in that the premiums the insurer has earned for a particular period exceed the sum of its losses, loss adjustment expenses and underwriting expenses (less policy billing fees) for the same period. Tower's average gross loss ratio for the insurance segment of 55.0% for the three-year period ended December 31, 2006, when added to Tower's average underwriting expense ratio for the insurance segment of 30.2% for the same period, results in an average combined ratio of 85.2% for the three years ended December 31, 2006. Accordingly, Tower's underwriting profit for its brokerage business for this three-year period, without considering investment income and investment losses, averaged 14.8% of every dollar of premium Tower earned on its brokerage business during this period. Under the terms of the brokerage business quota share reinsurance agreement and the brokerage business pooling agreement, we pay or will pay Tower commissions for our share of this business, so that within certain ranges of loss ratio, our combined ratio (that is, the sum of our net loss ratio and our maximum ceding commission percentage or management fee percentage, as the case may be) will be approximately 95%. Accordingly, we expect to earn underwriting profit for our share of the brokerage business in the amount of 5% of premiums earned on this business. For certain financial information of Tower, see "—Selected Consolidated Financial Information of Tower" below.

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  Access to Established Insurance Company Infrastructure. Through our service and expense sharing agreement with Tower's subsidiaries, we and our clients will be able to access Tower's well established insurance company infrastructure, including claims handling and administration, policy administration systems, technology, underwriting acumen, program design, regulatory compliance and other services. We believe that access to these capabilities will enable us to successfully write traditional program business, specialty program business and insurance risk-sharing business, while avoiding the significant cost of establishing a primary insurance company infrastructure.

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  Operations in Bermuda and Access to Distribution Sources in the United States. We believe that having both operations in Bermuda and access to profitable business in the United States through our strategic relationship with Tower is advantageous to us and differentiates us from many of our competitors in the insurance and reinsurance industries. Our access to Bermuda's favorable business and regulatory environment through our reinsurance subsidiary in Bermuda, CastlePoint Re, provides us with the ability to develop cost-effective insurance and reinsurance products. In addition, through our strategic relationship with Tower and, to a lesser extent, knowledge of other regional insurance companies in the United States similar to Tower, we believe we have the expertise to identify and underwrite, as well as have access to, personal and commercial lines policies with low to moderate hazard risks. We believe these factors provide us with a competitive advantage over competitors that are not based in Bermuda, as well as those that are based in Bermuda but do not have our underwriting expertise and access to distribution sources to write this type of business.

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  Strong Market Relationships. We market our reinsurance products, and expect to market our insurance products, principally through our management's existing industry contacts and through independent reinsurance intermediaries. Our senior management team has extensive industry relationships, including relationships with a number of reinsurance intermediaries, program underwriting agents and insurance companies. We believe that these relationships will allow us to quickly establish our presence in the reinsurance and insurance markets.

  •
  New Insurance Company. As a recently formed company, we are unencumbered by historical liability exposures currently affecting competitors, including claims relating to asbestos and environmental remediation and other mass torts. In addition, as a start-up company, we do not have outdated technology systems, as many of our larger competitors do, that require costly updating or replacement. Accordingly, we believe our ability to implement new technology systems from the beginning provides us with a competitive cost advantage.

  •
  Experienced Management with Knowledge of Primary Insurance Companies and Products. We have assembled a senior management team with an average of over 20 years of property and casualty industry experience. Michael H. Lee, the Chairman of the Board and Chief Executive Officer of CastlePoint Holdings, Chief Executive Officer of CastlePoint Management, and Chief Executive Officer of CastlePoint Insurance Company, was a founder of Tower in 1990 and has developed reinsurance, insurance, service and capital solutions that enabled Tower to overcome the limitations it faced as a small insurance company and management company to increase its capability to deliver products and services. Mr. Lee remains Chairman of the Board, President and Chief Executive Officer of Tower and, as such, does not serve our company on a full-time basis. In addition, our other senior officers have substantial experience in the property and casualty insurance industry. Gregory T. Doyle, the President and director of each of CastlePoint Holdings, CastlePoint Management and CastlePoint Insurance Company, and a director of CastlePoint Re, has over twenty years of experience in the reinsurance industry. Joel S. Weiner, the Chief Financial Officer, Senior Vice President and director of CastlePoint Holdings, CastlePoint Management, CastlePoint Re and CastlePoint Insurance Company, and Joseph P. Beitz, the President and director of CastlePoint Re, and director of CastlePoint Insurance Company, also have extensive experience in the insurance and reinsurance industry.

Selected Consolidated Financial Information of Tower

        The following table sets forth certain selected consolidated financial information of Tower, which has been extracted from the annual report on Form 10-K for the year ended December 31, 2006 of Tower, as filed with the SEC. These historical results are not necessarily indicative of Tower's results to be expected from any future period. In addition, there may have been material developments with respect to Tower, which are not disclosed in this prospectus. The selected consolidated financial information of Tower set forth below should be read together with Tower's public filings, including but not limited to those listed above, in their entirety.

	For the fiscal year ended December 31, 2006	For the fiscal year ended December 31, 2005
	($ in thousands, except share and per share amounts)
Tower's Income Statement Data
Gross premiums written	$432,663	$300,107
Ceded premiums written	187,593	88,325

Net premiums written	$245,070	$211,782

Net premiums earned	$223,988	$164,436
Ceding commission revenue	43,130	25,218
Insurance services revenue	7,973	14,103
Net investment income	23,026	14,983
Net realized gains (loss) on investments	12	122
Policy billing fees	1,134	892

Total revenues	299,263	219,754
Losses and loss adjustment expenses	135,125	96,614
Operating expenses:
Direct and ceding commission expenses	60,558	43,839
Other operating expenses(1)	53,675	42,632
Interest expense	6,870	4,853

Total expenses	256,228	187,938
Other income	914	—
Gain from issuance of common stock by unconsolidated affiliate	7,883	—
Warrant received from unconsolidated affiliate	4,605	—
Income (loss) before income taxes	56,437	31,816
Income tax expense (benefit)	19,673	11,062

Net income (loss)	$36,764	$20,754

Net income (loss) available to common stockholders	$36,553	$20,754

Tower's Per Share Data
Basic earnings (loss) per share	$1.85	$1.06
Diluted earnings (loss) per share	$1.82	$1.03
Basic weighted average outstanding	19,750,309	19,571,081
Diluted weighted average per shares outstanding	20,147,318	20,147,073
Tower's Selected Insurance Ratios
Gross loss ratio(2)	55.0%	56.8%
Gross underwriting expense ratio(3)	28.7%	30.8%

Gross combined ratio(4)	83.7%	87.6%

Net loss ratio(5)	60.3%	58.8%
Net underwriting expense ratio(6)	27.3%	29.3%

Net combined ratio(7)	87.6%	88.1%

	For the fiscal year ended December 31, 2006	For the fiscal year ended December 31, 2005
Tower's Summary Balance Sheet Data
Cash and cash equivalents	$100,598	$38,760
Investments	464,020	357,173
Reinsurance recoverable	118,003	104,811
Deferred acquisition costs, net	35,811	29,192
Total assets	954,082	657,457
Reserve for losses and loss adjustment expenses	302,541	198,724
Unearned premium	227,017	157,779
Long-term debt	68,045	47,426
Total stockholders' equity	223,920	144,822

(1)
Includes acquisition expenses and other underwriting expenses (which are general administrative expenses related to underwriting operations in Tower's insurance companies) as well as other insurance services expenses (which are general administrative expenses related to insurance services operations).

(2)
The gross loss ratio is calculated by dividing gross losses (consisting of losses and loss adjustment expenses) by gross premiums earned.

(3)
The gross underwriting expense ratio is calculated by dividing gross underwriting expenses (consisting of direct commission expenses and other underwriting expenses net of policy billing fees) by gross premiums earned.

(4)
The gross combined ratio is the sum of the gross loss ratio and the gross underwriting expense ratio.

(5)
The net loss ratio is calculated by dividing net losses by net premiums earned.

(6)
The net underwriting expense ratio is calculated by dividing net underwriting expenses (consisting of direct commission expenses and other underwriting expenses net of policy billing fees and ceding commission revenue) by net premiums earned. Because the ceding commission revenue Tower earns on its ceded premiums has historically been higher than its expenses incurred to produce those premiums, Tower's extensive use of quota share reinsurance has caused its net underwriting expense ratio to be lower than its gross underwriting expense ratio under GAAP.

(7)
The net combined ratio is the sum of the net loss ratio and the net underwriting expense ratio.

Strategic Investments

        Strategic investments are integral to our overall strategy and complement our product offerings in reinsurance, risk sharing and programs. We expect to make strategic investments in some of our clients, including Tower, to strengthen our distribution system in order to provide us with more stable and predictable sources of business.

        Because we expect that our strategic investments will enhance the relationships between us and our clients and provide us with an opportunity to reinsure the business of our clients, we consider it appropriate to refer to clients in which we make strategic investments as "strategic clients." Also, by making strategic investments in or acquiring these strategic clients, we believe that we will have the opportunity to improve their capabilities to achieve profitable growth by improving their access to capital, rating, product platform and scale.

        By developing strategic clients, we plan to build a distribution system that sources a significant portion of our overall business from these clients. We believe that this system has advantages over the typical reinsurance business model because, with respect to our strategic clients, we should be able to influence their reinsurance programs so that such clients can fully leverage their own capital, while also maintaining a stable, long-term reinsurance relationship with us. In addition, we believe that we will be able to manage the market cycle better by expanding or contracting the amount of business from third party clients depending upon the market conditions, while maintaining a stable base of business from our strategic clients.

        We will consider making minority investments in clients that are privately held companies only when there is a clearly defined exit strategy, and we also will consider making such investments in clients that are publicly held companies, such as Tower. In addition, we may enter into joint ventures or majority investments where we have significant control, and we may acquire other companies that are our clients.

        We will make strategic investments in clients generally under the circumstances where we expect that the implementation of our pooling and reinsurance solutions with them will improve the financial performance of these clients, and hence our financial performance, through the risk-sharing and reinsurance agreements that we will enter into with these clients.

        Consistent with this strategy, on December 4, 2006, CastlePoint Management (pursuant to an assignment by CastlePoint Re of its related obligations under a stock purchase agreement CastlePoint Re entered into with Tower in November 2006) purchased 40,000 shares of non-cumulative convertible perpetual preferred stock of Tower for an aggregate consideration of $40 million. Pursuant to an exchange agreement between CastlePoint Management and Tower, dated as of January 11, 2007, the non-cumulative convertible perpetual preferred stock held by CastlePoint Management was exchanged for a new series of such convertible perpetual preferred stock reflecting substantially similar terms. In connection with this purchase, Tower paid us a placement fee of $400,000, which we in turn paid to Friedman, Billings, Ramsey & Co., Inc. for related financial advisory services it rendered to us in connection with such purchase.

        Tower redeemed all of its non-cumulative convertible perpetual preferred stock held by CastlePoint Management on January 26, 2007, at the redemption price of $40 million in the aggregate plus $298,289 in accrued dividends that were paid in January 2007. Although Tower effected such redemption, we retained the right of first refusal from Tower, with respect to any insurance companies Tower may acquire during the term of our master agreement, subject to the receipt of any necessary regulatory approvals, to assume such companies' historical losses pursuant to a loss portfolio transfer agreement (which must be on mutually acceptable market competitive terms) if Tower desires to cause these insurance companies to effect loss portfolio transfers. In the case of Tower's acquisition of Preserver, Tower has not notified us that it intends to effect a loss portfolio transfer from Preserver. We also maintained the benefit of a one-year extension of our agreements with Tower, and maintained the increased percentage of Tower's brokerage business to us of approximately 49% from 40% through its brokerage business quota share reinsurance agreement and pooling agreement with us. We used the proceeds of such redemption to further capitalize CastlePoint Insurance Company.

        We will continue to consider opportunities to invest in Tower. We are committed to acquiring and increasing ownership in Tower, currently our largest customer and strategic client, in order to further secure Tower as a distribution source and to enhance the flow of profitable business to us. We expect that, to the extent we may make such investments, they will likely occur (1) at such times when Tower acquires a book of business or another company and when our own analysis of such proposed transactions of Tower indicates that these acquisitions will be accretive to Tower; (2) when the acquisition of Tower's stock is accretive to us, especially when an increased ownership in Tower will result in equity based accounting for us; and (3) when the valuation of our shares relative to the valuation of Tower's shares is, in our judgment, prudent so as to justify making such an investment. We may buy an insurance company and then sell the book of brokerage business to Tower, possibly in exchange for Tower's common stock. To the extent Tower's book of business remains attractive and profitable, we may gradually increase our ownership in Tower and thereby develop a more clearly articulated plan to address our future relationship with Tower. However, due to many factors, such as Tower's stock price and its need for capital, as well as our stock price and our willingness to make future investments in Tower, we cannot predict with any certainty whether, when or to what extent we may make any additional strategic investments in Tower. We strongly believe that all of our strategic investments in Tower must create value for our shareholders.

Business Solutions, Products and Services

        Through our reinsurance, insurance and insurance services business segments, we intend to provide the following reinsurance and insurance solutions, products and unbundled insurance services.

Reinsurance Solutions		Insurance Solutions		Product Lines		Unbundled Insurance Services
•	Traditional Quota	•	Pooling	•	Commercial	•	Claims Handling
	Share	•	Appointment of		Package		and Administration
•	Property and		insurance	•	Fire and Allied	•	Policy
	Casualty Per Risk		companies as		Lines		Administration
	Excess of Loss		program	•	Commercial General	•	Insurance
•	Property Catastrophe		underwriting agents		Liability		Technology
	Excess of Loss	•	Program Business	•	Workers'	•	Insurance Consulting
•	Aggregate Excess of				Compensation
	Loss			•	Homeowners and
•	Property Surplus				Personal Dwellings
	Share			•	Professional Liability
				•	Commercial and Personal Inland Marine
				•	Commercial and Personal Automobile

  Reinsurance Solutions

        Our reinsurance business mainly focuses on traditional quota share reinsurance. Presently, our business consists primarily of our reinsurance agreements with Tower's insurance companies. Reinsurance can be written either through treaty or facultative reinsurance arrangements. Treaty reinsurance is a contractual arrangement that provides for automatic reinsuring of a type or category of risk underwritten by the ceding company. In facultative reinsurance, the ceding company cedes, and the reinsurer assumes, all or part of a specific risk or risks. Facultative reinsurance provides protection to ceding companies for losses relating to individual insurance contracts issued to individual insureds. We intend to write most of our reinsurance business on a treaty basis.

        Our treaty reinsurance contracts can be written on either a quota share basis, also known as proportional or pro rata, or on an excess of loss basis. Under quota share reinsurance, we generally share the premiums as well as the losses and expenses in an agreed proportion with the cedent. Under excess of loss reinsurance, we generally receive a specified premium for the risk assumed and indemnify the cedent against all or a specified portion of losses and expenses in excess of a specified dollar or percentage amount up to a specific amount. In both types of contracts, we may provide a ceding commission to the client.

        When we write treaty reinsurance contracts, we do not separately evaluate each of the individual risks assumed under the contracts and we are largely dependent on the individual underwriting decisions made by the reinsured. Accordingly, we intend to carefully review and analyze the reinsured's risk management and underwriting practices in deciding whether to provide treaty reinsurance and in appropriately pricing the treaty. We also audit the reinsured during the term of the treaty to determine if it follows the agreed underwriting and claims practices as specified in the treaty.

        Our reinsurance subsidiary, CastlePoint Re, entered into traditional quota share reinsurance agreements with Tower's insurance companies. The quota share reinsurance agreements have a term of four years (as extended by our agreement with Tower from the initial term of three years), subject to certain early termination provisions. See "Certain Relationships and Related Transactions—Our Arrangements with Tower and its Subsidiaries." Each party to each of the reinsurance agreements has the right to terminate the applicable reinsurance agreement as of the date 12 months after the effective date of such agreement and on the 12-month anniversary thereafter. However, we and Tower have revised the master agreement to provide that neither of us will cause or permit our respective subsidiaries to exercise such annual termination right in the quota share reinsurance agreements. The reinsurance agreements should secure for us a stable source of reinsurance premium revenue over the next four years from the historically profitable property and casualty business conducted by Tower. In addition, CastlePoint Re currently reinsures 50% of the ceded first property excess of loss layer, 30% of the ceded second property excess of loss layer and 50% of the ceded first multiline excess of loss layer under Tower's 2007 property and casualty excess of loss reinsurance agreements. Further, through CastlePoint Re, as of July 1, 2006, we participate as a reinsurer in a property catastrophe excess of loss reinsurance agreement with two of Tower's insurance companies at a level of 30% of the first three layers of that agreement, subject to any required regulatory approvals. As a result of these agreements, we derive, and expect to continue to derive, a substantial portion of our gross premiums written from Tower's insurance companies in our initial years of operation.

        We also are primarily targeting as our reinsurance customers small primary insurance companies in the United States with surplus of less than $100 million that write commercial and personal lines policies with a low to medium hazard risk, generating average premiums of less than $25,000 per policy. In addition, we plan to reinsure insurance companies that write program business and that reinsure a substantial amount of their business as well as captive insurance companies established by program underwriting agents. We also plan to reinsure insurance companies that, although they have a sufficient level of capital, are seeking to manage their capital more effectively by accessing our reinsurance solutions to improve their profitability. Tower is the largest customer of our reinsurance products.

        Our reinsurance operations offer or will offer the following reinsurance solutions:

  Traditional Quota Share Reinsurance

        This type of reinsurance provides proportional sharing of premiums and losses between the ceding company and the reinsurer. It is typically purchased by companies needing to bring their ratio of written premium to surplus in line with regulatory or rating agency requirements, but is also utilized as a method of limiting the primary companies' net retained losses.

        We offer this product, on a treaty basis, for our target market, which is regional and small insurance companies writing low to moderate hazard classes and with proven track records as primary insurance underwriters. In this type of reinsurance, we pay ceding commissions to the ceding company which reimburses them for their primary expenses consisting of retail commissions, premium taxes and policy administration, and we base the ceding commissions we are willing to pay based upon our projections of the ceding companies loss ratios. We also typically make provisions in our reinsurance contracts so that the ceding commission adjusts within a small range, so that our combined ratio (calculated as a percentage equal to the sum of an insurer's loss ratio and its ceding commission ratio) is relatively more stable. Also, our quota share reinsurance treaties may sometimes include catastrophe loss exposure, however, we will generally seek occurrence limitations (as part of the contract terms) to limit this potential, and avoid writing in catastrophe prone areas.

        After we obtain any necessary regulatory approval, we expect that CastlePoint Insurance Company will, and any other U.S. licensed insurance companies that we may acquire may, enter into inter-company traditional quota share reinsurance arrangements with CastlePoint Re whereby they will cede to CastlePoint Re up to 50% of their brokerage business, traditional program business, specialty program business and insurance risk-sharing business.

        In connection with sponsoring our company, Tower offered, and CastlePoint Re accepted, an opportunity to become a reinsurer under an assumed reinsurance treaty that Tower entered into with

Accident Insurance Company in 2005 and, effective April 1, 2006, CastlePoint Re is a reinsurer thereunder. This reinsurance treaty reinsures the artisan contractor business similar to the business that Tower has historically underwritten, which is underwritten on an occurrence basis, as well as general contractor business that is written on a claims made basis.

  Property and Casualty Per Risk Excess of Loss Reinsurance

        This type of reinsurance is designed to limit a ceding company's exposure to loss from any one risk in any one event. We write this type of reinsurance on a treaty basis, excess of a retention held by the ceding company. Our target market for this type of reinsurance are the companies for whom we also provide quota share reinsurance, although in some situations we may offer this type of reinsurance to similar client companies who have not yet purchased quota share reinsurance from us. We write working layers with lower retentions and higher frequency (generally below $1 million per risk limit) and, to a more limited extent, layers above $1 million per risk limit. In all cases, we limit our exposure to loss from any single risk, or any single event, to 1% of our surplus.

        The property and casualty per risk excess of loss reinsurance treaties are typically written separately for property lines of business and for casualty lines of business. For property per risk excess of loss reinsurance treaties, the subject property will consist of portfolios of personal and commercial lines business principally covering buildings, structures, equipment, contents and time element, and the principal loss exposures include the perils of fire, wind, hail and tornado. We do not plan to write flood or earthquake reinsurance in known flood or earthquake zones. For casualty per risk excess of loss reinsurance treaties, the exposures include general liability, automobile liability, comprehensive personal liability, umbrella liability and workers' compensation. We plan to write this type of treaty for smaller regional and multi-regional companies writing main-street exposures in non-hazardous classes.

        CastlePoint Re began participating as of May 1, 2006 as a reinsurer of Tower, under two of the existing property and casualty excess of loss reinsurance agreements among Tower's insurance companies and third party reinsurers. As of January 1, 2007, CastlePoint Re currently reinsures 50% of the ceded first property excess of loss layer, 30% of the ceded second property excess of loss layer and 50% of the ceded first multiline excess of loss layer under Tower's 2007 property and casualty excess of loss reinsurance program. The term "loss layer" refers to the interval between the retention or attachment point and the maximum limit of indemnity for which each reinsurer is responsible under these excess of loss reinsurance agreements.

        The first property excess of loss layer applies, with certain exceptions, to property business written by Tower and/or business assumed by Tower from State National Insurance Company, Inc. that is managed by Tower Risk Management Corp. and classified as property business. The first property excess of loss layer affords coverage for such property business up to $3 million in excess of $2 million for each risk, with a per occurrence limit of $6 million, an annual aggregate limit for terrorism losses of $6 million and an annual aggregate limit for e-commerce/cyber risk losses of $6 million. In the event that the limits of this reinsurance are exhausted, the amounts so exhausted will be reinstated for an additional premium five full times with a per occurrence limit of $6 million and an annual aggregate limit of $18 million.

        The second property excess of loss layer applies, with certain exceptions, to property business written by Tower and/or business assumed by Tower from State National Insurance Company, Inc. that is managed by Tower Risk Management Corp. and classified as property business. The second property excess of loss layer affords coverage for such property business up to $5 million in excess of $5 million for each risk, with a per occurrence limit of $5 million. In the event that the limits of this reinsurance are exhausted, the amounts so exhausted will be reinstated for an additional premium two full times with a per occurrence limit of $5 million and an annual aggregate limit of $15 million.

        The multiline layer applies, with certain exceptions, to property and/or liability business underwritten and classified by Tower as fire and allied lines, commercial multiple peril (non-liability portion), homeowners multiple peril, liability (including automobile liability), workers' compensation and/or employers liability and inland marine. The multiline layer also applies to all business assumed by Tower from State National Insurance Company, Inc. that is underwritten by Tower Risk Management Corp. and classified as fire and allied lines, commercial multiple peril (non-liability portion) and liability. The multiline layer affords coverage for property business up to $1 million in excess of $1 million for each risk. In the event that the limits of this reinsurance are exhausted, the amounts so exhausted will be reinstated for an additional premium with a per occurrence aggregate limit of $3 million and an annual aggregate limit of $11 million. The multiline layer affords coverage for liability business up to $1 million in excess of $1 million per occurrence. In the event that the limits of this reinsurance are exhausted, the amounts so exhausted will be reinstated for an additional premium with an annual aggregate limit of $5 million and a $1 million limit per occurrence for terrorism losses. In the event that an occurrence involves losses to both property and liability policies, Tower will have the option of combining a property loss and a liability loss for the purpose of determining its retention and the reinsurers' limit of liability with such retention and limit of liability being prorated between the classes of business in the same proportion that the loss for each class of business bears to the total loss. If Tower exercises this option, the multiline layer will afford coverage for property and liability business up to $1 million in excess of $1 million for each occurrence.

        Notwithstanding the foregoing, with respect to property and liability business, the reinsurers' annual aggregate limit of liability for losses arising from acts of terrorism will not exceed $4,000,000, or $3,000,000 for losses arising from e-commerce and/or cyber risk.

  Property Catastrophe Excess of Loss Reinsurance

        Property catastrophe excess of loss reinsurance is occurrence based protection designed to limit a ceding company's exposure, across its entire property portfolio, in any single catastrophic event. We write catastrophe excess of loss reinsurance, on a treaty basis, excess of a retention held by the ceding company. Our target market for this product consists of insurance companies that purchase traditional quota share reinsurance from us and that do not have exposures in catastrophe prone areas. The subject property will consist of portfolios of personal and commercial lines business principally covering buildings, structures, equipment, contents and time element. The principal loss exposures are expected to include the perils of wind, hail and tornado. While we have no plans to write flood or earthquake exposures in known flood or earthquake zones, catastrophe treaties typically provide coverage for such events. In all cases, we concentrate our writings on regional and multi-regional companies with geographically well defined portfolios in non-catastrophe prone areas. We will utilize the AIR catastrophe model to calculate probability of losses and pure premiums for each catastrophe reinsurance agreement that we write. The AIR model is commonly used by the reinsurance and insurance industry for these purposes and uses historical meteorological patterns and underlying exposure information for analysis purposes.

        For all classes and all treaties of our property writings, we will limit our net probable 100 year event, based on the AIR model, to no more than 10% of our surplus and will purchase property retrocessional protection when necessary.

        CastlePoint Re currently participates, as of July 1, 2006, as a reinsurer in a property catastrophe reinsurance agreement with two of Tower's insurance companies, subject to any required regulatory approvals. This treaty will provide coverage in several layers in excess of $15 million up to a limit of $200 million, which limit will be reinstated for an additional premium. CastlePoint Re will participate at a level of 30% of Tower's first three layers of its catastrophe program, which have limits of $7.5 million in excess of $15 million per occurrence, $12.5 million in excess of $22.5 million per occurrence and $35 million in excess of $35 million per occurrence. When offering property catastrophe reinsurance to other insurers, we expect to offer coverage in layers similar to the structure of our property catastrophe reinsurance agreement with Tower.

  Property Aggregate Excess of Loss Reinsurance

        This type of reinsurance provides loss ratio protection for the ceding company and covers the cedent's annual aggregate losses for the covered classes excess of a specified loss ratio retention held net by the ceding company. We utilize this type of reinsurance as part of our risk-sharing solutions. We will typically write this type of reinsurance in combination with quota share and/ or per risk excess of loss reinsurance treaties for a particular client. Thus, our target markets for this type of reinsurance are the same as described above. In all cases, we set the retention in such a way that the ceding company has a significant stake in the arrangement, so that the ceding company underwriter is highly motivated to generate good loss ratio results.

  Property Surplus Share Reinsurance

        Similar to our quota share reinsurance products, the property surplus share reinsurance we offer is a proportional sharing of premium and losses between the ceding company and the reinsurer, but only after the total insured value of the covered property exceeds the retention selected by the ceding company. It is generally purchased by the ceding company not only for surplus relief, but also to provide additional property capacity for higher valued properties. We write this type of reinsurance on a treaty basis, for the target markets, property exposures and subject properties as described above under "—Traditional Quota Share Reinsurance." In all cases, we intend to require the ceding company to retain a meaningful retention and limit the overall treaty limit in such a way as to obtain proper balance between ceded premium and the treaty limit.

  Insurance Solutions

        We plan to offer various insurance risk-sharing solutions to insurance companies and program underwriting agents as a source of underwriting capacity in addition to or as an alternative to traditional quota share reinsurance. We also plan to offer risk-sharing arrangements to write program business.

        While traditional quota share reinsurance is an effective solution for small insurance companies to expand their underwriting capacity to write business, there are limitations on the percentage of the business that can be ceded by the ceding company to its reinsurer imposed by state insurance departments and rating agencies. For example, an insurance company seeking to cede more than 50% of its business is often required to receive an approval from the state insurance department regulating that company. In addition, rating agencies, such as A.M. Best, that assign a rating to insurance companies impose a capital charge for the use of reinsurance. Finally, while traditional quota share reinsurance provides additional underwriting capacity to write business, it does not improve the rating or licensing capability of the insurance company purchasing traditional quota share reinsurance.

        In addition to providing reinsurance solutions to small insurance companies, we plan to differentiate ourselves from other reinsurers and insurance companies by offering these small insurance companies insurance risk-sharing capability through pooling arrangements or appointing them as our program underwriting agent so that they can access our insurance companies. As an alternative to traditional quota share reinsurance, the insurance risk-sharing arrangements that we plan to offer will allow an insurance company to better manage its surplus, rating and licensing limitations and improve its ability to expand its premium writings. We believe these insurance companies will be able to address these limitations by accessing the U.S. licensed insurance companies we own or plan to acquire and which we expect will have an "A-" rating and broad licensing. If a pooling agreement is utilized, the underwriting risk will be shared based upon the risk sharing partner's respective percentage participation. If we appoint these insurance companies as our program underwriting agent, they will be required to assume risk by reinsuring a part of the business they produce on a quota share or excess of loss basis.

        Our first risk-sharing arrangements will be with Tower through pooling agreements for brokerage business that Tower will manage and for traditional program business and specialty program business that we will manage as described in "Certain Relationships and Related Transactions—Our Arrangements with Tower and its Subsidiaries."

  Program Business

        In response to the market opportunities that we believe are available in program business and to differentiate ourselves from other insurance companies writing program business. We plan to write program business that has a minimum premium volume potential of at least $5 million. We plan to offer the following comprehensive solutions and capabilities to facilitate program business:

  •
  Broad product line platform. By offering a broad range of commercial and personal lines of business products encompassing multiple lines of business, we believe we can expand the range of program opportunities available in the marketplace.

  •
  Reinsured program business. We plan to provide on a fee basis issuing company capability to reinsurers desiring to write program business, while retaining a limited percentage of the underwriting risk. By doing so, we believe we will be able to expand our underwriting capacity to write program business through developing relationships with reinsurers and reinsurance intermediaries that originate program opportunities and require a primary insurance company to facilitate program business.

  •
  Insurance and reinsurance risk assumption. In addition to providing underwriting capacity to retain most or all of the underwriting risk as an insurance company, we believe we can successfully facilitate program business transactions by providing reinsurance products through our reinsurance subsidiary.

  •
  Alternative risk transfer. We believe commissions paid to program underwriting agents are currently at historically low levels due to the decline in the support of program business by insurance companies and reinsurers. We plan to offer alternative risk transfer transactions that provide program underwriting agents with the opportunity to increase their profit margin by participating in underwriting risk on the business they produce. For example, we may provide issuing company capability for a particular program business on behalf of program underwriting agents for a fee and then cede or transfer a portion or all of such business to a captive owned, or rent-a-captive facility utilized, by these program underwriting agents. We also plan to provide management services to manage captives or facilitate rent-a-captive transactions both in the United States and in Bermuda. Captives are insurance companies that are formed and owned by non-insurance companies, their affiliates, or their member organizations, the main purpose of which is to insure the risks of the non-insurance company parent organizations and rent-a-captives are captive insurance companies that allow parent organizations, such as program underwriting agents, to receive the benefit of captives without owning them.

  •
  Unbundled insurance company services. Through our relationship with Tower, we intend to offer comprehensive insurance company services on an unbundled basis to attract program underwriting agents with large and profitable books of business that need or desire to access such services. See "—Product Lines" below.

  Product Lines

        We are initially focusing on the following lines of business in connection with our offering of reinsurance and insurance solutions. We plan to expand our line of business offerings, as well as the classes of business written for each line of business, as we develop reinsurance and insurance business opportunities.

  Commercial Package

        Coverage to be offered under our commercial package and business owners' policies will combine property, liability, business interruption, equipment breakdown, fidelity and inland marine coverages tailored for commercial businesses and enterprises. The liability coverage includes general liability and products and completed operations.

  Fire and Allied Lines

        Our fire and allied lines policies will consist of dwelling policies and monoline commercial property policies. The dwelling policies will provide optional coverages for personal property and can be combined with an optional endorsement for liability insurance. This provides an alternative to the homeowner's policy for the personal lines customer. Commercial fire and allied lines policies will provide protection for damages to commercial buildings and their contents, and these policies will be utilized in selected circumstances when a commercial package policy is not desired by the customer.

  Commercial General Liability

        We will offer other liability products in personal and commercial lines. Our commercial products will be comprised of monoline commercial general liability and commercial umbrella policies. We write commercial general liability policies for risks that do not have property exposure or whose property exposure is insured elsewhere.

  Workers' Compensation

        We will write workers' compensation, which is a statutory coverage requirement for commercial businesses. Workers' compensation is required in businesses in almost every state to protect employees in case of injury on the job, and the employer from liability for an accident involving an employee.

  Homeowners and Personal Dwellings

        Our homeowner's policy will be a multiple-peril policy, providing property and liability coverages for one and two-family owner-occupied residences. Homeowners' policies can also provide additional coverage to the homeowner for personal umbrella and personal inland marine.

  Professional Liability

        We will offer professional liability and errors and omissions insurance for commercial enterprises that may face liability as a result of their performance or failure to perform professional services. Coverage can be designed to respond to customer needs including employment practices, fidelity or crime-related loss and fiduciary liabilities.

  Commercial and Personal Inland Marine

        We will offer inland marine insurance protection for the property of businesses that is not at a fixed location and for items of personal property that are easily transportable. Our insurance products will be designed and tailored to the specific needs of our customers when insuring builders risk, contractors' equipment and installation, domestic transit and transportation, fine arts, property floaters and leased property.

  Commercial and Personal Automobile

        We will offer coverage for automobile policies by providing automobile liability, collision and comprehensive insurance. We will write commercial and personal automobile policies for both fleet and non-fleet risks.

  Unbundled Insurance Services

        In addition to our reinsurance and insurance product lines, we plan to offer a comprehensive set of insurance company services on an unbundled basis, separate from our insurance product offering to our customers, which will include program underwriting agents, captives and insurance companies. We believe that the demand for unbundled services currently experienced by the property and casualty insurance industry creates an opportunity for us to profit from offering such services. By offering these unbundled services in addition to our reinsurance and insurance products, we believe we will be able to provide our distribution partners with full insurance company capabilities to convert business opportunities into actual insurance products and services. Our insurance company services also will provide us with an opportunity to expand over time our non-risk bearing fee income to complement our revenues from underwriting.

        In order to provide these services, CastlePoint Management entered into a service and expense sharing agreement with Tower Insurance Company of New York, Tower National Insurance Company and Tower Risk Management Corporation to jointly share the expenses related to these services and to equally divide between CastlePoint Management on the one hand, and the Tower subsidiaries party to the agreement on the other hand, the profits and losses realized from selling these services to any new third party clients. We utilize these services to conduct our business, and we will also offer these services to our clients. We believe that our access to Tower's infrastructure to provide such unbundled services will allow us to improve upon Tower's current model of offering services on a bundled basis.

        We will offer the following unbundled services to our customers in conjunction with our reinsurance and insurance products, thereby providing our customers with access to insurance company services and facilitating their insurance transactions:

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  Claims Handling and Administration. Through our business relationship with Tower, we have access to Tower's significant experience and expertise in handling and managing claims.

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  Policy Administration Services. In light of the numerous administrative services associated with policy issuance and customer service, we customize our offerings to provide our customers with a specific set of services that will complement their own internal capabilities. We provide value to these customers by giving them the benefit of the economies of scale that they may not be able to achieve on their own, as well as reducing their time to search for specific programs. We believe these types of services include policy intake and clearance, scanning and distribution of work, web-based quote and bind capabilities, policy printing and mailing, billing and collections, loss control, premium audit, bureau reporting and management reporting.

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  Insurance Technology Services. We offer technology solutions to our clients, including web-based submission, rating and quoting capability to transact business. This capability, along with other technology services, will be offered through AgencyPort Insurance Services, Inc., a third party software company experienced in developing these systems for insurance companies.

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  Insurance Consulting Services. We provide various management consulting services, including underwriting audits, claims audits, program design and reinsurance structuring. Specifically, we plan to focus on:

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  Program and product design;

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  Actuarial and loss reserve analysis;

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  Loss prevention and control;

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  Operational audit support;

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  Reinsurance placement & handling;

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  Captive formation and management;

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    Rent-a-captive formation and management; and

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    Regulatory compliance.

Ceded Reinsurance

        Reinsurers may purchase reinsurance, which is referred to as retrocessional reinsurance, to cover their own risk exposure or to increase their capacity. While we intend to write most of our reinsurance business such that our gross exposure to any single claim is limited, we plan to purchase retrocessional reinsurance to manage our net exposures and to increase our capacity.

        Retrocessional reinsurance does not relieve us of our obligations to our insureds. We must pay these obligations without the benefit of reinsurance to the extent our reinsurers do not pay us. We plan to evaluate and monitor the financial condition of our reinsurers and monitor concentrations of credit risk. We also seek to purchase reinsurance from entities rated "A-" or better by A.M. Best, and we intend to regularly monitor its collectibility, making balance sheet provisions for amounts we consider potentially uncollectible and requesting collateral where necessary.

        For business exposed to catastrophic losses, we will seek to limit our aggregate exposure by insured or reinsurance, by industry, by peril, by type of contract and by geographic zone. We intend to monitor and limit our exposure through a combination of aggregate limits, underwriting guidelines and reinsurance. We will also periodically reevaluate the probable maximum loss for the exposures by using third parties software and modeling techniques, and we will seek to limit the probable maximum loss to a pre-determined percentage of our total shareholders' equity.

Markets and Marketing

        We expect to produce our third party reinsurance business and insurance risk-sharing and program business, principally through insurance and reinsurance brokers worldwide, which will receive a brokerage commission generally equal to a percentage of gross premiums. Our management has extensive industry relationships with reinsurance intermediaries worldwide, such as Towers Perrin Re, Aon Corporation, Guy Carpenter, JLT Re Solutions, Inc., John B. Collins Associates, Inc., Benfield Group, Gill and Roeser, Inc., and BMS Vision Re. We also anticipate seeing program opportunities on a direct basis from many of the broker market reinsurers, or directly from program underwriting agents, general agents and wholesalers.

        We plan to utilize reinsurance intermediaries to market our traditional quota share reinsurance business and insurance risk-sharing business directly to small insurance companies. In addition, we will market our traditional program business, specialty program business and insurance risk-sharing business to program underwriting agents, either directly or through intermediaries. We believe there is a significant opportunity for Tower and our U.S. licensed insurance companies to cross-market our respective products to each other. We believe these relationships will allow us to quickly establish our presence in the reinsurance markets in the United States as well as provide flexibility in managing our policy acquisition costs.

Claims Management

        The claims function provides claims adjustment and legal defense services for our reinsurance and insurance products, and the organization of our claims operations will be tailored to meet the requirements of our reinsurance, insurance risk-sharing business and program businesses. We will oversee the claims function, which will be provided primarily by the primary insurance companies to whom we provide reinsurance, by Tower for the brokerage business, and by the program underwriting agents for the traditional program business, specialty program business and insurance risk-sharing business. Where needed, we will provide unbundled claims services to the program underwriting agents for the traditional program business, specialty program business and insurance risk-sharing business, which we expect to obtain primarily from Tower through our service and expense sharing agreement with them. Also, we may obtain claims adjustment and legal defense or claims audit services from other third party claims administrators. In addition, we will maintain databases of the claims experience of each of our reinsurance and insurance risk-sharing agreements, which will be utilized by our claims staff as well as our actuarial and other financial staff.

        With respect to our reinsurance and insurance risk-sharing businesses, the primary insurance company, which is our client, will provide the primary claims adjustments, and we will monitor the overall results. Where the primary insurance company is one of Tower's subsidiaries, we will rely on Tower to manage all of the claims, so that our oversight will be primarily for the purposes of analyzing underlying business trends and establishing our overall loss reserves. For clients other than Tower's subsidiaries, we will monitor overall claims results as well as monitor and advise on individual large claims. Under our reinsurance and insurance risk-sharing agreements with the primary insurance company, we will require the primary insurance company to provide claims data to us promptly, including immediate notification of individual large claims, and we will have the right to inspect and audit its claims files. Prior to entering into any such agreements, we will conduct due diligence on the primary insurance company's claims operations to assess its ability to handle the claims anticipated under these agreements.

        With respect to the brokerage business that Tower will manage, Tower will adjust claims and provide or arrange for legal defense as necessary. We understand that Tower currently performs this function for its own businesses, and we will rely on Tower to continue performing this function. We expect that Tower will provide us with detailed claims data that we will utilize to monitor overall results and business trends and to conduct actuarial analyses for purposes of estimating loss reserves with respect to our participation in the brokerage business.

        With respect to the traditional program business and specialty program business, we expect that our program underwriting agents primarily will provide claims adjustment and arrange for legal defense services. Claims adjustment services will be arranged with each program underwriting agent at the inception of each traditional program or specialty program on an unbundled basis. If the program underwriting agent is licensed to provide claims adjustment services and has the expertise and track record to provide these services for the type of business contemplated by the program, we would request that they continue providing these services for the program. We will conduct due diligence prior to entering into any programs which will require the program underwriting agents to provide claims adjustment and legal defense services so that we can assess their capabilities. We expect that for most programs, the program underwriting agent typically would use in the past a third party administrator to handle claims adjustment and legal defense, and in these situations, we would conduct due diligence to assess the qualifications of the third party administrator. We also expect that for some programs, the program underwriting agent may wish to obtain claims adjustment services from us, which we would provide through our service and expense sharing agreement with Tower and certain of its subsidiaries.

        In all situations involving our primary insurance companies or program underwriting agents, we expect a claims philosophy of expedient, fair and consistent claims handling with adequate control of loss adjustment expenses. Prior to entering into reinsurance or insurance risk sharing agreements with primary insurance companies or program underwriting agents, we will conduct due diligence to ensure these entities share the same philosophy and have the capabilities to implement our philosophy. We will monitor on a continual basis the results of their claims adjustment and legal defense services. We expect that with respect to first party claims, where the policy holder is the claimant, the claims function would provide a prompt response to inspect the damage, ascertain the extent damages are covered under the insurance policy, and make prompt payment to the insured as appropriate. With respect to third party claims, where a person other than the insured is the claimant, we expect the claims function to thoroughly investigate the potential for liability as soon as the claim is reported and assess whether the claim should be resolved by settlement or be denied and/or defended.

        We will establish case loss reserves for each claim based upon all of the facts available at the time to record our best estimate of the ultimate potential loss of each claim. We will also establish reserves on a case by case basis for the estimated costs of legally defending third-party claims, or allocated loss adjustment expense reserves. In addition, we will establish reserves to record on an overall basis the costs of adjusting claims that have occurred but not yet been settled, or unallocated loss adjustment expense reserves.

        Our claims operations will be overseen by a claims executive responsible for monitoring the results of the adjusters handling the claims, including adjustments made by primary insurance companies, program underwriting agents or third party administrators, including Tower. Our claims executive will work closely with our actuarial staff in reviewing the results of our reinsurance agreements and insurance risk-sharing agreements. We also expect that, through our service and expense sharing agreement with Tower and certain of its subsidiaries, our claims executive will rely upon Tower's claims professionals to conduct various due diligence and claims file audit projects with respect to other third party administrators. As a result, we do not expect that our full-time claims staff will require many people, and in the first couple of years of our operations, our claims staff will consist of our claims executive and potentially one or two additional people.

Reserves

        We are required to establish reserves for incurred losses that are unpaid. This includes reserves for claims and loss adjustment expenses, which represent the expenses of settling and adjusting those claims. These reserves are balance sheet liabilities representing estimates of future amounts required to pay losses and loss expenses for insured and/or reinsured claims that have occurred at or before the balance sheet date, whether already known to us or not yet reported. Our policy is to establish these losses and loss reserves prudently after considering all information known to us as of the date they are recorded.

        Loss reserves fall into two categories: case reserves for reported losses and loss expenses associated with a specific reported insured claim, and reserves for incurred but not reported, or IBNR, losses and loss expenses. We establish these two categories of loss reserves as follows:

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  Reserves for reported losses—Following our analysis of a notice of claim received from an insured, broker or ceding company, we establish a case reserve for the estimated amount of its ultimate settlement and its estimated loss expenses. Like other insurers, we establish case reserves based upon the amount of claims reported and may subsequently supplement or reduce the reserves as our claims department deems necessary.

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  IBNR reserves—We also estimate and establish reserves for loss amounts incurred but not yet reported, including expected development of reported claims. These IBNR reserves include estimated loss expenses. We calculate IBNR reserves by using generally accepted actuarial techniques. We utilize actuarial methodologies that rely on historical losses and loss expenses, statistical models, projection techniques as well as our pricing analyses. We revise these reserves for losses and loss expenses as additional information becomes available and as claims are reported and paid.

        Loss reserves represent our best estimate, at a given point in time, of the ultimate settlement and administration cost of claims incurred. We use statistical and actuarial methods to estimate our ultimate expected losses and loss expenses. Since the process of estimating loss reserves requires significant judgment due to a number of variables, such as fluctuations in inflation, judicial trends, legislative changes and changes in claims handling procedures, our ultimate liability may exceed or be less than these estimates. Our actuaries utilize several methodologies to project losses and corresponding reserves. Based upon these methods, our actuaries determine a best estimate of the loss reserves.

        Since our accounts will be new, our actuaries will utilize available loss development statistics from the program underwriting agents and primary insurance companies with whom we will do business as a basis for conducting these types of projections.

        In addition, we analyze a significant amount of insurance industry information with respect to the pricing environment and loss settlement patterns. In combination with our individual pricing analyses, we use this industry information to guide our loss and loss expense estimates. We regularly review these estimates and reflect adjustments, if any, in earnings in the periods in which they are determined. We expect that we will, from time to time, engage independent external actuarial specialists to review specific pricing and reserving methods and results.

Underwriting

        We employ a disciplined approach to underwriting and risk management that will rely heavily upon the collective underwriting expertise of our management and staff, as well as upon our underwriting process management approach at both the primary insurance and reinsurance levels. This expertise is guided by the following underwriting principles:

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  We accept only those risks that we believe will earn a level of profit commensurate with the risk they present;

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  We perform independent pricing or risk review of insurance risks;

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  We accept only those risks which have demonstrated track records of profitable performance or else present limited downside potential; and

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  We consistently use peer review in both our underwriting acceptance process as well as to continually audit the performance of underwriting managers against agreed standards and guidelines.

        CastlePoint Re maintains an underwriting staff in Bermuda, and CastlePoint Management employs three program underwriters who are located in the U.S. We also can access Tower's underwriting capacity through our service and expense sharing agreement with Tower's insurance companies. We will grant underwriting authority to the managers of our business segments, but only where we are convinced they are highly experienced in their particular lines of business. We also will grant underwriting authority, subject to written underwriting guidelines and limitations, to the program underwriting agents that we will do business with and to insurers with which we enter into risk sharing or pooling arrangements. We will issue detailed letters granting underwriting authority to each of our underwriters. These grant letters will contain, as applicable, underwriting eligibility criteria, rates, policy limits, attachment point (that is, the amount of loss, per occurrence or in the aggregate, as the case may be, above which excess of loss insurance or reinsurance becomes operative), terms and conditions, and other quantifiable limits. They will also address acceptable terms and conditions.

        Our underwriting process for all new programs, treaties or risk-sharing arrangements will be based on best industry practices and, as such, we will consider the appropriateness of insuring the client by evaluating the quality of its management, its risk management strategy and its track record. In addition, we will require each program, treaty or risk-sharing arrangement to include significant information on the nature of the perils to be included and detailed aggregate information as to the location or locations of the risks covered. We will obtain available information on the client's loss history for the perils being insured or reinsured, together with relevant underwriting considerations.

        In addition, our underwriters will use a variety of means, including specific contract terms, to manage our exposure to loss. Substantially all of the business we intend to write will contain aggregate policy limits in the primary insurance policies. Our underwriters also will use appropriate contract exclusions (to exclude certain risks or otherwise limit the scope of coverage), terms and conditions to further eliminate particular risks or exposures that they deem to be significant.

        In conjunction with testing each program, treaty or risk-sharing arrangement against our underwriting criteria, we will evaluate the proposal in terms of its risk/reward profile to assess the adequacy of the proposed pricing and its potential impact on our overall return on capital as well as our corporate risk objectives.

        Our underwriting process will fully integrate actuarial and underwriting disciplines. We will utilize our in-house actuarial staff as well as rely on outside consultants as necessary. The actuarial and underwriting estimates that we make in our underwriting and pricing analyses will be explicitly tracked by program, treaty and risk-sharing arrangement on an ongoing basis through our underwriting audit and actuarial reserving processes. We will require significant amounts of data from our clients and intend only to accept business for which the data provided to us is sufficient for us to make an appropriate analysis. We may supplement the data provided to us by our clients with information from the Insurance Services Offices, Inc., the National Council on Compensation Insurance, Inc., the Reinsurance Association of America, other advisory ratemaking associations and other organizations that provide projected loss cost data to their members.

        We will control overall risk from natural catastrophes in the aggregate and exposures from any one client. To monitor the catastrophe and accumulation risk of our business, we will subscribe to and utilize natural catastrophe-modeling tools.

Competition

  Reinsurance

        The reinsurance industry is highly competitive. We compete with major U.S., Bermuda, European and other international insurers and reinsurers and certain underwriting syndicates. Many of these competitors have more, and in some cases substantially more, capital and greater marketing and management resources than we expect to have, and may offer a broader range of products and more competitive pricing than we offer or will be able to offer. Because we have a very limited operating history, many of our competitors also have greater name and brand recognition than we have. In particular, we compete with various reinsurers for U.S. clients, such as ACE Insurance Company of North America, American International Group, Inc., CNA Financial Corporation, The Hartford Financial Services Group, Inc., St. Paul Travelers Companies, Inc., XL America Group, Partner Reinsurance Companies, RenaissanceRe Holdings Ltd., Swiss Reinsurance Company, Berkshire Hathaway Inc., Lloyd's, Munich Reinsurance America Inc., QBE Insurance Group Limited, General Reinsurance Corporation and Max Re Ltd. In addition, there are Bermuda reinsurers with whom we compete, such as Arch Capital Group Ltd., Endurance Specialty Holdings Ltd., AXIS Capital Holdings Limited, Allied World Assurance Company, Ltd. and Platinum Underwriters Holdings, Ltd. Furthermore, following the recent hurricanes, newly formed and existing insurance industry companies have raised capital to meet perceived demand in the current environment and address underwriting limit issues. While we believe that many of these new entrants plan to focus on property excess of loss, offshore marine and energy and retrocessional coverage and therefore not compete directly with us in most cases, we may not be aware of others that may be planning to enter into the same market segments in which we expect to compete.

        Competition in the types of business that we will underwrite is based on many factors, including:

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  reputation;

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  strength of client relationships;

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  perceived financial strength;

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  management's experience in the line of insurance or reinsurance to be written;

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  premiums charged and other terms and conditions offered;

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  services provided, products offered and scope of business, both by size and geographic location;

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  financial ratings assigned by independent rating agencies; and

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  speed of claims payment.

        Increased competition could result in fewer applications for coverage, lower premium rates and less favorable policy terms, which could adversely impact our growth and profitability. We are unable to predict the extent to which new, proposed or potential initiatives may affect the demand for our products or the risks that may be available for us to consider underwriting.

        We strive to differentiate ourselves from other reinsurers primarily by leveraging the primary insurance company expertise of our senior management to provide reinsurance solutions that are designed to respond to the needs of small insurance companies and program underwriting agencies writing program business, and to larger insurance companies seeking to effectively manage their capital and risk by accessing our capabilities. By positioning ourselves in this manner and providing our unique product offerings, we believe we can successfully differentiate ourselves from other reinsurers that we believe are focused primarily on providing broad-based reinsurance solutions to the property and casualty insurance industry.

Insurance

        In writing program business, we expect to face competition both from insurance companies writing program business, underwriting agencies and intermediaries, as well as diversified financial services companies such as W.R. Berkley Corporation, Markel Corporation, Philadelphia Consolidated Holding Corp., RLI Corp., Arch Capital Group Ltd., Meadowbrook Insurance Group, Inc. and Argonaut Group, Inc. Since we have a very limited operating history, most of our competitors have greater name and brand recognition than we currently have. Many of them also have greater financial strength and ratings assigned by independent ratings agencies and more capital and greater marketing and management resources than we currently have, and may offer a broader range of products and more competitive pricing than we expect to, or in the near future will be able to, offer. We plan to differentiate ourselves from other insurance companies writing program business by providing comprehensive insurance, reinsurance and alternative risk transfer solutions, as well as a broad product line platform for program underwriting agents to facilitate their program business. See "—Business Solutions, Products and Services—Insurance Solutions—Program Business." In addition, through our relationship with Tower, we plan to offer comprehensive insurance company services on an unbundled basis to attract program underwriting agents with large and profitable books of business that need or desire to access these services. See "—Business Solutions, Products and Services—Unbundled Insurance Services."

Unbundled Insurance Services

        We will compete with various third-party administrators who provide unbundled insurance services. In the area of claims administration, the leading third party administrators are Gallagher Bassett Services, Inc., Crawford & Company, and GAB Robins North America, Inc. We also will compete with many firms that offer outsourcing for various services such as loss control, premium audit, and call center operations. Our competitive positioning will be based upon our ability to integrate these services with our insurance offerings as well as our ability to rely on Tower's experience for claims administration and small business policy web based systems and handling.

Investments

        Our investment guidelines specify minimum criteria on the overall credit quality, liquidity and risk-return characteristics of our investment portfolio and include limitations on the size of particular holdings, as well as restrictions on investments in different asset classes. We have retained BlackRock, Inc. as our investment manager to effect investment transactions, render investment accounting services and provide investment advice. Our management monitors our overall investment returns, reviews compliance with our investment guidelines and reports overall investment results to our board of directors on a quarterly basis.

        Our investment strategy is to preserve principal and maintain liquidity while trying to maximize investment return through a high quality, diversified portfolio. Investment decision-making is guided mainly by the nature and timing of our expected liability payouts, management's forecast of our cash flows and the possibility that we may have unexpected cash demands, for example, to satisfy claims due to catastrophic losses. We expect our investment portfolio will consist mainly of highly rated and liquid fixed income securities. However, to the extent our insurance liabilities are correlated with an asset class outside our minimum criteria, our investment guidelines allow a deviation from those minimum criteria, provided such deviations reduce overall risk.

        Our investment guidelines require compliance with applicable state or national regulations and laws. Without the approval of our board of directors, we cannot purchase financial futures, forwards, options, swaps and other derivatives, except for purposes of hedging capital market risks or replication transactions, which are defined as a set of derivative and securities transactions that, when combined, produce the equivalent economic results of an investment that meet our minimum criteria. We expect the majority of our investment holdings to be denominated in U.S. dollars.

        We also expect to make strategic investments in some of our clients, including Tower, to strengthen our distribution system in order to provide us with more stable and predictable sources of business. We expect that our strategic investments will enhance the relationships between us and our clients and provide us with an opportunity to reinsure the business of our clients. Also, by making strategic investments in or acquiring some of our clients, we believe that we will have the opportunity to improve their capabilities to achieve profitable growth by improving their access to capital, rating, product platform and scale. These strategic investments may include minority investments in privately held companies (only when there is a clearly defined exit strategy), in publicly held companies, such as Tower, as well as joint ventures or majority investments where we have significant control, or acquisitions of our clients. Consistent with this strategy, we recently purchased $40 million of non-cumulative convertible perpetual preferred stock of Tower, all of which was redeemed by Tower in January 2007. We may make additional investments in Tower at some point in the future. Additionally, we may invest in, or acquire, Bermuda-based reinsurance companies that are unable to effectively utilize their capital. We believe we can increase the profitability of such reinsurance companies, and therefore enhance the value of our investment, by providing them access to our premium flow. See also "Business—Strategic Investments."

Ratings

        Ratings by independent agencies are an important factor in establishing the competitive position of insurance and reinsurance companies and are important to our ability to market and sell our products. Rating organizations continually review the financial positions of insurers. A.M. Best is one of the most important rating agencies for insurance and reinsurance companies. A.M. Best maintains a letter scale rating system ranging from "A++" (Superior) to "F" (In liquidation). In evaluating a company's financial strength, A.M. Best reviews the company's profitability, leverage and liquidity, as well as its book of business, the adequacy and soundness of its reinsurance, the quality and estimated market value of its assets, the adequacy of its loss and loss expense reserves, the adequacy of its surplus, its capital structure, the experience and competence of its management and its market presence.

        The objective of A.M. Best's ratings system is to provide an opinion of an insurer's or reinsurer's financial strength and ability to meet ongoing obligations to its policyholders. These ratings reflect our ability to pay policyholder claims and are not applicable to the securities offered in this prospectus, nor are they a recommendation to buy, sell or hold our shares. These ratings are subject to periodic review by, and may be revised or revoked at the sole discretion of, A.M. Best.

        CastlePoint Re has received a Financial Strength rating of "A-" (Excellent) from A.M. Best, which is the fourth highest of fifteen rating levels and indicates A.M. Best's opinion of our financial strength and ability to meet ongoing obligations to our future policyholders. In addition, based on our discussions with A.M. Best, we expect that CastlePoint Insurance Company and any other U.S. licensed insurance companies that we may acquire, upon our acquisition and capitalization of such companies, will also have ratings of "A-" (Excellent), in view of our capital funding plans, management experience and relationship with Tower. However, there is no assurance that CastlePoint Insurance Company or any other U.S. licensed insurance companies that we may acquire will receive such rating.

        The maintenance of the assigned rating depends upon CastlePoint Re operating in a manner consistent with the business plan presented to A.M. Best. A.M. Best stated that it would closely monitor the flow of business between CastlePoint Re and Tower to ensure there are no material deviations from projections utilized by A.M. Best to establish CastlePoint Re's rating. A.M. Best also stated that it believes CastlePoint Re's results could be impacted by Tower's growth and exposure to catastrophes due to its business concentration in New York City.

        The ratings of CastlePoint's reinsurance and insurance subsidiaries will also be subject to periodic review by, and may be revised downward or revoked at the sole discretion of, A.M. Best. A.M. Best formally evaluates its Financial Strength ratings of insurance companies at least once every twelve months and monitors the performance of rated companies throughout the year. Even if our insurance subsidiaries receive a desired rating, if A.M. Best subsequently downgrades their ratings or CastlePoint Re's rating below "A-", the competitive position of our reinsurance and insurance subsidiaries would suffer, and their ability to market their products, to obtain customers and to compete in the reinsurance and insurance industry would be adversely affected. A subsequent downgrade, therefore, could result in a substantial loss of business as our insurance company clients and program business managers may move to other insurers with higher claims paying and financial strength ratings.

Employees and Administration

        We conduct our business with a relatively small staff of employees. As of February 9, 2007, we and our subsidiaries employed a total of 21 employees, 18 of whom were full-time.

        Our various corporate functions for the Bermuda and U.S. operations are handled by our Chairman of the Board and Chief Executive Officer, our President, and our Senior Vice President and Chief Financial Officer. These functions include strategic planning, financial management, business controls and monitoring, investment management and investor relations, as well as other corporate functions.

        Our reinsurance subsidiary CastlePoint Re is headquartered in Bermuda. In addition to our Senior Vice President and Chief Financial Officer, the CastlePoint Re management team currently consists of its President, Vice President Underwriting—Casualty, a Vice President and Controller, and a Vice President and Actuary. At February 9, 2007, we had five full-time employees at CastlePoint Re, working in our Bermuda office. Over time, we expect that the number of our employees in Bermuda will grow to ten full-time employees.

        Our insurance and services operations in the United States consist of CastlePoint Management, CastlePoint Insurance Company and any other U.S. licensed insurance companies we may acquire subject to receipt of regulatory approvals. Since we will rely on our program underwriting agents to conduct most of the operational activities, as well as leverage the functional capabilities of Tower through our service and expense sharing agreements with Tower and certain of its insurance companies, we expect to conduct our business with relatively few employees who will concentrate on marketing and program management, including overseeing and auditing the program underwriting agents. We expect that our operations in the United States will include employees focusing on our traditional program business, specialty program business and risk-sharing business, as well as several managers whom we have either hired or will hire, who will oversee underwriting, claims, technology, actuarial, legal and finance areas. Currently, CastlePoint Management has a total of 11 full-time employees, consisting of its President; Vice President, Marketing; Vice President and Chief Information Officer; General Counsel and Secretary; Vice President and Controller; Assistant Vice President and Assistant Controller; Vice President, Underwriting, two program underwriters, as well as an underwriter and a strategic planner. In addition, we expect to hire additional accounting staff in 2007. Therefore, at the end of our first year of operations, we expect to have approximately fourteen full-time employees in the United States, and we expect that this number will increase to be between fifteen and twenty full-time employees by the end of our second year of operations.

Our Organization

        We were incorporated on November 16, 2005 as a company limited by shares under Bermuda law. Our reinsurance subsidiary, CastlePoint Re, was incorporated on March 9, 2006 and was licensed as a Class 3 Bermuda exempted insurer on March 22, 2006. CastlePoint Re commenced writing business as of April 6, 2006, following its capitalization on April 5, 2006. CastlePoint Management, a Delaware corporation and our program management company, was incorporated in January 2006. CastlePoint Bermuda Holdings, our Bermuda intermediate holding company, was incorporated on March 27, 2006. We acquired CastlePoint Insurance Company from Tower on December 4, 2006.

Properties

        We lease and/or sublease office space in Hamilton, Bermuda, New York, New York and Lisle, Illinois. CastlePoint Re made a sublease arrangement for premises in Hamilton, Bermuda (but it has not yet executed a related sublease agreement), as of September 1, 2006, which is expected to expire on March 31, 2007. CastlePoint Re moved into these premises in September 2006. This sublease requires monthly payments of $9,509. CastlePoint Holdings entered into two-year sublease agreements (on behalf of two of our employees) for two residential premises in Warwick, Bermuda, as of December 22, 2006 and January 1, 2007, respectively. The terms of these sublease agreements will expire on December 21, 2008 and December 31, 2008, respectively. CastlePoint Management made an arrangement to lease office space in Lisle, Illinois (but it has not yet executed a related lease agreement), as of October 1, 2006, which will expire on September 30, 2007. This lease requires monthly payments of $5,500. We believe that these facilities are sufficient for our needs in the near future. As we expand our operations, we may require additional office space, which we believe will be available on commercially reasonable terms.

        The headquarters of CastlePoint Management and CastlePoint Insurance Company are located in New York, New York. CastlePoint Management and CastlePoint Insurance Company currently sublease office space in New York, New York from Tower Insurance Company of New York, at its cost, pursuant to an arrangement covered by the service and expense sharing agreement between these parties. CastlePoint Management plans to enter into an agreement to sublet additional office space from Tower in New York City on terms that have not yet been determined.

Legal Proceedings

        We are not a party to any pending or threatened material litigation and are not currently aware of any pending or threatened material litigation, other than in the normal course of business as a reinsurer. We may become involved in various claims and legal proceedings in the normal course of business, as a reinsurer or insurer.

REGULATION

General

        The business of insurance and reinsurance is regulated in most countries, although the degree and type of regulation varies significantly from one jurisdiction to another. Reinsurers are generally subject to less direct regulation than primary insurers. In Bermuda, we expect to operate under a relatively less intensive regulatory regime. However, in the United States, licensed insurers and reinsurers must comply with financial supervision and market conduct standards comparable to those governing primary insurers. Accordingly, once we acquire domestic licensed insurance companies consistent with our plans, those companies will be subject to extensive financial and market conduct regulation under applicable statutes in the United States.

Regulation of CastlePoint Re

        As a holding company, CastlePoint Holdings is not subject to Bermuda insurance regulations.

        The Insurance Act, which regulates the insurance business of CastlePoint Re, provides that no person shall carry on any insurance business in or from within Bermuda unless registered as an insurer under the Insurance Act by the BMA, which is responsible for the day-to-day supervision of insurers. Under the Insurance Act, insurance business includes reinsurance business. The BMA, in deciding whether to grant registration, has broad discretion to act as the BMA sees fit in the public interest. The BMA is required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise to operate an insurance business. In addition, the BMA is required by the Insurance Act to determine whether a person who proposes to control 10%, 20%, 33% or 50% (as applicable) of the voting power of a Bermuda registered insurer or its parent company is a fit and proper person to exercise such degree of control. The registration of an applicant as an insurer is subject to its complying with the terms of its registration and such other conditions as the BMA may impose from time to time.

        The Insurance Act imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants to the BMA powers to supervise, investigate and intervene in the affairs of insurance companies. Certain significant aspects of the Bermuda insurance regulatory framework are set forth below.

Classification of Insurers

        The Insurance Act distinguishes between insurers carrying on long-term business and insurers carrying on general business. There are four classifications of insurers carrying on general business with Class 4 insurers subject to the strictest regulation. We have registered CastlePoint Re as a Class 3 insurer, and it is regulated as such under the Insurance Act. We do not intend, at this time, to obtain a license for CastlePoint Re to carry on long-term business. Long-term business includes life insurance and disability insurance with terms in excess of five years. General business broadly includes all types of insurance that is not long-term business.

Cancellation of Insurer's Registration

        An insurer's registration may be canceled by the BMA on certain grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act or if, in the opinion of the BMA, the insurer has not been carrying on business in accordance with sound insurance principles.

Principal Representative

        An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For the purpose of the Insurance Act, the principal representative of CastlePoint Re is Marsh Management Services, and CastlePoint Re's principal office is at the offices of the principal representative. Without a reason acceptable to the BMA, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days' notice in writing to the BMA is given of the intention to do so. It is the duty of the principal representative upon reaching the view that there is a likelihood of the insurer (for which the principal representative acts) becoming insolvent or that a reportable "event" has, to the principal representative's knowledge, occurred or is believed to have occurred, to immediately notify the BMA and to make a report in writing to the BMA within 14 days, setting out all the particulars of the case that are available to the principal representative. Examples of such a reportable "event" include failure by the insurer to comply substantially with a condition imposed upon the insurer by the BMA relating to a solvency margin or a liquidity or other ratio. The written report must set out all the particulars of the case that are available to the principal representative.

Independent Approved Auditor

        Every registered insurer must appoint an independent auditor (the "approved auditor") who will annually audit and report on the statutory financial statements and the statutory financial return of the insurer, both of which, in the case of CastlePoint Re, are required to be filed annually with the BMA. The approved auditor of CastlePoint Re is approved by the BMA and may be the same person or firm which audits CastlePoint Re's financial statements and reports for presentation to its shareholders. CastlePoint Re's approved auditor is PricewaterhouseCoopers (Bermuda).

Loss Reserve Specialist

        CastlePoint Re, as a Class 3 insurer, is required to submit an opinion of an approved loss reserve specialist with its statutory financial return in respect of its loss and loss adjustment expense provisions. The loss reserve specialist is a qualified casualty actuary, who is approved by the BMA. CastlePoint Re's loss reserve specialist is Simon Lambert of PricewaterhouseCoopers (Bermuda).

Statutory Financial Statements

        An insurer must prepare annual statutory financial statements. The Insurance Act prescribes rules for the preparation and substance of such statutory financial statements (which include, in statutory form, a balance sheet, an income statement, a statement of capital and surplus and notes thereto). The insurer is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The statutory financial statements are not prepared in accordance with U.S. GAAP and are distinct from the financial statements prepared for presentation to the insurer's shareholders under the Companies Act, which financial statements will be prepared in accordance with U.S. GAAP. CastlePoint Re, as a general business insurer, is required to submit the annual statutory financial statements as part of the annual statutory financial return. The statutory financial statements and the statutory financial return do not form part of the public records maintained by the BMA.

Annual Statutory Financial Return

        CastlePoint Re is required to file with the BMA statutory financial returns no later than four months after their financial year end (unless specifically extended). The statutory financial return for an insurer includes, among other matters, a report of the approved auditor on the statutory financial statements of such insurer, the solvency certificates, the declaration of statutory ratios, the statutory financial statements themselves and the opinion of the loss reserve specialist. The solvency certificates must be signed by the principal representative and at least two directors of the insurer who are required to certify, among other matters, whether the minimum solvency margin has been met and whether the insurer complied with the conditions attached to its certificate of registration. The approved auditor is required to state whether in his opinion it was reasonable for the directors to so certify. Where an insurer's accounts have been audited for any purpose other than compliance with the Insurance Act, a statement to that effect must be filed with the statutory financial return.

Minimum Solvency Margin and Restrictions on Dividends and Distributions

        Under the Insurance Act, the value of the general business assets of a Class 3 insurer must exceed the amount of its general business liabilities by an amount greater than the prescribed minimum solvency margin. CastlePoint Re is required, with respect to its general business, to maintain a minimum solvency margin equal to the greatest of:

        (A)  $1 million;

        (B)  20% of net premiums written up to $6 million plus 15% of net premiums written over $6 million; and

        (C)  15% of loss and other insurance reserves.

        CastlePoint Re is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio. In addition, if it has failed to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, CastlePoint Re is prohibited, without the approval of the BMA, from declaring or paying any dividends during the next financial year.

        CastlePoint Re is prohibited, without the approval of the BMA, from reducing by 15% or more its total statutory capital as set out in its previous year's financial statements.

Minimum Liquidity Ratio

        The Insurance Act provides a minimum liquidity ratio for general business insurers. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums receivable and reinsurance balances receivable. There are certain categories of assets which, unless specifically permitted by the BMA, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates and real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined).

Supervision, Investigation and Intervention

        The BMA may appoint an inspector with extensive powers to investigate the affairs of an insurer if the BMA believes that an investigation is required in the interest of the insurer's policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to the BMA, the BMA may direct an insurer to produce documents or information relating to matters connected with the insurer's business.

        If it appears to the BMA that there is a risk of the insurer becoming insolvent, or that it is in breach of the Insurance Act or any conditions imposed upon its registration or a person is a controller despite objections of the BMA, the BMA may, among other things, direct the insurer (1) not to take on any new insurance business, (2) not to vary any insurance contract if the effect would be to increase the insurer's liabilities, (3) not to make certain investments, (4) to realize certain investments, (5) to maintain in, or transfer to the custody of, a specified bank, certain assets, (6) not to declare or pay any dividends or other distributions or to restrict the making of such payments, (7) to limit its premium income, and/or (8) to remove a controller or officer.

Disclosure of Information

        In addition to powers under the Insurance Act to investigate the affairs of an insurer, the BMA may require certain information from an insurer (or certain other persons) to be produced to it. Further, the BMA has been given powers to assist other regulatory authorities, including foreign insurance regulatory authorities, with their investigations involving insurance and reinsurance companies in Bermuda but subject to restrictions. For example, the BMA must be satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities of the foreign regulatory authority. Further, the BMA must consider whether to cooperate is in the public interest. The grounds for disclosure are limited and the Insurance Act provides sanctions for breach of the statutory duty of confidentiality.

Notification by shareholder controller of new or increased control

        Any person who becomes a holder of at least 10%, 20%, 33% or 50% of our shares must notify the BMA in writing within 45 days of becoming such a holder, or 30 days from the date such person has knowledge of having such a holding, whichever is later. The BMA may, by written notice, object to such a person if it appears to the BMA that the person is not fit and proper to be such a holder. The BMA may require the holder to reduce such holder's shareholding in us and may direct, among other things, that the voting rights attaching to such holder's shares will not be exercisable. A person that does not comply with such a notice or direction from the BMA will be guilty of an offense.

Objection to existing shareholder controller

        For so long as we have as a subsidiary an insurer registered under the Insurance Act, the BMA may at any time, by written notice, object to a person holding 10% or more of our shares if it appears to the BMA that the person is not or is no longer fit and proper to be such a holder. In such a case, the BMA may require the shareholder to reduce its holding of our shares and direct, among other things, that such shareholder's voting rights attaching to such shares shall not be exercisable. A person who does not comply with such a notice or direction from the BMA will be guilty of an offence.

Certain other Considerations

        Although CastlePoint Holdings, CastlePoint Bermuda Holdings and CastlePoint Re are each incorporated in Bermuda, CastlePoint Holdings, CastlePoint Bermuda Holdings and CastlePoint Re have each been classified as a non-resident of Bermuda for exchange control purposes by the BMA. Pursuant to their non-resident status, CastlePoint Holdings, CastlePoint Bermuda Holdings and CastlePoint Re may engage in transactions in currencies other than Bermuda dollars and there are no restrictions on their ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of their common shares.

        The BMA must approve all issuances and transfers of securities of a Bermuda exempted company, such as CastlePoint Holdings. Where any equity securities (that is, shares which entitle the holder to vote for or appoint one or more directors or securities which by their terms are convertible into shares which entitle the holder to vote for or appoint one or more directors) of a Bermuda company are listed on an appointed stock exchange (which includes Nasdaq), the BMA has given general permission for the issue and subsequent transfer of any securities of the company from and/or to a non-resident for so long as any such equity securities of the company remain so listed. This general permission would cease to apply if our common shares were to cease to be so listed and in such event specific permission would be required from the BMA for all issues and transfers of our common shares subject to certain exceptions set out in the BMA's statement of June 1, 2005. This prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such general permission and in accepting this prospectus for filing, neither the BMA nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

        Under Bermuda law, exempted companies are companies formed for the purpose of conducting business outside Bermuda from a place of business in Bermuda. As "exempted" companies, CastlePoint Holdings, CastlePoint Bermuda Holdings and CastlePoint Re may not, without the express authorization of the Bermuda legislature or under a license or consent granted by the Minister of Finance, participate in certain transactions, including: (i) the acquisition or holding of land in Bermuda (except that required for their business and held by way of lease or tenancy for terms of not more than 50 years) without the express authorization of the Bermuda legislature, (ii) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance, (iii) the acquisition of any bonds or debentures secured by any land in Bermuda, other than certain types of Bermuda government securities or (iv) the carrying on of business of any kind in Bermuda, except in furtherance of their business carried on outside Bermuda or under license granted by the Minister of Finance. While an insurer is permitted to reinsure risks undertaken by any company incorporated in Bermuda and permitted to engage in the insurance and reinsurance business, generally it is not permitted without a special license granted by the Minister of Finance to insure Bermuda domestic risks or risks of persons of, in or based in Bermuda.

        CastlePoint Holdings, CastlePoint Bermuda Holdings and CastlePoint Re also need to comply with the provisions of the Companies Act regulating the payment of dividends and making distributions from contributed surplus. The Companies Act provides that a company shall not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that (1) the company is, or would after the payment be, unable to pay its liabilities as they become due, or (2) the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

        Under Bermuda law and our bye-laws, we may indemnify our directors, officers or any other person appointed to a committee of our board of directors (and their respective heirs, executors or administrators) to the full extent permitted by law against all actions, costs, charges, liabilities, loss, damage or expense incurred or suffered by such person by reason of any act done, concurred in or omitted in the conduct of our business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter involving any fraud or dishonesty (as determined in a final judgment or decree not subject to appeal) on the part of such director, officer or other person.

        Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. CastlePoint Re's success may depend in part upon the continued services of key employees in Bermuda. A work permit may be granted or renewed upon showing that, after proper public advertisement, no Bermudian (or spouse of a Bermudian or a holder of a permanent resident's certificate or holder of a working resident's certificate) is available who meets the minimum standards reasonably required by the employer. The Bermuda government's policy places a six-year term limit on individuals with work permits, subject to certain exemptions for key employees. A work permit is issued with an expiry date (up to five years) and no assurances can be given that any work permit will be issued or, if issued, renewed upon the expiration of the relevant term. If work permits are not obtained, or are not renewed, for CastlePoint Re's principal employees, CastlePoint Re would lose their services, which could materially affect CastlePoint Re's business.

        Members of the general public have the right to inspect public documents at the office of the Registrar of Companies in Bermuda. This will include our memorandum of association (including our objects and powers), any alteration to it and any documents relating to an increase or reduction of authorized capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and audited financial statements, which must be presented to the general meeting of shareholders. The register of our shareholders is also open to inspection by shareholders and members of the public without charge. We are required to maintain a share register in Bermuda but may establish a branch register outside Bermuda. We are required to keep at our registered office a register of our directors and officers, which is open for inspection by members of the public without charge. However, Bermuda law does not provide a general right for shareholders to inspect or obtain copies of any other corporate records.

U.S. Regulation

General

        We intend to develop our U.S. business by acquiring, in addition to CastlePoint Insurance Company, at least one additional U.S. insurance company that is or will be licensed to write insurance and reinsurance in approximately 40 states and authorized to write insurance on a surplus lines basis in several states of the United States. We expect that all issued and outstanding stock of these operating subsidiaries we may acquire will be held by CastlePoint.

        Our U.S. licensed insurance companies will be subject to extensive regulation throughout the United States. Although there is limited federal regulation of the insurance business, each state (including New York, where CastlePoint Insurance Company is domiciled) has a comprehensive system for regulating insurers operating in that state. The laws of the various states establish supervisory agencies with broad authority to regulate, among other things, licenses to transact business, premium rates for certain coverages, trade practices and market conduct, agent licensing, policy forms, underwriting and claims practices, reserve adequacy, transactions with affiliates and insurer solvency. Many states also regulate investment activities on the basis of quality, distribution and other quantitative criteria. Further, most states compel participation in and regulate composition of various shared involuntary market mechanisms. States also have enacted legislation that regulates insurance holding company systems, including acquisitions, dividends, the terms of affiliate transactions, and other related matters.

        Insurance companies are also affected by a variety of state and federal legislative and regulatory measures and judicial decisions that define and qualify the risks and benefits for which insurance is sought and provided. These include redefinitions of risk exposure in such areas as product liability, environmental damage and workers' compensation. In addition, individual state insurance departments may prevent premium rates for some classes of insureds from reflecting the level of risk assumed by the insurer for those classes. Such developments may result in adverse effects on the profitability of various lines of insurance. In some cases, these adverse effects on profitability can be minimized, when possible, through the repricing of coverages if permitted by applicable regulations, or the limitation or cessation of the affected business, which may be restricted by state law.

        Most states have insurance laws requiring that property and casualty rate schedules, policy or coverage forms, and other information be filed with the state's regulatory authority. In many cases, such rates and/or policy forms must be approved prior to use. A few states have recently considered or enacted limitations on the ability of insurers to share data used to compile rates.

        Insurance companies are required to file detailed annual financial reports with the state insurance regulators in each of the states in which they do business, and their business and accounts are subject to examination by such regulators at any time. In addition, these insurance regulators periodically examine each insurer's financial condition, adherence to statutory accounting practices, and compliance with insurance department rules and regulations.

        Applicable state insurance laws, rather than federal bankruptcy laws, apply to the liquidation or reorganization of insurance companies.

Holding Company Acts

        State insurance holding company system statutes and related regulations provide a regulatory apparatus that is designed to protect the financial condition of domestic insurers operating within a holding company system. All insurance holding company statutes require disclosure and, in some instances, prior approval of material transactions between the domestic insurer and an affiliate. These transactions typically include sales, purchases, exchanges, loans and extensions of credit, reinsurance agreements, service agreements, guarantees and investments between an insurance company and its affiliates, involving in the aggregate specified percentages of an insurance company's admitted assets or policyholders surplus, or dividends that exceed specified percentages of an insurance company's surplus or income.

        The state insurance holding company system statutes may discourage potential acquisition proposals, such as our acquisition of another U.S. insurer, in addition to CastlePoint Insurance Company, that we may acquire, and may delay, deter or prevent a change of control of CastlePoint (after we acquire such U.S. insurer) including through transactions, and in particular unsolicited transactions, that we or our shareholders might consider to be desirable.

        Before a person can acquire control of a domestic insurer or reinsurer, prior written approval must be obtained from the insurance commissioner of the state where the domestic insurer is domiciled. Prior to granting approval of an application to acquire control of a domestic insurer, the state insurance commissioner where the insurer is domiciled will consider such factors as the financial strength of the applicant, the integrity and management of the applicant's board of directors and executive officers, the acquiror's plans for the future operations of the domestic insurer and any anti-competitive results that may arise from the closing of the acquisition of control. Generally, state statutes provide that "control" over a domestic insurer is presumed to exist if any person, directly or indirectly, owns, controls, holds with the power to vote, or holds proxies representing, ten percent or more of the voting securities of the domestic insurer. Because a person acquiring ten percent or more of the common shares of CastlePoint Holdings would indirectly acquire the same percentage of its U.S. insurance subsidiary's capital stock (after we acquire it), the U.S. insurance change of control laws will likely apply to such a transaction.

        Typically, the holding company statutes will also require each of our U.S. subsidiaries periodically to file information with state insurance regulatory authorities, including information concerning capital structure, ownership, financial condition and general business operations.

Regulation of Dividends and other Payments from Insurance Subsidiaries

        The ability of a U.S. insurer, including CastlePoint Insurance Company, to pay dividends or make other distributions is subject to insurance regulatory limitations of the insurance company's state of domicile. Generally, these laws require prior regulatory approval before an insurer may pay a dividend or make a distribution above a specified level. In most U.S. jurisdictions, this level currently is set at the greater of (1) 10% of the insurer's statutory capital and surplus as of the end of the last preceding calendar year or (2) the insurer's net income for the prior calendar year. In addition, the laws of many U.S. jurisdictions require an insurer to report for informational purposes to the insurance commissioner of its state of domicile all declarations and proposed payments of dividends and other distributions to security holders. Many states permit dividends to be paid only out of earned, as opposed to contributed, surplus. Generally, surplus subsequent to the payment of any dividends must be reasonable in relation to an insurance company's outstanding liabilities and must be adequate to meet its financial needs.

        Insurance regulators in the United States often impose, as a condition to the approval of the acquisition of a U.S. licensed insurance company, additional restrictions on the ability of the U.S. insurer to pay dividends or make other distributions. These restrictions generally prohibit the U.S.

insurer from paying dividends or making other distributions for a number of years without prior regulatory approval.

        Pursuant to New York Insurance Law Section 4105, a New York domestic stock, property/casualty insurer, such as CastlePoint Insurance Company, may not, during any 12-month period, declare or pay dividends in excess of the lesser of 10% of the insurer's policyholders surplus as shown on its last filed financial statement or 100% of the insurer's adjusted net income during such period, without obtaining the New York State Insurance Department's prior approval. All dividends paid by CastlePoint Insurance Company may only be paid out of earned surplus.

Insurance Regulatory Information System Ratios

        The NAIC Insurance Regulatory Information System ("IRIS") was developed by a committee of state insurance regulators and is intended primarily to assist state insurance departments in executing their statutory mandates to oversee the financial condition of insurance companies operating in their respective states. IRIS identifies 11 industry ratios and specifies "usual values" for each ratio. Departure from the usual values of the ratios can lead to inquiries from individual state insurance commissioners regarding different aspects of an insurer's business. Insurers that report four or more unusual values are generally targeted for regulatory review.

Investment Regulation

        CastlePoint Insurance Company is, and any other U.S. licensed insurance companies that we may acquire will be, subject to state laws and regulations that require diversification of investment portfolios and that limit the amount of investments in certain investment categories. Failure to comply with these laws and regulations may cause non-conforming investments to be treated as non-admitted assets for purposes of measuring statutory capital and surplus and, in some instances, would require divestiture.

Accreditation

        The NAIC has instituted its Financial Regulatory Accreditation Standards Program ("FRASP") in response to federal initiatives to regulate the business of insurance. FRASP provides a set of standards designed to establish effective state regulation of the financial condition of insurance companies. Under FRASP, a state must adopt certain laws and regulations, institute required regulatory practices and procedures, and have adequate personnel to enforce these laws and regulations in order to become an "accredited" state. Accredited states are not able to accept certain financial examination reports of insurers prepared solely by the regulatory agency in an unaccredited state.

Risk-Based Capital Requirements

        In order to enhance the regulation of insurer solvency, the NAIC adopted in December 1993 a formula and model law to implement risk-based capital requirements for property and casualty insurance companies. These risk-based capital requirements are designed to assess capital adequacy and to raise the level of protection that statutory capital and surplus provides for policyholder obligations. The risk-based capital model for property and casualty insurance companies measures three major areas of risk facing property and casualty insurers:

  •
  underwriting, which encompasses the risk of adverse loss developments and inadequate pricing;

  •
  declines in asset values arising from credit risk; and

  •
  declines in asset values arising from investment risks.

        Insurers having less statutory capital and surplus than required by the risk-based capital calculation will be subject to varying degrees of regulatory action, depending on the level of capital inadequacy.

Equity investments in common stock typically are valued at 85% of their market value under the risk-based capital guidelines.

        Under the approved formula, an insurer's statutory capital and surplus is compared to its risk-based capital requirement. If this ratio is above a minimum threshold, no company or regulatory action is necessary. Below this threshold are four distinct action levels at which a regulator can intervene with increasing degrees of authority over an insurer as the ratio of surplus to risk-based capital requirement decreases. The four action levels include:

  •
  insurer is required to submit a plan for corrective action,

  •
  insurer is subject to examination, analysis and specific corrective action and regulatory control,

  •
  regulators may place insurer under a court-ordered supervision or insolvency proceeding, and

  •
  regulators are required to place insurer under a court-ordered supervision or insolvency proceeding.

Guaranty Funds and Assigned Risk Plans

        Most states require all admitted insurance companies to participate in their respective guaranty funds that cover various claims against insolvent insurers. Solvent insurers licensed in these states are required to cover the losses paid on behalf of insolvent insurers by the guaranty funds and are generally subject to assessments in the state by its guaranty fund to cover these losses. Some states also require licensed insurance companies to participate in assigned risk plans which provide coverage for automobile insurance and other lines for insureds which, for various reasons, cannot otherwise obtain insurance in the open market. This participation may take the form of reinsuring a portion of a pool of policies or the direct issuance of policies to insureds. The calculation of an insurer's participation in these plans is usually based on the amount of premium for that type of coverage that was written by the insurer on a voluntary basis in a prior year. Participation in assigned risk pools tends to produce losses which result in assessments to insurers writing the same lines on a voluntary basis.

Credit for Reinsurance

        Licensed reinsurers in the United States are subject to insurance regulation and supervision in their domiciliary jurisdiction that is similar to the regulation of licensed primary insurers. However, the terms and conditions of reinsurance agreements generally are not subject to regulation by any governmental authority with respect to rates or policy terms. This contrasts with primary insurance policies and agreements, the rates and terms of which generally are regulated by state insurance regulators. As a practical matter, however, the rates charged by primary insurers do have an effect on the rates that can be charged by reinsurers.

        A primary insurer ordinarily will enter into a reinsurance agreement only if it can obtain credit for the reinsurance ceded on its statutory financial statements. In general, credit for reinsurance is allowed in the following circumstances:

  •
  if the reinsurer is licensed in the state in which the primary insurer is domiciled or, in some instances, in certain states in which the primary insurer is licensed;

  •
  if the reinsurer is an "accredited" or otherwise approved reinsurer in the state in which the primary insurer is domiciled or, in some instances, in certain states in which the primary insurer is licensed;

  •
  in some instances, if the reinsurer (a) is domiciled in a state that is deemed to have substantially similar credit for reinsurance standards as the state in which the primary insurer is domiciled and (b) meets financial requirements; or

  •
  if none of the above apply, to the extent that the reinsurance obligations of the reinsurer are secured appropriately, typically through the posting of a letter of credit for the benefit of the primary insurer or the deposit of assets into a trust fund established for the benefit of the primary insurer.

        As a result of the requirements relating to the provision of credit for reinsurance, CastlePoint Re will be indirectly subject to some regulatory requirements imposed by jurisdictions in which ceding companies are licensed. Because we anticipate that CastlePoint Re will not be licensed, accredited or otherwise approved as a reinsurer by or domiciled in any state in the United States, primary insurers may only be willing to cede business to CastlePoint Re if we provide adequate security to allow the primary insurer to take credit on its balance sheet for the reinsurance it purchases. We will only be able to provide adequate security, typically through the posting of a letter of credit for the benefit of the primary insurer or through the deposit of assets into a trust fund established for the benefit of the primary insurer in accordance with state regulation, if we have in place a letter of credit facility or are otherwise able to provide necessary security. While we intend for our operating subsidiaries to enter into a facility with lenders that provides for, among other things, the issuance of letters of credit, we do not yet have a letter of credit facility or any commitment from a lender to provide that facility. We cannot assure you that we will be able to obtain a credit facility on terms acceptable to us.

        In addition, the reinsurance agreements between CastlePoint Re and Tower's insurance companies require CastlePoint Re to provide security, which is currently expected to be in the form of a trust fund established in accordance with the State of New York's Insurance Regulation 114 or with the applicable insurance regulations of Commonwealth of Massachusetts, to Tower's insurance companies to support reinsurance recoverables owed to these reinsureds in a form acceptable to the insurance commissioners of the State of New York and Commonwealth of Massachusetts, the domiciliary states of Tower's insurance companies. CastlePoint Re has established a trust fund in accordance with the State of New York's Insurance Regulation 114. In addition, at the request of another client we currently reinsure, CastlePoint Re has established a trust fund in accordance with the applicable insurance regulations of Commonwealth of Massachusetts. If we are unable to provide the necessary security, insurance companies may be less willing to purchase our reinsurance products than if we had established such a trust. If this is the case, there may be a material adverse effect on our results of operations.

        At its meeting in December 2006, the Financial Condition (E) Committee of the NAIC approved a modification of its recommended credit for reinsurance rules to permit highly rated reinsurers to post less than 100% collateral to secure their reinsurance obligations to U.S. ceding companies. If enacted into law in the U.S. jurisdictions in which CastlePoint Re's U.S. ceding insurers are seeking financial statement credit for reinsurance ceded to CastlePoint Re, these changes may benefit CastlePoint Re by permitting CastlePoint Re to post less collateral to secure its obligations to its U.S. ceding companies, assuming that CastlePoint Re meets the rating standards to be established under these new procedures. At this time, we are unable to determine whether or not these new rules will benefit CastlePoint Re.

Statutory Accounting Principles

        Statutory accounting principles, or SAP, is a basis of accounting developed to assist insurance regulators in monitoring and regulating the solvency of insurance companies. It is primarily concerned with measuring an insurer's surplus to policyholders. Accordingly, statutory accounting focuses on valuing assets and liabilities of insurers at financial reporting dates in accordance with appropriate insurance law and regulatory provisions applicable in each insurer's domiciliary state.

        U.S. GAAP is concerned with a company's solvency, but it is also concerned with other financial measurements, such as income and cash flows. Accordingly, U.S. GAAP gives more consideration to appropriate matching of revenue and expenses and accounting for management's stewardship of assets than does SAP. As a direct result, different assets and liabilities and different amounts of assets and liabilities will be reflected in financial statements prepared in accordance with U.S. GAAP as opposed to SAP.

        Statutory accounting practices established by the NAIC and adopted, in part, by State Insurance Departments, will determine, among other things, the amount of statutory capital and surplus and statutory net income of our U.S. insurance subsidiaries, which will affect, in part, the amount of funds they have available to pay dividends to us.

Operations of CastlePoint Re

        CastlePoint Re is not admitted to do business in the United States. The insurance laws of each state of the United States and of many other countries regulate or prohibit the sale of insurance and reinsurance within their jurisdictions by non-domestic insurers and reinsurers that are not admitted to conduct business within such jurisdictions. We do not intend to allow CastlePoint Re to conduct business through an office in the U.S. We also do not intend to allow CastlePoint Re to solicit specific risks, settle claims or conduct other insurance activities in any jurisdiction without a license, unless they can do so subject to an exemption from the licensing requirement or as an approved or accredited surplus lines insurer. We intend to operate CastlePoint Re in compliance with the U.S. state and federal laws; however, it is possible that, in the future, a U.S. regulatory agency may raise inquiries or challenges to CastlePoint Re's insurance and reinsurance activities.

Federal Regulation

        Although state regulation is the dominant form of regulation for insurance and reinsurance business, the federal government has shown increasing concern over the adequacy of the state regulation. It is not possible to predict the future impact of any potential federal regulations or other possible laws or regulations on our U.S. subsidiaries' capital and operations, and the enactment of such laws or the adoption of such regulations could materially adversely affect our business.

        The Gramm Leach Bliley Act, or GLBA, which made fundamental changes in the regulation of the financial services industry in the United States was enacted on November 12, 1999. The GLBA permits the transformation of the already converging banking, insurance and securities industries by permitting mergers that combine commercial banks, insurers and securities firms under one holding company, a "financial holding company." Bank holding companies and other entities that qualify and elect to be treated as financial holding companies may engage in activities, and acquire companies engaged in activities, that are "financial" in nature or "incidental" or "complementary" to such financial activities. Such financial activities include acting as principal, agent or broker in the underwriting and sale of life, property, casualty and other forms of insurance and annuities.

        Until the passage of the GLBA, the Glass-Steagall Act of 1933 had limited the ability of banks to engage in securities-related businesses, and the Bank Holding Company Act of 1956 had restricted banks from being affiliated with insurers. With the passage of the GLBA, among other things, bank holding companies may acquire insurers, and insurance holding companies may acquire banks. The ability of banks to affiliate with insurers may affect our U.S. subsidiaries' product lines by substantially increasing the number, size and financial strength of potential competitors.

        In response to the tightening of supply in some insurance markets resulting from, among other things, the terrorist attacks of September 11, 2001, the Terrorism Risk Insurance Act of 2002, to which we refer in this prospectus as TRIA, was enacted to ensure the availability of insurance coverage for terrorist acts in the United States. This law (i) establishes a $100 billion federal assistance program through the end of 2005 to help the commercial property and casualty insurance industry cover claims related to certified acts of terrorism, (ii) regulates the terms of insurance relating to terrorism coverage and (iii) requires some U.S. commercial property and casualty insurers to make available to their policyholders terrorism insurance coverage for certified acts of terrorism at the same limits and terms as is available for other coverages. Exclusions or sub-limit coverage for certified acts of terrorism may be established, but solely at the discretion of the insured. TRIA was extended through 2007 by the Terrorism Risk Insurance Extension Act of 2005, which we refer to as TRIEA, which set a per-event threshold that must be met before the federal program becomes applicable and also increases the insurers' deductibles.

        A certified act of terrorism is defined by TRIA as an act of terrorism, resulting in aggregate losses greater than $5 million, that is violent or dangerous to human life, property or infrastructure, resulting in damage within the United States or its territories and possessions, or outside the United States in the case of a U.S. flagged vessel, air carrier or mission, committed by an individual or individuals acting on behalf of any foreign person or foreign interest in an effort to coerce the U.S. civilian population or influence the policy of or affect the U.S. government's conduct by coercion. We are currently unable to predict the extent to which the TRIEA may affect the demand for the products of our insurance company affiliates, or the risks that may be available for them to consider underwriting. The extent to which coverage for acts of terrorism will be offered by the insurance and reinsurance markets in the future is uncertain and our U.S. insurance operating subsidiaries may or may not offer such coverage in the future.

Legislative and Regulatory Proposals

        From time to time, various regulatory and legislative changes have been proposed in the insurance and reinsurance industry. These proposals have included the possible introduction of federal regulation in addition to, or in lieu of, the current system of state regulation of insurers. For example, federal legislation has recently been introduced that, if enacted in its current form, would allow insurers and insurance producers to elect federal, as opposed to state, regulation. It would permit new insurers and insurance agencies to be organized and regulated under federal law and permit existing state insurers and insurance agencies to convert to federal charters and be regulated under federal law. In addition, on September 27, 2006, the United States House of Representatives passed the Non-Admitted and Reinsurance Reform Act of 2006. This proposed legislation has not yet been introduced in the United States Senate. In its current form, this proposed legislation would establish national standards for the excess and surplus lines market and provide that only the ceding insurer's state of domicile has the authority to determine whether reinsurance credit is available for that ceding insurer, provided that the insurer's state of domicile is an NAIC-accredited state, or has financial solvency requirements substantially similar to the requirements necessary for accreditation. See also a summary of recent modifications of the NAIC's recommended credit for reinsurance rules under "—Credit for Reinsurance" above. We are unable to predict whether any of the foregoing proposed legislation, or any other proposed laws and regulations will be adopted, the form in which any such laws and regulations would be adopted, or the effect, if any, these developments would have on our operations and financial condition.

MANAGEMENT

        The following table sets forth certain information regarding our executive officers, directors and director nominee:

Name	Age	Title
Michael H. Lee	49	Chairman of the Board and Chief Executive Officer of CastlePoint Holdings, and Chief Executive Officer and Director of each of CastlePoint Management and CastlePoint Insurance Company(3)
Gregory T. Doyle	46	President and Director of each of CastlePoint Holdings, CastlePoint Management and CastlePoint Insurance Company, and Director of CastlePoint Re(3)
Joel S. Weiner	57	Chief Financial Officer, Senior Vice President and Director of each of CastlePoint Holdings, CastlePoint Re, CastlePoint Management and CastlePoint Insurance Company(2)(4)
Joseph P. Beitz	49	President and Director of CastlePoint Re, and Director of CastlePoint Insurance Company
William A. Robbie	55	Director(2)
Robert S. Smith	47	Director(1)
Jan R. Van Gorder	59	Director Nominee(4)

(1)
Denotes Class A Director with term expiring at the 2007 annual general shareholders meeting.

(2)
Denotes Class B Director with term expiring at the 2008 annual general shareholders meeting.

(3)
Denotes Class C Director with term expiring at the 2009 annual general shareholders meeting.

(4)
Mr. Van Gorder will become a Class B director, effective immediately after the closing of this offering, with term expiring at the 2008 annual general shareholders meeting. At that time, Mr. Weiner's resignation as a director of CastlePoint Holdings will become effective.

        Our bye-laws provide for a classified board comprised of three classes of directors, with each class to serve a term of three years.

  Biographies

        Michael H. Lee—Chairman of the Board and Chief Executive Officer of CastlePoint Holdings, and Chief Executive Officer and Director of each of CastlePoint Management and CastlePoint Insurance Company—Mr. Lee has been our director since January 2006. He has been our Chairman of the Board, President and Chief Executive Officer since February 2006, and he relinquished only the position of the President in October 2006. Mr. Lee also became the Chief Executive Officer of CastlePoint Management in November 2006 and the Chief Executive Officer of CastlePoint Insurance Company in January 2007. He is also a director of CastlePoint Management and CastlePoint Insurance Company. In addition, Mr. Lee is the Chairman of the Board, President and Chief Executive Officer, of Tower Group, Inc. and founder of its primary insurance company operation, Tower Insurance Company of New York, or TICNY, in 1989. Mr. Lee is responsible for the overall management of Tower and its subsidiary operations. Mr. Lee maintains his positions with Tower and, as such, does not serve our company on a full-time basis. Prior to founding TICNY, Mr. Lee was an attorney in private practice specializing in advising entrepreneurs on the acquisition, sale and formation of businesses in various industries.

        Gregory T. Doyle—President and Director of each of CastlePoint Holdings, CastlePoint Management and CastlePoint Insurance Company, and Director of CastlePoint Re—Mr. Doyle has been a member of our board of directors since April 2006. Mr. Doyle became our President, and the Chief Executive Officer and director of CastlePoint Re in October 2006. He relinquished only the position of Chief Executive Officer of CastlePoint Re in December 2006. Mr. Doyle became a director of CastlePoint Insurance Company in December 2006 and he became its President, as well as the President and director of CastlePoint Management in January 2007, following the resignation of Mark Dale who served as the President and director of CastlePoint Management between August and December of 2006. Mr. Doyle previously served on the board of directors of Tower since September 2004, and resigned from the board of directors of Tower when he joined our board of directors. Mr. Doyle also has served as the Executive Chairman of the reinsurance brokerage firm, BMS Vision Re, from June 2004 to October 2006. Prior to that, between January 2003 and May 2004, he was President and Chief Executive Officer of Presidential Re, a consulting firm Mr. Doyle founded. From November 2000 to January 2003, Mr. Doyle served as Executive Vice President for Guy Carpenter & Co., a reinsurance brokerage firm. From 1985 to 2000, Mr. Doyle held senior positions at American Re-Insurance Company, ultimately as Corporate Executive Vice President and President of Domestic Insurance Company Operations. He was also a member of American Re-Insurance's Board of Management and directed their largest division, with annual revenues in excess of $2 billion. Mr. Doyle is a Chartered Property and Casualty Underwriter and attended the Advanced Executive Education Program at the University of Pennsylvania's Wharton School of Business.

        Joel S. Weiner—Chief Financial Officer, Senior Vice President and Director of CastlePoint Holdings, CastlePoint Re, CastlePoint Management and CastlePoint Insurance Company—Mr. Weiner has been our Vice President and director since January 2006. He became our Chief Financial Officer and Senior Vice President in February 2006. Mr. Weiner has also been Chief Financial Officer, Senior Vice President and director of CastlePoint Re since March 2006, and he has held the same positions at CastlePoint Management since May 2006. Mr. Weiner became a director of CastlePoint Insurance Company in December 2006, and the Chief Financial Officer and Senior Vice President of CastlePoint Insurance Company in January 2007. Prior to joining us, Mr. Weiner served as Senior Vice President of Tower Group, Inc. since January 2004. He resigned his position at Tower effective April 4, 2006. From January 2002 until December 2003, he was employed as Managing Director at GAB Robins Capital Partners, which provides outsourcing for claim operations. From October 1991 to December 2001, he was employed by the accounting firm PricewaterhouseCoopers LLP, where he led that company's U.S. middle market insurance consulting practice and advised many property and casualty insurers on strategic issues. He is an Associate member of the Casualty Actuarial Society and a member of the American Academy of Actuaries.

        Joseph P. Beitz—President and Director of CastlePoint Re, and Director of CastlePoint Insurance Company—Mr. Beitz has served as a director of CastlePoint Re since March 2006. From February 2006 to May 2006, he served as the President and director of CastlePoint Management. From May 2006 to October 2006, he served as the Executive Vice President and Acting President of CastlePoint Re. Since November 2006, he has served as President of CastlePoint Re, and since December 2006, he has served as a director of CastlePoint Insurance Company. Prior to joining Mr. Beitz served as Tower's Managing Vice President, Program Underwriting since joining that company in March 2005. He resigned his position at Tower effective April 4, 2006. Mr. Beitz's primary responsibilities at Tower were the production and management of new program opportunities. With 25 years of experience in the insurance and reinsurance industry, Mr. Beitz most recently served as President and Chief Operating Officer of NOVA Casualty Company, a property and casualty insurance company, in Buffalo, New York, which positions he held from November 2001 to September 2004. In his role at NOVA Casualty Company, Mr. Beitz managed their program division through a subsidiary, NOVA Alternative Risk. Prior to that, Mr. Beitz served as Vice President, Non-Traditional Treaty Underwriting with Odyssey America Reinsurance Corporation in its Stamford, Connecticut and New York City offices. He also has six years of property and casualty experience in the Bermuda market.

        William A. Robbie—Director—Mr. Robbie has served as a member of our board of directors since January 2006. He has been the chairman of our audit committee since February 2006. Mr. Robbie is currently a director and member of the Executive, Audit and Finance Committees of American Safety Insurance Holdings, Ltd. and he also provides financial advisory services to the insurance industry through his own consulting firm. From November 2002 to November 2004, Mr. Robbie was Chief Financial Officer of Platinum Underwriters Reinsurance Ltd., a property and casualty reinsurance company in Bermuda. From August 2002 to November 2002, Mr. Robbie held the same position at St. Paul Reinsurance, a reinsurance operation of The St. Paul Companies, Inc. From September 1997 to August 2002, Mr. Robbie held various positions at XL Capital Ltd., a Bermuda-based insurance, reinsurance and financial risk company, and its subsidiaries, including Executive Vice President—Global Services, Corporate Treasurer and Chief Financial Officer of XL Re, Ltd. Prior to that, he held a variety of central and senior positions in the insurance industry, including roles as Chief Financial Officer of Prudential AARP Operations, chief accounting officer at Continental Insurance Companies, treasurer of Monarch Life Insurance Company and various positions at Aetna Life and Casualty Company. Mr. Robbie is a Certified Public Accountant.

        Robert S. Smith—Director—Mr. Smith has served as a member of our board of directors since January 2006. He has been the chairman of our compensation committee since January 2006 and the acting chairman of our nominating and corporate governance committee since February 2006. Mr. Smith is currently a principal of Sherier Capital LLC, a business advisory firm that he founded in 2005. He was previously Chief Operating Officer (from December 1999 to April 2004) and Executive Vice President (from April 2004 to August 2004) of Friedman, Billings, Ramsey Group, Inc., where he was instrumental, among other things, in growing Friedman, Billings, Ramsey Group, Inc. from a privately-held securities boutique to a nationally recognized investment bank, helping accomplish its 1997 initial public offering and the creation of its affiliated mortgage REIT, FBR Asset Investment Corporation, and the merger of the two companies in 2003. Before joining Friedman, Billings, Ramsey Group, Inc. as its General Counsel, Mr. Smith was an attorney with the law firm of McGuireWoods LLP from 1986 to 1996. Prior to that he was a lawyer practicing in Edinburgh, Scotland. Mr. Smith currently serves on the Boards of Asset Capital Corporation and the Washington Performing Arts Society.

        Jan R. Van Gorder—Director Nominee—Mr. Van Gorder will become a director of CastlePoint Holdings effective immediately after the closing of this offering. Mr. Van Gorder was employed by Erie Insurance Group from November 1981 through December 2006. He held a variety of positions at that company, including his most recent position as Senior Executive Vice President, Secretary and General Counsel from December 1990 through December 2006. He is currently serving as a consultant and acting Secretary and General Counsel at Erie Insurance Group until his successor is named. Mr. Van Gorder is also currently Director and Chairman of the Insurance Federation of Pennsylvania.

Board of Directors and Corporate Action

        Our bye-laws provide that our board of directors consist of five directors, or such number of directors as determined by the shareholders at an annual meeting of the shareholders or a special meeting called for the purpose of electing or appointing directors. Five directors are presently serving on our board. The election of our directors is staggered, which means that members of only one of three classes of our directors are elected each year. Directors may be removed for cause prior to the expiration of such director's term at a meeting of shareholders called for that purpose. In addition, a director may be removed by a unanimous vote of the directors, other than the director in question. The appointment or removal of a director requires the simple majority of votes cast, in person or by proxy, at the meeting at which the proposal is put forth. When we commenced operations in April 2006, our board of directors consisted of three independent directors and two management directors. Mr. Doyle, who previously was one of our non-employee directors and served on our board committees, resigned from the committees in October 2006, when he assumed the positions of our President, and the Chief Executive Officer and director of CastlePoint Re. Mr. Doyle relinquished only the position of Chief Executive Officer of CastlePoint Re in December 2006. Mr. Van Gorder will become our third independent director effective immediately after the closing of this offering. Mr. Weiner has tendered his resignation from our board of directors, which will become effective upon Mr. Van Gorder joining our board of directors.

Board Committees

        Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each comprised entirely of directors which our board of directors has determined are "independent" within the meaning of the applicable rules of the Nasdaq Stock Market, Inc. In addition, our board of directors has established an executive committee.

Executive Committee

        The executive committee assists our board of directors in providing guidance on our overall strategy, business development and corporate oversight. The executive committee, to the extent it deems advisable and appropriate, will, among its other responsibilities, recommend positions for us on significant, relevant public policy issues. In addition, the executive committee exercises the power and authority of our board of directors between board meetings, except that the executive committee cannot authorize actions with respect to the following:

  •
  any issuance of equity securities by us;

  •
  adoption, amendment or repeal of our bye-laws;

  •
  a merger, amalgamation or acquisition between us and another company;

  •
  a sale of all or substantially all of our assets;

  •
  our liquidation or dissolution;

  •
  any transaction which, in the aggregate, exceeds $20 million;

  •
  any action that, pursuant to resolution of the board of directors, applicable law or the rule of any securities exchange or automated inter-dealer quotation system on which any of our securities are traded, is reserved to any other committee of the board of directors;

  •
  any action or matter expressly required by any provision of our bye-laws or our memorandum of association or the laws of the Bermuda to be submitted to shareholders for approval; or

  •
  any action that is in contravention of specific directions given by the full board of directors.

        Mr. Lee is the chairman of our executive committee and the other members of our executive committee are Messrs. Weiner and Doyle. Mr. Weiner has tendered his resignation from our board of directors and the executive committee, which will become effective upon Mr. Van Gorder joining our board of directors and our executive committee.

Audit Committee

        The audit committee assists our board of directors in monitoring the integrity of our financial statements, the independent auditor's qualifications and independence, performance of our independent registered public accounting firm and our compliance with legal and regulatory requirements. The audit committee's responsibilities also include appointing (subject to shareholder ratification), reviewing, determining funding for and overseeing our independent registered public accounting firm and its services. Further, the audit committee, to the extent it deems necessary or appropriate, among its several other responsibilities, shall:

  •
  review and discuss with appropriate members of our management and the independent registered public accounting firm our audited financial statements, related accounting and auditing principles, practices and disclosures;

  •
  review and discuss our audited annual and unaudited quarterly financial statements prior to the filing of such statements;

  •
  establish procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding our financial statements or accounting policies;

  •
  review reports from our independent registered public accounting firm on all critical accounting policies and practices to be used for our financial statements and review the results of those audits;

  •
  review and approve all related party transactions (except those delegated to the compensation committee), including those with Tower, as well as any subsequent modifications thereto, for actual or potential conflict of interest situations on an ongoing basis;

  •
  obtain reports from our management and internal auditors that we, our subsidiaries and affiliated entities are in compliance with the applicable legal requirements and our code of business conduct and ethics, and advise our board of directors about these matters; and

  •
  monitor the adequacy of our operating and internal controls as reported by management and the independent or internal auditors.

        Mr. Robbie is the chairman of our audit committee and the other member of our audit committee is Mr. Smith. Our board of directors has determined that each member of our audit committee is "independent" within the meaning of the applicable rules of the SEC and The Nasdaq Stock Market, Inc. Mr. Van Gorder will serve on our audit committee after he joins our board of directors immediately following the closing of this offering. Mr. Doyle, who previously was one of our non-employee directors and served on the audit committee, resigned from the committee in October 2006, when he assumed the positions of our President, and the Chief Executive Officer and director of CastlePoint Re.

        Mr. Robbie has been designated an audit committee financial expert for our audit committee by our board of directors.

Compensation Committee

        The compensation committee's responsibilities include:

  •
  reviewing and approving corporate and individual goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers;

  •
  evaluating the performance of our Chief Executive Officer and other executive officers in light of such corporate and individual goals and objectives and, based on that evaluation, together with the other independent directors if directed by the board of directors, determining the base salary and bonus of the Chief Executive Officer and other executive officers and reviewing the same on an ongoing basis;

  •
  review all related party transactions involving compensatory matters, including those with Tower;

  •
  establishing and administering equity-based compensation under the 2006 long-term equity compensation plan and any other incentive plans and approving all grants made pursuant to such plans; and

  •
  making recommendations to our board of directors regarding non-employee director compensation and any equity-based compensation plans.

        Mr. Smith is the chairman of our compensation committee and the other member is Mr. Robbie. Mr. Van Gorder will serve on our compensation committee after he joins our board of directors immediately following the closing of this offering. Mr. Doyle, who previously served on the compensation committee, resigned from the committee in October 2006, when he assumed the positions of our President, and the Chief Executive Officer and director of CastlePoint Re.

Nominating and Corporate Governance Committee

        The nominating and corporate governance committee responsibilities with respect to assisting our board of directors include:

  •
  establishing the criteria for membership on our board of directors;

  •
  reviewing periodically the structure, size and composition of our board of directors and making recommendations to the board as to any necessary adjustments;

  •
  identifying individuals qualified to become directors for recommendation to our board of directors;

  •
  identifying and recommending for appointment to our board of directors, directors qualified to fill vacancies on any committee of our board of directors;

  •
  having sole authority to select, retain and terminate any consultant or search firm to identify director candidates and having sole authority to approve the consultant or search firm's fees and other retention terms;

  •
  considering matters of corporate governance, developing and recommending to the board a set of corporate governance principles and our code of business conduct and ethics, as well as recommending to the board any modifications thereto;

  •
  considering questions of actual or possible conflicts of interest, including related prior transactions, of members of our board of directors and of senior executives of our Company;

  •
  developing and recommending to our board of directors for its approval an annual board and committee self-evaluation process to determine the effectiveness of their functioning; and

  •
  exercising oversight of the evaluation of the board, its committees and management.

        Mr. Smith is the acting chairman of our nominating and corporate governance committee and the other member is Mr. Robbie. Mr. Van Gorder will serve on our nominating and corporate governance committee after he joins our board of directors immediately following the closing of this offering. Mr. Doyle, who previously served on the nominating and corporate governance committee, resigned from the committee in October 2006, when he assumed the positions of our President, and the Chief Executive Officer and director of CastlePoint Re.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

        We have adopted corporate governance guidelines, and a code of business conduct and ethics that apply to all of our directors, officers and employees. These documents will be made available in print, free of charge, to any shareholder requesting a copy in writing from our company secretary at our registered office located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. A copy of our code of business conduct and ethics is available on our website at www.castlepoint.bm, under "Investors—Code of Ethics."

Management Participation in the Offering

        Michael H. Lee, our Chairman and Chief Executive Officer, has advised us that he expects to purchase approximately $2.0 million of our common shares offered in this offering for investment purposes. See also "Underwriting."

COMPENSATION

Compensation Discussion and Analysis

  Overview

        We were sponsored by Tower, and our formation was directed by a small number of Tower employees, some of whom became our employees once we commenced operations on April 5, 2006. We had no operating history prior to that date. CastlePoint employees were first paid compensation as employees as of April 1, 2006, after we had received the stock subscriptions in the private offering, although we did not receive the proceeds from that offering until April 5, 2006. Our named executive officers for the period from April 1, 2006 through December 31, 2006 are Messrs. Michael H. Lee, Gregory T. Doyle, Joel S. Weiner, Mark Dale (who resigned as the President and director of CastlePoint Management in December 2006), and Joseph P. Beitz.

        Our compensation philosophy supports and reflects our business model. We provide insurance and reinsurance business solutions, products and services to the property and casualty insurance industry through our subsidiaries. We have operations and employees in both Bermuda and the United States. As a recently formed company that had no employees at the beginning of 2006, we had to recruit personnel to commence operations, and we will continue to recruit staff to support our growth. At the same time, our business model contemplates that we will maintain a relatively lean staff. Currently, our total staff consists of 21 employees, and that number is not expected to grow beyond 30 by the end of 2007. As a result, our approach to compensation is necessarily flexible, fluid, evolving and based on the individual circumstances. As we mature from being a "start-up" to becoming a more seasoned company, we anticipate that our compensation policies and compensation vehicles will change to reflect our business opportunities and the changing business environment in which we operate.

        Our current compensation approach flows from our business goals. We are committed to superior financial performance and recognize that, to achieve our performance goals, we need to attract, integrate and retain the best executive, professional and technical expertise we can. In the immediate future, this means growing the company in capital and in premium base, staffing adequately, and providing quality service to brokers, intermediaries, and insureds. Because our business model contemplates a lean staff, we strive to attract and retain quality over quantity in employees.

        Further, named executive officers are expected to think and act like shareholders. While we have no formal ownership guidelines for our employees, we include equity grants as a significant component of compensation.

        Accordingly, in recognition of our business model, status as an emerging and growing company, and our financial goals, we understand that we need to offer compensation packages that may be above the median for the industry segments in which we operate. We understand that to attract the best talent from long established, financially mature companies, we must offer better compensation in relative terms to those highly qualified employees. We recognize that we offer attributes many other insurance organizations do not provide, such as a creative entrepreneurial atmosphere combined with the privilege of working with extraordinary talent. However, our management is realistic in recognizing the fact that we compete with a number of high-performing insurance organizations that can offer a similar attractive environment. Therefore, we must offer attractive compensation to our staff.

        Our compensation committee, which has adopted a compensation committee charter, reviews and approves all of our compensation policies. For information about the composition of our compensation committee, see "Management—Compensation Committee."

  Elements of Compensation

        The three key elements of compensation at CastlePoint are (1) annual base salary, (2) annual cash incentive awards and (3) long term incentive awards in the form of equity grants. The mix of these three forms of compensation varies for each named executive officer. The factors that influence the mix may include, but are not limited to, position within the organization.

        Annual Base Salary.    The annual base salary is intended to attract and retain high performing employees that can produce superior financial results. The initial annual base salaries for Messrs. Beitz and Weiner were based on the previous salaries received by them as officers of Tower and subsequently adjusted for the cost of living in Bermuda. The initial annual base salaries for Messrs. Doyle and Dale were based on the previous salaries received by them in their respective positions held immediately prior to our employment of them, their responsibilities at our company and the compensation committee of our board of directors' views as to the fair market value for those services. In the case of Mr. Lee, his initial salary was based on a peer company review discounted to reflect the fact that he is also the Chairman of the Board, President and Chief Executive Officer of Tower, and to reflect the weighting of his total compensation package to annual and long-term incentive compensation. Salaries will be determined annually for the 12 month period March 1 through February 28 in light of our financial performance for the prior year and the performance of the individual employee, as well as taking into account the factors mentioned above. Given the restrictions in connection with employment in Bermuda, for our Bermuda based employees, the compensation practices of other Bermuda based companies will likely be the most heavily weighted factor.

        Annual Incentive Awards.    Annual incentive awards are given each year to senior executives. They are awarded for the following two reasons: (1) they are standard in the industry, and we desire and need to be competitive with the industry; and (2) such annual incentive awards are intended to drive superior performance in order to achieve our financial goals. Target awards are set to be competitive with similar positions in the industry and are set as a percentage of base salary. Because we commenced operations in April 2006, while target awards were established, the performance factors were not yet established, and bonus payments for 2006 were based on a review of the challenges each named executive officer faced and resolved in 2006. However, we anticipate that, for 2007, performance factors will include growth and profitability of our business as well as other specific goals that we will establish for each named executive officer. To the extent not established by an employment agreement, target awards are established by our compensation committee after receiving the recommendations of management and guidance from the compensation consultant. The determination of the size of the bonus actually payable to Mr. Lee is made by our compensation committee, and the determination of the size of the bonus actually payable to the other named executive officers is made by the compensation committee upon consultation with, and recommendation by, Mr. Lee.

        Bonuses with respect to 2006 were reviewed and approved for the named executive officers by our compensation committee, after our 2006 audited financial statements were prepared and reviewed by our audit committee.

        Long Term Incentive Awards.    The third element of compensation is long-term equity grants. Our 2006 long-term equity compensation plan, which was approved by Tower as our then sole shareholder in March 2006, provides for grants of options or restricted stock, or both, to officers and key employees. In April 2006, we awarded 1,126,166 options, with an exercise price of $10.00 per share, the offering price per share in our April 2006 private offering, as described in more detail below under "—2006 Long-Term Equity Compensation Plan." An aggregate of 1,015,372 of the options were awarded to the named executive officers. Our initial option awards were based on the compensation consultant's recommendations regarding equity grants for start-up insurance organizations of similar size, but then were adjusted, with the number of options awarded to each recipient being modified based on a combination of the following factors: (1) the pay of the recipient; (2) the recipient's duties at our company; and (3) the significance of the recipient's contributions to our formation. With respect to Tower's employees who resigned their positions at Tower and joined our company following the closing of the private offering in April 2006, we replaced the equity award compensation to which they were entitled at Tower and which they forfeited when they joined us. See also "—Employment Related Agreements" below. Grants are recommended for the other officers by our Chief Executive Officer after consultation with our compensation consultant and are ultimately made by our compensation committee.

        In January and February 2007, the compensation committee approved additional grants of options to be granted at the time of pricing of the public offering contemplated by this prospectus, at an exercise price per share equal to the offering price in this offering. The total maximum value to be awarded pursuant to these grants is $2,139,226. The number of options to be awarded will be based on a target value award for each recipient divided by the Black-Scholes value assumed for the offering price per share in this offering. The target award value is based on a percentage of each recipent's base salary, with the percentage varying according to the three factors enumerated above. However, the number actually granted in connection with this offering may be reduced in accordance with the following formula: to the extent that the actual offering price per share hereunder is greater than the price assumed for the Black-Scholes valuation, the Black-Scholes value will be recalculated and such amount will be divided into the target value award to produce an adjusted number of common shares under the grants. We expect that the procedure for determining our subsequent option grants will become more refined and will be made annually. While the precise procedure and time of such grants have not yet been determined, such grants are likely to occur each year in February shortly after the release of our financial statements for the prior year.

        The purpose of these equity grants is to align the interests of the executives receiving the grants with the long-term success of our company and our long-term shareholder value. To that end, the stock options we granted to date to certain officers of our company and our subsidiaries vest in installments over a period of three and a half years (or 42 months): 1/3 after 14 months, 1/3 after 28 months and 1/3 after 42 months. All such options have a term of 10 years. All of the options we have granted to date are non-qualified stock options.

        After the options are granted in connection with this offering, we expect to have substantially exhausted the number of shares available for issuance under our 2006 long-term equity compensation plan. Our board of directors has recommended that 1,000,000 additional shares be made available for issuance under such plan, subject to shareholder approval.

  Warrants Issued to Tower

        Effective April 6, 2006, we issued ten-year warrants to Tower to purchase 1,127,000 of our common shares at an exercise price of $10.00 per share, which shares represent 3.5% of our common shares on a fully-diluted basis, prior to giving effect to this offering and the grant of 610,581 options. See "Certain Relationships and Related Transactions—Sponsor and Related Agreements." Michael H. Lee, the Chairman of the Board and Chief Executive Officer of CastlePoint Holdings and the Chief Executive Officer of CastlePoint Management, is the largest shareholder of Tower and may be deemed to control it. Additionally, Messrs. Weiner, Dulligan and Beitz, executive officers and/or directors of our company or our subsidiaries, are shareholders of Tower. The fair value of the warrants we issued to

Tower as of their issuance was $4.6 million. For additional information about the warrants we issued to Tower, see note 7 "Capital Stock" to our audited financial statements as of and for the year ended December 31, 2006 and the period ended December 31, 2005, included elsewhere in this prospectus.

  Employment Related Agreements

        We have entered into employment agreements with certain of our named executive officers. The officers with whom we chose to enter into employment agreements fall into two general groups, although our reasons for entering into such agreements are similar. We entered into employment agreements with (1) those employees who previously worked at Tower, and (2) senior officers that were new hires for our company. For additional information about these employment agreements, see "—Employment Agreements" below. We considered it to be appropriate to offer employment agreements to the former employees that joined our company following the closing of the private offering in April 2006 because they relinquished employment with a larger, profitable insurance entity, and certain related compensatory arrangements, such as stock options to purchase Tower's stock. To attract these employees to our company, we "made them whole" by offering them an employment agreement and replacing the equity award compensation they were entitled to at Tower, which they forfeited when they joined our company.

        There are no separate change-in-control agreements or severance agreements between us and any of our officers, other than those provisions set forth in our employment agreements with certain of our named executive officers. As described below under "—2006 Long-Term Equity Compensation Plan," our 2006 long-term equity compensation plan provides for the vesting of stock options upon the occurrence of certain events, including a change in control.

  Perquisites and Other Benefits

        All of our employees in each country, Bermuda or the United States, receive the same employee welfare benefits and retirement plans based on location. In Bermuda, many coverages are mandated by law, and therefore, we have no control over such benefits. Severance plans are individual and are set forth in the employment agreements we entered into with certain of our named executive officers. In addition, those of our employees who are based in Bermuda received a higher salary in 2006 and/or a cost of living adjustment. We are currently developing a comprehensive policy to address such perquisites, especially with respect to housing issues, for Bermuda employees. Until such policy is developed, we will pay for the monthly rental of residences for Messrs. Lee, Doyle, Beitz and Weiner in Bermuda, which are currently $12,000 for Mr. Lee, $9,500 for Mr. Doyle, $8,000 for Mr. Weiner and $8,500 for Mr. Beitz, as well as the related tax gross-up. Also, our employees working in Bermuda typically receive a number of paid roundtrip airline flights to and from their home country each year. In our experience, this is a standard competitive practice for Bermuda employers. We also purchased a country club membership in Bermuda for use by employees and customers, although it must be in the name of one specified employee. Finally, until we complete the development of the above comprehensive policy, commencing January 1, 2007, employees paid from Bermuda who still maintain a U.S. residence will receive tax preparation, investment and financial planning services, which also are, we believe, standard for Bermuda-based employers. Finally, as part of the comprehensive compensation policy, the compensation committee and management are also reviewing the issue of tax equalization for U.S. residents who work in Bermuda.

  Peer Group and Benchmarking

        We are in the process of establishing the appropriate peer groups for compensation benchmarking purposes. With respect to our Bermuda employees, we plan to create a peer group of appropriate Bermuda based reinsurance and Bermuda and U.S. based specialty insurance companies.

  Tax Implications

        Section 162(m) of the Code imposes conditions on the full deductibility by our U.S. subsidiaries of compensation in excess of $1 million. This section had no impact on our company in 2006 and it is not expected to have any significant impact on our company in 2007, to the extent the compensation levels other than from stock option exercises are likely to be below the $1 million figure, and any income from stock option exercises is fully deductible under the current requirements of Section 162(m). Options awarded under our 2006 long-term equity compensation plan were intended to be exempt from Section 162(m) as qualifying performance-based compensation.

  Role of Executive Officers in Executive Compensation

        Our compensation committee approved the compensation arrangements for Messrs. Weiner, Doyle, Beitz and Dulligan acting upon the recommendation of Mr. Lee, our Chairman of the Board and Chief Executive Officer, and after consulting with the compensation consultant. Compensation of Mr. Lee was determined by our compensation committee after consultation with, and advice from, our compensation consultant.

SUMMARY COMPENSATION TABLE FOR 2006

Name and Principal Position	Year	Salary(3)		Bonus	Option Awards(6)		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total
Michael H. Lee Chairman of the Board and Chief Executive Officer of CastlePoint Holdings(1)	2006	$173,321		$244,688	$735,840		$0	n/a	$0		$1,153,849
Gregory T. Doyle President of CastlePoint Holdings	2006	$90,577		$35,156	$423,396	(7)	$0	n/a	$28,250	(4)	$577,379
Joel S. Weiner Senior Vice President and Chief Financial Officer of CastlePoint Holdings	2006	$195,194		$99,000	$112,785		$0	n/a	$31,658	(8)	$438,637
Joseph P. Beitz President of CastlePoint Re	2006	$130,000		$79,500	$34,164		$0	n/a	$228,311	(9)	$471,975
Mark Dale President of CastlePoint Management(2)	2006	$221,731	(5)	$0	n/a		$0	n/a	$415,312	(10)	$637,043

(1)
Mr. Lee's compensation reflects the fact that he is also the Chairman of the Board, President and Chief Executive Officer of Tower.

(2)
Mr. Dale resigned as the President of CastlePoint Management in December 2006.

(3)
Salaries are based on employment from April 1, 2006 through December 31, 2006.

(4)
Represents fees paid to Mr. Doyle during his service as one of our independent directors.

(5)
Includes a $75,000 sign-on bonus received by Mr. Dale.

(6)
Represents compensation cost of outstanding awards for 2006, as determined in accordance with FAS 123R. The value of stock options was based on a Black-Scholes value of $4.09 per share.

(7)
Consists of (i) $23,369 in respect of 7,622 common shares issuable under options granted to Mr. Doyle during his service as one of our independent directors and (ii) $400,000. Mr. Doyle, in accordance with the offer letter we provided to him in October 2006, became entitled to receive a signing bonus of $400,000 in stock options. In January and February 2007, the compensation committee approved a grant to him of a number of stock options in an amount equal to that dollar value, which amount will be determined by dividing the assumed Black-Scholes value at the time of the pricing of this offering into $400,000. That number was provisionally calculated using a Black-Scholes value of $4.184 and produced a provisional grant of 95,602 options. The actual number of options, which will ultimately be granted with an exercise price per share equal to the fair market value of our common shares on the date of pricing of this offering, cannot be determined at the present time since the actual number of options awarded will be based on the Black-Scholes value on that date. See also "—Employment Agreements" below.

(8)
Consists of (i) the amount ($1,566) paid by us for group life insurance coverage, (ii) the amount ($10,000) of our company's contribution under the 401(k) plan we sponsor, (iii) the amount ($10,000) of relocation expenses, (iv) the amount ($9,186) of cost of living adjustment in Bermuda, and (v) the amount ($906) of car allowance.

(9)
Reflects (i) relocation expenses for Bermuda of $10,000, (ii) the cost of a company paid country club membership which is in Mr. Beitz' name of $85,000, although the country club is available for use by all employees and directors, (iii) $12,218 of expenses for trips home, (iv) Bermuda housing allowance of $76,500, (v) the amount ($4,685) of our company's contribution under the 401(k) plan we sponsor, (vi) cost of living adjustment in Bermuda of $32,000, and (vii) transportation allowance of $7,908.

(10)
Consists of (i) the amount ($272) paid by us for group life insurance coverage; (ii) the amount ($65,040) representing relocation expenses; and (iii) the amount ($350,000) representing severance pay in accordance with Mr. Dale's employment offer letter. For more information, see "—Employment Agreements—Mark Dale" below.

GRANTS OF PLAN-BASED AWARDS IN 2006

Name	Grant Date(1)	All Other Option Awards: Number of Securities Underlying Options(#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2)
Michael H. Lee	April 4, 2006	840,000		$10.00	$3,435,600
Gregory T. Doyle	April 4, 2006	7,622	(3)	$10.00	$31,174
Joel S. Weiner	April 4, 2006	128,750		$10.00	$526,588
Joseph P. Beitz	April 4, 2006	39,000		$10.00	$159,510
Mark Dale(4)	n/a	0		n/a	n/a

(1)
The compensation committee approved the grants in connection with the private offering at a meeting held on April 1, 2006, with an exercise price that would be same as the price of the common shares offered in the private offering. The private offering was completed on April 4 and 5, 2006.

(2)
The value of stock options was based on a Black-Scholes value of $4.09 per share.

(3)
Mr. Doyle received these shares during his service as one of our independent directors. See table below entitled "Director Compensation for 2006." See also note 4 to the "Summary Compensation Table" above.

(4)
Mr. Dale resigned as the President of CastlePoint Management in December 2006.

GRANTS OF PLAN-BASED AWARDS IN 2007

Name	Grant Date(1)	Date of Meeting of Compensation Committee	All Other Stock Awards: Number of Securities Underlying Options(#)		Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards(4)
Michael H. Lee		February 24, 2007	116,963	(2)		$489,373
Gregory T. Doyle		February 24, 2007	95,602	(2)		$400,000
Joel S. Weiner		February 24, 2007	71,463	(2)		$299,001
Joseph P. Beitz		February 24, 2007	42,902	(2)		$179,501

(1)
The grant date will be the date of pricing of this offering.

(2)
The figure provided is the maximum number of shares that may be issued pursuant to the exercise of the options that will be granted in connection with this offering. These shares are subject to reduction as follows: to the extent that the actual offering price in this offering is greater than the price assumed for the Black-Scholes valuation, the Black-Scholes value will be recalculated, and such amount will be divided into the target award value to produce an adjusted number of common shares under the grants.

(3)
The exercise price will be the offering price of our common shares pursuant to this offering.

(4)
The value of stock options was based on a projected Black-Scholes value of $4.184 per share. This value may change based upon the final Black-Scholes value that results from the actual offering price per share in this offering.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Michael Lee	0	840,000	(1)	0	$10.00	April 3, 2016
Gregory T. Doyle	0	7,622	(2)	0	$10.00	April 3, 2016
Joel S. Wiener	0	128,750	(1)	0	$10.00	April 3, 2016
Joseph P. Beitz	0	39,000	(1)	0	$10.00	April 3, 2016
Mark Dale(3)	0	0		0	n/a	n/a

(1)
Options will vest in installments over a period of three and a half years from the date of grant in April 2006.

(2)
Mr. Doyle received these shares during his service as one of our independent directors. Options will vest on the first anniversary of the date of grant in April 2006. See table below entitled "Director Compensation for 2006." See also note 5 to the "Summary Compensation Table" above.

(3)
Mr. Dale resigned as the President of CastlePoint Management in December 2006.

OPTION EXERCISES AND STOCK VESTED AS OF YEAR END 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael H. Lee	0	0	0	n/a
Gregory T. Doyle	0	0	0	n/a
Joel S. Weiner	0	0	0	n/a
Joseph P. Beitz	0	0	0	n/a
Mark Dale(1)	0	0		n/a

(1)
Mr. Dale resigned as the President of CastlePoint Management in December 2006.

PENSION BENEFITS

        We maintain three separate defined contribution plans for our employees, all of which are managed externally: one plan for Bermudian employees (the Bermuda plan), one for non-U.S. and non-Bermudian employees (the non-resident plan) and one for U.S. citizens based in Bermuda (a defined contribution employee pre-tax savings plan (401(k) plan)). Employees are only eligible to join these plans on reaching age 23. For both the Bermuda plan and the non-resident plan, we match the employees' contribution at 5% of the participant's compensation. Our contribution vests over two years. For U.S. employees based in Bermuda, the 401(k) plan is available. Under that plan, we contribute 50% of each participant's contribution up to 8% of the participant's compensation.

        As of December 31, 2006, we expensed $31,042 for our defined contribution retirement plan. We do not provide defined benefit pension plans for our employees.

BASE SALARIES FOR 2007

        At the meeting of the compensation committee of our board of directors in February 2007, our compensation committee established the following base salaries for the named executive officers for the period of March 1, 2007 through February 29, 2008:

Name	Base Salary
Michael H. Lee	$350,000 plus $50,000 cost of living adjustment in Bermuda
Gregory T. Doyle	$395,000 plus $55,000 cost of living adjustment in Bermuda
Joel S. Weiner	$315,000 plus $55,000 cost of living adjustment in Bermuda
Joseph P. Beitz	$235,000 plus $70,000 cost of living adjustment in Bermuda

NONQUALIFIED DEFERRED COMPENSATION

        We do not offer any non-qualified deferred compensation plans to any persons.

NON-EMPLOYEE DIRECTOR COMPENSATION

        We reimburse all non-employee directors for expenses incurred to attend meetings of our board of directors or committees, and we pay each non-employee director a $1,750 fee for each board meeting attended, and a $1,500 fee for each committee meeting attended. In addition, we pay each non-employee director annual cash compensation of $25,000. We also pay the chair of our audit committee annual cash compensation of $10,000, and we pay all other committee chairs (with the exception of the chairman of the executive committee, who does not receive any compensation for service in such capacity) annual cash compensation of $6,000.

        At the closing of the private offering, each non-employee director received an initial grant of 7,622 options to purchase our common shares with an exercise price equal to $10.00 per share, which will vest on the first anniversary of the grant. Thereafter, each non-employee director will receive an annual grant of restricted common shares equivalent to the value of $25,000, with the first such grants to occur in 2007. These restricted common shares will also vest on the first anniversary of the grant. The terms and conditions of these restricted common share grants are governed by the 2006 long-term equity compensation plan described under "—2006 Long-Term Equity Compensation Plan" below.

        In addition, William A. Robbie and Robert S. Smith each will receive a value of stock options in the amount of $100,000. The exercise price will be determined based upon the price of the common shares offered in this offering and will be granted on the pricing date of this offering. These stock options will vest in equal installments over three years, one-third in each year.

OTHER POST-EMPLOYMENT PAYMENTS

        We have no severance agreements or other post-employment payment arrangements that exist separately from any applicable provisions in any individual employment agreements as described below.

DIRECTOR COMPENSATION FOR 2006

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
William A. Robbie	$76,250	0	$23,369	(2)	n/a	n/a	$0	$99,619
Robert S. Smith	$67,500	0	$23,369	(2)	n/a	n/a	$0	$90,869
Gregory T. Doyle(1)	$28,250	0	$23,369	(2)	n/a	n/a	$0	$51,619

(1)
The amounts reflected for Mr. Doyle represent compensation earned as an independent director. After Mr. Doyle commenced employment with us, he no longer received fees for his services as our director.

(2)
Represents compensation cost of outstanding awards for 2006, as determined in accordance with FAS 123R. The value of stock options was based on a Black-Scholes value of $4.09 per share. At December 31, 2006, each non-employee director held a total of 7,622 options to purchase our common shares at an exercise price of $10.00 per share. All such options will vest on the first anniversary of April 4, 2006, the date of grant.

Employment Agreements

        The following information summarizes the employment agreements for Michael H. Lee, our Chairman and Chief Executive Officer, Joel S. Weiner, our Chief Financial Officer and Senior Vice President, Joseph P. Beitz, the President of CastlePoint Re (effective November 1, 2006, and previously, its Executive Vice President and Acting President), James Dulligan, Vice President and Controller of CastlePoint Management; and Gregory T. Doyle, the President and director of each of CastlePoint Holdings, CastlePoint Management and CastlePoint Insurance Company, and a director of CastlePoint Re. The employment offer letter we provided in July 2006 to Mark Dale, who resigned as the President of CastlePoint Management in December 2006, and our consulting agreement and release with Mr. Dale are also described below. In addition, the employment arrangements we preliminarily agreed with Mr. Doyle are discussed below. We do not currently maintain key man life insurance policies with respect to any of our employees.

        Michael H. Lee.    Under Mr. Lee's employment agreement, Mr. Lee has agreed to serve as our Chairman of the Board, President and Chief Executive Officer. Effective October 2006, Mr. Lee continues to serve as our Chairman of the Board and Chief Executive Officer, while Mr. Doyle has assumed the position of President of CastlePoint Holdings, together with the positions of the Chief Executive Officer (subsequently relinquished) and director of CastlePoint Re. Effective November 2006, Mr. Lee also became the Chief Executive Officer of CastlePoint Management and in January 2007, became the Chief Executive Officer of CastlePoint Insurance Company. Mr. Lee's term of service under this agreement continues until July 31, 2009, followed by automatic additional one-year renewal terms unless notice not to extend the term is provided by us or Mr. Lee at least one year prior to the end of the initial or any renewal term. We have agreed that Mr. Lee may also continue to serve simultaneously as the Chairman of the Board, President and Chief Executive Officer of Tower. Mr. Lee received an annual base salary of $245,000 and an annual incentive bonus, to be determined by the compensation committee, with the target annual bonus for 2006 being $245,000. Mr. Lee's salary and target annual bonus are subject to review for increase at the discretion of our compensation committee; however, they cannot be decreased below $245,000 and $245,000, respectively. Mr. Lee may also participate in certain executive benefit plans, which may include a paid country club membership up to $10,000 annually and a monthly car allowance up to $1,000. Mr. Lee has received an option to purchase 840,000 of our common shares, at an exercise price of $10.00 per share. The options will vest in installments over a period of three and a half years and are subject to the terms and conditions of our 2006 long-term equity compensation plan and an option agreement thereunder. Mr. Lee may also participate in our 2006 long-term equity compensation plan and our other long-term incentive plans thereafter.

        If Mr. Lee's employment terminates due to disability or death, he or his designated beneficiary or administrator, as applicable, is entitled to accrued salary through the termination date and a prorated target annual bonus for the year of termination. Additionally, all of Mr. Lee's equity-based awards will immediately vest and his stock options will remain exercisable for three years after the date his employment terminates (or until the last day of the stock option term, whichever occurs first).

        If we terminate Mr. Lee's employment agreement for cause, which includes gross negligence or gross misconduct, conviction of, or Mr. Lee's pleading nolo contendere to, a crime involving moral turpitude or a felony, all of our obligations under the agreement cease. Mr. Lee will only be entitled to receive his accrued base salary and all outstanding stock-based awards are forfeited. If Mr. Lee voluntarily terminates his employment agreement with us without good reason and not due to death, disability or retirement, all of our obligations under the agreement cease, and Mr. Lee will be entitled to receive his accrued base salary plus a prorated target annual bonus for the year of termination. In the case of voluntary termination, Mr. Lee will have three months (or until the last day of the stock option term, whichever occurs first) to exercise any vested stock options. All Mr. Lee's unvested equity awards will be forfeited.

        If we terminate Mr. Lee's employment without cause or if Mr. Lee terminates his employment with good reason, as defined in the employment agreement, then Mr. Lee is entitled to (1) his accrued base salary and a prorated target bonus for the year of termination, (2) a cash severance payment equal to 300% of the sum of his annual base salary and the average annual bonus paid to him within the preceding three years or, if none, the most recent target annual bonus opportunity, (3) the continuation of life, accident and health insurance coverage for three years and (4) at least three months (or until the last day of the stock option term, whichever occurs first) to exercise any vested stock options. All of Mr. Lee's unvested equity-based awards will be forfeited.

        If we terminate Mr. Lee's employment agreement without cause, or if Mr. Lee terminates his employment with good reason, in anticipation of, or within the 24-month period following, a change in control, as defined in the employment agreement, Mr. Lee is entitled to receive the foregoing benefits and is also entitled to immediate vesting of his previously unvested stock awards. The employment agreement also provides for an excise tax gross-up payment if payments received under the agreement and other payments received under other agreements or employee benefit plans in connection with a change in control of our company result in the imposition of a golden parachute excise tax under Section 4999 of the Code.

        If Mr. Lee retires, he receives his accrued base salary, a prorated target bonus for the year of termination, applicable retiree benefits, if any, and his vested stock options will remain exercisable for the full option term. All of Mr. Lee's unvested equity-based awards will be forfeited. Mr. Lee will be eligible to retire for purposes of his employment agreement upon attainment of age 55 with 15 years of combined service with Tower and CastlePoint. For this purpose, Mr. Lee's service with Tower prior to the private offering will be combined with his service with us following the private offering. If Mr. Lee retires on or after age 62, he will receive the foregoing amounts and, in addition, his equity-based awards will become vested and his stock options will be exercisable for the full option term.

        Mr. Lee is also subject under the terms of his employment agreement to non-competition covenants in Bermuda and the states of New York and New Jersey and to non- solicitation and non-interference covenants for a period of three years after termination of employment, along with ongoing confidentiality and non-disclosure requirements. The non-compete provision does not prohibit Mr. Lee from working for Tower and its affiliates after termination of his employment with us.

        Gregory T. Doyle.    Mr. Doyle has entered into an employment agreement with us dated as of January 16, 2007, pursuant to which he has agreed to serve as the President of each of CastlePoint Holdings, Ltd., CastlePoint Management and CastlePoint Insurance Company, effective October 19, 2006. The term of service under the employment agreement of Mr. Doyle will continue for a period of eighteen months from the effective date, followed by automatic additional one-year renewal terms unless a notice not to extend the term is provided by us or Mr. Doyle at least six months prior to the end of the initial or any renewal term. Mr. Doyle receives an annual base salary of $450,000, and an annual performance bonus, to be determined by our compensation committee in its discretion, with a target bonus equal to 37.5% of his annual base salary. Mr. Doyle's salary and target annual bonus are subject to review for increase at least annually at the discretion of the compensation committee, however, they cannot be decreased below the salary and target bonus percentage stated above. Mr. Doyle's bonus for 2006 will be pro-rated to reflect two and one-half months of employment.

        At the time Mr. Doyle served as one of our non-employee directors, Mr. Doyle received an option to purchase 7,622 of our common shares, at the exercise price of $10.00 per share, which options will vest on the first anniversary of the date of grant and are subject to the terms and conditions of our 2006 long-term equity compensation plan and an option agreement thereunder. Under his employment agreement, Mr. Doyle is entitled to receive a grant of additional stock options valued by our compensation committee at $400,000, with the exercise price per share to be determined as of the date such grant is awarded to Mr. Doyle. On January 16, 2007, our compensation committee approved the grant to Mr. Doyle, to be granted at the time of the pricing of this offering, of an option to purchase our common shares, with an exercise price equal to the offering price per share in this offering, as set forth above under "—Compensation—Grants of Plan-Based Awards in 2007." These options will have a term of ten years, will vest in installments over a period of three and a half years, and will be subject to the terms and conditions of our 2006 long-term equity compensation plan and an option agreement thereunder.

        In addition, to the extent not duplicative of the specific benefits provided to Mr. Doyle pursuant to his employment agreement, he will be eligible to participate in all incentive compensation, retirement, supplemental retirement and deferred compensation plans, policies and arrangements that are provided generally to other senior officers of our company. In particular, Mr. Doyle is entitled to receive annual equity awards of 37.5% of Mr. Doyle's annual base salary, as determined by our compensation committee. Any options to be granted to Mr. Doyle will be subject to the terms and conditions of our 2006 long-term equity compensation plan and an option agreement thereunder, and the exercise price per share will be not less than 100% of fair market value of our common shares on the grant date.

        If the employment of Mr. Doyle terminates due to disability or death, the designated beneficiary or administrator, as applicable, of Mr. Doyle is entitled to accrued salary through the termination date and a prorated target annual bonus for the year of termination. Additionally, all equity-based awards of the terminated employee will immediately vest and their stock options will remain exercisable for three years after the date employment terminates (or until the last day of the stock option term, whichever occurs first).

        If we terminate the employment of Mr. Doyle for cause, which includes gross negligence or gross misconduct, conviction of, or pleading nolo contendere to, a crime involving moral turpitude or a felony, all of our obligations under the agreement cease. Following such termination, Mr. Doyle will only be entitled to receive his accrued base salary and all outstanding equity-based awards will be forfeited.

        If Mr. Doyle voluntarily terminates his employment agreement with us without good reason and not due to death, disability or retirement, all of our obligations under the agreement will cease, and

Mr. Doyle will be entitled to receive accrued base salary. In addition, Mr. Doyle would have three months (or until the last day of the stock option term, whichever occurs first) to exercise any vested stock options. All unvested equity-based awards will be forfeited.

        If we terminate the employment of Mr. Doyle without cause or if Mr. Doyle terminates his employment with good reason, as defined in the employment agreement, Mr. Doyle will be entitled to (1) accrued salary through the termination date; (2) a severance payment equal to 150% of his annual base salary and target annual bonus for the year of termination; (3) the continuation of health and welfare benefits for eighteen months; and (4) three months (or until the last day of the stock option term, whichever occurs first) to exercise any vested stock options. If we terminate Mr. Doyle's employment agreement without cause, or Mr. Doyle terminates his employment with good reason, in anticipation of, or within the 24-month period following, a change in control as defined in the employment agreement, he is entitled to receive the foregoing benefits and is also entitled to immediate vesting of his previously unvested equity-based awards. The employment agreement also provides for an excise tax gross-up payment if payments received under the agreement and other payments received under other agreements or employee benefit plans in connection with a change of control of our company result in the imposition of a golden parachute excise tax under Section 4999 of the Code.

        If Mr. Doyle retires, he receives his accrued base salary through the termination date, applicable retiree benefits, if any, and his equity-based awards become vested and stock options will remain exercisable for the full option term. Mr. Doyle will be eligible to retire for purposes of his employment agreement upon attainment of age 62.

        Mr. Doyle is also subject under the terms of his employment agreement to non-competition provisions in Bermuda and the states of New York and New Jersey and non-solicitation and non-interference covenants for a period of eighteen months after the termination of his employment, along with ongoing confidentiality and non-disclosure requirements. The non-compete provision does not prohibit Mr. Doyle from working for Tower and its affiliates after termination of employment with us.

        Joel S. Weiner, Joseph P. Beitz and James Dulligan.    Mr. Weiner has entered into an employment agreement with us pursuant to which he has agreed to serve as our Senior Vice President and Chief Financial Officer. Mr. Beitz has entered into an employment agreement with CastlePoint Re pursuant to which he agreed to serve initially as its Executive Vice President and Acting President and, upon the hiring of a President by CastlePoint Re, to serve as Executive Vice President, Marketing of CastlePoint Re. Mr. Beitz has served as the President of CastlePoint Re since November 1, 2006. Mr. Dulligan has entered into an employment agreement with CastlePoint Management pursuant to which he has agreed to serve as the Vice President, Finance of CastlePoint Management. Mr. Dulligan currently serves as the Vice President and Controller of that subsidiary.

        Mr. Beitz previously entered into an employment agreement with CastlePoint Management to serve as its President, and Mr. Robert Hedges previously entered into an employment agreement with CastlePoint Re to serve as its President and Chief Underwriting Officer. However, in May 2006, Mr. Hedges resigned from CastlePoint Re for personal reasons. Mr. Hedges has returned to CastlePoint, as an underwriter employed by CastlePoint Management, in January 2007. The previous employment agreements of Messrs. Beitz and Hedges have been terminated.

        The term of service under the agreements of each of Messrs. Weiner, Beitz and Dulligan continues for one year, from April 4, 2006, followed by automatic additional one-year renewal terms unless a notice not to extend the term is provided by us or the employee at least three months prior to the end of the initial or renewal term. Messrs. Weiner, Beitz and Dulligan received a minimum annual base salary of $276,000, $195,000 and $180,000, respectively, and an annual incentive bonus, to be determined by the compensation committee, with a target bonus of 30%, 30% and 25%, respectively, of the annual base salary. Each salary and target annual bonus are subject to review for increase at the discretion of the compensation committee, however, they cannot be decreased below the salaries and target bonus percentages stated above. Messrs. Weiner, Beitz and Dulligan have each received an option to purchase 128,750, 39,000 and 32,250, respectively, of our common shares at an exercise price of $10.00 per share. The options will vest in installments over a period of three and a half years and are subject to the terms and conditions of our 2006 long-term equity compensation plan and an option agreement thereunder. Each of Messrs. Weiner, Beitz and Dulligan may also participate in our 2006 long-term equity compensation plan and our other long-term incentive plans thereafter.

        If the employment of any of Messrs. Weiner, Beitz and Dulligan terminates due to disability or death, the designated beneficiary or administrator, as applicable, of the terminated employee is entitled to accrued salary through the termination date and a prorated target annual bonus for the year of termination. Additionally, all equity-based awards of the terminated employee will immediately vest and their stock options will remain exercisable for three years after the date employment terminates (or until the last day of the stock option term, whichever occurs first).

        If we terminate the employment of any of Messrs. Weiner, Beitz and Dulligan for cause, which includes gross negligence or gross misconduct, conviction of, or pleading nolo contendere to, a crime involving moral turpitude or a felony, all of our obligations under the agreement cease. The terminated employee will only be entitled to receive his accrued base salary and all outstanding equity-based awards will be forfeited.

        If any of Messrs. Weiner, Beitz and Dulligan voluntarily terminates their employment agreement with us without good reason and not due to death, disability or retirement, all of our obligations under the agreement will cease, and the terminated employee will be entitled to receive accrued base salary plus a prorated target annual bonus for the year of termination. In the case of voluntary termination, the terminated employee will have three months (or until the last day of the stock option term, whichever occurs first) to exercise any vested stock options. All unvested equity-based awards will be forfeited.

        If we terminate the employment of any of Messrs. Weiner, Beitz and Dulligan without cause or if any of them terminates his employment with good reason, as defined in the employment agreement, then the terminated employee is entitled to (1) his accrued base salary and a prorated target annual bonus for the year of termination, (2) a cash severance payment equal to 50% (100% if the employee has been employed at least three years with Tower and us when his employment terminates) of the sum of his annual base salary and his target annual bonus, (3) the continuation of health and welfare benefits for six months (one year if the employee has been employed at least three years with Tower and us when his employment terminates) and (4) three months (or until the last day of the stock option term, whichever occurs first) to exercise any vested stock options. All unvested equity-based awards will be forfeited. If we terminate the employment agreement without cause, or if any of Messrs. Weiner, Beitz and Dulligan terminates his employment with good reason, or in anticipation of, or within the 24-month period following, a change in control as defined in the employment agreement, the terminated employee is entitled to receive the foregoing benefits and is also entitled to immediate vesting of his previously unvested equity-based awards. The employment agreements also provide for an excise tax gross-up payment if payments received under the agreement and other payments received under other agreements or employee benefit plans in connection with a change of control of our company result in the imposition of a golden parachute excise tax under Section 4999 of the Code.

        If any of Messrs. Weiner, Beitz and Dulligan retires, each receives his accrued base salary through the termination date, applicable retiree benefits, if any, and his equity-based awards become vested and stock options will remain exercisable for the full option term. Messrs. Weiner, Beitz and Dulligan will be eligible to retire for purposes of their respective employment agreements upon attainment of age 62.

        Messrs. Weiner, Beitz and Dulligan are also subject under the terms of their respective employment agreements to non-competition provisions in Bermuda and the states of New York and New Jersey and non-solicitation and non-interference covenants for a period of six months after the termination of their employment (or one year if employed by Tower and us for at least three years and if the executive receives severance payments), along with ongoing confidentiality and non-disclosure requirements. The non-compete provision does not prohibit the executives from working for Tower and its affiliates after termination of employment with us.

        Mark Dale.    In July 2006, we hired Mark Dale to serve as the President of CastlePoint Management, with a minimum annual base salary of $350,000, a one-time signing bonus of $75,000 and an annual target bonus of 30% of the base salary. We also offered Mr. Dale an opportunity to participate in our 2006 long-term equity compensation plan. Other benefits we offered to Mr. Dale included a reimbursement of relocation expenses of up to $35,000, and severance equal to twelve (12) months' salary in the event Mr. Dale's employment is terminated for reasons other than based upon performance issues or for cause (defined as material violation of employment policy, fraudulent or criminal behavior or insubordination). Mr. Dale accepted employment with us; however, he subsequently resigned as the President of CastlePoint Management in December 2006. In connection with such resignation, Mr. Dale received $350,000 in severance pay in accordance with his employment offer letter.

        In January 2007, CastlePoint Management entered into a consulting agreement and release with Mr. Dale, pursuant to which he has agreed to resign all directorships and officerships with CastlePoint Management effective December 7, 2006, and serve in an advisory role to CastlePoint Management during the period of December 10, 2006 through March 31, 2007. Pursuant to this agreement, Mr. Dale agreed to make himself reasonably available for at least twenty hours per week to provide advice and counsel as requested by CastlePoint Management regarding specialty program insurance business marketing and underwriting. Mr. Dale is entitled to receive his annual base salary and all employee benefits through March 31, 2007, and also payments of $125,092.96 on April 15, 2007 and June 30, 2007. Under the terms of the consulting agreement and release, Mr. Dale is subject to confidentiality provisions, and a non-solicitation covenant for a period of approximately twelve months. In addition, Mr. Dale has agreed to acknowledge full and complete satisfaction of, and release and discharge CastlePoint Management, its subsidiaries and affiliates from, any claims, except for claims against CastlePoint Management in connection with the consulting and release agreement with Mr. Dale or claims for benefits under employee benefit programs or worker compensation programs. Mr. Dale also has agreed that he will not file any charge, complaint, claim or lawsuit of any kind in connection with any claim released under the consulting agreement and release.

2006 Long-Term Equity Compensation Plan

        Our board of directors and Tower, as our sole shareholder at the time, approved our 2006 long-term equity compensation plan in February 2006. The plan is intended to advance our interests and those of our shareholders by providing a means to attract, retain and motivate employees and directors upon whose judgment, initiative and efforts and our continued success, growth and development is dependent. The compensation committee of our board of directors administers the plan and makes all decisions with respect to the plan. The compensation committee is composed solely of independent directors. The persons eligible to receive awards under the plan include our directors, officers, employees and consultants and those of our subsidiaries.

        The plan provides for the grant to eligible employees, directors and consultants of stock options, stock appreciation rights, restricted shares, restricted share units, performance awards, dividend equivalents and other share-based awards.

        The compensation committee selects the recipients of awards granted under the plan and determines the dates, amounts, exercise prices, vesting periods and other relevant terms of the awards. Option awards may be either incentive stock awards or non-qualified stock options. Stock appreciation rights may be issued in tandem with stock options or on a free-standing basis and may be settled in cash or by the delivery of common shares. The maximum number of shares reserved for issuance under the plan is 1,735,021 common shares, but the maximum number of shares with respect to which awards of performance awards, restricted shares, restricted share units and other awards may be issued is 1,500,000 shares and the maximum number of shares with respect to which awards of incentive stock options may be issued is 1,500,000. In addition, the maximum number of shares with respect to which options, stock appreciation rights and restricted stock awards may be issued during a calendar year to any eligible employee is 500,000, respectively, and the maximum number of shares with respect to which restricted stock units, performance shares and other awards may be issued during a calendar year to any eligible employee is 250,000, respectively, and the maximum cash award that may be awarded in any one year to any one employee is $5 million. The maximum amount of dividends paid in respect of awards or dividend equivalents is $300,000 during a calendar year. The plan contains provisions intended to make it easier for awards to the chief executive officer and the four most highly compensated officers when ranked by pay to comply with exceptions to the $1 million dollar annual limit under Section 162(m) of the Code on the deductibility of compensation paid to such officers to the extent applicable.

        At the closing of the private offering, we granted the following options to purchase our common shares with an exercise price of $10.00 per share:

  •
  options to purchase 840,000 of our common shares granted to Mr. Lee, representing 2.6% of our outstanding common shares on a fully-diluted basis; and

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  options to purchase approximately 286,166 shares granted to our non-employee directors (including Mr. Doyle, who served as one of our three non-employee directors at the time of such grant) and certain officers of our company and our subsidiaries (including option awards to Messrs. Weiner, Beitz and Dulligan described above, and an award of 43,500 options to Mr. Hedges which he subsequently forfeited upon resignation from CastlePoint Re), representing in the aggregate 0.9% of our outstanding common shares on a fully-diluted basis.

        In addition, in January and February 2007, the compensation committee of our board of directors approved additional options that will be granted in connection with this offering. See table entitled "Grants of Plan-Based Awards in 2007" under "—Compensation" above.

        The compensation committee determines the pricing of awards granted under the plan as of the date the award is granted. Stock option and stock appreciation rights have an exercise price or grant price equal to fair market value on the date of grant of an award. The compensation committee determines the vesting schedule of awards granted under the plan. Recipients of awards may exercise awards at any time after they vest and before they expire, except that no awards may be exercised after ten years from the date of grant. Awards are generally not transferable by the recipient during the recipient's life. Awards granted under the plan are evidenced by either an agreement that is signed by us and the recipient or a confirming memorandum issued by us to the recipient setting forth the terms and conditions of the awards. The compensation committee may allow a participant to defer receipt of amounts that would otherwise be provided to a participant under the plan. Award recipients and beneficiaries of award recipients have no right, title or interest in or to any shares subject to any award or to any rights as a shareholder, unless and until shares are actually issued to the recipient. Upon the occurrence of a change of control, as defined in the plan, all outstanding options and stock appreciation rights become exercisable, restrictions on restricted stock awards, restricted stock units or other awards shall lapse and performance shares and other awards (if performance based) shall be deemed earned at the target level.

        The plan does not affect any other incentive compensation plan we adopt and does not preclude us from establishing any other incentive compensation plans for our directors, officers, employees or consultants.

        The plan will terminate only after all shares subject to the plan have been purchased or acquired according to the plan's provisions. However, an incentive stock option may not be granted after ten years from the date of its initial adoption by our board of directors.

Compensation Committee Interlocks and Insider Participation

        Our independent directors are, and we expect that they will continue to be, the only members of our compensation committee. With the exception of Michael H. Lee, who is a member of the boards of directors of both our company and Tower, none of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. Mr. Gregory T. Doyle was previously a director of Tower and on the compensation committee of Tower until his resignation in April 2006 when he joined the CastlePoint board of directors. From April 2006 to October 2006, Mr. Doyle was a member of the compensation committee, as well as nominating and corporate governance committee and audit committee of our board of directors. Since October 2006, Mr. Doyle has been the President of our company, and remains a director of our company, but is no longer a member of the compensation committee, nominating and corporate governance committee or audit committee of our board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sponsor and Related Agreements

        We were incorporated on November 16, 2005. In connection with our formation and capitalization, we issued 2,555,000 of our common shares, representing at the time of the issuance 100% of our outstanding common shares, to Tower in consideration of its investment of $15.0 million in us. The common shares held by Tower currently represent 8.6% of our outstanding common shares. We also issued, effective April 6, 2006, ten-year warrants to Tower to purchase an additional 1,127,000 of our common shares at an exercise price of $10.00 per share, which shares represent 3.5% of our common shares on a fully-diluted basis, prior to giving effect to this offering and the grant of 610,581 options. The shares held by Tower, together with the shares issuable upon exercise of the Tower warrants, currently represent 11.6% of our outstanding common shares on a fully-diluted basis. After giving effect to this offering, the common shares held by Tower will represent 7.2% of our outstanding common shares (7.0% if the underwriters' over-allotment option is exercised in full). All of Tower's warrants will expire in 10 years from the date of issuance. To the extent Tower exercises all or part of its warrants, our common shares issued upon such exercise will be subject to "lock-up" restrictions preventing transfer by Tower of any such shares for three years from the date of issuance of such warrants. Tower incurred on our behalf specific operating costs in the first quarter of 2006 in the amount of $0.3 million, although this amount does not reflect the full value of Tower's sponsorship of CastlePoint. The warrants were issued to Tower in recognition of the full value received from Tower as our sponsor, which included the development of our business strategy, the development of the private offering to raise initial funds for our operations, and the transfer of certain executives to us. The 1,127,000 common shares issuable upon exercise of the warrants represent 3.5% of our common shares outstanding on a fully diluted basis, prior to giving effect to this offering and the grant of 610,581 options, and such number of shares is based on what we believed would be an acceptable percentage of common shares to grant to Tower upon exercise of the warrants to compensate Tower for its contributions to us.

        As described in this prospectus, Michael H. Lee, the Chairman of the Board and Chief Executive Officer of CastlePoint Holdings and the Chief Executive Officer of each of CastlePoint Management and CastlePoint Insurance Company, is also Chairman of the Board, President and Chief Executive Officer of Tower. In addition, we or our subsidiaries entered into or will enter into employment agreements with Michael H. Lee; Gregory T. Doyle, the President and director of each of CastlePoint Holdings, CastlePoint Management and CastlePoint Insurance Company, and a director of CastlePoint Re; Joel S. Weiner, the Chief Financial Officer, Senior Vice President and director of CastlePoint Holdings, CastlePoint Management, CastlePoint Re and CastlePoint Insurance Company; and James Dulligan, Vice President and Controller, and director of CastlePoint Management, and Vice President, Treasurer and Controller of CastlePoint Insurance Company. We also granted to Messrs. Lee, Weiner, Beitz and Dulligan and certain other officers and employees options under our 2006 long-term equity compensation plan to purchase in the aggregate 1,082,666 of our common shares at an exercise price of $10.00 per share. The compensation committee of our board of directors approved additional options that will be granted in connection with this offering, under our 2006 long-term equity compensation plan, exercisable for a maximum of 610,581 of our common shares, and which will have an exercise price per share equal to the offering price in this offering. Additional information concerning the employment agreements and the options granted to these persons is set forth in the section captioned "Management—Compensation."

        Michael H. Lee, the Chairman of the Board and Chief Executive Officer of CastlePoint Holdings and the Chief Executive Officer of CastlePoint Management, is also Chairman of the Board, President and Chief Executive Officer of Tower. Mr. Lee purchased 500,000 of our common shares in the private offering, at $10.00 per share, for investment purposes. Mr. Lee has advised us that he expects to purchase approximately $2.0 million of our common shares offered in this offering for investment purposes. Gregory T. Doyle, our President and director, also purchased 5,000 common shares offered in the private offering at $10.00 per share, for investment purposes. Further, Joel S. Weiner, our Chief Financial Officer, Senior Vice President and a director, purchased 25,000 of our common shares offered in the private offering, at $10.00 per share, for investment purposes. In addition, certain other members of our management team and certain other persons who have a relationship with our company or our management also purchased an aggregate of 602,000 common shares in the private offering. The common shares purchased by each of our directors and executive officers are subject to a lock-up agreement as described under "Shares Eligible For Future Sale—Lock-Up Agreements."

        CastlePoint Management employs Mrs. Helen H. Lee, the wife of Michael H. Lee, who is a licensed insurance agent, as a part-time employee in connection with the services that CastlePoint Management has agreed to provide under the program management agreements with Tower and certain of its subsidiaries. Mrs. Lee also is an employee of Tower.

        In December 2006, we purchased $40 million of non-cumulative convertible perpetual preferred stock of Tower and entered into a registration rights agreement with Tower, pursuant to which Tower granted CastlePoint Re registration rights with respect to both the non-cumulative convertible perpetual preferred stock and the common stock into which the non-cumulative convertible perpetual preferred stock may be converted. The non-cumulative convertible perpetual preferred stock was subsequently redeemed by Tower in January 2007. See "Business—Strategic Investments."

        The headquarters of CastlePoint Management and CastlePoint Insurance Company are located in New York, New York. See "Business—Properties" for a description of CastlePoint Management's and CastlePoint Insurance Company's related sublease arrangements with Tower.

        On December 4, 2006, we purchased CastlePoint Insurance Company, our U.S. licensed insurance company, from Tower. See "Business—Acquisitions of U.S. Licensed Insurance Companies."

        We have granted registration rights to Tower, and to FBR for its benefit and the benefit of the investors in the private offering. In accordance with our obligations under the related registration rights agreement, which are described below under "Description of Share Capital—Registration Rights", we have filed with the SEC a shelf registration statement (No. 333-134628) that provides for the resale of our common shares sold in the private offering. That shelf registration statement has not yet been declared effective.

Our Arrangements with Tower and its Subsidiaries

  General Overview

        As described under "Business—Our Strategic Relationship with Tower," to implement our business objectives and to take advantage of the opportunities presented by Tower's desire to continue to focus on its brokerage business and the growth opportunities we believe exist for brokerage business, traditional program business, and specialty program business and insurance risk-sharing business, we entered into a master agreement with Tower and certain of its subsidiaries, pursuant to which we have agreed to cause certain of our subsidiaries, after they are incorporated or acquired, as the case may be, to enter into certain reinsurance agreements and pooling agreements as soon as practicable after any required regulatory approvals and third party consents are obtained. Pursuant to the master agreement, CastlePoint Re initially entered into three traditional quota share reinsurance agreements with Tower's insurance companies, and CastlePoint Management also entered into a service and expense sharing agreement with Tower and certain of its subsidiaries, and a program management agreement with Tower's insurance companies. At the request of the New York State Insurance Department, the service and expense sharing agreement and the program management agreement are being amended to provide for separate such agreements with each Tower company involved, as further described under "—Status of Regulatory Approvals" below.

        Summaries of all material terms of the agreements we entered into, or will enter into, with Tower and its subsidiaries are set forth below. These summaries are qualified in their entirety by reference to the full text of the agreements executed by the parties to such agreements. Our program management agreements and the pooling agreements with Tower Insurance Company of New York are subject to modification by the New York State Insurance Department. See "Risk Factors—Our agreements with Tower's insurance companies are subject to regulatory review and may be changed, which would have a material adverse effect on our business, financial condition and results of operations."

Master Agreement

        Pursuant to the master agreement, CastlePoint Re or CastlePoint Management initially entered into the following agreements and arrangements with Tower:

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  an amended and restated brokerage business quota share reinsurance agreement between CastlePoint Re and Tower Insurance Company of New York and Tower National Insurance Company;

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  an amended and restated traditional program business quota share reinsurance agreement between CastlePoint Re and Tower Insurance Company of New York and Tower National Insurance Company;

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  an amended and restated specialty program business and insurance risk-sharing business quota share reinsurance agreement between CastlePoint Re and Tower Insurance Company of New York and Tower National Insurance Company;

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  a service and expense sharing agreement between CastlePoint Management and Tower and certain of its subsidiaries, pursuant to which we can purchase from them insurance company services at cost and market these services to our program underwriting agents on an unbundled basis. We share with Tower 50% of the profits and losses generated from these services; and

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  a program management agreement between CastlePoint Management and Tower Insurance Company of New York and Tower National Insurance Company whereby CastlePoint Management was appointed to perform certain underwriting and claims services with respect to the specialty program business and insurance risk-sharing business, such as soliciting, underwriting, quoting, binding, issuing and servicing of insurance policies. In circumstances where CastlePoint Management cannot fully perform these functions on its own, CastlePoint Management plans to delegate authority to the program underwriting agents or to purchase services from Tower under the service and expense sharing agreement.

        The service and expense sharing agreement and the program management agreement that CastlePoint Management initially entered into is being amended to provide for separate such agreements with each of the Tower company involved at the request of the New York State Insurance Department. See "—Program Management Agreements;—Service and Expense Sharing Agreements."

        In addition, CastlePoint Re currently reinsures 50% of the ceded first property excess of loss layer, 30% of the ceded second property excess of loss layer and 50% of the ceded first multiline excess of loss layer under Tower's 2007 property and casualty excess of loss reinsurance agreements. Further, CastlePoint Re participates as of July 1, 2006 as a reinsurer in a property catastrophe excess of loss reinsurance agreement with two of Tower's insurance companies at a level of 30% of the first three layers of that agreement.

        Pursuant to the master agreement, we also entered into the following pooling agreements and pool management agreements with Tower Insurance Company of New York, subject to required regulatory approvals:

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  a brokerage business pooling agreement between CastlePoint Insurance Company and Tower Insurance Company of New York;

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  a traditional program business pooling agreement between CastlePoint Insurance Company and Tower Insurance Company of New York;

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  a specialty program business pooling agreement between CastlePoint Insurance Company and Tower Insurance Company of New York;

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  a brokerage business pool management agreement between CastlePoint Insurance Company and Tower Insurance Company of New York;

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  a traditional program business pool management agreement between CastlePoint Insurance Company and Tower Insurance Company of New York; and

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  a specialty program business pool management agreement between CastlePoint Insurance Company and Tower Insurance Company of New York.

        In addition, the master agreement contemplated that, subject to obtaining any required regulatory approvals and third party consents, CastlePoint Insurance Company and Tower would enter into any necessary policy transfer agreements in order for CastlePoint Insurance Company to write the traditional program business that Tower has historically written and for CastlePoint Re to become a reinsurer under an assumed quota share reinsurance agreement between Tower and Accident Insurance Company. CastlePoint Re is a reinsurer under that assumed reinsurance treaty effective April 1, 2006. See "Business—Business Solutions, Products and Services—Reinsurance Solutions—Traditional Quota Share Reinsurance."

        Further, we and Tower agreed that, with respect to any insurance companies Tower may acquire during the term of our master agreement, subject to the receipt of any necessary regulatory approvals, if Tower desires to cause these insurance companies to effect loss portfolio transfers, we will have a right of first refusal to assume such companies' historical losses pursuant to a loss portfolio transfer agreement, which must be on mutually acceptable market competitive terms. See also "Business—Our Strategic Relationship With Tower."

  Status of Regulatory Approvals

        All of our agreements with Tower are subject to regulatory review from time to time. At the current time, the pooling agreements, the pool management agreements, and the service and expense sharing agreements are subject to review, approval and requests for modification by the New York State Insurance Department. All of such agreements are also subject to the review and approval of the domiciliary states of the U.S. licensed insurance companies that we own or may acquire or that Tower may acquire, to the extent such companies participate in these agreements. The New York State Insurance Department requested that Tower have a separate program management agreement with each of Tower Insurance Company of New York and Tower National Insurance Company, instead of having one program management agreement with the two Tower insurance companies, and Tower has subsequently prepared such separate program management agreements. The program management agreement between CastlePoint Management and Tower Insurance Company of New York has been approved by the New York State Insurance Department. In addition, at the recommendation of the New York State Insurance Department, we and Tower modified the program management agreement to provide for the provision of services at actual cost, and to provide that the program management agreement can be terminated by any party upon 60 days' notice. The New York State Insurance

Department also has requested Tower to provide three separate agreements addressing management of the pools, in addition to the three pooling agreements. Further, Tower has been asked by the New York State Insurance Department to amend the pooling agreements to provide for quarterly termination rights by the parties to such agreements. Finally, the New York State Insurance Department has also requested Tower to provide a separate service and expense sharing agreement to be entered into for each set of services to be offered or obtained, between each of Tower's insurance companies and the CastlePoint entities party thereto. Tower has subsequently prepared a service and expense sharing agreement for the provision of services by Tower Insurance Company of New York to CastlePoint Management, and a separate such agreement for the provision of services by CastlePoint Management to Tower Insurance Company of New York.

        The program management agreement between CastlePoint Management and Tower National Insurance Company is also subject to review and requests for modification by the Massachusetts Division of Insurance. At a meeting that Tower had with the staff at the Massachusetts Division of Insurance in May 2006, the staff indicated that they would like to see the revised documents requested by the New York State Insurance Department, as well as fairness letters from brokers as to pricing of the insurance agreements. We and Tower have agreed that Tower National Insurance Company and Tower Risk Management Corp. would no longer be parties to the service and expense sharing agreements because all of the services are and will be provided by Tower Insurance Company of New York. Further, we and Tower have agreed that, effective January 1, 2007, Tower National Insurance Company would no longer be a party to the quota share reinsurance agreements and pooling agreements and, therefore, Tower Insurance Company of New York is the only Tower subsidiary that is a party to those agreements. In connection with this modification of the quota share reinsurance agreements and pooling agreements, Tower has agreed to cause all of its affiliated insurance operating companies (now existing or to be acquired), to enter into pooling agreement(s), with the result that the same amount of premiums, expenses and losses as contemplated by our pooling and reinsurance arrangements with Tower (prior to Tower's anticipated completion of its acquisition of the Preserver and its operating subsidiaries) would be ceded to CastlePoint. Therefore, Tower Insurance Company of New York will be the only Tower subsidiary that cedes premium under these agreements. We expect that we will obtain approvals of such arrangements from the New York State Insurance Department in the near future. Since Tower National Insurance Company would no longer be a party to our agreements with Tower, with the exception of the program management agreement between Tower National Insurance Company and CastlePoint Management, Tower has informed us that it expects to withdraw the agreements (except for such program management agreement, which remains subject to review and requests for modification by the Massachusetts Division of Insurance) that Tower previously submitted to the Massachusetts Division of Insurance. For additional information, see "Risk Factors—Our agreements with Tower's insurance companies are subject to regulatory review and may be changed, which would have a material adverse effect on our business, financial condition and results of operations."

  Overview

        We and Tower have agreed that, until such time as CastlePoint Insurance Company commences operations with a capital base of not less than $60 million, Tower's insurance companies will write brokerage business, traditional program business, specialty program business and insurance risk-sharing business, and CastlePoint Re will reinsure such business. Tower will continue to manage the brokerage business, and CastlePoint Management will manage the traditional program business, the specialty program business and insurance risk-sharing business under its program management agreement with Tower. CastlePoint Management is required to offer, and has provided to, these employees employee benefit plans, at a minimum, of like kind and quality to those which they enjoyed as Tower employees, and pay any necessary relocation expenses. Under the program management agreement, as modified, CastlePoint Management is authorized to appoint small third party insurers or their affiliates as program underwriting agents using the policies issued by Tower on the condition that such small insurers participate as a reinsurer on the traditional program business, the specialty program business and insurance risk-sharing business they underwrite.

        CastlePoint Management may assign to CastlePoint Insurance Company management of some or all of the traditional program business, the specialty program business and/or insurance risk sharing business, and may transfer the necessary employees to CastlePoint Insurance Company, subject to receipt of all necessary regulatory approvals and third party consents. CastlePoint Insurance Company entered into three pooling agreements and three management agreements for management of the pools with Tower Insurance Company of New York. Tower Insurance Company of New York will manage the brokerage business, and CastlePoint Management or CastlePoint Insurance Company will manage the traditional program business and the specialty program business. Insurance risk-sharing arrangements will be managed by us or by Tower and will be subject to one of our three pooling agreements with Tower's insurance companies, depending on the nature of the business, namely, whether it is brokerage business, traditional program business or specialty program business. With respect to the traditional program business pool and specialty program business pool, the participating companies will authorize the applicable pool manager to appoint small third party insurers or their affiliates as program underwriting agents using the policies issued by these participating companies on the condition that such small insurers participate as a reinsurer on the program business they underwrite.

        During 2006, CastlePoint Re, Tower Insurance Company of New York and Tower National Insurance Company were parties to the quota share reinsurance agreements they entered into with respect to the (1) brokerage business, (2) traditional program business and (3) specialty program business and insurance risk-sharing business. Under these quota share reinsurance agreements, CastlePoint Re assumes its quota share portion of the net liabilities less recoveries of the applicable business of Tower Insurance Company of New York and Tower National Insurance Company. Following the effective date of the three pooling agreements between CastlePoint Insurance Company and Tower, the quota share reinsurance agreement for the brokerage business will continue in accordance with its terms (with the exception of Tower National Insurance Company no longer being a party to that agreement), the quota share reinsurance agreement for the specialty program business and insurance risk-sharing business will terminate, and the quota share reinsurance agreement for the traditional program business also may terminate. In addition, the insurance risk-sharing business will be managed by CastlePoint Management or our U.S. licensed insurance companies.

        The following chart is a summary of our percentage participation in the quota share reinsurance agreements and pooling agreements with Tower, as amended or modified, as the case may be, and the provisional ceding commissions and management fee percentages applicable under such agreements:

Quota Share Reinsurance Agreement	Quota Share Participation(%)	Range of Participation(%)(1)(2)	Provisional Ceding Commission(3)
Brokerage business	40	25 to 45	34% until April 1, 2007, subject to a minimum of 31% and a maximum of 36% thereafter
Traditional program business	50	50 to 75	Shared, based upon quota share participation
Specialty program business and insurance risk-sharing business	85	75 to 85	30%, subject to a minimum of 30% and a maximum of 36%

Pooling Agreement	Initial Pooling Participation(%)	Range of Participation(%)(1)(2)	Provisional Management Fee Percentage(2)(3)
Brokerage business	15 (for 2007)(4)	25 to 45	34% until April 1, 2007, subject to a minimum of 31% and a maximum of 36% thereafter
Traditional program business	50	50 to 85	Shared, based upon pool participation
Specialty program business	85	50 to 85	Shared, based upon pool participation

(1)
Subject to certain limitations, which are described in detail below under "—Traditional Quota Share Reinsurance Agreements—Quota Share Percentages", "—Pooling Agreements—Percentage Participation in the Brokerage Business Pool and the Traditional Program Business Pool" and "—Pooling Agreements—Percentage Participation in the Specialty Program Business Pool."

(2)
The range of participation is the range in which the pool manager can unilaterally establish the respective participations. The actual participation may be outside that range if all parties to the applicable agreement consent thereto.

(3)
Subject to adjustment based on the net loss ratio of the business covered by the applicable agreement.

(4)
Percentage currently expected to be in effect at least during 2007.

        The obligations of the parties to the master agreement to consummate the transactions contemplated thereby are subject to several customary conditions, including the receipt of all necessary regulatory approvals without material qualifications or conditions, the receipt of all necessary third party consents, the absence of any order, decree or a pending proceeding enjoining or prohibiting such transactions, and the performance by each party in all material respects of its agreements and undertakings to be performed by it by the effective date of the particular transaction contemplated by the master agreement.

        The agreements contemplated by the master agreement were originally submitted to the New York State Insurance Department and the Massachusetts Division of Insurance for review. The parties to the master agreement agreed to, and to cause their respective subsidiaries (whether existing or to be formed or acquired) to, exercise good faith to carry out intent of parties in the event the specific agreements contemplated by the master agreement must be revised due to comply with regulatory requirements. For example, if the ceding commissions under the quota share reinsurance agreements or the management fee percentages under the pooling agreements must be adjusted to comply with regulatory requirements, each party will use its best good faith efforts to structure the transaction so that the ceding company cedes premiums at a combined ratio equal to 95% for the brokerage business and 93% for each of the traditional program business and the specialty program business and, with respect to the specialty program business and insurance risk-sharing business quota share reinsurance agreement, the insurance risk-sharing business. In addition, to the extent the transfers of any policies require regulatory review or approval, the master agreement will require us and Tower to cooperate fully and in good faith to take various actions with respect to the policies to be transferred by Tower to us, including giving required notices and providing appropriate services relating to the policies, so as to implement such transfers in a timely and efficient manner.

        As initially executed, the master agreement was to terminate on April 4, 2009. We and Tower have agreed to extend the term of the master agreement for an additional year. However, the master agreement provides that it may be terminated at any time prior to its expiration (i) by written consent of Tower and CastlePoint; and (ii) by either party if there is a material misrepresentation by the other party or material breach by the other party of any covenant, and such breach shall not have been remedied after receipt of written notice.

Traditional Quota Share Reinsurance Agreements

        General.    Currently, CastlePoint Re has entered into (i) an amended and restated brokerage business quota share reinsurance agreement, (ii) an amended and restated traditional program business quota share reinsurance agreement and (iii) an amended and restated specialty program business and insurance risk-sharing business quota share reinsurance agreement, each with Tower Insurance Company of New York and Tower National Insurance Company, which we refer to in this description collectively as Tower. We and Tower have agreed that, effective January 1, 2007, Tower National Insurance Company would no longer be a party to any of the quota share reinsurance agreements. The three amended and restated quota share reinsurance agreements are effective as of April 1, 2006. All quota share reinsurance agreements have been further amended by an Amendment No. 1 thereto, which provides, among other things, that Tower National Insurance Company will no longer be a party to the quota share reinsurance agreements.

        CastlePoint Re commenced its obligations under the three quota share reinsurance agreements following its capitalization on April 5, 2006 with a portion of the net proceeds from the private offering. Under our quota share reinsurance agreements for the brokerage business and traditional program business with Tower's insurance companies, we assumed 30% of Tower's net unearned premium reserves as of March 31, 2006.

        Quota Share Percentages.    Under the quota share reinsurance agreements as initially executed, Tower initially ceded to CastlePoint Re (i) a 30% quota share portion of the net liabilities less recoveries of the policies relating to the brokerage business, (ii) a 30% quota share portion of the net liabilities less recoveries of the policies relating to the traditional program business and (iii) an 85% quota share portion of the net liabilities less recoveries of the policies relating to the specialty program business and the insurance risk-sharing business, in each case, subject to adjustment and certain limitations. Effective as of July 1, 2006, we and Tower have changed the amount ceded by Tower to 40% (from 30%) under the brokerage business quota share reinsurance agreement and to 50% (from 30%) under the traditional program business quota share reinsurance agreement. The quota share participation of CastlePoint Re effective July 1, 2006 will apply to new and renewal business written by Tower after July 1, 2006. Under the quota share reinsurance agreements as initially executed, Tower could, in its sole discretion, change the quota share participation of CastlePoint Re effective as of the date that is six months following the effective date of the applicable agreement, and from time to time, as of any six month anniversary of the effective date thereafter, upon not less than 90 days prior written notice (and as we and Tower have agreed, effective July 1, 2006, (x) Tower, in its sole discretion, may so change the quota share participation of CastlePoint Re under the brokerage business quota share reinsurance agreement and the traditional program business quota share reinsurance agreement upon not less than 30 days prior written notice, and (y) the parties may agree to change at any time CastlePoint Re's participation under the brokerage business quota share reinsurance agreement and the traditional program business quota share reinsurance agreement as of any calendar quarter), and subject to the following:

  (i)
  with respect to the brokerage business, a minimum portion of 25% and a maximum portion of 45%; provided that Tower's gross written premium ceded to CastlePoint Re under this agreement does not exceed $150 million for the 12 months ended March 31, 2007, subject to a 25% growth factor per year thereafter;

  (ii)
  with respect to the traditional program business, a minimum portion of 50% and a maximum portion of 75% (as we and Tower have agreed, effective July 1, 2006); provided that Tower's gross written premium ceded to CastlePoint Re under this agreement does not exceed $50 million for the 12 months ended March 31, 2007, subject to a 25% growth factor per year thereafter; and

  (iii)
  with respect to the specialty program business and insurance risk-sharing business, a minimum portion of 75% and a maximum portion of 85%; provided that Tower's retained gross written premium under this agreement does not exceed $25 million for the 12 months ended March 31, 2007, subject to a 25% growth factor per year thereafter;

provided, however, if the maximum gross written premium ceded or retained, as the case may be, is attained in any twelve-month period ended March 31, then the percentage ceded or retained, as the case may be, which shall apply to all premiums and losses on a prorated basis for such period, will be decreased for that twelve-month period, even if such percentage is below the stated minimum percentage described above with respect to the brokerage business and traditional program business, and above the stated maximum percentage with respect to the specialty program business and insurance risk-sharing business.

        Notwithstanding the foregoing, with respect to the quota share reinsurance agreements for the brokerage business and the traditional program business, if Tower (i) writes business of the type that it has historically not written or (ii) writes more than 25% of its gross written premium outside the State of New York in any 12-month period ending on the anniversary date of the applicable quota share reinsurance agreement, then CastlePoint has the right to refuse to reinsure such business.

        The quota share reinsurance arrangement with respect to the brokerage business will continue after the pooling agreements commence and will apply to Tower's share of the brokerage business pool. As of January 1, 2007, the effective date of the pooling agreements, subject to regulatory approval by the New York State Insurance Department, we and Tower have agreed that Tower will cede 40% (for 2007) of its brokerage business to CastlePoint Re under the brokerage business quota share reinsurance agreement.

        The traditional program business and the specialty program business and the insurance risk-sharing business written by Tower is currently managed by CastlePoint Management pursuant to the program management agreements, as modified, it entered into with Tower.

        Ceding Commissions.    Under the brokerage business quota share reinsurance agreement, CastlePoint Re allows Tower a ceding commission of 34% on all premiums ceded thereunder until April 1, 2007. Beginning with the year commencing April 1, 2007, the commission may be adjusted every six months on the sixth month anniversary of the effective date of the agreement, based on the net loss ratio of the brokerage business ceded thereunder. The 34% ceding commission may increase by 0.9% for every 1.0% decline in the net loss ratio below 61% up to a maximum ceding commission of 36%, and decrease by 0.9% for every 1.0% increase in the net loss ratio above 61%, subject to a minimum ceding commission of 31%, as follows:

Net Loss Ratio(%)	Ceding Commission Percentage(%)
64.3% or higher	31.0
64.0	31.3
63.0	32.2
62.0	33.1
61.0	34.0
60.0	34.9
59.0	35.8
58.7% or lower	36.0

As initially executed, each of the quota share reinsurance agreements for the traditional program business and the specialty program business and insurance risk-sharing business, CastlePoint Re allowed Tower an initial ceding commission of 30% on all premiums ceded under the applicable agreement. The commission was to be adjusted every six months on the sixth month anniversary of the effective date of the agreement, based on the net loss ratio of the business ceded under the applicable agreement. The initial 30% ceding commission was to increase by 0.9% for every 1.0% decline in the net loss ratio below 63% up to a maximum ceding commission of 36%, as follows:

Net Loss Ratio(%)	Ceding Commission Percentage(%)
63.0 or higher	30.0
62.0	30.9
61.0	31.8
60.0	32.7
59.0	33.6
58.0	34.5
57.0	35.4
56.3 or lower	36.0

However, effective July 1, 2006, we and Tower agreed to amend the traditional program business quota share reinsurance agreement to allow for sharing of premium income, expenses and losses in proportion to the parties' respective quota share participation. We further agreed in the master agreement, as modified, that such expenses will be deemed to be equal to 30% of the premiums. Accordingly, effective July 1, 2006, the traditional program business quota share reinsurance agreement does not contain a sliding scale ceding commission percentage based on net loss ratio.

        Under each of the three quota share reinsurance agreements, Tower allows CastlePoint Re return commission on return premiums at the same rate. The ceding commission will be calculated separately for each policy year, and the ceding commission will be adjusted upwards or downwards every six months based on Tower's estimate of ultimate net loss ratio for each policy year. The ceding commission allowed Tower includes provision for all dividends, commissions, taxes, assessments and all other expenses of whatever nature, except loss adjustment expense.

        Liability Limits.    Under the three quota share reinsurance agreements, as initially executed, CastlePoint Re's liability with respect to losses is subject, in the case of property, to a limit of the ceded percentage of $1 million per risk and $10 million per occurrence, and in the case of liability, $1 million per claim. There is a terrorism sub-limit of $10 million per occurrence for property and liability combined.

        Reinsurance Premium.    Under the three quota share reinsurance agreements, as initially executed, the reinsurance premium is calculated as an amount equal to CastlePoint Re's ceded percentage of net written premium for the business covered by the applicable agreement. However, effective July 1, 2006, we and Tower agreed to amend only the traditional program business quota share reinsurance agreement to provide that, in the event that, after allowing for the ceding commissions, (1) the reinsurance premium is insufficient to cover losses, Tower will be required to make an additional premium payment; and (2) the reinsurance premium paid is in excess of the losses attributable to the business covered by the agreement, CastlePoint Re will be required to return to Tower a portion of the premium paid.

        Security.    We have agreed under the master agreement to cause CastlePoint Re to take any and all actions necessary to enable Tower's insurance companies to reflect credit for the quota share reinsurance on their statutory statements pursuant to the laws of their various domiciliary states. Under the quota share reinsurance agreements, CastlePoint Re is required to provide security to secure its obligations under the agreements (1) in the form of a letter of credit for the benefit of Tower and/or

(2) through the deposit of assets into a trust fund established for the benefit of Tower in accordance with the State of New York's Insurance Regulation 114.

        Term and Termination Provisions.    As initially executed, the term of each of the quota share reinsurance agreements was three years from April 1, 2006, the effective date of the agreement. We and Tower have agreed to extend the term of the quota share reinsurance agreements by an additional year. However, the quota share reinsurance agreement with respect to the specialty program business and risk-sharing business will be, and the quota share reinsurance agreement with respect to the traditional program business may be, terminated after CastlePoint Insurance Company enters into the pooling agreements for such business with Tower's insurance companies. Each party to each of the quota share reinsurance agreements has the right to terminate the applicable reinsurance agreement as of the date 12 months after the effective date of such agreement and on the 12-month anniversary thereafter by giving at least 60 days prior written notice. However, we and Tower have revised the master agreement to provide that neither of us will cause or permit our respective subsidiaries to exercise such annual termination right. This agreement not to exercise the annual termination right does not affect the early termination provisions described below.

        In addition to the annual termination right described above, CastlePoint Re has the right to cancel any of the agreements 24 months after its effective date by giving 60 days prior written notice if the sum of the net loss ratio plus (weighted) ceding commission percentage for the business covered under the applicable agreement since the effective date of the applicable agreement equals or exceeds 99% at the end of the calendar quarter immediately preceding the date of such notice. If the parties cannot agree as to the calculation of the net loss ratio or the ceding commission within 30 days of receiving a report detailing the same, this matter shall be submitted to arbitration, with each party (assisted by an actuarial firm) selecting an arbitrator, and the two arbitrators selecting the third one. In the event CastlePoint Re terminates a quota share reinsurance agreement under these circumstances, the parties will agree to act reasonably to negotiate a new reinsurance agreement on terms similar to those then being offered by other reinsurers.

        In the event of any termination described above, CastlePoint Re will participate in all policies ceded within the terms of the agreement written or renewed by Tower after receipt of notice of termination but prior to termination, and will remain liable for all cessions in force at termination of the agreement. However, the liability of CastlePoint Re will cease with respect to loss occurrences subsequent to the first anniversary, natural expiration or cancellation of each policy ceded, but not to extend beyond 12 months after such termination. The parties may agree to terminate the agreement or some portion of the business covered on a cut-off basis, pursuant to which CastlePoint Re will incur no liability for loss occurrences subsequent to the effective date of termination.

        In addition, the parties may terminate any of the reinsurance agreements by giving 30 days prior written notice to the other party upon the occurrence of certain enumerated events, including an order by a state insurance department or other legal authority to cease writing business, a merger or acquisition, a party reinsuring its entire liability under the agreement without the other party's prior written consent, or the failure of Tower to retain any of the risks of the business covered under the applicable agreement. In addition, Tower may terminate any of the reinsurance agreements immediately upon CastlePoint Re becoming insolvent, or upon a 50% reduction in CastlePoint Re's statutory policyholders' surplus or a reduction in paid-up capital. Tower also may terminate any of the reinsurance agreements upon 30 days prior written notice if the A.M. Best rating of CastlePoint Re falls below "A-" (Excellent). In the event of any termination enumerated in this paragraph, the liability of the reinsurer will be terminated in accordance with the termination provisions described in the immediately preceding paragraph. However, if the terminating party is Tower, Tower will have the right, by the giving of prior written notice, to terminate such agreement on a cut-off basis.

        The agreements may not be assigned without the other party's prior written consent.

  Property and Casualty Excess of Loss Reinsurance Agreements

        CastlePoint Re began participating as of May 1, 2006 as a reinsurer of Tower, under two of the existing property and casualty excess of loss reinsurance agreements among Tower's insurance companies and third party reinsurers. As of January 1, 2007, CastlePoint Re currently reinsures 50% of the ceded first property excess of loss layer, 30% of the ceded second property excess of loss layer and 50% of the ceded first multiline excess of loss layer under Tower's 2007 property and casualty excess of loss reinsurance program. The term "loss layer" refers to the interval between the retention or attachment point and the maximum limit of indemnity for which each reinsurer is responsible under these excess of loss reinsurance agreements.

        The first property excess of loss layer applies, with certain exceptions, to property business written by Tower and/or business assumed by Tower from State National Insurance Company, Inc. that is managed by Tower Risk Management Corp. and classified as property business. The first property excess of loss layer affords coverage for such property business up to $3 million in excess of $2 million for each risk, with a per occurrence limit of $6 million, an annual aggregate limit for terrorism losses of $6 million and an annual aggregate limit for e-commerce/cyber risk losses of $6 million. In the event that the limits of this reinsurance are exhausted, the amounts so exhausted will be reinstated for an additional premium five full times with a per occurrence limit of $6 million and an annual aggregate limit of $18 million.

        The second property excess of loss layer applies, with certain exceptions, to property business written by Tower and/or business assumed by Tower from State National Insurance Company, Inc. that is managed by Tower Risk Management Corp. and classified as property business. The second property excess of loss layer affords coverage for such property business up to $5 million in excess of $5 million for each risk, with a per occurrence limit of $5 million. In the event that the limits of this reinsurance are exhausted, the amounts so exhausted will be reinstated for an additional premium two full times with a per occurrence limit of $5 million and an annual aggregate limit of $15 million.

        The multiline layer applies, with certain exceptions, to property and/or liability business underwritten and classified by Tower as fire and allied lines, commercial multiple peril (non-liability portion), homeowners multiple peril, liability (including automobile liability), workers' compensation and/or employers liability and inland marine. The multiline layer also applies to all business assumed by Tower from State National Insurance Company, Inc. that is underwritten by Tower Risk Management Corp. and classified as fire and allied lines, commercial multiple peril (non-liability portion) and liability. The multiline layer affords coverage for property business up to $1 million in excess of $1 million for each risk. In the event that the limits of this reinsurance are exhausted, the amounts so exhausted will be reinstated for an additional premium with a per occurrence aggregate limit of $3 million and an annual aggregate limit of $11 million. The multiline layer affords coverage for liability business up to $1 million in excess of $1 million per occurrence. In the event that the limits of this reinsurance are exhausted, the amounts so exhausted will be reinstated for an additional premium with an annual aggregate limit of $5 million and a $1 million limit per occurrence for terrorism losses. In the event that an occurrence involves losses to both property and liability policies, Tower will have the option of combining a property loss and a liability loss for the purpose of determining its retention and the reinsurers' limit of liability with such retention and limit of liability being prorated between the classes of business in the same proportion that the loss for each class of business bears to the total loss. If Tower exercises this option, the multiline layer will afford coverage for property and liability business up to $1 million in excess of $1 million for each occurrence.

        Notwithstanding the foregoing, with respect to property and liability business, the reinsurers' annual aggregate limit of liability for losses arising from acts of terrorism will not exceed $4,000,000, or $3,000,000 for losses arising from e-commerce and/or cyber risk.

  Property Catastrophe Excess of Loss Reinsurance

        CastlePoint Re currently participates, as of July 1, 2006, as a reinsurer in a property catastrophe reinsurance agreement with two of Tower's insurance companies, subject to any required regulatory approvals. This treaty will provide coverage in several layers in excess of $15 million up to a limit of $200 million, which limit will be reinstated for an additional premium. CastlePoint Re will participate at a level of 30% of Tower's first three layers of its catastrophe program, which have limits of $7.5 million in excess of $15 million per occurrence, $12.5 million in excess of $22.5 million per occurrence and $35 million in excess of $35 million per occurrence. When offering property catastrophe reinsurance to other insurers, we expect to offer coverage in layers similar to the structure of our property catastrophe reinsurance agreement with Tower.

  Pooling Agreements

        Overview.    The master agreement initially contemplated that CastlePoint Insurance Company would enter into three pooling agreements with Tower Insurance Company of New York and Tower National Insurance Company: (i) a brokerage business pooling agreement; (ii) a traditional program business pooling agreement; and (iii) a specialty program business pooling agreement, pursuant to which it will pool, or share, underwriting results with Tower Insurance Company of New York and Tower National Insurance Company and any other companies that Tower may acquire. We and Tower have agreed that, effective January 1, 2007, Tower National Insurance Company would no longer be a party to any of the pooling agreements, so that Tower Insurance Company of New York is the only Tower subsidiary that is a party to those agreements. In connection with this modification of the quota share reinsurance agreements and pooling agreements, Tower has agreed to enter into pooling agreements with its affiliated insurance operating companies (now existing or to be acquired), with the result that the same amount of premiums, expenses and losses that were previously contemplated by our pooling arrangements with Tower would be ceded to CastlePoint. Therefore, Tower Insurance Company of New York will be the only Tower subsidiary that will cede premium under these agreements. The pooling agreements CastlePoint Insurance Company and Tower Insurance Company of New York entered into are effective January 1, 2007 subject to regulatory approval by the New York State Insurance Department. Additionally, we and Tower entered into a separate management agreement for each pooling agreement. Under each pool, each participating party will pay its proportionate share of the underwriting expenses to the pool manager, and will cede 100% of the appropriate business they write to the pool manager who will then retain a share and retrocede a share to the participating companies.

        Percentage Participation in the Brokerage Business Pool and the Traditional Program Business Pool.    The brokerage business pool will be managed by Tower Insurance Company of New York. The traditional program business pool will be managed by CastlePoint Insurance Company. The initial percentage participation of Tower Insurance Company of New York and CastlePoint Insurance Company will be 75% and 25% for the brokerage business pool. The initial percentage participation of Tower Insurance Company of New York and CastlePoint Insurance Company will each be 50% for the traditional program business pool. Under the brokerage business pooling agreement, Tower Insurance Company of New York, may, in its sole discretion, change the pooling percentage within our percentage participation range of 25% to 45% effective as of the date that is six months following the effective date of the brokerage business pooling agreement, and from time to time, as of any six month anniversary of the effective date thereafter, upon not less than 30 days prior written notice, and we can adjust our percentage participation below 25% upon mutual agreement with Tower Insurance Company of New York as of any calendar quarter; provided that CastlePoint Insurance Company's gross written premium assumed under the brokerage business pooling agreement does not exceed $150 million for the 12 months ended March 31, 2007 for the brokerage business pool, subject to a 25% growth factor per year with respect to such pool thereafter. In connection with Tower's proposed acquisition of

Preserver, for 2007, if the acquisition closes, we and Tower have agreed that our percentage participation in the brokerage business pool will be 15%, while the quota share percentage ceded to CastlePoint Re will be 40%, thus resulting in approximately 49% of Tower's brokerage business being transferred to CastlePoint. For a discussion of the reasons for these changes, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Overview."

        Under the traditional program business pooling agreement, CastlePoint Insurance Company may, in its sole discretion, change the pooling percentage effective as of the date that is six months following the effective date of the traditional program business pooling agreement, and from time to time, as of any six month anniversary of the effective date thereafter, upon not less than 30 days prior written notice, subject to a minimum percentage participation by Tower Insurance Company of New York of 15%, and a maximum percentage participation of 50%, or as otherwise agreed by the parties as of any calendar quarter; provided, that Tower Insurance Company of New York's gross written premium assumed under the traditional program business pooling agreements does not exceed $50 million for the 12 months ended March 31, 2007 for the traditional program business pool, subject to a 25% growth factor per year with respect to such pool thereafter.

        We and Tower have agreed that all of the foregoing amounts will be subject to adjustment by the parties by mutual agreement. Under either the brokerage business pooling agreement or the traditional program business pooling agreement, each such change will apply to policies issued or renewed after the effective date of such change. If the maximum gross written premium after pooling with respect to the brokerage business is attained in any twelve-month period ended March 31, then the percentage participation of CastlePoint Insurance Company, which shall apply to all applicable premiums and losses on a prorated basis for such period, will be decreased for that twelve-month period, even if such percentage participation is below 25%. If the maximum gross written premium after pooling with respect to the traditional program business is attained in any twelve-month period ended March 31, then the percentage participation of Tower Insurance Company of New York, which will apply to all applicable premiums and losses on a prorated basis for such period, will be decreased for that twelve-month period, even if such percentage participation is below 15%.

        The pool managers for each of the brokerage, traditional program and specialty program business pools are required to purchase property and casualty excess of loss reinsurance and property catastrophe excess of loss reinsurance from third party reinsurers to protect the net exposure of the pool participants. In purchasing the property catastrophe excess of loss reinsurance, the pool manager may retain approximately 10% of the combined surplus of Tower and CastlePoint Insurance Company (referred to as the pooled retention) prior to reinsurance by third party reinsurance companies. In addition, with respect to each of the pools, any of the participating companies will have the option to require the pool manager to increase the pooled retention by an amount up to 10% of CastlePoint Re's surplus with the additional reinsurance to be purchased from CastlePoint Re. With respect to the brokerage business pooling agreement, for the period beginning April 1, 2006 and ending March 31, 2007, the premiums pooled shall not be reduced by Tower Insurance Company of New York's property catastrophe premiums ceded and the losses pooled shall include Tower Insurance Company of New York's property catastrophe actual incurred losses up to a maximum of $15,000,000 times CastlePoint Insurance Company's pooling percentage.

        With respect to the brokerage business pooling agreement, commencing on April 1, 2007, the amount of property catastrophe premiums ceded that will be paid by CastlePoint Insurance Company will be the total amount of property catastrophe premiums ceded by the brokerage business pool multiplied by CastlePoint Insurance Company s actual pooling percentage. Additionally, to the extent that the total amount of Tower's brokerage business premiums ceded to CastlePoint Re and pooled with CastlePoint Insurance Company exceeds 43.75% of such premiums, CastlePoint Re will credit to Tower Insurance Company of New York, as an offset against amounts owed to CastlePoint Re by Tower Insurance Company of New York, under the brokerage business quota share reinsurance agreement, an amount equal to 30% of the property catastrophe premiums ceded by the brokerage business pool less the amount of property catastrophe premiums paid by CastlePoint Insurance Company under the brokerage business pooling agreement. For the period commencing on April 1, 2007, the amount of the pool's incurred property catastrophe losses that will be paid by CastlePoint Insurance Company will be the total amount of property catastrophe losses incurred (within the pooled retention) by the brokerage business pool multiplied by CastlePoint Insurance Company's pooling percentage. Additionally, to the extent that the total amount of Tower's brokerage business premiums ceded to CastlePoint Re and pooled with CastlePoint Insurance Company exceeds 43.75% of such premiums, CastlePoint Re will pay 30% of property catastrophe losses incurred by the brokerage business pool (within the pooled retention) less the amount incurred by CastlePoint Insurance Company under the brokerage business pooling agreement.

        The total amount of property catastrophe premiums ceded and the total amount of property catastrophe incurred losses paid by Tower Insurance Company of New York will be the total amount of property catastrophe premiums ceded and incurred losses for the total brokerage business pool less the amounts paid by CastlePoint Insurance Company and, directly and/or indirectly, by CastlePoint Re, as described above.

        Notwithstanding the foregoing, with respect to the brokerage business pool, if Tower (i) writes business of the type that it has historically not written or (ii) writes more than 25% of its gross written premium outside the State of New York in any 12-month period ending on the anniversary date of the applicable pooling agreement, then such business that Tower has not historically written and such excess business written outside the State of New York may, at CastlePoint Insurance Company's sole discretion, be excluded from the brokerage business pool. In addition, the brokerage business pool will exclude any property excess of loss liabilities over $10 million resulting from any one occurrence.

        Percentage Participation in the Specialty Program Business Pool.    The specialty program business pool will be managed by CastlePoint Insurance Company. The initial percentage participation of CastlePoint Insurance Company and Tower Insurance Company of New York will be 85% and 15% for the specialty program business pool. Under the pooling agreement, CastlePoint Insurance Company has the right, in its sole discretion, to change the pooling percentages, subject to a minimum percentage participation by Tower Insurance Company of New York of 15% and a maximum percentage of 50%, effective as of the date that is six months following the effective date of the agreement, and from time to time, as of any six month anniversary of the effective date thereafter, upon not less than 30 days prior written notice, or as otherwise agreed by the parties as of any calendar quarter; provided that the collective gross written premium of Tower assumed under this agreement does not exceed $25 million for the 12 months ended March 31, 2007, subject to a 25% growth factor per year thereafter. We and Tower have agreed that all of the foregoing amounts are subject to adjustment by the parties by mutual agreement. Each such change will apply to policies issued or renewed after the effective date of such change. If the maximum gross written premium after pooling is attained in any twelve-month period ended March 31, then the percentage participation of Tower, which will apply to all premiums and losses on a prorated basis for such period, will be decreased for that twelve-month period, even if such percentage participation is below 15%.

        Management Fee for Managing the Brokerage Business Pool.    The initial provisional management fee percentage for Tower Insurance Company of New York for managing the brokerage business will be 34% (which will be applied during each year as to premium written during that year) and will be adjusted based on the net loss ratio of the pooled business beginning with the year commencing April 1, 2007. The initial provisional 34% management fee percentage may increase by 0.9% for every 1.0% decline in the net loss ratio below 61% up to a maximum management fee percentage of 36.0%, and decrease by 0.9% for every 1.0% increase in the net loss ratio above 61%, subject to a minimum management fee of 31%, as follows:

Net Loss Ratio(%)	Management Fee Percentage
64.3 or higher	31.0
64.0	31.3
63.0	32.2
62.0	33.1
61.0	34.0
60.0	34.9
59.0	35.8
58.7 or lower	36.0

        Under the management agreement for the brokerage business pool, CastlePoint Insurance Company has agreed to pay Tower Insurance Company of New York an annual management fee equal to the sum of (i) (A) the applicable management fee percentage multiplied by (B) CastlePoint Insurance Company's percentage participation, multiplied by (C) the gross written premium of the brokerage business pool, net of return premium and net of ceded reinsurance premiums for reinsurance that inures to the benefit of the pool, less (ii) the direct commissions incurred by CastlePoint Insurance Company, including those that are paid to retail and wholesale agents and brokers producing business for the brokerage pool, less (iii) certain expenses allocated or charged to CastlePoint Insurance Company. The management fee remains provisional until all losses for a given year have been settled, or deemed settled, as described below. Within 60 days following the end of each year, Tower Insurance Company of New York must calculate the net loss ratio for each year that remains open and forward the same to the other pool participants. The participating companies must then settle amounts due within ten days thereafter. The net loss ratio for each year will be deemed finalized six years following the close of such year or at any time before six years by mutual agreement of the participating companies. However, in the event that regulatory authorities do not allow an intercompany transaction containing these management fees, the participating companies will use their best good faith effort to structure the transaction for the participating companies in order that the sum of the net loss ratio plus management fees equals 95% for the brokerage business pool.

        Expenses incurred in connection with the management services excluding loss adjustment expense included in the net loss ratio shall be shared between the participating companies based upon their respective pooling percentages.

        Management Fee for Managing the Traditional Program Business Pool and the Specialty Program Business Pool. Effective July 1, 2006, we and Tower agreed to amend the form of traditional program business pooling agreement and the form of specialty program business pooling agreement to allow for sharing of premium income, expenses and losses in proportion to the parties' respective pooling percentages. We further agreed in the master agreement, as modified, that such expenses will be deemed to be equal to 30% of the premiums. Prior to July 1, 2006, under the master agreement as originally contemplated, the initial provisional management fee percentage for managing each of the traditional program business pool and the specialty program business pool would be 30% (which would be applied each year as to premium written during that year) and would be adjusted based on the net loss ratio of the applicable pooled business. As originally contemplated by the master agreement, the initial provisional 30% management fee percentage may increase by 0.9% for every 1.0% decline in the net loss ratio below 63% up to a maximum management fee percentage of 36%, as follows:

Net Loss Ratio(%)	Management Fee Percentage (%)
63.0 or higher	30.0
62.0	30.9
61.0	31.8
60.0	32.7
59.0	33.6
58.0	34.5
57.0	35.4
56.3 or lower	36.0

        As originally contemplated by the master agreement, under each of the pooling agreements for the traditional program business and specialty program business, the participating companies would pay the manager of the applicable pool an annual management fee equal to the sum of (i) (A) the applicable management fee percentage multiplied by (B) the participating companies' percentage participation, multiplied by (C) the gross written premium of the applicable pool, net of return premium and net of ceded reinsurance premiums for reinsurance that inures to the benefit of the pool, less (ii) the direct commission incurred by the applicable participating companies, including those that are paid to program underwriting agents producing business for the applicable pool, less (iii) certain expenses allocated or charged to the applicable participating companies. The management fee remains provisional until all losses for a given year have been settled, or deemed settled, as described below. Within 60 days following the end of each year, the manager of the applicable pool must calculate the net loss ratio for each year that remains open and forward the same to the other pool participants. The participating companies must then settle amounts due within ten days thereafter. The net loss ratio for each year will be deemed finalized six years following the close of such year or at any time before six years by mutual agreement of the participating companies. However, the pooling agreements for the traditional program business pool and the specialty program business pool we entered into allow for sharing of premium income, expenses and losses in proportion to the parties' respective pooling percentages. We further agreed in the master agreement, as modified, that such expenses will be deemed to be equal to 30% of the premiums. Accordingly, the traditional program business pooling agreement and the specialty program business pooling agreement currently do not contain a sliding scale management fee percentage based on net loss ratio.

        Security.    The pooling agreements provide that all participating companies under the pooling agreements will secure their respective obligations if necessary to enable any other participating company to obtain credit for reinsurance. Each participating company may secure its obligations either (1) in the form of a letter of credit meeting the requirements of New York Insurance Regulation 133 and/or (2) through the deposit of assets into a trust fund in accordance with the requirements of New York Insurance Regulation 114.

        Term and Termination Provisions.    Both Tower Insurance Company of New York and CastlePoint Insurance Company have the right to terminate their respective participation in the applicable pool as of the date 48 months (as extended by our agreement with Tower from the initial term of 36 months) from the effective date of the applicable pooling agreement and thereafter as of the close of a calendar quarter. Any exercise of a party's termination right must be preceded by six months prior written notice to the other party. In addition, each party to each of the pooling agreements may terminate its participation in the applicable pooling agreement with respect to new or renewal business at the end of a quarter upon 60 days notice. However, we and Tower have revised the master agreement to provide that neither of us will cause or permit our respective subsidiaries to exercise such quarterly termination right in the pooling agreements.

        In addition to the termination rights described above, with respect to the brokerage business pool, CastlePoint Insurance Company has the right to terminate its participation in the brokerage business pool at any time on or after 24 months after the effective date of the brokerage business pooling agreement by giving 60 days prior written notice to the other parties if the sum of the cumulative net loss ratio plus the management fee percentage for such pool equals or exceeds 99%, for the period from the effective date of the brokerage business pooling agreement to the end of the calendar quarter immediately preceding the date of such notice. Similarly, with respect to the traditional program business pool and the specialty program business pool, Tower Insurance Company of New York has the right to terminate the applicable pooling agreement at any time on or after 24 months after the effective date of such agreement by giving 60 days prior written notice to CastlePoint Insurance Company if the sum of the cumulative net loss ratio plus the management fee percentage for the applicable pool equals or exceeds 99% for the period from the effective date of such agreement to the end of the calendar quarter immediately preceding the date of such notice. If the parties cannot agree as to the calculation of the net loss ratio or the management fee percentage within 30 days of receiving the appropriate report, this matter will be submitted to arbitration, with each party (assisted by an actuarial firm) selecting an arbitrator, and the two arbitrators selecting the third one. Each of the pooling agreements may be terminated with respect to new or renewal business (i) at any time by mutual consent in writing of each party or (ii) as of the close of a calendar quarter, upon not less than 60 days prior written notice, as the case may be, by the terminating party of such party's exercise of its right to terminate its participation in the applicable agreement.

        In the event of any termination of the pooling agreements, all rights and obligations of the parties with respect to the business ceded pursuant to the applicable pooling agreement prior to its termination will continue to be governed by such agreement.

Program Management Agreements

        CastlePoint Management initially entered into a program management agreement with Tower Insurance Company of New York and Tower National Insurance Company, whereby CastlePoint Management was appointed to perform certain underwriting and claims services with respect to the traditional program business and the specialty program business and insurance risk-sharing business. We refer to Tower Insurance Company of New York and Tower National Insurance Company in this description collectively as Tower. The agreement sets a total net written premium limit of $50 million. The agreement provides that each policy will have a maximum net limit of $30 million for commercial property (including equipment breakdown) and $1 million per occurrence and $2 million in the aggregate for commercial general liability. The coverage classifications are small market business, middle market business and large lines real estate general liability business. The New York State Insurance Department has recommended that the program management agreement be separated into two agreements, one between CastlePoint Management and Tower Insurance Company of New York, and one between CastlePoint Management and Tower National Insurance Company. Tower has subsequently prepared these two separate program management agreements. The program management agreement between CastlePoint Management and Tower Insurance Company of New York has been approved by the New York State Insurance Department.

        Under the program management agreement, as modified, with respect to the specialty program business and insurance risk-sharing business, Tower agreed to allow CastlePoint Management a management fee based on an initial management fee percentage of 30% less BB&T (which will be applied each year as to premium written during that year) and will be adjusted based on the net loss ratio of the specialty program business and insurance risk-sharing business, covered under the program management agreements. The initial 30% management fee percentage may increase by 0.9% for every 1.0% decrease in the net loss ratio below 63% to a maximum management fee of 36%. The annual management fee to be paid by Tower to CastlePoint Management for such business will be equal to the sum of (i) the applicable management fee percentage multiplied by the gross written premium of the specialty program business and insurance risk-sharing business covered under the agreement, net of return premium and net of ceded reinsurance premiums that inure to the benefit of the specialty program business and insurance risk-sharing business, less (ii) ceding commission consisting of actual commissions paid to agents or brokers, premium taxes, guarantee fund assessments, fees and assessments for boards, bureaus and associations, and fees and assessments for industry and residual markets, less (iii) certain expenses involved in managing the specialty program business and insurance risk-sharing business covered under the agreement. At the recommendation of the New York State Insurance Department, we and Tower have modified the program management agreement to provide for the provision of services at actual cost.

        We also have modified the program management agreement to provide that the expenses for the provision of services under this agreement between Tower and CastlePoint will be governed by the applicable quota share reinsurance agreement or pooling agreement. In addition, effective as of July 1, 2006, we and Tower have modified these agreements to provide for CastlePoint Management to serve as the manager with respect to the traditional program business under the same terms and conditions as set forth in the program management agreement, as modified.

        The term of the program management agreement continues until terminated by mutual written agreement. In addition, either party can terminate the agreement immediately upon giving written notice to the other party in the event of (1) the misappropriation by the other party of the terminating party's funds or property; (2) the fraud, gross negligence or willful misconduct of the other party; (3) the cancellation, non-renewal or suspension of the other party's license or certificate of authority in its state of domicile, or the expiration, termination or invalidity of the other party's licenses that are required to perform under each program management agreement; (4) the insolvency, bankruptcy, dissolution or liquidation of the other party; (5) the material breach by the other party of the program management agreement; (6) any applicable law or regulation in a jurisdiction where the other party is doing business renders illegal or invalid any term of or the transactions contemplated under or any term of the program management agreement, in which case the agreement may be terminated insofar as it applies to such jurisdiction; and (7) an ownership change of 10% or more of the outstanding voting stock of the other party, the sale or transfer of all its assets, a merger of the other party, or change or resignation of any of the other party's principal officers or directors. At the recommendation of the New York State Insurance Department, we and Tower have modified the program management agreement to provide that such agreement can be terminated by any party upon 60 days' notice.

        Upon termination of the program management agreement, the authority of CastlePoint Management to underwrite or issue policies on behalf of Tower will also terminate, but CastlePoint Management's responsibilities relating to the policies already issued, underwritten or serviced by CastlePoint Management and certain other obligations will survive such termination. In certain circumstances, in lieu of terminating the agreement, Tower will be able to suspend CastlePoint Management's authority entirely or in any particular state to bind new or renewal business, change any existing policy and/or settle any claim during the pendency of certain events.

Service and Expense Sharing Agreements

        CastlePoint Management initially entered into a service and expense sharing agreement with Tower Insurance Company of New York, Tower National Insurance Company and Tower Risk Management Corp., pursuant to which CastlePoint Management and Tower agreed to offer each other insurance company services. CastlePoint Management and Tower agreed to pay for the services rendered by the other party on a cost basis. In addition, CastlePoint Management and Tower agreed to share equally in the profits and losses realized from providing insurance company services to our clients in connection with our management of the specialty program business and insurance risk-sharing business after paying for the cost of these services.

        As initially executed, the agreement had a term of three years. We and Tower have agreed to extend the term of this agreement for an additional year. The agreement states that it may be terminated (1) immediately by mutual consent of the parties; (2) immediately upon insolvency, rehabilitation, bankruptcy or liquidation of a party thereto; (3) upon 60 days' written notice in the event of any material change in the ownership or control of the other party; (4) immediately by either party in the event any law or regulation has rendered the service and expense sharing agreement illegal; (5) immediately by either party in the event of fraud, abandonment, gross or willful misconduct, or lack of legal capacity to act on behalf of the other party; and (6) upon 60 days' written notice by either party in the event of default in any material term of the service and expense sharing agreement, unless such default is cured prior to the end of such 60 days' period. Following termination, Tower and CastlePoint Management are required to promptly cease performing any services under the agreement, including the settlement of accounts or winding up of affairs between Tower and CastlePoint Management if so requested by either party and the provision of claims and legal defense with respect to claims reported to either party prior to the effective date of termination.

        The service and expense sharing agreement provides that it may not be assigned, terminated or amended by any party thereto without the prior written consent of the New York Superintendent and any other regulatory body required to provide such consent.

        The New York State Insurance Department requested Tower to provide a separate service and expense sharing agreement to be entered into for each set of services to be offered or obtained, between each of Tower's insurance companies and the CastlePoint entities party thereto. Tower has subsequently prepared a service and expense sharing agreement for the provision of services by Tower Insurance Company of New York to CastlePoint Management, and a separate such agreement for the provision of services by CastlePoint Management to Tower Insurance Company of New York. We and Tower have agreed that Tower National Insurance Company and Tower Risk Management Corp. would no longer be parties to the service and expense sharing agreements because all of the services are and will be provided by Tower Insurance Company of New York.

Potential Conflicts of Interest

        Tower provides, and we expect that it will continue to provide, a substantial amount of business to us in our initial years of operation. We also issued ten-year warrants to Tower to purchase an additional 1,127,000 of our common shares at an exercise price equal to $10.00 per share, which shares represent 3.5% of our outstanding common shares on a fully-diluted basis, prior to giving effect to this offering and the grant of 610,581 options. The shares held by Tower, together with the shares issuable upon exercise of the Tower warrants, currently represent 11.6% of our outstanding common shares on a fully-diluted basis. After giving effect to this offering, the common shares held by Tower will represent 7.2% of our outstanding common shares (7.0% if the underwriters' over-allotment option is exercised in full). After giving effect to this offering and the grant of 610,581 options, the common shares held by Tower, together with the shares issuable upon exercise of the Tower warrants, will represent 9.6% of our outstanding common shares on a fully-diluted basis (9.3% if the underwriters' over-allotment option is exercised in full). Accordingly, we are heavily dependent on Tower. As part of our business strategy of making strategic investments in the insurance companies and program underwriting agents that may become our clients, we recently purchased $40 million of Tower's non-cumulative convertible perpetual preferred stock. We may also make additional investments in Tower at some point in the future. See also "Business—Strategic Investments."

        In addition, Michael H. Lee, the Chairman of the Board and Chief Executive Officer of CastlePoint Holdings and the Chief Executive Officer of CastlePoint Management, holds the same positions and the position of President at Tower, and certain members of our executive management are former managers at Tower.

        The master agreement provides that business opportunities that arise must be pursued by the company whose expected activities as set forth in the master agreement are most similar, unless our respective audit committees approve that the other organization pursue that business for sound reasons such as financial resources, geography, technical expertise and licensing. To the extent that a new business opportunity is not similar, our respective audit committees must agree in good faith which organization will pursue that opportunity based on the aforementioned factors.

        Tower informed us that, in connection with its sponsorship of our company, a committee comprised of Tower's independent directors approved Tower's agreements and arrangements with us. Our independent directors also approved the agreements and arrangements with Tower. However, the original agreements we entered into with Tower, including the master agreement and the transactions contemplated thereby, the warrants to be issued to Tower, as well as the employment agreements and compensation arrangements with Mr. Lee and the other managers at Tower, were negotiated while we were a wholly-owned subsidiary of Tower. Accordingly, the terms of these agreements do not necessarily reflect terms that we or Tower would agree to in arms-length negotiations with an independent third party. See "Risk Factors—Our business relationship with Tower and its subsidiaries may present, and make us vulnerable to, difficult conflicts of interest, related party transactions, business opportunity issues and legal challenges." Our agreements and arrangements with Tower and/or its subsidiaries may be amended in the future only after the approval of our audit committee or, with respect to compensatory matters, of our compensation committee. Because Mr. Lee holds executive management positions at both Tower and our company, potential conflicts of interest may arise should the interests of Tower, CastlePoint and Mr. Lee diverge. While we expect that initially our interests and Tower's interests should be aligned, they may diverge as we develop additional business through other distribution sources and become less dependent on Tower, or as we pursue business opportunities with clients that are competitors of Tower.

        To address any future potential conflicts of interest, related party transactions and business opportunity issues, including any transaction involving us and Tower or any other party in which Mr. Lee or his affiliates have an interest, we require that such matters be reviewed by our audit committee, as required by our audit committee charter, code of business conduct and ethics and corporate governance guidelines. Our corporate governance guidelines also restrict any of our independent directors from beneficially owning any securities in Tower or its subsidiaries. We expect that Mr. Lee will withdraw from any management or board deliberations on behalf of us and Tower that might present a conflict of interest between us and Tower. No assurance can be given that the above measures will fully address the conflicts of interest, related party transactions and business opportunity issues that we and Tower may face in the future.

PRINCIPAL SHAREHOLDERS

        The following table sets forth the total number and percentage of our common shares beneficially owned on the date of this prospectus (except as otherwise indicated) after giving effect to the closing of this offering by:

  •
  each person, or group of affiliated persons, known to us to beneficially own more than 5% percent of any class of our outstanding voting shares;

  •
  each of our named executive officers;

  •
  each of our directors and director nominee; and

  •
  all of our directors, director nominee and executive officers as a group.

        This table does not include stock options since none of the stock options approved for issuance are exercisable at this time or within 60 days of this prospectus. Except as otherwise indicated, each person named below has sole investment and voting power with respect to the securities shown. Unless otherwise stated, the address for all the persons listed below is: c/o CastlePoint Holdings Ltd., Victoria Hall, 11 Victoria Street, Hamilton HM 11, Bermuda.

				Beneficial ownership of principal shareholders after this offering
	Beneficial ownership of principal shareholders prior to this offering(1)
Beneficial Owner
	Number		Percentage	Percentage
Tower Group, Inc.(2)	3,682,000	(3)	12.0%	10.0%
UST Advisers, Inc.(4)(7)	2,364,000		8.0%	6.6%
Omega Advisors, Inc.(5)(7)	2,300,000		7.8%	6.5%
The Northwestern Mutual Life Insurance Company(6)(7)	2,000,000		6.8%	5.6%
Cumberland Associates LLC(7)(8)	1,608,000		5.4%	4.5%
Third Point LLC(7)(9)	1,500,000		5.1%	4.2%
Michael H. Lee	500,000		1.7%	1.4	%(10)
Joel S. Weiner	25,000		*	*
Joseph P. Beitz	—		—	—
Gregory T. Doyle	12,622	(11)	*	*
Mark Dale(12)	—		—	—
William A. Robbie	17,622	(11)	*	*
Robert S. Smith	9,622	(11)	*	*
Jan R. Van Gorder(13)	—		—	—
All named executive officers, directors and director nominee as a group (eight persons)	564,866		1.9%	1.6%
*
Less than 1%.

(1)
Based on 29,580,000 common shares currently outstanding and 6,072,000 common shares offered in this offering. Does not include the grant at the closing of the private offering of options to purchase (i) 840,000 of our common shares in the case of Mr. Lee, (ii) 128,750 of our common shares in the case of Mr. Weiner, and (iii) 39,000 of our common shares in the case of Mr. Beitz, which options will vest in installments over a period of three and a half years. Also does not include the additional option grants approved by our compensation committee on January 16 and February 24, 2007, to be granted at the time of the pricing of this offering. See "Management—Compensation."

(2)
Tower Group, Inc., a Delaware corporation, sponsored our formation. The address of Tower is 120 Broadway, 31stFloor, New York, New York 10271.

(3)
Includes 1,127,000 common shares issuable upon exercise of ten-year warrants we have issued to Tower.

(4)
Based on the information provided to us by Excelsior Value & Restructuring, or Excelsior, as of February 22, 2007, as supplemented on March 16, 2007 by UST Advisers, Inc. ("UST Advisers"). Based on such information, UST Advisers is the investment adviser to Excelsior and the sub-adviser to each of John Hancock Funds II and John Hancock Trust (such entities together with Excelsior, the "Funds"). In its position as investment adviser or sub-adviser to the Funds, UST Advisers could be deemed to have sole investment power and sole voting power with respect to the shares held by the Funds. UST Advisers is a subsidiary of U.S. Trust Corporation, a financial holding company. The address of UST Advisers is 225 High Ridge Road, Stamford, CT 06905.

(5)
Based on the information provided to us by Omega Advisors, Inc., or Omega, as of February 23, 2007. Based on such information, Leon G. Cooperman, chief executive officer of Omega, has voting and investment power over the shares held of record by Omega. The address of Omega is Wall Street Plaza, 88 Pine Street, 31st Floor, New York, New York 10005.

(6)
Based on the information provided to us by The Northwestern Mutual Life Insurance Company as of February 23, 2007. Based on such information, Mark E. Kishler, a portfolio manager at Northwestern Investment Management Company, LLC, has shared voting power and investment power over the shares held of record by Northwestern. The address of Northwestern is 720 East Wisconsin Avenue, Milwaukee, WI 53202.

(7)
The shareholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common shares in transactions exempt from the registration requirements of the Securities Act after the respective dates as of which ownership information is presented for each such shareholder in the above table.

(8)
Based on the information provided to us by Cumberland Associates LLC ("Cumberland"), as of March 7, 2007. Based on such information, Cumberland is the investment adviser to Cumberland Partners, Cumber International S.A., LongView Partners B, L.P., Cumberland Benchmarked Partners, L.P., HFR HE Platinum Master Trust, Summer Street Cumberland Investors, LLC and Cumberland Long Partners, L.P. Bruce G. Wilcox, Andrew M. Wallach and Gary G. Tynes, the members of the management committee of Cumberland, and Brad Gendell, a portfolio manager of Cumberland, share voting and investment power over the shares owned by the foregoing entities. The address of Cumberland is 1114 Avenue of the Americas, New York, New York 10036.

(9)
Based on the information provided to us by Third Point LLC ("Third Point"), as of February 23, 2007. Based on such information, Third Point is the investment manager and adviser to Third Point Partners Qualified LP, Third Point Partners LP, Third Point Offshore Fund, Ltd. and Third Point Ultra Ltd. that own a total of 1,500,000 of our common shares. Daniel S. Loeb is the Chief Executive Officer of Third Point. Mr. Loeb and Third Point may each be deemed to beneficially own the common shares owned by the hedge funds for which Third Point serves as the investment manager and adviser. The address of Third Point is 390 Park Avenue, 18th Floor, New York, New York 10022.

(10)
Does not include approximately $2.0 million of our common shares offered in this offering, which Mr. Lee has advised us that he expects to purchase for investment purposes.

(11)
Includes the grant at the closing of the private offering to each of our non-employee directors (Messrs. Smith, Robbie and Doyle, who was one of our non-employee directors at the time of such grant) of options to purchase 7,622 of our common shares, which options will vest on the first anniversary of the date of grant.

(12)
Mr. Dale resigned as the President of CastlePoint Management in December 2006.

(13)
Mr. Van Gorder will become our director effective immediately after the closing of this offering.

SELLING SHAREHOLDERS

        The table below sets forth the name of each selling shareholder and the number of common shares that each selling shareholder is offering pursuant to this prospectus. Except as noted below, none of the selling shareholders has, or within the past three years has had, any material relationship with us or any of our affiliates. To our knowledge, except as indicated in the footnotes to the following table and subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all of our common shares shown as beneficially owned by them.

	Beneficial Ownership Prior to This Offering			Beneficial Ownership After This Offering(2)
Selling Shareholders	Common Shares(1)	Percentage of class	Shares to be Sold Before Exercise of Underwriters' Over- Allotment Option	Shares to be Sold Upon Full Exercise of Underwriters' Over- Allotment Option	Percentage Before Exercise of Underwriters' Over- Allotment Option	Percentage After Full Exercise of Underwriters' Over- Allotment Option
Coronado Fund LLC(3)	20,000	*	20,000	*	*	*
Eakin III, Le Roy and Lindsay Eakin, JTWROS	9,000	*	9,000	*	*	*
McManus, John O., IRA/SEP	13,500	*	13,500	*	*	*
McManus, John O., Roth IRA	20,000	*	20,000	*	*	*
McManus, Rosemary Esteves, Roth IRA	16,500	*	16,500	*	*	*
Stuckey Timberland, Inc.(4)	9,500	*	9,500	*	*	*
Smith, Robert H.	7,500	*	7,500	*	*	*
Syme, James A. and Phyllis K.	3,500	*	3,500	*	*	*
The William K. Warren Foundation(5)	20,000	*	20,000	*	*	*

*
Less than one percent (1%).

(1)
Beneficial ownership prior to offering includes private placement shares acquired by the listed selling shareholder and not subsequently disposed of (through January 23, 2007, except as otherwise indicated). Beneficial ownership is calculated based on Rule 13d-3(d)(i) of the Exchange Act.

(2)
Calculated based on Rule 13d-3(d)(i) of the Exchange Act.

(3)
Coronado Fund LLC has delegated full investment authority, including full dispositive power, to Nicholas-Applegate Capital Management LLC ("Nicholas-Applegate"), an investment adviser registered under the Investment Advisers Act of 1940, as amended. Horacio A. Valeiras, the chief investment officer of Nicholas-Applegate, has oversight authority over all portfolio managers at Nicholas-Applegate and, as such, has investment power over the shares that Coronado Fund LLC beneficially owns.

(4)
Wade B. Hall, President of Stuckey Timberland, Inc., has sole voting and investment power over the shares that Stuckey Timberland, Inc. beneficially owns.

(5)
Mark Buntz, chief financial officer of The William K. Warren Foundation, has sole voting and investment power over the shares that The William K. Warren Foundation beneficially owns.

DESCRIPTION OF SHARE CAPITAL

        The following description of the share capital of our company summarizes select provisions of our bye-laws.

General

        We have an authorized share capital of $1 million divided into 100 million shares of par value $0.01 per share. Our issued and outstanding share capital consists of 29,580,000 common shares, par value $0.01 per share. Upon completion of this offering, we expect to have 35,652,000 common shares issued and outstanding.

Common Shares

        Holders of shares have no pre-emptive, redemption, conversion or sinking fund rights. Subject to the limitation on voting rights described below, holders of shares are entitled to one vote per share on all matters submitted to a vote of holders of shares. Most matters to be approved by holders of shares require approval by a simple majority vote. Under the Companies Act, the holders of at least 75% of the shares voting in person or by proxy at a meeting must generally approve an amalgamation with another company. In addition, the Companies Act provides that a resolution to remove our auditor before the expiration of its term of office must be approved by at least two-thirds of the votes cast at a meeting of our shareholders. The quorum for any meeting of our shareholders is two or more persons holding or representing a majority of the outstanding shares on an unadjusted basis. Our board of directors has the power to approve our discontinuation from Bermuda to another jurisdiction. The rights attached to any class of shares, common or preferred, may be varied with the consent in writing of the holders of at least 75% of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class in accordance with the Companies Act.

        In the event of our liquidation, dissolution or winding-up, the holders of shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred shares. All outstanding shares are fully paid and nonassessable. Authorized but unissued shares may, subject to any rights attaching to existing shares, be issued at any time and at the discretion of the board of directors without the approval of our shareholders, with such rights, preferences and limitations as the Board may determine.

Limitation on Voting Rights

        Each share has one vote on a poll of the shareholders, except that, in order to avoid adverse tax consequences to us and our shareholders, our bye-laws provide generally that any shareholder owning, directly, indirectly or, in the case of any U.S. Person, constructively or by attribution, shares with more than 9.5% of the total voting power of all shares entitled to vote generally at an election of directors will have the voting rights attached to such shares reduced so that it may not exercise more than 9.5% of the total voting rights. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder's "control group." A "control group" means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the controlled shares of such person. "Controlled shares" means all shares that a person is deemed to own directly, beneficially owned directly or indirectly within the meaning of Section 13(d)(3) of the Exchange Act, or, in the case of a U.S. person, indirectly (within the meaning of Section 958(a) of the Code) or constructively (within the meaning of Section 958(b) of the Code). A similar limitation is to be applied to shares held directly by members of a "related group." A "related group" means a group of shareholders that are investment vehicles and are under common control and management. Any reduction in votes is generally allocated proportionately among members of the shareholder's "control group" or "related group", as the case may be.

        Under these provisions, certain shareholders may have the right to exercise their voting rights limited to less than one vote per share, while other shareholders may have the right to exercise their voting rights increased to more than one vote per share. Moreover, these provisions could have the effect of reducing the voting power of certain shareholders who would not otherwise be subject to the limitation by virtue of their direct share ownership.

        The limitation on voting rights applies to Tower Group, Inc.

        Our directors are empowered to require any shareholder to provide information as to that shareholder's beneficial ownership of shares, the names of persons having beneficial ownership of the shareholder's shares, relationships, associations or affiliations with other shareholders or any other facts the directors may deem relevant to a determination of the number of Controlled Shares attributable to any person. Our directors may disregard the votes attached to the shares of any holder failing to respond to such a request or submitting incomplete or untrue information.

        Our directors retain certain discretion to make such final adjustments to the aggregate number of votes attaching to the shares of any shareholder that they consider fair and reasonable in all the circumstances to ensure that no person will hold more than 9.5% of our voting rights at any time (a "9.5% Shareholder").

Restrictions on Transfer

        Our bye-laws contain several provisions restricting the transferability of shares. Except with respect to the shares held by Tower, our directors are required to decline to register a transfer of shares if they have reason to believe that the result of such transfer would be (1) that any person would become or continue to be a 9.5% Shareholder or (2) that any person would become or continue to be a U.S. 25% Shareholder, in each case without giving effect to the limitation on voting rights described above. Similar restrictions apply to our ability to issue or repurchase shares. "U.S. 25% Shareholder" means a U.S. person who owns, directly or by application of the constructive ownership rules of Sections 958(a) and 958(b) of the Code, 25% or more of either (1) the total combined voting rights attaching to the issued common shares and the issued shares of any other class of CastlePoint Holdings or (2) the total combined value of the issued common shares and any other issued shares of CastlePoint Holdings, determined pursuant to Section 957 of the Code.

        Our directors also may, in their absolute discretion, decline to register the transfer of any shares if they have reason to believe (1) that the transfer may expose us, any of our subsidiaries, any shareholder or any person ceding insurance to any of our subsidiaries to adverse tax or regulatory treatment in any jurisdiction or (2) that registration of the transfer under the Securities Act or under any U.S. state securities laws or under the laws of any other jurisdiction is required and such registration has not been duly effected. In addition, our directors may decline to approve or register a transfer of shares unless all applicable consents, authorizations, permissions or approvals of any governmental body or agency in Bermuda, the United States or any other applicable jurisdiction required to be obtained prior to such transfer shall have been obtained.

        We are authorized to request information from any holder or prospective acquiror of shares as necessary to give effect to the transfer, issuance and repurchase restrictions described above, and may decline to effect any transaction if complete and accurate information is not received as requested.

        Conyers Dill & Pearman, our special Bermuda counsel, has advised us that while the precise form of the restrictions on transfer contained in our bye-laws is untested, as a matter of general principle, restrictions on transfers are enforceable under Bermuda law and are not uncommon. A proposed transferee will be permitted to dispose of any shares purchased that violate the restrictions and as to the transfer of which registration is refused. The proposed transferor of those shares will be deemed to own those shares for dividend, voting and reporting purposes until a transfer of such shares has been registered on our shareholders register.

        If the directors refuse to register a transfer for any reason, they must notify the proposed transferor and transferee within 30 days of such refusal. Our bye-laws also provide that our board of directors may suspend the registration of transfers for any reason and for such periods as it may determine, provided that it may not suspend the registration of transfers for more than 45 days in any period of 365 consecutive days.

        The voting restrictions and restrictions on transfer described above may have the effect of delaying, deferring or preventing a change in control of us.

Bye-laws

        Our bye-laws provide for our corporate governance, including the establishment of share rights, modification of those rights, issuance of share certificates, imposition of a lien over shares in respect of unpaid amounts on those shares, calls on shares which are not fully paid, forfeiture of shares, the transfer of shares, alterations of capital, the calling and conduct of general meetings, proxies, the appointment and removal of directors, conduct and power of directors, the payment of dividends, the appointment of an auditor and our winding-up.

        Our bye-laws provide for a staggered board, which means that members of only one of three classes of our directors are elected each year. Shareholders may only remove a director for cause prior to the expiration of that director's term at a meeting of shareholders at which a majority of the holders of shares voting thereon vote in favor of that action. For a description of the number and term of our Directors, see "Management—Board of Directors and Corporate Action" above.

        Our bye-laws also provide that we have the option, but not the obligation, to require a shareholder to sell its shares at a purchase price equal to their fair market value to us, to other shareholders or to third parties if our board of directors in its absolute discretion determines, based on the written advice of legal counsel, that failure to exercise this option would result in adverse tax, regulatory or legal consequences to us or some U.S. persons as to which the shares held by such shareholder constitute controlled shares. In the latter case, our right to require a shareholder to sell its shares to us will be limited to the purchase of a number of shares that will permit avoidance of those adverse tax consequences.

        Our bye-laws and those of CastlePoint Re and CastlePoint Bermuda Holdings provide that matters of direct or indirect non-U.S. subsidiaries required to be submitted to a vote of their shareholders are required to be submitted to our shareholders, and the shareholders of such subsidiaries are required to vote the subsidiaries' shares in accordance with and in proportion to the vote of our shareholders.

        Our bye-laws may only be amended by a resolution adopted by the board of directors and by resolution of the shareholders.

Transfer Agent

        Our registrar and transfer agent for the shares is The Bank of New York.

Differences in Corporate Law

        The Companies Act differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) applicable to us, which differ in certain respects from provisions of Delaware corporate law, which is the law that governs many U.S. public companies. The following statements are summaries, and do not purport to deal with all aspects of Bermuda law that may be relevant to us and our shareholders.

Duties of Directors

        Under Bermuda law, at common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

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  a duty to act in good faith in the best interests of the company;

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  a duty not to make a personal profit from opportunities that arise from the office of director;

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  a duty to avoid conflicts of interest; and

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  a duty to exercise powers for the purpose for which such powers were intended.

        The Companies Act imposes a duty on directors and officers of a Bermuda company:

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  to act honestly and in good faith with a view to the best interests of the company; and

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  to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

        In addition, the Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of the company.

        The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers. Our bye-laws, however, provide that shareholders waive all claims or rights of action that they might have, individually or in the right of CastlePoint Holdings, against any director or officer of us for any act or failure to act in the performance of such director's or officer's duties, except this waiver does not extend to any claims or rights of action that arise out of fraud or dishonesty on the part of such director or officer.

        Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders.

        The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the stockholders.

        A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the "business judgment rule." If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction.

Notwithstanding the foregoing, Delaware courts subject directors' conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Dividends

        Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company's assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, our ability to pay dividends is subject to Bermuda insurance laws and regulatory constraints. See "Dividend Policy" and "Regulation."

        Under Delaware law, subject to any restrictions contained in the company's certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits at any time when capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Mergers and Similar Arrangements

        The amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company's board of directors and by its shareholders. We may, with the approval of at least 75% of the votes cast at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair value has been paid for such shares. Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and the holders of a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair value of the shares held by that stockholder (as determined by a court) in lieu of the consideration that the stockholder would otherwise receive in the transaction. Delaware law does not provide stockholders of a corporation with voting or appraisal rights when the corporation acquires another business through the issuance of its stock or other consideration (1) in exchange for the assets of the business to be acquired; (2) in exchange for the outstanding stock of the corporation to be acquired; (3) in a merger of the corporation to be acquired with a subsidiary of the acquiring corporation; or (4) in a merger in which the corporation's certificate of incorporation is not amended and the corporation issues less than 20% of its common stock outstanding prior to the merger.

Takeovers

        Bermuda law provides that where an offer is made for shares of another company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer (other than shares held by or for the offeror or its subsidiaries) accept, the offeror may by notice require the nontendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The test is one of fairness to the body of the shareholders and not to individuals and the burden is on the dissenting shareholder to prove unfairness, not merely that the scheme is open to criticism. Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of the outstanding shares of each class of stock that is entitled to vote on the transaction. Upon any such merger, dissenting stockholders of the subsidiary would have appraisal rights.

Interested Directors

        Bermuda law provides that if a director has a personal interest in a transaction to which the company is also a party and if the director discloses the nature of this personal interest at the first opportunity, either at a meeting of directors or in writing to the directors, then the company will not be able to declare the transaction void solely due to the existence of that personal interest and the director will not be liable to the company for any profit realized from the transaction. In addition, Bermuda law and our bye-laws provide that, after a director has made the declaration of interest referred to above, he is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest, unless disqualified from doing so by the chairman of the relevant board meeting. Under Delaware law such transaction would not be voidable if (1) the material facts as to such interested director's relationship or interests are disclosed to or are known by the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed to or are known by the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Shareholder's Suit

        The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of CastlePoint Holdings, against any of our directors or officers for any act or failure to act in the performance of such director's or officer's duties, except with respect to any fraud or dishonesty of such director or officer. Class actions and derivative actions generally are available to stockholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

Indemnification of Directors

        Our bye-laws indemnify our directors and officers in their capacity as such in respect of any loss arising or liability attaching to them by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which a director or officer may be guilty in relation to us other than in respect of his own fraud or dishonesty, which is the maximum extent of indemnification permitted under the Companies Act. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (1) the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, if the director or officer had no reasonable cause to believe his conduct was unlawful. Under our bye-laws, each of our shareholders agrees to waive any claim or right of action, other than those involving fraud or dishonesty, against us or any of our officers or directors.

Inspection of Corporate Records

        Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda, which will include our memorandum of association (including our objects and powers) and alterations to our memorandum of association, including any increase or reduction of our authorized capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and our audited financial statements, which must be presented to the annual general meeting of shareholders. Our register of shareholders is also open to inspection by shareholders and to members of the public without charge. We are required to maintain a share register in Bermuda but may establish a branch register outside Bermuda. We are required to keep at our registered office a register of our directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any stockholder to inspect or obtain copies of a corporation's stockholder list and its other books and records for any purpose reasonably related to such person's interest as a stockholder.

Enforcement of Judgments and Other Matters

        We have been advised by Conyers Dill & Pearman, our special Bermuda counsel, that there is doubt as to whether the courts of Bermuda would enforce (1) judgments of United States courts obtained in actions against us or our directors and officers who may reside outside the United States, as well as the experts named in this prospectus who reside outside the United States, predicated upon the civil liability provisions of the U.S. federal securities laws and (2) original actions brought in Bermuda against us or our directors and officers, as well as the experts named in this prospectus who reside outside the United States predicated solely upon U.S. federal securities laws. There is no treaty in effect between the United States and Bermuda providing for such enforcement, and there are grounds upon which Bermuda courts may not enforce judgments of U.S. courts. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies available under the U.S. federal securities laws, would not be allowed in Bermuda courts as contrary to Bermuda's public policy.

Registration Rights

  Purchasers in the Private Offering

        The purchasers of our common shares in the private offering are entitled to the benefits of a registration rights agreement between us and FBR, for the benefit of such purchasers and the direct and indirect transferees of FBR as purchaser in the private offering. Pursuant to the registration rights agreement, we have agreed, at our expense, to file with the SEC no later than 90 days following the closing of the private offering a shelf registration statement registering for resale the common shares sold therein, and any additional common shares issued in respect thereof whether by share dividend, split or otherwise. We have filed with the SEC such shelf registration statement (No. 333-134628), in accordance with our obligations under this registration rights agreement. That shelf registration statement has not yet been declared effective.

        We are required to use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act as soon as practicable after the filing and to continuously maintain the effectiveness of the shelf registration statement under the Securities Act until the first to occur of:

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  the sale, transfer or other disposition of all of the common shares covered by the shelf registration statement or pursuant to Rule 144 under the Securities Act;

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  the shares covered by the shelf registration statement are no longer outstanding; or

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  the second anniversary of the initial effective date of the shelf registration statement.

        If we choose to file a registration statement for an initial public offering of our common shares, all holders of our common shares purchased in the private offering and each of their respective direct and indirect transferees may elect to participate in the registration in order to resell their shares, subject to:

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  compliance with the registration rights agreement;

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  cutback rights on the part of the underwriters; and

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  other conditions and limitations that may be imposed by the underwriters.

        Upon an initial public offering by us, the holders of our common shares that are beneficiaries of the registration rights agreement will not be able to sell any remaining shares not included in the initial public offering for a period of 60 days following the effective date of the registration statement filed in connection with the initial public offering.

        Notwithstanding the foregoing, we are permitted, under limited circumstances, to suspend the use, from time to time, of the prospectus that is part of a shelf registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as "blackout periods," if, among other things, any of the following occurs:

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  the representative of the underwriters of an underwritten offering of primary shares by us has advised us that the sale of our common shares under the shelf registration statement would have a material adverse effect on such primary offering;

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  the majority of the independent members of our board of directors, in good faith, determines that (1) the offer or sale of any common shares would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, amalgamation, merger, tender offer, business combination, corporate reorganization or other significant transaction involving us; or (2) after the advice of counsel, the sale of the shares covered by the shelf registration statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law; and (3) (a) we have a bona fide business purpose for preserving the confidentiality of the proposed transaction, (b) disclosure would have a material adverse effect on us or our ability to consummate the proposed transaction or (c) the proposed transaction renders us unable to comply with requirements of the SEC; or

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  the majority of the independent members of our board of directors, in good faith, after advice of counsel, determines that we are required by law, rule or regulation, or that it is in our best interests to supplement the shelf registration statement or file a post-effective amendment to the shelf registration statement in order to incorporate information into the shelf registration statement for the purpose of (1) including in the shelf registration statement any prospectus required under Section 10(a)(3) of the Securities Act; (2) reflecting in the prospectus included in the shelf registration statement any facts or events arising after the effective date of the shelf registration statement (or of the most recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth therein; or (3) including in the prospectus included in the shelf registration statement any material information with respect to the plan of distribution not disclosed in the shelf registration statement or any material change to such information.

        The cumulative blackout periods may not exceed an aggregate of 90 days in any rolling twelve month period or 60 days in any rolling 90-day period.

        We cannot, without the prior written consent of the holders of a majority of the outstanding registrable shares, enter into any agreement with current or prospective holders that would allow them to (i) include their shares in any registration statement filed pursuant to the registration rights agreement, unless such holders reduce the amount of their shares to be included if necessary to allow the inclusion of all of the shares of the holders under the registration rights agreement or (ii) have their common shares registered on a registration statement that could be declared effective prior to or within 180 days of the effective date of any registration statement filed pursuant to the registration rights agreement.

        A holder that sells our common shares pursuant to a shelf registration statement or as a selling shareholder pursuant to an underwritten public offering generally is required to be named as a selling shareholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and is bound by the provisions of the registration rights agreement that are applicable to such holder (including certain indemnification rights and obligations). In addition, each holder of our common shares is required to deliver information to be used in connection with the shelf registration statement within a twenty business-day period following receipt of notice from us in order to have such holder's common shares included in the shelf registration statement.

        Each common share certificate may contain a legend to the effect that the holder thereof, by its acceptance thereof, will be deemed to have agreed to be bound by the provisions of the registration rights agreement. In that regard, each holder will be deemed to have agreed that, upon receipt of notice of the occurrence of any event which makes a statement in the prospectus which is part of the shelf registration statement untrue in any material respect or which requires the making of any changes in such prospectus in order to make the statements therein not misleading, or of certain other events specified in the registration rights agreement, such holder will suspend the sale of our common shares pursuant to such prospectus until we have amended or supplemented such prospectus to correct such misstatement or omission and have furnished copies of such amended or supplemented prospectus to such holder or we have given notice that the sale of the common shares may be resumed.

        In connection with our filing of a registration statement, we have agreed to use our commercially reasonable efforts to satisfy the criteria for listing and list or include (if we meet the criteria for listing on such exchange or market) our common shares on the New York Stock Exchange or The Nasdaq Stock Market (including seeking to cure in our listing application any deficiencies cited by the exchange or market), and thereafter maintain the listing on such exchange or market. We have applied to have our common shares approved for listing on the Nasdaq Global Market under the symbol "CPHL."

        We have agreed to bear certain expenses incident to our registration obligations upon exercise of these registration rights, including the payment of U.S. federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions relating to the sale of common shares. We have agreed to indemnify each selling shareholder for certain violations of U.S. federal or state securities laws in connection with any registration statement in which such selling shareholder sells its common shares pursuant to these registration rights. Each selling shareholder has in turn agreed to indemnify us for U.S. federal or state securities law violations that occur in reliance upon written information it provides for us in the registration statement.

        We will also provide each holder of registrable shares copies of the prospectus that is a part of the registration statement, notify such holder when the registration statement has become effective, and take certain other actions as are required to permit unrestricted resales.

        You may be deemed an "underwriter" as that term is defined in the Securities Act. Underwriters have statutory responsibilities and liabilities in respect of the accuracy of any prospectus used by them.

        Generally, you can satisfy the prospectus delivery requirement by disclosing to a selling broker the existence of the requirement to sell the shares in accordance with the resale registration statement covering the shares and making arrangements with such broker to deliver a current prospectus in connection with any such sale. Upon receipt of a written request therefor, we will provide a reasonable number of current prospectuses to each investor.

        The preceding summary of certain provisions of the registration rights agreement is not intended to be complete, and is subject to, and qualified in its entirety by reference to, all of the provisions of the registration rights agreement and you should read this summary together with the complete text of the registration rights agreement. Copies of the registration rights agreement have been made available to purchasers in the private offering.

  Tower Registration Rights

        We also entered into a registration rights agreement with Tower, pursuant to which we have agreed to register the 2,555,000 common shares Tower has purchased from us together with the 1,127,000 of our common shares issuable upon the exercise of the warrants we granted to Tower. The 2,555,000 shares held by Tower are being registered pursuant to the shelf registration statement we have filed with the SEC that provides for the resale of our common shares sold in the private offering. That shelf registration statement has not yet been declared effective. Tower's registration rights include, subject to certain limitations, the right to participate in future registered offerings of our common shares and the right to request on not more than two occasions that we register a portion or all of its shares. We agreed to bear certain expenses incident to our registration obligations upon exercise of Tower's registration rights, including the payment of U.S. federal securities law and state blue sky registration fees, except that we will not bear any underwriting discounts or commissions relating to the sale of our common shares. We agreed to indemnify Tower for certain violations of U.S. federal or state securities laws in connection with any registration statement in which Tower sells its common shares pursuant to these registration rights, and Tower in turn agreed to indemnify us for U.S. federal or state securities law violations that occur in reliance upon written information it provides for us in the registration statement.

Lock-Up Arrangements

        For a period beginning on March 27, 2006 and continuing until 180 days following the effective date of our shelf registration statement that provides for the resale of our common shares sold in the private offering, all of our directors and executive officers and Tower have agreed, without the prior written consent of FBR, not to:

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  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, directly or indirectly, any of our equity securities or any securities convertible into or exercisable or exchangeable for our equity securities, or

  •
  enter into any swap or other arrangement that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of any of our equity securities, whether any such transaction described above is to be settled by delivery of our common shares or such other securities, in cash or otherwise.

        The restricted period described in the immediately preceding paragraph is subject to extension such that, in the event that either (1) during the last 17 days of the restricted period we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period following the last day of the restricted period, the "lock-up" restrictions described above will continue to apply until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event, unless FBR waives such extension in writing.

        Subject to applicable securities laws, our directors and executive officers and Tower may transfer their common shares in our company: (i) as a bona fide gift or gifts, provided that the donees agree to be bound by the same restrictions; (ii) to any trust for the direct or indirect benefit of the shareholder or the immediate family of the shareholder, provided that the trustee agrees to be bound by the same restrictions; (iii) as a distribution to its shareholders, partners or members, provided that such shareholders, partners or members agree to be bound by the same restrictions; (iv) as required under any of our benefit plans or our bye-laws; (v) as collateral for any loan, provided that the lender agrees to be bound by the same restrictions; (vi) with respect to sales of securities acquired in the open market; or (vii) to an executor or heir in the event of the death of the shareholder, provided that the executor or heir agrees to be bound by the same restrictions. In addition, the restrictions described above do not apply to the exercise of any options or other convertible securities granted under any of our benefit plans.

        Upon consummation of our initial public offering pursuant to this prospectus, the holders of our common shares that are beneficiaries of the registration rights agreement will not be able to sell our common shares for a period of 60 days following the effective date of the registration statement of which this prospectus is a part.

        In addition, upon consummation of our initial public offering pursuant to this prospectus, we and our current directors and executive officers and Tower generally will not be able to sell our common shares for a period of 180 days following the effective date of the registration statement of which this prospectus is a part. See "Shares Eligible for Future Sale—Lock-Up Agreements" and "Underwriting." Such restricted period is subject to extension such that, in the event that either (1) during the last 17 days of the restricted period we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 15-day period following the last day of the restricted period, the "lock-up" restrictions described above will continue to apply until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event, unless FBR waives such extension in writing.

MATERIAL TAX CONSIDERATIONS

U.S. Treasury Circular 230 Disclosure

        To ensure compliance with United States Treasury Department Circular 230, investors are hereby notified that: (i) any discussion of United States federal tax issues in this document is not intended or written by us to be relied upon, and cannot be relied upon by investors, for the purpose of avoiding penalties that may be imposed on investors under the Code; (ii) such discussion is written in connection with the promotion or marketing of the transactions or matters addressed herein by the issuer and dealers, managers and underwriters; and (iii) investors should seek advice based on their particular circumstances from their own independent tax advisors. Counsel does not intend to be, and is not engaged in the promotion or marketing of the transactions or matters described in this prospectus and no inference to the contrary shall be implied by reason of the disclosures set forth herein.

        The following summary of our taxation and the taxation of our shareholders is based upon current law and does not purport to be a comprehensive discussion of all the tax considerations that may be relevant to a decision to purchase shares. Legislative, judicial or administrative changes may be adopted that could affect this summary.

        The following legal discussion (including and subject to the matters and qualifications set forth in such summary) of the material tax considerations under (1) "Certain Bermuda Tax Considerations" is based upon the advice of Conyers Dill & Pearman, special Bermuda legal counsel and (2) "Certain U.S. Federal Income Tax Considerations" is based upon the advice of Baker & McKenzie LLP. Each of these firms has reviewed the relevant portion of this discussion (as set forth above) and believes that such portion of the discussion constitutes, in all material respects, a fair and accurate summary of the relevant income tax considerations relating to CastlePoint Holdings and its subsidiaries and the ownership of CastlePoint Holdings' shares by investors that are U.S. Persons (as defined below). The advice of such firms is based upon the facts provided to them, and does not include any factual conclusions by such firms or any advice on accounting matters, determinations or conclusions such as insurance accounting determinations or determinations pertaining to RPII, amounts and computations of amounts or components thereof (for example, amounts or computations of income or expense items or reserves entering into RPII computations) or facts relating to the business, income, reserves or activities of CastlePoint Holdings and its subsidiaries. The advice of these firms relies upon and is premised on the accuracy of factual statements and representations made by CastlePoint Holdings concerning the business and properties, ownership, organization, source of income and manner of operation of CastlePoint Holdings and its subsidiaries. The discussion is based upon current law. Legislative, judicial or administrative changes or interpretations may be adopted that could be retroactive and could affect the tax consequences to holders of shares. The tax treatment of a holder of shares, or of a person treated as a holder of shares for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Statements contained in this prospectus as to the beliefs, expectations and conditions of CastlePoint Holdings and its subsidiaries as to the application of such tax laws or facts represent the view of management as to the application of such laws and do not represent the opinions of counsel.

  Prospective investors should consult their own tax advisors concerning the U.S. federal, state, local and non-U.S. tax consequences to them of owning shares.

Certain Bermuda Tax Considerations

        Bermuda does not currently impose any income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax on us or our shareholders, other than shareholders ordinarily resident in Bermuda, if any. There is currently no Bermuda withholding or other tax on principal, interest or dividends paid to holders of the shares, other than holders ordinarily resident in Bermuda, if any. We cannot assure you that we or our shareholders will not be subject to any such tax in the future.

        Each of CastlePoint Holdings, CastlePoint Re and CastlePoint Bermuda Holdings has received a written assurance from the Bermuda Minister of Finance under the Exempted Undertakings Tax Protection Act 1966 of Bermuda, as amended, that, if any legislation is enacted in Bermuda imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of that tax would not be applicable to CastlePoint Holdings, CastlePoint Bermuda Holdings or CastlePoint Re or to any of their respective operations, shares, debentures or obligations until March 28, 2016; provided, that the assurance is subject to the condition that it will not be construed to prevent the application of such tax to people ordinarily resident in Bermuda, or to prevent the application of any taxes payable by CastlePoint Holdings, CastlePoint Bermuda Holdings or CastlePoint Re in respect of real property or leasehold interests in Bermuda held by them. We cannot assure you that we will not be subject to any such tax after March 28, 2016.

Certain U.S. Federal Income Tax Considerations

        The following discussion is a summary of certain U.S. federal income tax considerations relating to CastlePoint Holdings, CastlePoint Bermuda Holdings, CastlePoint Re, CastlePoint Management, CastlePoint Insurance Company and the additional U.S. licensed insurance companies we plan to acquire, and the ownership of our shares by investors who acquire such shares in the offering. As discussed further in this prospectus and based on our expected business, properties, ownership, organization, source of income and manner of operation, we believe that (1) no U.S. Person that owns shares in CastlePoint Holdings directly or indirectly through foreign entities subsequent to the offering should be subject to treatment as a 10% U.S. Shareholder of a controlled foreign corporation, or CFC, and (2) CastlePoint should not be considered a passive foreign investment company, or PFIC, for the year ended December 31, 2006. We do not intend to seek an opinion of legal counsel as to whether or not we are a PFIC for the year ended December 31, 2006, or with respect to any other tax issues.

        This summary is based upon the Code, the Treasury Regulations promulgated under the Code, rulings and other administrative pronouncements issued by the IRS, judicial decisions, and the tax treaty between the United States and Bermuda (the "Bermuda Treaty"), all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. No advance ruling has been or will be sought from the IRS regarding any matter discussed in this prospectus. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of such investor's investment or tax circumstances, or to investors subject to special tax rules, such as shareholders who own directly, or indirectly through certain foreign entities or through the constructive ownership rules of the Code, 10% or more of the voting power or value of CastlePoint (or how those ownership rules may apply in certain circumstances), tax-exempt organizations, dealers in securities, banks, insurance companies, persons that hold shares that are a hedge or that are hedged against interest rate or insurance risks or that are part of a straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. This summary generally does not discuss federal taxes other than income tax or other U.S. taxes such as state or local income taxes. This summary assumes that an investor will acquire our shares in this offering and hold our shares as capital assets, which generally means as property held for investment. Prospective investors should consult their tax advisors concerning the consequences, in their particular circumstances, of the ownership of shares under U.S. federal, state, local and other tax laws.

        For U.S. federal income tax purposes and purposes of the following discussion, a "U.S. Person" means (1) a citizen or resident of the United States for U.S. tax purposes, (2) a corporation,

partnership or other entity taxable as a corporation or partnership created or organized in the United States or under the laws of the United States or of any of its political subdivisions, (3) an estate the income of which is subject to U.S. federal income tax without regard to its source, (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. Persons have the authority to control all substantial decisions of the trust or (5) certain electing corporations and trusts.

  U.S. Taxation of CastlePoint Holdings, CastlePoint Bermuda Holdings, CastlePoint Re, CastlePoint Management and U.S. Licensed Insurers

        U.S. Income and Branch Profits Tax. A foreign corporation deemed to be engaged in the conduct of a trade or business in the U.S. will generally be subject to U.S. federal income tax (at a current maximum rate of 35%), as well as a 30% branch profits tax in certain circumstances, on its income which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under an applicable income tax treaty, as discussed below. Such tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a foreign corporation is entitled to deductions and credits only if it files a U.S. federal income tax return. CastlePoint Holdings, CastlePoint Bermuda Holdings and CastlePoint Re intend to operate in such a manner that they will not be considered to be conducting a trade or business within the United States for purposes of U.S. federal income taxation. Whether a trade or business is being conducted in the United States is an inherently factual determination. Because the Code, Treasury Regulations and court decisions fail to identify definitively activities that constitute being engaged in a trade or business in the United States, and because CastlePoint Holdings' Chairman of the Board and Chief Executive Officer is also the Chairman of the Board President and Chief Executive Officer of Tower, which provides a substantial portion of CastlePoint's business, we cannot assure you that the IRS will not contend successfully that CastlePoint Holdings, CastlePoint Bermuda Holdings and/or CastlePoint Re are or will be engaged in a trade or business in the United States. CastlePoint Holdings, CastlePoint Bermuda Holdings and CastlePoint Re intend to file protective U.S. federal income tax returns on a timely basis in order to preserve the right to claim income tax deductions and credits if it is ever determined that they are subject to U.S. federal income tax.

        An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (1) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (2) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities to, persons who are neither residents of either the United States or Bermuda nor U.S. citizens. CastlePoint Re expects to be entitled to the benefits of the Bermuda Treaty. Assuming CastlePoint Re is entitled to the benefits under the Bermuda Treaty, it will not be subject to U.S. federal income tax on any insurance income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States, and then only on income attributable to that permanent establishment. Whether business is being conducted in the United States through a permanent establishment is an inherently factual determination. CastlePoint Re intends to conduct its activities so as not to have a permanent establishment in the United States, although we cannot assure you that it will achieve this result.

        Foreign corporations also are subject to U.S. withholding tax at a rate of 30% of the gross amount of certain "fixed or determinable annual or periodical gains, profits and income" derived from sources within the United States (such as dividends and certain interest on investments), to the extent such amounts are not effectively connected with the foreign corporation's conduct of a trade or business in the United States. The tax rate is subject to reduction by applicable treaties. Dividends, if any, paid by the U.S. licensed insurance companies we plan to acquire will be subject to U.S. withholding tax at a rate of 30%.

        CastlePoint Management, CastlePoint Insurance Company and the additional U.S. licensed insurance companies we plan to acquire will be subject to taxation in the United States on their worldwide income at regular corporate rates (of which the maximum rate is currently 35%).

        Sections 482 and 845 of the Code give the Internal Revenue Service broad authority to reallocate income, deductions and credits from transactions (in the case of Section 845, reinsurance transactions) between related parties to reflect the proper amount, character and source of income, if the transactions are not entered into at arm's length. CastlePoint believes that all agreements it or its subsidiaries enter into, whether with related or unrelated parties, are and will remain at arm's-length. Nevertheless, no assurance can be given that the Internal Revenue Service will not assert its authority under Sections 845 or 482 of the Code in a manner that would increase the tax liability of CastlePoint Holdings' U.S. subsidiaries and/or the tax cost of an investment in CastlePoint.

        The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rate of tax applicable to premiums paid to CastlePoint Re is 4% for insurance premiums and 1% for reinsurance premiums.

        Personal Holding Companies.    One or more of our U.S. subsidiaries could be subject to additional U.S. tax on a portion of its income if it is considered to be a personal holding company, or PHC, for U.S. federal income tax purposes. A corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (1) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (2) at least 60% (50% after the first year a corporation is a PHC) of the corporation's adjusted ordinary gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of "PHC income." PHC income includes, among other things, dividends, certain interest, certain royalties, annuities and, under certain circumstances, rents. The PHC rules contain an exception for foreign corporations.

        If any of our U.S. subsidiaries were a PHC in a given taxable year, it would be subject to PHC tax on its "undistributed PHC income" at a rate of 15% in addition to its regular corporate income tax. For taxable years beginning after December 31, 2008, the PHC tax rate would be the highest marginal rate on ordinary income applicable to individuals, which is currently 35%.

        Although we believe that none of our U.S. subsidiaries will be a PHC, we cannot provide assurance that this will be the case because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of our shareholder base, the gross income of that subsidiary and other circumstances that could change the application of the PHC rules to our U.S. subsidiaries. In addition, if one or more of our U.S. subsidiaries were to become a PHC, we cannot be certain that the amount of PHC income would be immaterial.

  U.S. Taxation of Holders of Shares

  Shareholders Who Are U.S. Persons:

        Dividends.    Subject to the discussion below relating to the potential application of the "controlled foreign corporation," "related person insurance income," and "passive foreign investment company" rules, distributions made with respect to common shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of CastlePoint Holdings (as computed under U.S. tax principles). Certain dividends paid before 2009 to U.S. individuals, entities or trusts may be eligible for reduced rates of tax. We do not expect dividends paid by CastlePoint Holdings to be eligible for the reduced rate of tax until CastlePoint's shares become readily tradable on an established securities market in the United States. Even in such case, dividends paid by CastlePoint would not be eligible for the reduced rate of tax if CastlePoint Holdings were to be a PFIC in the year in which the dividends are paid, or in the prior year, or if certain holding period and other requirements were not met by the shareholder receiving the dividend. Legislation was introduced in 2005 in the U.S. Senate, which, if enacted, would provide that dividends received from CastlePoint Holdings after the date of enactment would not in any event be eligible for the reduced rate of tax. Dividends paid by CastlePoint Holdings generally will be foreign source income for U.S. federal income tax purposes and will not be eligible for the dividends- received deduction allowed to U.S. corporations under the Code. The amount of any distribution in excess of the current and accumulated earnings and profits of CastlePoint Holdings will first be applied to reduce a holder's tax basis in the shares, and any amount in excess of tax basis will be treated as gain from the sale or exchange of such holder's shares.

        Classification of CastlePoint Holdings, CastlePoint Bermuda Holdings or CastlePoint Re as a Controlled Foreign Corporation. In general, a foreign corporation is considered a controlled foreign corporation, or CFC, if "10% U.S. Shareholders" own more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or more than 50% of the total value of all stock of such corporation. A 10% U.S. Shareholder is a U.S. Person who owns at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. Each 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year and owns shares in that CFC directly or indirectly through foreign entities on the last day of the foreign corporation's taxable year on which it is a CFC must include in its gross income for U.S. federal income tax purposes its pro rata share (based on its actual direct and indirect, through foreign entities, ownership) of the CFC's "subpart F income," even if the subpart F income is not distributed. Subpart F income generally includes, among other things, investment income such as dividends, interest and capital gains, and income from insuring risks located outside the insurer's country of incorporation. For purposes of taking into account subpart F insurance income, a CFC also includes a foreign corporation in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance contracts which do not produce exempt insurance income as defined in Section 953(e) of the Code exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks. It is expected that all of CastlePoint Re's income will be considered subpart F insurance income. In addition, CastlePoint Re may be considered a CFC under the RPII rules discussed below.

        For purposes of determining whether the more-than-50% (or more-than-25%, in the case of insurance income) and 10% ownership tests have been satisfied, and therefore whether a corporation is a CFC, shares owned includes shares owned directly, shares owned indirectly through foreign entities or shares considered as owned by application of certain constructive ownership rules. Pursuant to those constructive ownership rules:

  •
  an individual is treated as owning stock owned by certain members of his or her family;

  •
  a corporation is treated as owning stock owned by a 50% or greater shareholder;

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  a partnership is treated as owning stock owned by its partners (regardless of their percentage ownership of the partnership); and

  •
  stock owned by a partnership or a corporation is treated as owned proportionately by the owners of the entity (in the case of corporations, only if the shareholder owns 10% or more of the stock of the corporation).

        Additional rules apply to trusts and estates. Operating rules apply to prevent reattribution of ownership in certain circumstances, as well as attribution that would cause stock to be treated as not owned by a U.S. person. Because the attribution rules are complicated and depend on the particular facts relating to each investor, you are urged to consult your own tax advisors regarding the application of the rules to your ownership of our shares.

        Because Tower owned all of the shares of CastlePoint Holdings prior to the closing of the private offering, CastlePoint Holdings was a CFC during that period of 2006 prior to the closing of the private offering. Due to the dispersion of CastlePoint Holdings' share ownership among holders, its bye-law provisions that impose limitations on the concentration of voting power of its voting shares, that authorize the board to repurchase such shares under certain circumstances and that address the voting of non-U.S. subsidiaries' shares and other factors, CastlePoint believes that no U.S. Person that owns shares in CastlePoint Holdings directly or indirectly through foreign entities should be subject to treatment as a 10% U.S. Shareholder of a CFC (whether CastlePoint Holdings, CastlePoint Bermuda Holdings or CastlePoint Re) after the offering. These bye-law provisions are described in "Risk Factors—Risks Related to Our Shares", "Description of Share Capital—Limitation on Voting Rights" and "Description of Share Capital—Bye-laws." We cannot assure you, however, that the IRS will not challenge the effectiveness of these provisions for purposes of preventing CFC and 10% U.S. Shareholder status and that a court will not sustain such challenge.

  RPII Companies:

        Generally.    The CFC rules described above also apply (with certain modifications) to certain insurance companies that earn related person insurance income, or RPII. For purposes of applying the CFC rules to foreign corporations that earn RPII, a foreign corporation will be treated as a CFC if RPII Shareholders collectively own directly, indirectly through foreign entities or by application of the constructive ownership rules 25% or more of the stock of the corporation by vote or value. The term "RPII Shareholder" means any U.S. Person who owns, directly or indirectly through foreign entities, any amount (rather than stock possessing 10% or more of the total combined voting power) of the foreign corporation's stock.

        RPII is defined as any "insurance income" attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a "RPII Shareholder" of the foreign corporation or a "related person" to such RPII Shareholder. In general, and subject to certain limitations, "insurance income" is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the provisions of the Code relating to insurance companies if the income were the income of a domestic insurance company.

        For purposes of the RPII rules, "related person" means someone who controls or is controlled by the RPII Shareholder or someone who is controlled by the same person or persons that control the RPII Shareholder. "Control" is measured by either more than 50% in value or more than 50% in voting power of stock, applying constructive ownership principles. A corporation's pension plan is ordinarily not a "related person" with respect to the corporation unless the pension plan owns, directly or indirectly through the application of constructive ownership rules, more than 50%, measured by vote or value, of the stock of the corporation. In the case of a partnership, trust or estate, control means the ownership, directly or indirectly, of more than 50 percent (by value) of the beneficial interests in such partnership, estate or trust.

        If none of the exceptions described below applies, each U.S. Person who owns shares in CastlePoint Holdings (and therefore, indirectly in CastlePoint Re) on the last day of the tax year in which CastlePoint Re is a CFC, will be required to include in its gross income for U.S. federal income tax purposes its share of RPII of CastlePoint Re for the U.S. Person's taxable year that includes the end of CastlePoint Re's taxable year. This inclusion generally will be determined as if such RPII were distributed proportionately only to such U.S. Persons holding shares at that date. The inclusion will be limited to the current-year earnings and profits of CastlePoint Re reduced by the shareholder's pro rata share, if any, of certain prior-year deficits in earnings and profits. Even if one or more of the exceptions to the RPII rules applies, the general CFC rules described earlier may still apply to require 10% U.S. Shareholders to include in income their pro rata share of RPII, among other things.

        RPII Exceptions.    The special RPII rules described above will not apply to CastlePoint Re if (1) direct or indirect insureds and persons related to such insureds, whether or not U.S. Persons, own, at all times during CastlePoint Re's taxable year directly or indirectly, less than 20% of the voting power and less than 20% of the value of the stock of CastlePoint Re (the "20% Ownership Exception"), (2) RPII, determined on a gross basis, is less than 20% of CastlePoint Re's gross insurance income for the taxable year (the "20% Gross Income Exception"), (3) CastlePoint Re elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business and to waive all treaty benefits with respect to RPII and meets certain other requirements or (4) CastlePoint Re elects to be treated as a U.S. corporation for U.S. tax purposes. CastlePoint Holdings does not expect to meet the 20% Gross Income Exception in its initial years of operation. CastlePoint Re intends to monitor its share ownership in order to operate in a manner that is designed to ensure that it qualifies for the 20% Ownership Exception. Tower currently owns approximately 8.6% of our outstanding common shares as a result of its $15.0 million investment in us. The shares held by Tower, together with the shares issuable upon exercise of the Tower warrants, represent 11.6% of our outstanding common shares on a fully-diluted basis. After giving effect to this offering, the common shares held by Tower will represent 7.2% of our outstanding common shares (7.0% if the underwriters' over-allotment option is exercised in full). Tower will be an insured, and CastlePoint Holdings will not always be able to tell who all of its shareholders or direct or indirect insureds are. Accordingly, it is possible that the IRS will assert that 20% or more of the vote or value of the shares of CastlePoint Re are owned by insureds of CastlePoint Re or their related persons, and that CastlePoint Holdings will be unable to prove otherwise.

        Computation of RPII.    In order to determine how much RPII CastlePoint Re has earned in each taxable year, CastlePoint Holdings intends to obtain and rely upon information from CastlePoint Re's insureds and reinsureds to determine whether any of the insureds, reinsureds or other persons related to such insureds or reinsureds own CastlePoint Holdings' shares and are U.S. Persons. CastlePoint Holdings may not be able to determine whether any of the underlying insureds of the insurance companies to which CastlePoint Re provides insurance or reinsurance are RPII shareholders or related persons to such shareholders. Consequently, CastlePoint Holdings may not be able to determine accurately the gross amount of RPII earned by CastlePoint Re in a given taxable year. CastlePoint Holdings may also seek information from its shareholders to determine whether direct or indirect owners of CastlePoint's shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons. To the extent CastlePoint Holdings is unable to determine whether a direct or indirect owner of shares is a U.S. Person, CastlePoint Holdings may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all shareholders identified as U.S. Persons.

        Uncertainty as to Application of RPII.    Regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these Regulations will be adopted in their proposed form or what changes might ultimately be made or whether any such changes, as well as any interpretation or application of the RPII rules by the IRS, the courts or otherwise, might have retroactive effect. Accordingly, the meaning of the RPII provisions and their application to CastlePoint Re is uncertain. These provisions include the grant of authority to the U.S. Treasury to prescribe "such regulations as may be necessary to carry out the purposes of this subsection, including... regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." In addition we cannot assure you that the IRS will not challenge any determinations by CastlePoint Re as to the amount, if any, of RPII that should be includible in income or that the amounts of the RPII inclusions will not be subject to adjustment based upon subsequent IRS examination. Prospective investors should consult their tax advisors as to the effects of these uncertainties.

        Basis Adjustments.    A U.S. shareholder's tax basis in its CastlePoint Holdings' shares will be increased by the amount of any subpart F income that the shareholder includes in income, including any RPII included in income by an RPII shareholder. Any distributions made by CastlePoint Holdings out of previously taxed subpart F income, including RPII income, will be exempt from further U.S. income tax in the hands of the U.S. shareholder. The U.S. shareholder's tax basis in its CastlePoint Holdings shares will be reduced by the amount of any distributions that are excluded from income under this rule.

        Information Reporting.    Under certain circumstances, U.S. Persons owning stock in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required with respect to (1) a person who is treated as a RPII Shareholder, (2) a 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation, and who owned the stock on the last day of that year and (3) under certain circumstances, a U.S. Person who acquires stock in a foreign corporation, and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. Because Tower owned all of the shares of CastlePoint Holdings for more than 30 consecutive days in 2006 prior to the closing of the private offering, Tower intends to file Form 5471 for 2006. For any taxable year in which CastlePoint Holdings determines that gross RPII constitutes 20% or more of CastlePoint Re's gross insurance income and the 20% Ownership Exception does not apply, CastlePoint Holdings intends to mail to all U.S. Persons registered as holders of its shares IRS Form 5471, completed with information from CastlePoint Holdings, for attachment to the U.S. federal income tax returns of such shareholders. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII Shareholder also must file IRS Form 5471 in the circumstances described above. Failure to file IRS Form 5471 may result in penalties.

        Tax-Exempt Shareholders.    Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income.

        Dispositions of Shares.    Subject to the discussion below relating to the potential application of Code section 1248 or the "PFIC" rules, any gain or loss realized by a U.S. Person on the sale or other disposition of shares in CastlePoint will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the amount realized upon such sale or exchange and such person's tax basis in the shares. Capital gains received by individuals from the disposition of shares held for more than one year are subject to tax at preferential rates; the use of capital losses is subject to limitations. Moreover, gain, if any, generally will be U.S. source gain and generally will constitute "passive income" for foreign tax credit limitation purposes.

        Code section 1248 provides that if a U.S. Person sells or exchanges stock in a foreign corporation and such person owned directly, indirectly through certain foreign entities or constructively 10% or more of the voting power of the corporation at any time during the five-year period ending on the date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC's earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. Section 1248 also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes and would be taxed as an insurance company if it were a domestic corporation, regardless of whether the shareholder is a 10% U.S. Shareholder or whether RPII constitutes 20% or more of the corporation's gross insurance income or the 20% Ownership Exception applies. Existing Treasury Regulations do not address whether section 1248 would apply if a foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC or that would be taxed as an insurance company if it were a domestic corporation. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of shares.

        Passive Foreign Investment Companies.    In general, a foreign corporation will be a PFIC during a given year if (1) 75% or more of its gross income constitutes "passive income" or (2) 50% or more of its assets produce passive income or are held for the production of passive income. For these purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC statutory provisions contain an express exception for income derived in the active conduct of an insurance business by a corporation that is predominantly engaged in an insurance business. This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. CastlePoint expects for purposes of the PFIC rules that CastlePoint Re will be considered to be predominantly engaged in the active conduct of an insurance business and that it is unlikely to have financial reserves in excess of the reasonable needs of its insurance business.

        The PFIC statutory provisions also contain a look-through rule stating that, for purposes of determining whether a foreign corporation is a PFIC, such foreign corporation shall be treated as if it received "directly its proportionate share of the income..." and as if it "held its proportionate share of the assets..." of any other corporation in which it owns at least 25% by value of the shares. While no explicit guidance is provided by the statutory language, under this look-through rule, we believe that CastlePoint should be deemed to directly own the assets and to directly receive the income (characterized as non-passive income) of CastlePoint Re and the U.S. licensed insurance companies we intend to acquire for purposes of determining whether it qualifies for the insurance exception and, consequently, that CastlePoint should not be treated as a PFIC for U.S. federal income tax purposes for tax years in which CastlePoint owns CastlePoint Re and/or the U.S. licensed insurance companies. This interpretation of the look-through rule is consistent with the legislative intention generally to exclude bona fide insurance companies from the application of the PFIC provision. No assurance can be given that the IRS would not challenge this position or that a court would not sustain such challenge.

        The Internal Revenue Service, in Revenue Ruling 2005-40, took the position that a transaction between an insurer and an insured did not provide risk distribution, and thus did not constitute insurance for U.S. federal income tax purposes, when the insured provided over 90% of the insurer's premiums for the year. We do not believe that IRS would attempt to apply such a rule to quota share reinsurance transactions in which the ceding company cedes a significant number of unrelated risks to the reinsurer, even if the ceding company provided substantially all of the reinsurance business, nor do we believe the IRS would be successful if it took such a position. Nevertheless, if the IRS successfully advocated such a position, and transactions between Tower and CastlePoint Re and/or the U.S. licensed insurance companies we intend to acquire were not considered insurance, CastlePoint Re likely would not qualify for the "insurance exception," in which case CastlePoint could be considered a PFIC.

        If CastlePoint were characterized as a PFIC during a given year, a U.S. Person owning shares would be subject to a penalty tax at the time of the sale of such shares at a gain (including gain deemed recognized if the shares are used as security for a loan), or upon receipt of an "excess distribution" with respect to its shares, unless such shareholder made a "qualified electing fund election" or "mark-to-market" election. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the gain or excess distribution received in a year must be allocated ratably to each day that the U.S. Person held our shares. A U.S. Person must include amounts allocated to the year of receipt, as well as amounts allocated to taxable years prior to the first year in which we were a PFIC, in its gross income as ordinary income for that year. All amounts allocated to prior years of the U.S. Person during which we were a PFIC would be taxed at the highest tax rate for each such prior year applicable to ordinary income. The U.S. Person also would be liable for interest on the deferred tax liability for each such prior year calculated as if such liability had been due with respect to each such prior year.

        Prospective investors should consult their tax advisor as to the effects of the PFIC rules to them. We do not intend to seek an opinion of legal counsel as to whether or not we are a PFIC for the year ended December 31, 2006. In addition, there can be no assurance that we will not become a PFIC in a later year.

        Other.    Except as discussed below with respect to backup withholding, dividends paid by CastlePoint Holdings will not be subject to U.S. withholding tax.

  Shareholders Who Are Non-U.S. Persons

        Subject to certain exceptions, non-U.S. Persons will be subject to U.S. federal income tax (including potential branch profits tax in the case of shareholders that are corporations) on dividend distributions with respect to, and gain realized from the sale or exchange of, shares only if such dividends or gains are effectively connected with the conduct of a trade or business within the United States. Gain recognized by an individual non-U.S. Person will be subject to U.S. tax if the non-U.S. Person is present in the U.S. for 183 days or more in the taxable year of the sale and other conditions are met. Nonresident alien individuals will not be subject to U.S. estate tax with respect to the shares. Special rules may apply to certain former U.S. citizens and long-term residents.

  All Shareholders

        Information reporting to the IRS by paying agents and custodians located in the United States will be required with respect to payments of dividends on the shares to U.S. Persons. In addition, you may be subject to backup withholding with respect to dividends paid by CastlePoint Holdings unless you (1) are a corporation, non-U.S. Person or come within certain other exempt categories and, when required, demonstrate this fact, or (2) provide a taxpayer identification number, certify that you have not lost exemption from backup withholding and otherwise comply with applicable requirements of the backup withholding rules.

        Backup withholding is not an additional tax and may be credited against your regular U.S. federal income tax liability or otherwise you may be entitled to a refund for any such tax withheld.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common shares. While we have applied to have our common shares approved for listing on the Nasdaq Global Market under the symbol "CPHL", a significant public market for our common shares may never develop or be sustained. We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. However, sales of our common shares in the public market after the restrictions lapse, or the perception that these sales may occur, could cause the market price of our common shares to decline.

        We have 29,580,000 common shares outstanding, consisting of (1) 27,025,000 common shares sold in the private offering, and (2) 2,555,000 common shares issued to Tower in connection with our formation and capitalization, prior to the private offering. We have also granted stock options to purchase an aggregate of 1,082,666 of our common shares, to our non-employee directors and to some officers of our company and some of our subsidiaries, and the compensation committee of our board of directors approved to be granted additional options exercisable for a maximum of 610,581 of our common shares. See also "Management—Compensation." In addition, we issued warrants to Tower to purchase up to 1,127,000 of our common shares, which are described under "Certain Relationships and Related Transactions—Sponsor and Related Agreements."

        Upon completion of this offering, we expect to have outstanding 35,652,000 common shares, or 36,562,800 shares if the underwriters exercise their over-allotment option in full. Of these 35,652,000 shares, the 6,191,500 shares sold in this offering, or 7,102,300 shares if the underwriters exercise their over-allotment option in full, will be freely tradable without restriction under the Securities Act, except for any shares purchased by one of our affiliates as defined in Rule 144 under the Securities Act. All of the shares outstanding other than the shares sold in this offering, that is, all of the common shares we issued in the private offering, are "restricted securities" as that term is defined in Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act, unless an exemption from registration is available, including exemptions contained in Rule 144, which are summarized below. The purchasers of our common shares in the private offering are entitled to the benefits of a registration rights agreement between us and FBR, for the benefit of such purchasers and the direct and indirect transferees of FBR as purchaser in the private offering. In accordance with the terms of the registration rights agreement, we have filed with the SEC a shelf registration statement (No. 333-134628) registering for resale the common shares sold in the private offering. That shelf registration statement is not expected to be declared effective for at least 60 days after the completion of this offering.

Rule 144

        In general, under Rule 144 as currently in effect, if one year has elapsed since the date of acquisition of restricted common shares from us or any of our affiliates and we have been a public reporting company under the Exchange Act for at least 90 days, the holder of such restricted common shares can sell the shares, provided that the number of shares sold by such person within any three-month period cannot exceed the greater of:

  •
  1% of the total number of our common shares then outstanding; or

  •
  the average weekly trading volume of our common shares during the four calendar weeks preceding the date on which notice on Form 144 with respect to the sale is filed with the SEC.

        Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and to the availability of current public information about us. If two years have elapsed since the date of the acquisition of restricted common shares from us or any of our affiliates and the holder is not one of our affiliates at any time during the three months preceding the proposed sale, such person can sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

        No assurance can be given as to (1) the likelihood of an active market for our common shares developing, (2) the liquidity of any such market, (3) the ability of the shareholders to sell the shares or (4) the prices that shareholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of our common shares, or the perception that such sales could occur, may adversely affect prevailing market prices of the common shares. See "Risk Factors—Risks Related to Our Shares."

Rule 144(k)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding the proposed sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner who was not an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provision of Rule 144.

Lock-Up Agreements

        All of our directors and executive officers and Tower have agreed to be restricted in their ability to sell, pledge or otherwise dispose of or transfer their common shares in our company for a period beginning on March 27, 2006 until 180 days following the effective date of our shelf registration statement that provides for the resale of our common shares sold in the private offering. That shelf registration statement has not yet been declared effective. In addition, upon consummation of our initial public offering pursuant to this prospectus, our directors and executive officers and Tower generally will not be able to sell our common shares for a period of 180 days following the effective date of the registration statement of which this prospectus is a part. See "Description of Share Capital—Lock-Up Arrangements."

        The restricted period described in the immediately preceding paragraph is subject to extension such that, in the event that either (1) during the last 17 days of the restricted period we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 16-day period following the last day of the restricted period, the "lock-up" restrictions described above will continue to apply until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event, unless FBR waives such extension in writing.

        Further, Friedman, Billings, Ramsey Group, Inc., the parent company of FBR, purchased 500,000 of our common shares in the private offering (the "FBR Shares"). In accordance with NASD Rule 2710(g)(1), FBR will agree not to sell, transfer, assign, pledge, hypothecate or subject to any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of, the FBR Shares and any of our common shares acquired by Friedman, Billings, Ramsey Group, Inc. after May 31, 2006 and deemed to be underwriting compensation by the NASD in respect of the shelf registration statement we filed with the SEC that provides for the resale of our common shares sold in the private offering, for the 180 day period prescribed by NASD Rule 2710(g)(1).

        Upon consummation of our initial public offering pursuant to this prospectus, the holders of our common shares that are beneficiaries of the registration rights agreement will not be able to sell our common shares for a period of 60 days following the effective date of the registration statement of which this prospectus is a part. Upon the expiration of these lock-up agreements and the effectiveness of the resale shelf registration statement, 26,483,000 shares, representing shares held by our existing shareholders (other than an aggregate of 3,097,000 shares held by our current directors and executive officers and Tower, which are subject to lock-up agreements described herein), will be eligible for resale in the public market.

        The restricted period described in the immediately preceding paragraph is subject to extension such that, in the event that either (1) during the last 17 days of the restricted period we issue an earnings release or material news or a material event relating to us occurs, or (2) prior to the expiration of the restricted period, we announce that we will release earnings results during the 15-day period following the last day of the restricted period, the "lock-up" restrictions described above will continue to apply until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the occurrence of the material news or material event, unless FBR waives such extension in writing.

        For a description of other restrictions on transfers and ownership of our common shares held by certain of our shareholders, see "Description of Share Capital—Lock-Up Arrangements" and "Underwriting."

UNDERWRITING

        Subject to the terms and conditions set forth in the underwriting agreement between us, the selling shareholders and the underwriters named below, for whom FBR, Keefe, Bruyette & Woods, Inc. ("KBW"), Cochran Caronia Waller Securities LLC and Piper Jaffray & Co. are acting as representatives, we and the selling shareholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of common shares listed next to its name in the following table:

Underwriter	Number of Shares
Friedman, Billings, Ramsey & Co., Inc.
Keefe, Bruyette & Woods, Inc.
Cochran Caronia Waller Securities LLC
Piper Jaffray & Co.
Total

        Under the terms and conditions of the underwriting agreement, the underwriters are committed to purchase all of the shares offered by this prospectus other than the shares subject to the over-allotment option, if any shares are purchased. We and the selling shareholders have agreed to indemnify the underwriters against certain civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of such liabilities.

        The underwriters initially propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such offering price less a concession not to exceed $            per share. The underwriters may allow, and such dealers may re-allow, a discount not to exceed $            per share to certain other dealers. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

        We have granted to the underwriters an option to purchase up to an aggregate of 910,800 common shares, exercisable solely to cover over-allotments, if any, at the public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option in whole or in part at any time until 30 days after the date of the underwriting agreement. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares proportionate to that underwriter's initial commitment as indicated in the table at the beginning of this section.

        The following table provides information regarding the per share and total underwriting discounts and commissions we and the selling shareholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase up to 910,800 additional shares.

Paid by Us	No Exercise of Over-Allotment Option	Full Exercise of Over-Allotment Option
Per Share
Total
Paid by Selling Shareholders	No Exercise of Over-Allotment Option	Full Exercise of Over-Allotment Option
Per Share
Total

        We have agreed to reimburse FBR for its accountable out-of-pocket expenses incurred in connection with this offering, including legal fees and expenses, up to a maximum amount of $750,000. We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $2.8 million.

        FBR and KBW have in the past and may in the future provide us and our affiliates with investment banking and financial advisory services for which they have in the past and may in the future receive customary fees. KBW acted as placement agent in connection with our issuance of $103.1 million of trust preferred securities, for which it received fees in the amount of $1.5 million. FBR provided us with financial advisory services in connection with our purchase of $40 million of Tower's preferred stock (which Tower subsequently redeemed in January 2007), for which FBR received $400,000 in fees.

        In connection with our private offering in April 2006, we granted FBR a right of first refusal to act as a lead underwriter and the sole book runner or sole placement agent in connection with any public or private offering of equity securities by us during the period commencing in April 2006 and ending one year thereafter. We have also granted FBR a right of first refusal to act as financial advisor in connection with any purchase or sale of assets or stock, merger, acquisition, business combination, joint venture or other strategic transaction in which total consideration exceeds $100 million during the same period. The terms of any such engagement of FBR will be determined by agreement between FBR and us on the basis of compensation customarily paid to leading investment banks acting as financial advisors, underwriters or placement agents in similar transactions.

        The representatives may engage in over-allotment transactions, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making or purchases for the purpose of pegging, fixing or maintaining the price of our common shares in accordance with Regulation M under the Securities Exchange Act of 1934, as amended.

  •
  Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  •
  Stabilizing transactions permit bids to purchase the underlying security as long as the stabilizing bids do not exceed a specific maximum.

  •
  Syndicate covering transactions involve purchases of our common shares in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

  •
  In passive market marking, market makers in the common shares who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchase shares of our common shares until the time, if any, at which a stabilizing bid is made.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Global Market or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, neither we nor any of the underwriters make any representation that the representative of the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

        We and all of our current officers and directors and Tower will agree that, without the prior written consent of the representatives, we will not, during the period ending 180 days from the effective date of the registration statement of which this prospectus is a part:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer to dispose of, directly or indirectly, any of our common shares, or any securities convertible into or exercisable or exchangeable for any of our common shares or any right to acquire our common shares; or

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common shares, whether any such transaction described above is to be settled by delivery of our common shares or such other securities, in cash or otherwise.

        For a description of other restrictions on transfers and ownership of our common shares held by certain of our shareholders, see "Description of Share Capital—Lock-Up Arrangements" and "Shares Eligible for Future Sale—Lock-Up Arrangements."

        The representatives do not intend to release any portion of the common shares subject to the foregoing lock-up agreements; however, the representatives, in their sole discretion, may release any of the common shares from the lock-up agreements prior to expiration of the 180-day period without notice. In considering a request to release shares from a lock-up agreement, the representatives will consider a number of factors, including the impact that such a release would have on this offering and the market for our common shares and the equitable considerations underlying the request for releases.

        The underwriters have reserved for sale, at the initial offering price, 285,000 of our common shares for certain of our officers, employees and brokers and agents who have expressed an interest in purchasing common shares in the offering. Michael H. Lee, our Chairman and Chief Executive Officer, has advised us that he expects to purchase up to $2.0 million worth of these reserved shares, with any shares not purchased by Mr. Lee then being offered to other participants in the program. Shares purchased by Mr. Lee would be subject to the lock-up agreement signed by him. The number of common shares available to the general public in the offering will be reduced to the extent these persons purchase these reserved shares. We will not pay an underwriting discount on any reserved shares sold to the directors, officers and employees of CastlePoint. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

        The underwriters have informed us that they do not intend to make sales of our common shares offered by this prospectus to accounts over which they exercise discretionary authority.

        Prior to the completion of this offering, there has been no public market for the shares. The initial public offering price will be negotiated by us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of the business potential and our earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

        A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in the offering. The representatives may allocate a number of shares to the underwriters and selling group members, if any, for sale to their online brokerage account holders. Any such allocations for online distributions will be made by the representatives on the same basis as other allocations.

        Other than the prospectus in electronic format, the information on any underwriter's or selling group member's website and any information contained in any other website maintained by an underwriter or selling group member is not part of this prospectus or the registration statement of which this prospectus is a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter or selling group member and should not be relied upon by investors.

LEGAL MATTERS

        We are being represented by Baker & McKenzie LLP, New York, New York in connection with this offering. The validity of the common shares and other legal matters in connection with this offering with respect to Bermuda law will be passed upon for us by Conyers Dill & Pearman, Hamilton, Bermuda. Certain legal matters will be passed upon for the underwriters by Lord, Bissell & Brook LLP, Chicago, Illinois.

EXPERTS

        The audited financial statements as of and for the year ended December 31, 2006 and the period ended December 31, 2005 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers (Bermuda), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. FEDERAL SECURITIES LAWS

        CastlePoint Holdings is incorporated under the laws of Bermuda. In addition, some of our directors and officers may reside outside the United States, and all or a substantial portion of their assets and our assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon our non-U.S. based directors and officers or to recover against CastlePoint Holdings or such directors and officers or obtain judgments from U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws.

        We have been advised by Conyers Dill & Pearman, our special Bermuda counsel, that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a United States judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

        In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to Bermuda public policy. It is the advice of Conyers Dill & Pearman that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

WHERE YOU CAN FIND MORE INFORMATION

        We filed with the SEC a registration statement on Form S-1 under the Securities Act for the common shares to be sold by us pursuant to this prospectus. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common shares and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. We will file reports, proxy statements and other information with the SEC. Our SEC filings, and a copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

Website Access to our Periodic SEC Reports

        The Internet address of our corporate website is www.castlepoint.bm. We intend to make our periodic SEC reports (on Forms 10-K and 10-Q) and current reports (on Form 8-K), as well as the beneficial ownership reports filed by our directors, officers and 10% shareholders (on Forms 3, 4 and 5) available free of charge through our website as soon as reasonably practicable after they are filed electronically with the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules. The information on our website is not a part of this prospectus and will not be part of any of periodic or current reports to be filed by us with the SEC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
CastlePoint Holdings, Ltd.
Consolidated Financial Statements and Financial Statement Schedules:
Report of PricewaterhouseCoopers (Bermuda), Independent Registered Public Accounting Firm with respect to audited consolidated financial statements as of and for the year ended December 31, 2006 and the period ended December 31, 2005	F-2
Consolidated Balance Sheet as of December 31, 2006 and 2005	F-3
Consolidated Statement of Income and Comprehensive Income for the year ended December 31, 2006 and the period from November 16, 2005 to December 31, 2005	F-4
Consolidated Statement of Cash Flow for the year ended December 31, 2006	F-5
Consolidated Statement of Changes in Shareholders' Equity for the year ended December 31, 2006 and the period ended December 31, 2005	F-6
Consolidated Notes to Financial Statements for the year ended December 31, 2006 and the period ended December 31, 2005	F-7
Schedule I — Consolidated Summary of Investment other than Investments in Related Parties	F-33
Schedule II — Condensed Financial Information of Registrant Condensed Balance Sheets	F-34
Schedule II — Condensed Financial Information of Registrant Condensed Statement of Cash Flows	F-35
Schedule II — Condensed Financial Information of Registrant Condensed Statements of Income and Comprehensive Income	F-36
Schedule IV — Reinsurance	F-37
Schedule VI — Supplemental Information Concerning Insurance Operations	F-38

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of CastlePoint Holdings, Ltd.

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of CastlePoint Holdings, Ltd. and its subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for the year ended December 31, 2006 and the period from November 16, 2005 to December 31, 2005 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules presented with these financial statements present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers

Hamilton, Bermuda
February 28, 2007

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED BALANCE SHEETS
December 31,
($ in thousands)

	2006	2005
Assets
Fixed-maturity securities, available-for-sale, at fair value (amortized cost $293,878 for 2006; $0 for 2005)	$295,527	$—
Short-term investments, available-for-sale, at fair value (amortized cost $51,626 for 2006; $0 for 2005)	51,638	—

Total available-for-sale investments	347,165	—
Investment in Tower preferred stock	40,000
Common trust securities—statutory business trusts, equity method	3,094

Total investments	390,259
Cash and cash equivalents	34,784	—
Accrued investment income	2,211	—
Assumed premiums receivable (primarily with related parties—See note 3)	44,930	—
Premiums receivable—programs (primarily with related parties—See note 3)	1,295	—
Deferred acquisition costs (primarily with related parties—See note 3)	30,363	—
Deferred income taxes	1,089	—
Deferred financing fees	3,084	—
Other assets	3,327	648

Total Assets	$511,342	$648

Liabilities and Shareholders' Equity
Liabilities
Loss and loss adjustment expenses (primarily with related parties—See note 3)	$34,192	$—
Unearned premium (primarily with related parties—See note 3)	86,181	—
Assumed losses payable (primarily with related parties—See note 3)	3,496	—
Premiums payable—programs (primarily with related parties—See note 3)	1,072	—
Accounts payable and accrued expenses	2,869	—
Other liabilities	725	684
Subordinated debentures	103,094	—

Total Liabilities	231,629	684

Commitments and Contingent Liabilities (Note 11)
Shareholders' Equity
Common shares ($0.01 par value, 100,000,000 shares authorized, 29,580,000 and 0 shares issued in 2006 and 2005)	296	—
Additional paid-in-capital	269,472	—
Accumulated other comprehensive income	1,657	—
Retained earnings (deficit)	8,288	(36)

Total Shareholders' Equity	279,713	(36)

Total Liabilities and Shareholders' Equity	$511,342	$648

See accompanying notes to the consolidated financial statements.

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME
For the year ended December 31, 2006 and the period from November 16, 2005 to December 31, 2005
($ in thousands except per share amounts)

	2006	2005
Revenues
Net premiums earned (primarily with related parties—See note 3)	$78,970	$—
Commission income (primarily with related parties—See note 3)	2,334	—
Net investment income	11,184	—
Net realized gain on investment	35	—

Total Revenues	92,523	—

Expenses
Loss and loss adjustment expenses (primarily with related parties—See note 3)	40,958	—
Commission and other acquisition expenses (primarily with related parties—See note 3)	29,405	—
Other operating expenses	12,153	36
Interest expense	557	—

Total Expenses	83,073	36

Income (loss) before income taxes	9,450	(36)
Income tax benefit	1,093	—

Net Income (loss)	$10,543	$(36)

Comprehensive Income
Net income (loss)	$10,543	$(36)
Other comprehensive income:
Gross unrealized investment holding gains arising during period	1,696	—
Less: reclassification adjustment for gains included in net income	35	—

	1,661	—
Income tax expense related to items of other comprehensive income	(4)	—

Total other comprehensive income	1,657	—

Comprehensive Income (loss)	$12,200	$(36)

Earnings Per Share
Basic earnings per common share	$0.47	NM
Diluted earnings per common share	$0.47	NM
Weighted-Average Common Shares
Outstanding:
Basic	22,336	—
Diluted	22,336	—
Note: "NM" denotes not meaningful.

See accompanying notes to the consolidated financial statements.

CASTLEPOINT HOLDINGS, LTD.
CONSOLIDATED STATEMENT OF CASH FLOW
($ in thousands)

Year ended December 31, 2006
Cash flows from operating activities:
Net income	$10,543
Adjustments to reconcile net income to net cash provided by (used in) operations:
Gain on sale of investments	(35)
Depreciation and amortization	25
Amortization of bond premium or discount	(396)
Amortization of stock-based compensation expense	998
Deferred income tax	(1,093)
Warrants issued	4,605
Increase in assets:
Accrued investment income	(2,211)
Assumed premiums receivable	(44,930)
Premiums' receivable—programs	(1,295)
Deferred acquisition costs	(30,363)
Other assets	(750)
Increase in liabilities:
Loss and loss adjustment expenses	34,192
Unearned premium	86,181
Assumed losses payable	3,496
Premiums' payable—programs	1,072
Accounts payable and accrued expenses	2,538
Other liabilities	41

Net cash flows provided by operations	62,618

Cash flows from investing activities:
Cost of fixed assets purchased	(331)
Purchases of investments:
Cost of fixed-maturity securities purchased	(418,317)
Other investments	(40,000)
Cost of purchase of shell company (net of cash acquired)	(2,795)
Sale of investments:
Proceeds from sales of fixed-maturity securities	127,315
Net short term investments purchased	(51,626)

Net cash flows used in investing activities	(385,754)

Cash flows from financing activities:
Net proceeds from subordinated debentures	96,916
Net proceeds from Tower Group, Inc.	15,000
Net proceeds from private offering	249,165
Registration costs paid and deferred	(942)
Dividends to shareholders	(2,219)

357,920

Increase in cash and cash equivalents	34,784
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$34,784

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$—
Cash paid for interest	$174
Note: The Company commenced operation in 2006 thus there were no cash flows in 2005.

See accompanying notes to the consolidated financial statements.

CASTLEPOINT HOLDING, LTD.
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
for the year ended December 31, 2006 and the period ended December 31, 2005
($ in thousands)

	Common Shares	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Retained Earnings (Deficit)	Total Shareholders' Equity
Balance at November 16, 2005	$—	$—	$—	$—	$—

Net Income (loss)				(36)	(36)

Balance at December 31, 2005				(36)	(36)

Tower Group, Inc., proceeds	26	14,974	—	—	15,000
Private offering, net proceeds	270	248,895			249,165
Warrant to purchase common shares		4,605			4,605
Net income (loss)				10,543	10,543
Net unrealized gains			1,657		1,657
Stock based compensation		998			998
Dividends to shareholders		—		(2,219)	(2,219)

Balance at December 31, 2006	$296	$269,472	$1,657	$8,289	$279,713

See accompanying notes to the consolidated financial statements.

CASTLEPOINT HOLDINGS, LTD.

CONSOLIDATED NOTES TO FINANCIAL STATEMENTS

for the year ended December 31, 2006 and the period ended December 31, 2005

Note 1—General

        CastlePoint Holdings, Ltd. (the "Company"), a new Bermuda holding company incorporated on November 16, 2005, was organized to provide, through its subsidiaries, property and casualty insurance and reinsurance business solutions, products and services primarily to small insurance companies and program underwriting agents in the United States. The Company was formed to take advantage of opportunities that the Company believes exist in the insurance and reinsurance industry for providing traditional quota share reinsurance, insurance risk sharing, program capacity and support, and insurance services that can be purchased on a stand-alone, or unbundled basis. The Company's subsidiaries are CastlePoint Bermuda Holdings, Ltd. ("CastlePoint Bermuda Holdings"), CastlePoint Reinsurance Company, Ltd. ("CastlePoint Re"), CastlePoint Management Corp. ("CastlePoint Management") and CastlePoint Insurance Company ("CastlePoint Insurance").

        On February 6, 2006, Tower Group, Inc., a Delaware corporation that is publicly traded in the U.S. and the Company's sponsor ("Tower"), invested $15.0 million in the Company in consideration of receiving 2,555,000 shares of the Company's common shares. References herein to "Tower" refer to Tower Group, Inc. and its subsidiaries, which include Tower Insurance Company of New York ("TICNY"), Tower National Insurance Company ("TNIC") and its managing general agency, Tower Risk Management ("TRM"). On April 4 and 5, 2006, the Company issued a total of 27,025,000 common shares in a private offering for net proceeds of $249.2 million. The Company used these proceeds and the $15.0 million Tower invested in the Company prior to the private offering as follows: (1) approximately $250.0 million to capitalize the Company's reinsurance subsidiary, CastlePoint Re; and (2) approximately $14.0 million to capitalize the Company's intermediate Bermuda holding company, CastlePoint Bermuda Holdings, which owns CastlePoint Re.

        In November and December 2006, CastlePoint Management formed two statutory business trusts, CastlePoint Management Statutory Trust I and CastlePoint Management Statutory Trust II ("Trust I" and "Trust II", or collectively, the "Trusts"), of which the Company owns all of the common trust securities. For additional information see Note 17—"Debt".

        On December 4, 2006, CastlePoint Management purchased 40,000 shares of Tower's Series A non-cumulative convertible redeemable perpetual preferred stock ("Tower Preferred Stock") with a $0.01 par value per share and a $1,000 liquidation preference per share for an aggregate amount of $40.0 million. The dividends on Tower Preferred Stock were non-cumulative and payable quarterly at a rate of 8.66% per annum.

        On December 4, 2006, CastlePoint Management purchased from Tower all of the issued and outstanding capital stock of a company known at that time as Tower Indemnity Company of America, subsequently renamed to CastlePoint Insurance in early 2007. As of December 31, 2006, CastlePoint Insurance is a licensed insurer in New York and New Jersey. CastlePoint Insurance will write insurance business, on an admitted basis, in the states of New York and New Jersey once it completes further necessary regulatory filings and receives necessary regulatory approvals in New Jersey, as well as in those states in which it subsequently applies to become, and is approved as, a licensed insurer. As of December 31, 2006, CastlePoint Insurance has not commenced its insurance operation, and therefore, has not written or assumed any premiums.

Note 2—Summary of Significant Accounting Policies

Basis of Presentation

        The consolidated financial statements include the financial statements of CastlePoint Holdings, Ltd. and its wholly-owned subsidiaries, CastlePoint Bermuda Holdings, CastlePoint Re, CastlePoint Management and CastlePoint Insurance. These accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). All significant inter-company balances have been eliminated in consolidation. The accompanying financial statements present the financial position of CastlePoint Holdings, Ltd. and its subsidiaries at December 31, 2006 and 2005.

Use of Estimates

        The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Premiums Earned and Reinsurance

        Premiums on insurance policies issued by the Company that are considered short duration contracts are earned in proportion to the amount of insurance protection provided on a pro-rata basis over the terms of the underlying policies with the unearned portion being reported as unearned premium.

        Reinsurance arrangements are those that qualify for reinsurance accounting in accordance with Statement of Financial Accounting Standards ("SFAS") No. 113, "Accounting and Reporting for Reinsurance of Short-Duration and Long-Duration Contracts". Reinsurance premiums written are recorded and recognized as earned in line with and on a pro-rata basis over the terms of the underlying policies. These premiums can be subject to estimates based upon information received from ceding companies and any subsequent differences arising on such estimates are recorded in the period in which they are determined. Unearned premiums represent premiums applicable to the unexpired portion of in-force contracts at the end of each accounting period. Net premiums earned are presented after deductions for reinsurance ceded as applicable.

Liability for Loss and Loss Adjustment Expenses

        The liability for loss and loss adjustment expenses represents management's best estimate of the ultimate cost of all reported and incurred but not reported losses that are unpaid as of the balance sheet date. The liability for loss and loss adjustment expenses is estimated on an undiscounted basis, using individual case-basis valuation, statistical analyses, and various actuarial procedures. Management believes that the reserves for loss and loss adjustment expenses are adequate to cover the ultimate cost of losses and claims to date; however, because of the uncertainty from various sources, including changes in reporting patterns, claims settlement patterns, judicial decisions, legislation, and economic conditions, actual loss experience may not conform to the assumptions used in determining the estimated amounts for such liability at the balance sheet date. As adjustments to these estimates become necessary, such adjustments are reflected in current operations.

        The Company's losses and loss adjustment expense reserves, for both reported and unreported claims obligations, are maintained to cover the estimated ultimate liability for all of the Company's insurance and reinsurance obligations. Losses and loss adjustment expense reserves are categorized in one of two ways: (i) case reserves, which represent unpaid losses and loss adjustment expenses as reported by cedants to us or as estimated by the Company's claims adjusters retained by us, and (ii) incurred but not reported reserves, or IBNR reserves, which are reserves for losses and loss adjustment expenses that have been incurred, but have not yet been reported to us, as well as additional amounts relating to losses already reported, that are in excess of case reserves. IBNR reserves are estimates based on all information currently available to us and are reevaluated on a quarterly basis utilizing the most recent information supplied by the Company's cedants and by the Company's own claims adjusters.

        The Company generally reserves for each treaty that the Company reinsures separately, so that the Company is able to take into consideration the underlying loss development patterns of each ceding company to the extent supported in the data reported by each ceding company. While ceding companies may report their own estimates of IBNR, the Company independently analyzes the losses for each treaty, and consequently the Company may choose to establish IBNR reserves in an amount different from the amount reported by the ceding company.

Cash and Cash Equivalents

        Cash and cash equivalents are carried at cost, which approximates fair value, and include all securities that, at their purchase date, have a maturity of less than 90 days.

Investments

        The Company accounts for its investments in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", which requires that fixed-maturity and equity securities that have readily determinable fair values be segregated into categories based upon the Company's intention for those securities. In accordance with SFAS No. 115, the Company has classified its fixed maturity securities and equity securities as available-for-sale. The Company may sell its available-for-sale securities in response to changes in interest rates, risk/reward characteristics, liquidity needs or other factors. Short term investments are securities with a remaining maturity of less than one year at the date of purchase; these are also classified as available for sale.

        Fixed maturity and equity securities:    Marketable fixed-maturity securities and equity securities are reported at their estimated fair values based on quoted market prices or a recognized pricing service, with unrealized gains and losses, net of tax effects, reported as a separate component of accumulated other comprehensive income in shareholders' equity. Premiums and discounts on fixed maturity investments are charged or accreted to income over the anticipated life of the investment. Net investment income, consisting of interest and dividends, net of investment expenses, is recognized when earned. Realized investment gains and losses on the sale of investments are determined based on the specific identification method and are included in the accompanying statement of income.

        Common trust securities—statutory business trusts:    The Company's investment in the common trust securities of the Trusts are reported as investments in equities separately in the balance sheet. The securities are recorded at fair value, which currently approximates original cost. The fair value of the securities currently approximates original cost, since there is nothing to indicate that realizable value is other than cost.

        Impairment of investment securities results in a charge to net realized gains or losses on investments when market decline below cost is deemed to be other-than-temporary. The Company regularly reviews its fixed-maturity and equity securities portfolios to evaluate the necessity of recording impairment losses for other-than-temporary declines in the fair value of investments. In general, attention is focused on those securities where fair value has been less than 80% of the amortized cost or cost, as appropriate, for six or more consecutive months. In evaluating potential impairment, management considers, among other criteria: the current fair value compared to amortized cost or cost, as appropriate; the length of time the security's fair value has been below amortized cost or cost; management's intent and ability to retain the investment for a period of time sufficient to allow for any anticipated recovery in value; specific credit issues related to the issuer; and current economic conditions. Other-than-temporary impairment losses result in a permanent reduction of the cost basis of the underlying investment. During 2006, the Company did not record any other-than-temporary impairments.

Premiums Receivable/Payable—Programs

        For all policies written, CastlePoint Management has the authority and responsibility to collect, account, receipt for and remit premiums; and to hold all monies, including premiums, return premiums and monies received in a fiduciary capacity. Program business is currently produced by an agent appointed by CastlePoint Management; therefore premiums are agency billed and are due to CastlePoint Management net of commission. Net premiums due from agents are recorded as premiums receivable on the balance sheet. Premiums payable to insurance companies, after deducting any management fee due to CastlePoint Management, are recorded as premiums payable—programs.

Program Commission Income/Expenses

        Direct commission revenue from the Company's insurance services segment is earned as the related insurance policies are placed in relation to the services discussed below, provided in performing the Company's program business. Agency commission expenses are commissions paid to agents, which are calculated as a percentage of premiums placed and recorded as commission expenses. The services provided by the Company include marketing and oversight of the programs. Fees for services such as policy and claims administration and insurance technology will be negotiated at market terms, although at this time the insurance services segment has not yet provided such services. When such services are rendered, the Company anticipates that the fees for such services will be charged either as an amount per policy or per claim or as a percentage of premium. The Company will recognize such fees as income over the period in which such services are rendered. In addition, when the Company does provide such services, the Company may source these services from Tower pursuant to the service and expense sharing agreement described in Note 3—"Related Party Transactions."

Assumed Commission Expense

        Assumed commission expense on reinsurance premiums assumed is expensed in a manner consistent with the recognition of reinsurance premiums assumed, generally on a pro-rata basis over the terms of the policies reinsured. Certain reinsurance agreements contain provisions where the ceding commission rates vary based on the loss experience under the agreements. The Company records adjustments to the assumed commission expense in the period in which changes in the estimated loss ratio are determined. The Company records such assumed commission expense based on its current estimate of subject losses.

Deferred Acquisition Costs

        Acquisition costs represent the costs of writing business that vary with, and are primarily related to, the production of insurance and reinsurance business. Policy and contract acquisition costs, including assumed commissions and other direct operating expenses are deferred and recognized as expense as related premiums are earned. The Company considers anticipated investment income in determining the recoverability of these costs and believes they are fully recoverable.

Debt Issuance Cost

        The issuance costs related to the issuance of the junior subordinated debentures by CastlePoint Management have been recorded as Deferred financing fees and will be amortized over the term of the debentures using the effective interest method.

Income Taxes

        The Company records taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, income taxes are recognized for tax payable or refundable for the current year and deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In accordance with SFAS No. 109, deferred tax assets and liabilities are determined using enacted tax rates applicable to the period in which the temporary differences are expected to be recovered or settled. Accordingly, the current period income tax provision can be affected by the enactment of new tax rates. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

        SFAS No. 109 requires that all deferred income tax assets be given full recognition, subject to the possible provision of an allowance when it is determined that this asset is unlikely to be realized. The Financial Accounting Standards Board ("FASB") developed a threshold by which the valuation is to be measured, the "more-likely-than-not" criterion. The process of evaluating whether a valuation allowance is needed involves the weighing of both positive and negative factors to determine whether, based on the available evidence, it is more likely than not that the deferred tax assets will be realized. Positive factors (those suggesting that an allowance is not necessary) that the Company has considered include: evidence of sufficient future taxable income and evidence of the existence of prudent tax planning strategies that would permit realization of the deferred tax asset.

Equity Compensation Plans

        The Company accounts for its share compensation plans in accordance with SFAS No. 123-R"Share-Based Payment." Accordingly, the Company recognizes the compensation expense for stock option grants, based on the fair value of the award on the date of grant, over the vesting period, which is the requisite service period. The fair value of the grant will amortize ratably over its vesting period as a charge to compensation expense and an increase to additional paid in capital in

Shareholders' Equity. At this time, the Company has granted stock options but has not issued restricted shares.

Earnings Per Share

        In accordance with SFAS No. 128, "Earnings Per Share", the Company measures earnings per share at two levels: basic earnings per share and diluted earnings per share. Basic earnings per share is calculated by dividing income allocable to common shareholders by the weighted average number of shares outstanding during the period, excluding issued but unvested restricted shares. Diluted earnings per share is calculated by dividing income allocable to common shareholders by the weighted average number of shares outstanding during the period, as adjusted for the potentially dilutive effects of stock options, warrants, unvested restricted shares and/or convertible preferred stock, unless such common equivalent shares are anti-dilutive.

Offering and Incorporation Expense

        Offering expenses incurred in connection with the Company's common share offering in April 2006 (the "private offering") were recorded as a reduction of paid in capital. As of December 31, 2006, the Company incurred additional costs in connection with its probable initial public offering ("IPO"). These costs were recorded as deferred IPO costs within Other Assets and will be subsequently deducted from IPO proceeds received and recorded as additional paid-in capital.

        Incorporation expenses not related to the raising of capital are expensed as incurred and included in other operating expense.

Intangible Assets

        The Company has recorded, as an identifiable intangible asset, state insurance licenses acquired through a shell purchase. The Company believes that these licenses have an indefinite useful life. In accounting for such assets, the Company follows SFAS No. 142, "Goodwill and Other Intangible Assets". In accordance with SFAS No. 142, the Company does not amortize the licenses but evaluates the recoverability of the assets on an annual basis. An impairment loss is recognized if the carrying value of an intangible asset is not recoverable and its carrying value exceeds its fair value. No impairment losses were recognized in 2006.

Fixed Assets

        Furniture, computer equipment, leasehold improvements and software are reported at cost less accumulated depreciation and amortization. Depreciation and amortization is provided using the straight line method over the estimated useful lives of the assets. The Company estimates the useful life for computer equipment and software is for three years, servers for five years, furniture for seven years and leasehold improvements for the term of the lease.

Variable Business Entities

        In December 2003, the FASB issued FASB Interpretation No. 46(R), "Consolidation of Variable Interest Entities" ("FIN46 (R)"), which establishes accounting guidance for the identification of a variable interest entity ("VIE") and the consolidation of a VIE by the party deemed to be the primary beneficiary. The primary beneficiary of a VIE is the party that absorbs a majority of the VIE's expected losses, receives a majority of the VIE's expected residual returns, or both, as a result of ownership, controlling interest, contractual relationship or other business relationship with a VIE.

        The Company has applied the guidance in FIN 46(R) in determining that the Trusts meet the definition of a VIE and that the Company is not the primary beneficiary. See Note 17—"Debt."

Segment Reporting

        The Company manages its operations through three reportable segments: insurance, reinsurance and insurance services. See Note 15—"Segment Information."

Recent Accounting Developments

        In September 2005, American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 05-1, "Accounting by Insurance Enterprises for Deferred Acquisition Costs in Connection with Modifications or Exchanges of Insurance Contracts". This SOP provides guidance on accounting by insurance enterprises for deferred acquisition costs on internal replacements of insurance and investment contracts other than those specifically described in Financial Accounting Standards Board SFAS No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments." This SOP is effective for internal replacements occurring in fiscal years beginning after December 15, 2006. The Company has determined that SOP 05-1 will have no effect on the Company's results of operations or financial position.

        In February 2006, the FASB issued SFAS No.155, "Accounting for Certain Hybrid Financial Instruments," an amendment of SFAS No.133 and SFAS No.140. This standard permits fair value re-measurement of an entire hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation; narrows the scope exemption applicable to interest-only strips and principal-only strips from SFAS 133, and clarifies that only the simplest separations of interest payments and principal payments qualify as not being subject to the requirements of SFAS 133; establishes a requirement to evaluate interests in securitized financial assets to identify interests that are free standing derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and amends SFAS 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This statement is intended to require more consistent accounting that eliminates exemption and provides a means to simplify the accounting for hybrid financial instruments. This statement is effective for all financial instruments acquired or issued after January 1, 2007. The Company is currently evaluating SFAS No. 155, although subject to completion of this evaluation, the Company does not anticipate this will have a material impact on the Company's financial position or operating results.

        In June 2006, the FASB issued FIN No. 48, "Accounting for Uncertainty in Income Taxes", an interpretation of FASB Statement No. 109 ("FIN 48"). FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement for uncertain tax positions taken or expected to be taken in income tax returns. The relevant company has to determine whether it is more likely than not that the position would be sustained upon examination by tax authorities. Tax positions that meet the more likely than not threshold are then measured using a probability weighted approach recognizing the largest amount of tax benefit that is greater than a 50% likelihood of being realized upon ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently evaluating FIN 48 although, subject to completion of this evaluation, the Company does not anticipate this will have a material impact on the Company's financial position or operating results.

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements". This new standard provides guidance for using fair value to measure assets and liabilities. Under SFAS 157, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. In this standard, the FASB clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of the principle, SFAS 157 establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data such as the reporting entity's own data. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. The provisions of SFAS 157 are effective for financial statements issued beginning November 15, 2007. The Company is currently reviewing the impact SFAS 157 will have on its consolidated results of operations and financial position.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities". This statement permits entities to choose to measure many financial instruments and certain other items at fair value at specified election dates. The objective is to improve financial reporting by providing the entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This standard also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. This statement is expected to expand the use of fair value measurement. The standard is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. The Company is currently reviewing the impact SFAS 159 will have on its consolidated results of operations and financial position.

Note 3—Related Party Transactions

        The transactions listed below are classified as related party transactions, as each counterparty may be deemed to be an affiliate of the Company.

        Tower sponsored the Company's formation, and we entered into a long-term strategic relationship with Tower to secure a stable source of traditional quota share reinsurance and insurance risk-sharing capability. In connection with the Company's formation and capitalization, Tower invested $15.0 million in the Company in consideration of receiving 2,555,000 shares of the Company's common shares. The common shares held by Tower represent 8.6% the Company's outstanding common shares. The Company also issued ten-year warrants to Tower to purchase an additional 1,127,000 of the Company's common shares at an exercise price of $10.00 per share, which shares represent 3.5% of the Company's common shares outstanding on a fully-diluted basis. The shares held by Tower, together with the shares issuable upon exercise of the Tower warrants, represent 11.6% of the Company's outstanding common shares on a fully-diluted basis. Michael H. Lee is the Chief Executive Officer of both CastlePoint and Tower and has employment agreements with both companies. Mr. Lee's initial salary was based on a peer company review discounted to reflect the fact that he is also Chairman of the Board, President and Chief Executive Officer of Tower.

        In April 2006, the Company entered into a master agreement, certain reinsurance agreements, a program management agreement and a service and expense sharing agreement with Tower and its insurance subsidiaries. In addition, CastlePoint Re participates as a reinsurer of Tower's property and excess of loss reinsurance agreements. CastlePoint Re entered into three multi-year quota share reinsurance agreements with Tower's insurance subsidiaries: the brokerage business quota share reinsurance agreement, the traditional program business quota share reinsurance agreement and the specialty program business and insurance risk-sharing business quota share reinsurance agreement. Under these agreements, Tower's insurance companies cede to CastlePoint Re between 25% and 45% of each of their brokerage business, between 50% and 75% for traditional program business, effective as of July 1, 2006, and between 75% and 85% of their specialty program business and insurance risk-sharing business, subject to a periodic adjustment. The ceding commission for brokerage business is initially fixed at 34% of the ceded written premium, and will in later years be subject to upward or downward adjustments depending on the loss ratio. The ceding commission on the traditional program business will be 30% less expenses shared with Tower, effective as of July 1, 2006, and the specialty program business and insurance risk-sharing business is 30% and may be adjusted upward based on the loss ratio. The reinsurance agreements (as amended) have a term of four years, subject to certain early termination rights of the parties. In addition, CastlePoint Re participates as a reinsurer in Tower's property and casualty excess of loss reinsurance program effective May 1, 2006, and in Tower's property catastrophe reinsurance program, effective July 1, 2006. Premiums receivable from and losses payable to Tower as of December 31, 2006 were $42.4 million and $3.5 million, respectively, while unearned premium reserves and loss reserves with Tower were $80.7 million and $33.2 million, respectively. The total underwriting impact related to the agreements with Tower as discussed above is as follows:

December 31, 2006
($ in thousands)
Net premiums earned	$76,963
Net losses incurred	39,940
Net commission expense	26,534

        CastlePoint Management entered into a service and expense sharing agreement with Tower's insurance subsidiaries which will result in insurance company services offered by Tower, such as claims adjustment, policy administration, technology solutions, underwriting, and risk management services, to U.S. domiciled insurance subsidiaries of the Company, as well as to companies appointed as managing general underwriters by those companies. As of December 31, 2006, there were no costs associated with the insurance company services provided by Tower's insurance subsidiaries. For services rendered in support of CastlePoint Management's infrastructure as contemplated by the service and expense sharing agreement, Tower charged CastlePoint Management $0.7 million for the year ended December 31, 2006.

        In April 2006, CastlePoint Management entered into a program management agreement with Tower Insurance Company of New York and Tower National Insurance Company, whereby CastlePoint

Management was appointed to perform certain underwriting and claims services with respect to the specialty program business and insurance risk-sharing business. Under the program management agreement, Tower agreed to pay CastlePoint Management a management fee based on an initial management fee percentage of 30% less boards, bureau and premium taxes (which will be applied each year as to premium written during that year and will be adjusted based on the net loss ratio of the business covered under the program management agreement). Premiums collected and due to Tower for program business at December 31, 2006 were $1.1 million. At December 31, 2006, CastlePoint Management recorded commission revenue of $2.3 million from Tower.

        On December 4, 2006, CastlePoint Management purchased 40,000 shares of Tower Preferred Stock with a $0.01 par value per share and a $1,000 liquidation preference per share for an aggregate amount of $40.0 million. The dividends on Tower Preferred Stock were non-cumulative and payable quarterly at a rate of 8.66% per annum. See Note 17—"Debt" for additional details.

        On December 4, 2006, CastlePoint Management purchased from Tower all of the issued and outstanding capital stock of Tower Idemnity Company of America, a U.S. licensed insurance company, for a cash purchase price of $350,000 plus approximately $8.4 million which was the adjusted statutory surplus of that company at closing. This company was subsequently renamed to CastlePoint Insurance. As at December 31, 2006, CastlePoint Insurance did not conduct any business and did not have any premium income, obligations relating to insurance policies, employees, operations or real estate. CastlePoint Insurance entered into three pooling agreements with Tower effective as of January 1, 2007, subject to regulatory approval by the New York State Insurance Department.

Note 4—Investments

        The amortized cost and fair value of the investments in fixed maturity securities were as follows:

	Cost or Amortized Cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
	($ in thousands)
December 31, 2006:
Bonds:
US Government and agencies securities	$18,650	$19	$(10)	$18,659
Corporate fixed maturities	88,785	398	(22)	89,161
Mortgage & asset-backed securities	186,443	1,342	(78)	187,707

Total fixed maturities	293,878	1,759	(110)	295,527
Short term investments	51,626	12	0	51,638

Total available-for-sale investments	345,504	1,771	(110)	347,165
Investment in Tower preferred stock	40,000	—	—	40,000
Common trust securities	3,094	—	—	3,094

Total investments	$388,598	$1,771	$(110)	$390,259

        A summary of the amortized cost and fair value of the Company's investment in fixed-maturity securities as of December 31, 2006 by contractual maturity is shown below. Actual maturity may differ from contractual maturity because certain borrowers may have the right to call or prepay certain obligations with or without call or prepayment penalties.

Years to Maturity	Amortized Cost	Estimated Fair Value
	($ in thousands)
Less than one year	$8,557	$8,558
One to five years	96,622	96,996
Five to ten years	2,256	2,266
Mortgage and asset-backed securities	186,443	187,707

Total fixed maturities	$293,878	$295,527

Tower Series A Non-Cumulative Convertible Redeemable Perpetual Preferred Stock

        On December 4, 2006, CastlePoint Management purchased 40,000 shares of Tower Preferred Stock for an aggregate amount of $40.0 million. The Tower Preferred Stock dividends were non-cumulative and payable quarterly at a rate of 8.66% per annum. The Tower Preferred Stock was redeemable by Tower at any time at a price equal to the per share value plus declared and unpaid dividends, upon thirty days notice. The Tower Preferred Stock had no voting rights, except as required by law, and except that if Tower failed to pay six dividends, whether or not consecutive, the holders of the Tower Preferred Stock, voting as a separate class, would be entitled to elect one director to Tower's board of directors until Tower has thereafter paid in full at least four dividends, whether or not consecutive. Tower Preferred Stock dividends of $250,178 for the period from December 4, 2006 through December 31, 2006 were reported as net investment income. The Tower Preferred Stock included a convertible feature which was considered an embedded derivative. The Company valued the Tower Preferred Stock at cost. Since as of December 31, 2006, the Company was aware that Tower intended to redeem the Tower Preferred Stock in full, the Company placed no additional value on the embedded derivative feature.

        On January 4, 2007, the Company's Board of Directors approved the waiver of the thirty day notice period by Tower to redeem Tower Preferred Stock. On January 26, 2007, Tower redeemed Tower Preferred Stock in full for $40.0 million. Tower also paid accrued interest of approximately $0.3 million.

        Major categories of the Company's net investment income are as follows:

December 31, 2006
($ in thousands)
Income:
Fixed maturity securities	$8,908
Short term securities	100
Dividends on preferred stock	250
Cash and cash equivalents	2,378

Total	11,636
Expenses:
Investment expenses	452

Net investment income	$11,184

        Proceeds from the sale of fixed maturity securities were $127.3 million as of December 31, 2006. The Company's net realized gains and the change in net unrealized appreciation on investments, net of deferred taxes, are as follows:

December 31, 2006
($ in thousands)
Fixed maturities:
Gross realized gains	$41
Gross realized losses	(6)

Net realized gains	$35
Change in net unrealized appreciation on investments:
Fixed maturities—available for sale	$1,661
Deferred taxes	(4)

Change in net unrealized appreciation on investments, net of tax	1,657

Total net realized gains and change in net unrealized appreciation on investments	$1,692

        As of December 31, 2006, the Company did not have any securities for which the fair value was no more than 1% below amortized cost, well within the guidelines of our policy, and therefore determined that it did not hold any investments that it considered to be other than temporarily impaired.

        The Company's invested assets that were in an unrealized loss position at December 31, 2006 had all been held for less than 12 months and are as follows:

		Less than 12 Months
	Number of Positions	Book Value	Fair Value	Unrealized losses
		($ in thousands)
US Gov't/Agency	3	4,660	4,669	(9)
Corporates	10	11,693	11,671	(22)
Mortgage & asset backed	17	31,822	31,744	(78)

Total fixed maturity		48,175	48,084	(109)
Short term	2	1,757	1,756	(1)

Total	32	49,932	49,840	(110)

        In applying its accounting policy, the Company determined that it did not need to record any other than-temporary impairment charges in 2006.

Note 5—Property-Casualty Insurance Activity

(a)
Premiums written, ceded and earned are as follows:

December 31, 2006	Assumed	Net
	($ in thousands)
Premiums written	$165,151	$165,151
Change in unearned premiums	(86,181)	(86,181)

Premiums earned	$78,970	$78,970

        As of December 31, 2006, all premiums written were from assumed reinsurance and no ceded reinsurance was entered into. The Company did not write any direct premiums written in 2006.

(b)
The components of the liability for loss and loss adjustment expenses as of December 31, 2006 are as follows:

Gross Liability
($ in thousands)
Case-basis reserves	$11,813
IBNR reserves	22,379

Total	$34,192

        Activity in the liability for loss and loss adjustment expenses is summarized as follows:

December 31, 2006
($ in thousands)
Balance at January 1, 2006	—
Incurred related to:
Current year	40,958
Prior years	—

Total incurred	40,958

Loss portfolio transfer	21
Paid and payable:
Current year	6,787
Prior years	—

Total paid and payable	6,787

Balance at December 31, 2006	$34,192

Note 6—Deferred Acquisition Costs

        Acquisition costs incurred have been deferred and amortized to income as follows:

December 31, 2006
($ in thousands)
Deferred acquisition costs at January 1, 2006	$—
Cost incurred during period:
Commission and brokerage	58,794
Other underwriting and acquisition costs	974

Total cost incurred during period	59,768
Amortization	(29,405)

Deferred acquisition costs at December 31, 2006	$30,363

Note 7—Capital Stock

  (a)
  Authorized and issued

        The Company's authorized share capital is 100,000,000 common shares with a par value of $0.01 each, of which there are 29,580,000 common shares issued and outstanding.

        On February 6, 2006, Tower invested $15.0 million in the Company in consideration of receiving 2,555,000 shares of the Company's common shares. On April 4 and 5, 2006, the Company issued a total of 27,025,000 common shares. Of these shares, 26,525,000 were sold at $10.00 per share and 500,000 were sold at $9.30 per share. Proceeds to the Company from this issuance, after offering and related expenses, were $249.2 million.

        The holders of the Company's common shares are entitled to receive dividends and are allocated one vote per share, provided that, if the controlled shares of any shareholder or group of related shareholders constitute more than 9.5% percent of the outstanding common shares of the Company, their voting power will be reduced to 9.5% percent. There are various restrictions on the ability of certain shareholders to dispose of their shares.

  (b)
  Warrants

The warrants were issued to Tower in recognition of the full value received from Tower as the Company's sponsor, which included the development of the Company's business strategy, the development of the private offering to raise initial funds for the Company's operations, and the transfer of certain executives to the Company. In consideration of Tower's contribution, the Company issued warrants to Tower to purchase up to 1,127,000 common shares of the Company. The 1,127,000 common shares issuable upon exercise of the warrants represent 3.5% of the Company's common shares outstanding on a fully diluted basis at December 31, 2006, and such number of shares is based on what the Company believed would be an acceptable percentage of common shares to grant to Tower upon exercise of the warrants to compensate Tower for its contributions to the Company. The warrants are effective as of April 6, 2006 and will expire on April 6, 2016. The warrants are exercisable at a price per share of $10.00, equal to the price per share paid by investors in the private offering.

        The warrants may be settled using either the physical settlement or net-share settlement methods. The warrants have been classified as equity instruments, in accordance with EITF 00-19: "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock". The warrants were initially measured at an aggregate fair value of $4.6 million and recorded as additional paid-in capital with an offsetting charge to other operating expenses in the Statement of Income.

        The fair value of the warrants issued was estimated on the date of grant using the Black-Scholes option-pricing model. The volatility assumption used, of 25%, was derived from the historical volatility of the share price of a range of publicly-traded Bermuda reinsurance companies with similar types of business to that of the Company. No allowance was made for any potential illiquidity associated with the absence of public trading of the Company's shares. The other assumptions in the option pricing model were as follows: risk free interest rate of 5%, expected life of ten years and a dividend yield of 1%.

Note 8—Equity Compensation Plans

  2006 Long-Term Equity Compensation Plan

        The Company adopted the provision of SFAS No. 123-R effective January 1, 2006 and granted all of its stock options after that date. The compensation cost of awards shall be based on the grant-date value of those awards as calculated under SFAS No. 123-R and amortized over the vesting period. The Company's 2006 Long-Term Equity Compensation Plan (the "Plan") provides for grants of any option, stock appreciation right ("SAR"), restricted share, restricted share unit, performance share, performance unit, dividend equivalent or other share-based award. The total number of shares reserved for issuance under the Plan is 1,735,021 common shares, of which 1,126,166 have been issued to senior management and non-employee directors. The Plan is administered by the compensation committee of the board of directors of the Company. The stock options granted to employees on April 4, 2006 vest in installments over 42 months of service and the stock options granted to non-employee directors on April 4, 2006 vest after 12 months of service. No SARs or restricted stock have been granted to date.

        The fair value of the options granted in 2006 was estimated using the Black-Scholes pricing model as of April 4, 2006, the date of the initial grant, with the following weighted average assumptions: risk free interest rate of 5.0%, dividend yield of 1.0%, volatility factors of the expected market price of the Company's common shares of 25.0% and a weighted-average expected life of the options of 10 years. The fair value measurement objective of SFAS No. 123-R is achieved using the Black-Scholes model as the model (a) is applied in a manner consistent with the fair value measurement objective and other requirements of SFAS No.123-R, (b) is based on established principles of financial economic theory and generally applied in that field and (c) reflects all substantive characteristics of the instrument. The aggregate intrinsic value (being the difference between the fair value and exercise price of the options) of the options at December 31, 2006 is $1.1 million based on the fair value of $11.00 per share. At this time, no options have been vested and therefore, no options are exercisable.

  Stock Options

        The following table provides an analysis of stock option activity for the year ended December 31, 2006:

	Number of shares	Weighted Average Exercise Price
Outstanding, beginning of year	—	$—
Granted at market value	1,126,166	10.00
Forfeitures and expirations	(43,500)	10.00
Exercised	—	—

Outstanding, end of year	1,082,666	$10.00

Exercisable, end of year	—	—

Weighted average fair value per share of options granted		$4.09

        Options outstanding as of December 31, 2006 are shown on the following schedule:

	Options Outstanding
Range of Exercise Prices	Number of Shares	Average Remaining Contractual Life	Weighted Average Exercise Price
$10.00	1,082,666	9.25 years	$10.00

Total Options	1,082,666	9.25 years	$10.00

        As of December 31, 2006, there was $3.4 million of unrecognized compensation costs related to 1,082,666 non-vested stock options. For employees, the cost is expected to be recognized over the vesting periods of the individual options which extend up to 42 months. For non-employee directors, the cost is expected to be recognized over the vesting period of 12 months. For the year ended December 31, 2006, the Company recognized $1.0 million of compensation expense related to share-based compensation.

Note 9—Taxation

Bermuda

        Under current Bermuda law, the Company has received an undertaking from the Bermuda government exempting it from all local income, withholding and capital gains taxes until March 28, 2016. At the present time, no such taxes are levied in Bermuda.

United States

        The Company and its non-U.S. subsidiaries believe that they operate in a manner such that they will cause them to not be considered to be engaged in a trade or business in the United States. Accordingly, the Company and its non-U.S. subsidiaries have not recorded any provision for U.S. taxation.

        The Company's U.S. subsidiaries, CastlePoint Management and CastlePoint Insurance, are subject to income taxes and have recorded the appropriate balances for current and deferred income taxes under SFAS No. 109 as follows:

December 31, 2006
($ in thousands)
Current federal and state income tax expense	$2
Deferred federal and state income tax benefit	(1,095)

Income tax benefit	$(1,093)

        Deferred tax assets and liabilities are determined using enacted tax rates applicable to the period the temporary differences are expected to be recovered or net operating losses utilized. Accordingly, the current period income tax provision can be affected by the enactment of new tax rates. The net deferred income taxes on the balance sheet reflect temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and income tax purposes, with tax effected at a 35% rate for the period.

        The component of deferred taxes is as follows:

December 31, 2006
(in thousands)
Deferred tax assets:
Stock Options	$177
Net operating losses, carried forward	916

Total deferred tax assets	$1,093

Deferred tax liabilities:
Unrealized appreciation of securities	$4

Total deferred tax liabilities	4

Net deferred tax assets	$1,089

        Based upon projections of future taxable income over the periods in which the deferred tax assets are deductible, the Company believes it is more likely than not that it will realize the benefits of these deductible differences and therefore did not establish a valuation allowance for the year ended December 31, 2006. In accordance with SFAS No. 109, the Company anticipates that the related deferred tax assets will be realized based on the generation of net commission income by CastlePoint Management and the expectation of future profitable business which was the result of several key business developments that occurred in December 2006. On December 4, 2006, CastlePoint Management acquired CastlePoint Insurance, which is a licensed carrier in the states of New York and New Jersey. As a result, a brokerage pooling agreement between Tower and CastlePoint Insurance was executed such that 15% of the Tower brokerage business will be either written directly by CastlePoint Insurance or assumed from Tower effective January 1, 2007, providing expected underwriting income and investment income.

        The provision for federal income tax incurred is different from that which would be obtained by applying the federal income tax rate to net income before income taxes. The items causing these differences are as follows:

	December 31, 2006	Effective tax rate
	($ in thousands)
Income tax expense at the Federal Statutory Rate	3,307	35%
Effect of foreign operations	(4,407)	(47)%
Other	6	0%

Income tax benefit	$(1,093)	(12)%

Note 10—Employee Benefit Plans

United States

        The Company maintains a defined contribution Employee Pre-tax Savings Plan ((401)(k) Plan) for its employees. The Company contributes 50% of each participant's contribution up to 8% of the participant's compensation.

Bermuda

        The Company maintains three separate defined contribution plans for its employees, all of which are managed externally. One plan for Bermudian employees (the Bermuda Plan), one for non-U.S. and non-Bermudian employees (the Non-Resident Plan) and one for U.S. citizens based in Bermuda (the 401(k) Plan). Employees are only eligible to join these plans on reaching age 23. For both the Bermuda and Non-Resident Plans, the Company matches the employees contribution at 5% of the participant's compensation. The Company's contribution vests over 2 years. For U.S. citizens based in Bermuda, a defined contribution Employee Pre-tax Savings Plan ((401)(k) Plan) is available. The Company contributes 50% of each participant's contribution up to 8% of the participant's compensation.

        As of December 31, 2006, the Company expensed $31,042 for its defined contribution retirement plan. The Company does not provide defined benefit pension plans for its employees.

Note 11—Commitments and Contingencies

  (a)    Concentrations of credit risk

        As of December 31, 2006, the Company's assets primarily consisted of investments, cash and assumed premium receivable. The Company believes it bears minimal credit risk in its cash on deposit. Although there may be credit risk with respect to its assumed premium receivable from Tower Insurance Company of New York, an insurance company subsidiary of Tower, the Company believes these premiums will be fully collectible. At December 31, 2006, the Company has aggregate investments in a single entity that are in excess of 10% of shareholders equity such as U.S. government and U.S. government-sponsored enterprises and investment in Tower Preferred Stock. U.S. government-sponsored enterprises do not have the full and complete support of the U.S. government and, therefore, the Company faces credit risk in respect of these holdings. The Company believed that its investment in Tower Preferred Stock of $40.0 million bore minimal credit risk and this investment was redeemed in full subsequent to December 31, 2006.

  (b)    Employment agreements

        The Company has entered into employment agreements, effective April 4, 2006, with certain individuals. The employment agreements provide for option awards, executive benefits and severance payments under certain circumstances.

        During the year ended December 31, 2006, the Company recorded accrued severance expense in the amount of $0.3 million for one employee.

  (c)    Operating leases

        The Company leases and/or subleases space in Hamilton, Bermuda, Warwick, Bermuda, New York, New York and Lisle, Illinois. CastlePoint Re made a sublease arrangement for premises in Hamilton, Bermuda (but it has not yet executed a related sublease agreement), as of September 1, 2006, which is expected to expire on March 31, 2007. CastlePoint Holdings, Ltd. entered into two-year sublease agreements (on behalf of two of its employees) for two residential premises in Warwick, Bermuda as of December 22, 2006 and January 1, 2007, respectively. The terms of these sublease agreements will expire December 21, 2008 and December 31, 2008, respectively. CastlePoint Management currently subleases office space in New York, New York from Tower Insurance Company of New York, at its cost, pursuant to an arrangement covered by the service and expense sharing agreement between these parties. CastlePoint Management plans to enter into an agreement to sublet additional office space from Tower in New York City on terms that have not yet been determined. CastlePoint Management made an arrangement to lease office space in Lisle, Illinois (but it has not yet executed a related lease agreement), as of October 1, 2006, which will expire on September 30, 2007. Future minimum lease commitments for 2007 and 2008 are $283,527 and $258,000, respectively. There are no commitments thereafter.

  (d)    Trust Agreements

  New York Regulation 114 Trust

        As required by the Company's reinsurance agreements with its cedants, CastlePoint Re is required to collateralize amounts through a letter of credit, cash advance, funds held or a trust account meeting the requirements of New York Regulation 114. The amount of the letter of credit or trust is to be adjusted each calendar quarter, and the required amount is to be at least equal to the sum of the following contract amounts: (i) unearned premium reserve, (ii) paid loss and loss adjustment expense payable, (iii) loss and loss adjustment expenses reserves, (iv) loss incurred but not reported, (v) return and refund premiums, and (vi) less premium receivable. As of December 31, 2006, CastlePoint Re maintains a New York Regulation 114 trust in the amount of $97.8 million at State Street Bank and Trust Company, a Massachusetts trust company. CastlePoint Re earns and collects the interest on the trust funds.

  Alien Excess or Surplus Lines Insurers

        Effective July 31, 2006, CastlePoint Re entered into an "Alien Excess or Surplus Lines" Trust Agreement with State Street Bank and Trust Company, a Massachusetts trust company, to establish a trust fund in the United States as security for U.S. policyholders and third party claimants in connection with seeking to qualify as an eligible or approved excess or surplus lines insurer in certain U.S. jurisdictions. As of December 31, 2006, CastlePoint Re maintains an alien excess or surplus lines trust in the amount of $6.0 million at State Street Bank and Trust Company. CastlePoint Re earns and collects the interest on the trust funds.

  (e)    Deposit Insurance

        The Company maintains its cash balances at financial institutions in both United States and Bermuda. In the United States, the Federal Deposit Insurance Corporation secures accounts up to $100,000 at these institutions. Bermuda laws do not give similar protection to Bermuda depositors or checking account users or savers. Management monitors balances in excess of insured limits and believes they do not represent a significant credit risk to the Company.

  (f)    Commitments through guarantees

        In December 2006, CastlePoint formed the two Trusts, of which the Company owns all of the common trust securities. CastlePoint Holdings, Ltd. has guaranteed, on a subordinated basis, CastlePoint Management's obligations under its junior subordinated debentures and distributions and other payments due on the Trusts' preferred securities. These guarantees provide a full and unconditional guarantee of amounts due on the Trusts' preferred securities. See Note 17—"Debt" for additional details.

  (g)    Regulatory trusts

        At December 31, 2006, U.S. Treasury Notes with fair values of approximately $2.5 million were on deposit with New York state to comply with the insurance laws of the state of New York, in which CastlePoint Insurance is licensed.

Note 12—Statutory Financial Information and Accounting Policies

Bermuda

        CastlePoint Re is registered as a Class 3 reinsurer under The Insurance Act 1978 (Bermuda), amendments thereto and related regulations (the "Insurance Act"). Under the Insurance Act, CastlePoint Re is required to prepare Statutory Financial Statements and to file a Statutory Financial Return. The Insurance Act also requires CastlePoint Re to maintain a minimum share capital of $120,000 and to meet a minimum solvency margin. To satisfy these requirements, CastlePoint Re was required to maintain a minimum level of statutory capital and surplus of $25.1 million at December 31,

2006. CastlePoint Re was also required to maintain a minimum liquidity ratio. All requirements were met by CastlePoint Re throughout the period.

        The statutory assets were approximately $367.8 million and statutory capital and surplus was approximately $243.1 million, as of December 31, 2006.

        For Bermuda registered companies, there are some differences between financial statements prepared in accordance with U.S. GAAP and those prepared on a statutory basis. Certain assets are non-admitted under Bermuda regulations and so deferred policy acquisition costs have been fully expensed to income and prepaid expenses and fixed assets removed from the statutory balance sheet.

United States

        For regulatory purposes, CastlePoint Insurance, domiciled in the state of New York, prepares its statutory basis financial statements in accordance with practices prescribed or permitted by the statutory accounting practices of CastlePoint Insurance's state of domicile—New York, which differ in certain significant respects from U.S. GAAP. Prescribed statutory accounting practices (SAP) include state laws, regulations, and general administrative rules, as well as a variety of publications of the National Association of Insurance Commissioners (NAIC). Permitted statutory accounting practices encompass all accounting practices that are not prescribed; such practices differ from state to state, may differ from company to company within a state, and may change in the future.

        For the year ended December 31, 2006, CastlePoint Insurance reported statutory basis surplus with respect to policyholders of $8.4 million and was required to maintain minimum capital and surplus of $4.0 million in accordance with New York Insurance Law.

Note 13—Fair Value of Financial Instruments

        SFAS No. 107 "Disclosure about Fair Value of Financial Instruments" requires all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the balance sheet, for which it is practicable to estimate fair value. The Company's assets and liabilities in the balance sheet approximate fair value, except for balances relating to reinsurance contracts which are not in the scope of SFAS No. 107. The Company uses the following methods and assumptions in estimating the fair value of the financial instruments presented:

        Cash and cash equivalents and short term investments: The carrying amounts approximate fair values.

        Investments: Fair value disclosures for investments are included in "Note 2—"Investments".

        Subordinated debentures: The carrying values reported in the accompanying balance sheets for these instruments approximate fair value due to the credit quality and stability of the interest rate since the issuance date.

Note 14—Earnings Per Share

        The following table shows the computation of the Company's basic and diluted earnings per share:

	Loss (Numerator)	Shares (Denominator)	Per Share Amount
	($ in thousands, except shares and per share amounts)
December 31, 2006
Net income	$10,543

Basic earnings per share	10,543	22,336,002	$0.47
Effect of dilutive securities:
Stock options	—	—
Warrants	—	—

Diluted earnings per share	$10,543	22,336,002	$0.47

        Weighted average stock options outstanding of 802,977 and weighted average warrants outstanding of 829,597 for the year have been excluded as these were anti-dilutive to the earnings per share, based on the exercise price for the options and warrants of $10.00 per share and the weighted average fair value per share of $9.76.

Note 15—Segment Information

        The Company reports its business in three segments: insurance, reinsurance and insurance services. The insurance segment will include the results of CastlePoint Insurance and CastlePoint Re for excess and surplus lines written on a primary basis. CastlePoint Insurance did not conduct any business and did not have any premium income, obligations relating to insurance policies, employees and operations in the year ended December 31, 2006. No business has been conducted by this proposed segment to date. The reinsurance segment includes the results from the reinsurance business written through CastlePoint Re. The insurance services segment includes the results from managing the specialty program business and insurance risk-sharing business through CastlePoint Management, as well as results from providing unbundled insurance services to program underwriting agents.

        The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates segment performance based on segment profit,

which excludes investment income, realized gains and losses, general corporate expenses, interest expenses, income taxes and any other non-core business income or expenses.

December 31, 2006
($ in thousands)
Reinsurance Segment
Revenues:
Net premiums earned	$78,970

Total revenues	78,970
Expenses:
Net loss and loss adjustment expenses	40,958
Commission expenses	27,209

Other underwriting expenses	1,383

Total expenses	69,550

Segment profit	$9,420

December 31, 2006
($ in thousands)
Insurance Services Segment
Revenues:
Direct commission revenue from program business	$2,334

Total revenues	2,334
Expenses:
Direct commission expenses from program business	1,688
Other insurance services expenses	3,601

Total expenses	5,289

Segment loss	$(2,955)

        The following table reconciles revenues by segment to consolidated revenues:

December 31, 2006
($ in thousands)
Revenues:
Insurance segment	$—
Reinsurance segment	78,970
Insurance services segment	2,334

Total segment revenues	81,304
Net Investment income	11,184
Net realized capital gains	35

Consolidated revenues	$92,523

        The following table reconciles the results of the Company's individual segments to consolidated income before taxes:

December 31, 2006
($ in thousands)
Insurance segment profit	$—
Reinsurance segment profit	9,420
Insurance services segment loss	(2,955)

Segment profit	6,465
Net investment income	11,184
Net realized capital gains	35
Corporate expenses	(3,072)
Interest expense	(557)
Other expense	(4,605)

Income before taxes	$9,450

        The following table reconciles the assets of the Company's individual segments to consolidated assets:

December 31, 2006
($ in thousands)
Assets:
Insurance segment	$8,850
Reinsurance segment	395,414
Insurance services segment	98,440

Total segment assets	502,704
Corporate assets	8,638

Consolidated assets	$511,342

Note 16—Dividends Declared

        On October 31, 2006, the board of directors authorized the payment of a quarterly dividend of $0.025 per share in the amount of $0.7 million, payable on December 29, 2006 to shareholders of record as of December 15, 2006. On July 31, 2006, the board of directors authorized the payment of a quarterly dividend of $0.025 per share and a special dividend of $0.025 per share, in the aggregate amount of $1.5 million, payable on September 29, 2006 to shareholders of record as of September 15, 2006. The aggregate amount of dividends declared and paid for the year was $2.2 million.

Note 17—Debt

Subordinated Debentures

        In November and December 2006, CastlePoint Management formed Trust I and Trust II, of which the Company owns all of the common trust securities. On December 1, 2006 and December 14, 2006, respectively, Trust I and Trust II each issued $50.0 million of trust preferred securities for cash at a fixed rate during the first five years (equal to 8.66% and 8.551% per annum, respectively), after which the interest rate will become floating and equal to the three month London Interbank Offered Rate (LIBOR) plus 3.5% per annum (calculated quarterly). The Trusts invested the proceeds thereof and the proceeds received from the issuance of the common trust securities in exchange for approximately $103.1 million of junior subordinated debentures (the "Debentures") issued by CastlePoint Management, with terms which mirror those of the trust preferred securities.

        The Debentures are unsecured obligations of CastlePoint Management and are subordinated and junior in right of payment to all present and future senior indebtedness of CastlePoint Management. The Debentures issued to Trust I bear interest that is fixed at 8.66% until December 1, 2011, and the coupon will float quarterly thereafter at the three months LIBOR rate plus 3.5% per annum calculated quarterly. The Debentures issued to Trust II bear interest that is fixed at 8.551% until December 14, 2011, and the coupon will float quarterly thereafter at the three months LIBOR rate plus 3.5% per annum calculated quarterly. All of these subordinated debentures have stated maturities of thirty years. CastlePoint Management has the option to redeem any or all of the Debentures beginning five years from the date of issuance, at the principal amount plus accrued and unpaid interest. If CastlePoint Management chose to redeem the Debentures, the Trusts would then redeem the trust preferred securities at the same time. The issuer of the Debentures has the right under the indenture to defer payments of interest on the Debentures, so long as no event of default has occurred and is continuing, by deferring the payment of interest on the Debentures for up to 20 consecutive quarterly periods ("Extension Period") at any time and from time to time. During any Extension Period, interest will continue to accrue on the Debentures.

        The Company has guaranteed, on a subordinated basis, CastlePoint Management's obligations under the Debentures and distributions and other payments due on the Trusts' preferred securities. These guarantees provided a full and unconditional guarantee of amounts due on the Trusts' preferred securities. Issuance costs of $1.5 million each for Trust I and Trust II respectively were deferred and are being amortized over the term of the subordinated debentures using the effective interest method. The proceeds of this issuance of subordinated debentures were used for general corporate purposes, including acquisition and capitalization of CastlePoint Insurance.

        The Trusts are variable interest entities pursuant to FIN 46(R) because the holders of the equity investment at risk do not have adequate decision making ability over the Trusts' activities.

Note 18—Business Combination

        On December 4, 2006, CastlePoint Management closed on its purchase of the outstanding common stock of a shell property casualty insurance company, Tower Indemnity Company of America ("TICA") from Tower. TICA will be renamed to "CastlePoint Insurance Company" in early 2007. The purchase price was $8.8 million and included $8.5 million of invested assets and two state licenses, from New York and New Jersey. Of the $8.5 million in invested assets, $6.1 million was cash and cash equivalents and $2.4 million was fixed maturity securities deposited with the state of New York to comply with the insurance laws of the state in which the Company is licensed. The Company capitalized $350,000 million of the $8.8 million as intangible assets related to state licenses with indefinite useful lives subject to annual impairment test. The primary purpose of this purchase is the acquisition of two state licenses.

Note 19—Subsequent Events

        The Company and Tower have agreed that, effective January 1, 2007, Tower National Insurance Company would no longer a party to the quota share reinsurance agreements and pooling agreements referred to in Note 3—"Related Party Transactions", so that Tower Insurance Company of New York is the only Tower subsidiary that is a party to those agreements. Tower National Insurance Company remains a party to its program management agreement with CastlePoint Management.

        Effective January 1, 2007, CastlePoint Insurance entered into pooling agreements with Tower, subject to regulatory approval by the New York State Insurance Department.

        On January 3, 2007, the Company's board of directors approved the waiver of the thirty day notice period by Tower to redeem the preferred stock. On January 26, 2007, Tower redeemed the Tower Preferred Stock in full for $40 million plus accrued interest of approximately $0.3 million.

        On February 25, 2007 the Company's board of directors authorized the payment of a quarterly dividend of $0.025 per share, payable on March 30, 2007, to the Company's shareholders of record as of March 15, 2007.

Note 20—Unaudited Quarterly Financial Information

	2006
	First	Second	Third	Fourth	Total
	($ in thousands, except per share amounts)
Revenues	$—	$23,834	$31,654	$37,035	$92,523
Segment profit (loss)	(122)	1,223	2,670	2,693	6,465
Net income (loss)	(472)	(1,176)	5,385	6,806	10,543
Earnings per share
Basic	NM	0.04	0.18	0.23	0.47
Diluted	NM	0.04	0.18	0.23	0.47

NM—not meaningful

CASTLEPOINT HOLDINGS, LTD.
SCHEDULE I—SUMMARY OF INVESTMENTS
OTHER THAN INVESTMENTS IN RELATED PARTIES

	December 31, 2006
	Amortized Cost	Fair value	Amount reflected on Balance Sheet
Bonds:
US government and agencies securities	$18,650	$18,659	$18,659
Corporate fixed maturities	88,784	89,161	89,161
Mortgage & asset-backed securities	186,443	187,707	187,707

Total fixed maturities	293,877	295,527	295,527
Short term investments	51,626	51,638	51,638

Total available-for-sale investments	345,503	347,165	347,165
Common trust securities	3,094	3,094	3,094

Total investments, other than investments in related parties	$348,597	$350,259	$350,259

CASTLEPOINT HOLDINGS, LTD.
SCHEDULE II—CONDENSED FINANICIAL INFORMATION OF THE REGISTRANT
CONDENSED BALANCE SHEET
($ in thousands)

	as at December 31, 2006	as at December 31, 2005
Assets
Investment in subsidiaries	$278,864	$—

Total investments	278,864	—
Cash and cash equivalents	54	—
Other assets	1,330	648

Total Assets	$280,248	$648

Liabilities
Accounts payable and accrued expenses	$535	$684

Total liabilities	535	684
Total Shareholders' Equity	279,713	(36)

Total Liabilities and Shareholders' Equity	$280,248	$648

CASTLEPOINT HOLDINGS, LTD.
SCHEDULE II—CONDENSED FINANICIAL INFORMATION OF THE REGISTRANT
CONDENSED STATEMENT OF CASH FLOWS
($ in thousands)

Year ended December 31, 2006
Cash flows from operating activities:
Net income	$10,543
Adjustments to reconcile net income to net cash provided by (used in) operations:
Equity in undistributed net income of subsidiaries	(13,625)
Warrants issued	4,605
Increase in assets:
Other assets	(58)
Increase in liabilities:
Accounts payable and accrued expenses	204

Net cash flows provided by operations	1,669

Cash flows from investing activities:
Investment in Subsidiaries	(262,620)

Net cash flows used in investing activities	(262,620)

Cash flows from financing activities:
Net proceeds from Tower Group, Inc.	15,000
Net proceeds from private offering	249,165
Registration costs paid and deferred	(942)
Dividends to shareholders	(2,219)

261,004

Increase in cash and cash equivalents	54
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$54

Supplemental disclosures of cash flow information:
Cash paid for income taxes	$—
Cash paid for interest	$—

CASTLEPOINT HOLDINGS, LTD.
SCHEDULE II—CONDENSED FINANICIAL INFORMATION OF THE REGISTRANT
CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
($ in thousands)

	Year Ended December 31,	Period Ended December 31,
	2006	2005
Revenues
Net investment income	$—	—

Total revenues	—	—
Equity in net earnings of subsidiaries	15,854	—
Expenses
Other operating expenses	5,311	36

Total underwriting expense	5,311	36
Income before income taxes	10,543	(36)
Income tax	—	—

Net income	$10,543	(36)

Comprehensive Income (loss)
Net income	$10,543	(36)
Equity in other comprehensive income of subsidiaries:	1,657
Comprehensive Income	12,200

CastlePoint Holdings, Ltd. and Subsidiaries

Schedule IV Reinsurance

	Direct Amount	Ceded to Other Companies	Assumed from Other Companies	Net Amount	Percentage of Amount Assumed to Net
Year ended December 31, 2006
Premiums
Property and Casualty Insurance	—	—	165,151	165,151	100.0%
Accident and Health Insurance	—	—	—	—	0.0%
Total premiums	—	—	165,151	165,151	100.0%

CastlePoint Holdings, Ltd. and Subsidiaries

Schedule VI Supplemental Information Concerning Insurance Operations

		Reserves for Unpaid Claims and Claim Adjustment Expenses					Claims and Claim Adjustment Expenses Incurred and Related
Paid Claims and Claim Adjustment Expenses
	Deferred Acquisition Cost		Discount of Reserves	Net Unearned Premium	Earned Premium	Net Investment Income			Amortization of DAC		Premium Written
							Current Year	Prior Year
2006	30,363	34,194	—	86,181	78,970	11,184	40,958	—	(29,405)	6,766	165,151

GLOSSARY OF SELECTED REINSURANCE, INSURANCE AND INVESTMENT TERMS

Acquisition costs:	The aggregate of policy acquisition costs, including commissions and the portion of administrative, general and other expenses attributable to underwriting operations.
Attachment point:	The amount of loss (per occurrence or in the aggregate, as the case may be) above which excess of loss insurance or reinsurance becomes operative.
Broker:
One who negotiates contracts of insurance or reinsurance, receiving a commission for placement and other service rendered, between (1) a policyholder and a primary insurer, on behalf of the insured party, (2) a primary insurer and reinsurer, on behalf of the primary insurer, or (3) a reinsurer and a retrocessionaire, on behalf of the reinsurer.
Bundled Services:	Services generally provided by an insurance company as part of its insurance product offering.
Capacity:
The percentage of surplus, or the dollar amount of exposure, that an insurer or reinsurer is willing or able to place at risk. Capacity may apply to a single risk, a program, a line of business or an entire book of business. Capacity may be constrained by legal restrictions, corporate restrictions or indirect restrictions.
Captives:
Insurance companies that are owned by policyholders or program underwriting agents. "Rent-a-captives" refer to facilities that allow policyholders or program underwriting agents to receive the benefit of captives without owning them; for example, rent-a-captives allow policy holders or program underwriting agents to rent a "cell" within a captive that segregates their underwriting results.
Case reserves:	Loss reserves, established with respect to specific, individual reported claims.
Casualty insurance or reinsurance:
Insurance or reinsurance that is primarily concerned with the losses caused by injuries to third persons (in other words, persons other than the policyholder) and the resulting legal liability imposed on the underlying insured resulting therefrom.
Catastrophe; Catastrophic:
A severe loss or disaster, typically involving multiple claimants. Common perils include earthquakes, hurricanes, hailstorms, severe winter weather, floods, fires, tornadoes, explosions and other natural or man-made disasters. Catastrophe losses may also arise from acts of war, acts of terrorism and political instability.
Catastrophe loss:	Loss and directly identified loss adjustment expenses from catastrophes.
Catastrophe reinsurance:
A form of excess of loss reinsurance which, subject to a specified limit, indemnifies the ceding company for the amount of loss in excess of a specified retention with respect to an accumulation of losses resulting from a catastrophic event. These reinsurance contracts are typically designed to cover property insurance losses but can be written to cover other types of insurance losses such as losses from workers' compensation policies.

Cede; Cedent; Ceding company:	When a party reinsures its liability with another, it transfers or "cedes" business (premiums or losses) and is referred to as the "cedent" or "ceding company."
Ceding commission:
A fee based upon the ceding company's cost of acquiring the business being reinsured (including commissions, premium taxes, assessments and miscellaneous administrative expense), which also may include a profit factor.
Claim:	Request by an insured or reinsured for indemnification by an insurance company or a reinsurance company for loss incurred from an insured peril or event.
Combined ratio:
The combined ratio is the sum of the loss ratio and the underwriting expense ratio. A combined ratio below 100% generally indicates profitable underwriting prior to the consideration of investment income. A combined ratio over 100% generally indicates unprofitable underwriting prior to the consideration of investment income.
Deductible:
The amount of loss that an insured retains, although the insurer is legally responsible for losses within the deductible and looks to the insured for reimbursement for such losses. Contrast this with a self-insured retention (SIR), where the insurer is only responsible for claims in excess of the SIR, regardless of the financial status of the insured.
Directors' and officers' insurance:	Insurance or reinsurance which covers liability for corporate directors and officers for wrongful acts, subject to applicable exclusions, terms and conditions of the policy.
Excess and surplus lines:
Insurers who are not licensed and accept risks on a non-admitted or unregulated basis in accordance with state laws regarding excess and surplus lines insurance. Excess and surplus lines provisions of state law allow excess and surplus lines insurers to provide insurance only for risks for which there is no market available through licensed insurers in such state.
Excess of loss:
A generic term describing insurance or reinsurance that indemnifies the insured or the reinsured against all or a specified portion of losses on underlying insurance policies in excess of a specified amount, which is called a "retention." Also known as non-proportional insurance or reinsurance. Excess of loss insurance or reinsurance is written in layers. An insurer or reinsurer or group of insurers or reinsurers accepts a band of coverage up to a specified amount. The total coverage purchased by the cedent is referred to as a "program" and will typically be placed with predetermined insurers or reinsurers in pre-negotiated layers. Any liability exceeding the outer limit of the program reverts to the ceding company, which also bears the credit risk of an insurer's or reinsurer's insolvency.
Exclusions:	Provisions in an insurance or reinsurance policy excluding certain risks or otherwise limiting the scope of coverage.

Exposure:	The possibility of loss. A unit of measure of the amount of risk a company assumes.
Facultative Reinsurance:	The reinsurance of all or a portion of the insurance provided by a single policy. Each policy reinsured is separately negotiated.
Frequency:	The number of claims occurring during a given coverage period. This is sometimes quoted as number of claims per unit of exposure.
Generally accepted accounting principles ("U.S. GAAP"):
Accounting principles generally accepted in the United States of America, as defined by the American Institute of Certified Public Accountants, or statements of the Financial Accounting Standards Board. U.S. GAAP is the method of accounting to be used by CastlePoint Holdings for reporting to shareholders.
Gross premiums written:	Total premiums for insurance written and assumed reinsurance during a given period.
Incurred but not reported ("IBNR"):
Reserves for estimated losses that have been incurred by insureds and reinsureds but not yet reported to the insurer or reinsurer, including unknown future developments on losses which are known to the insurer or reinsurer.
Layer:	The interval between the retention or attachment point and the maximum limit of indemnity for which an insurer or reinsurer is responsible.
Loss ratio:	Loss ratio is the ratio of losses and loss adjustment expenses incurred to premiums earned and measures the underwriting profitability of our insurance and reinsurance business.
Loss reserves:
Liabilities established by insurers and reinsurers to reflect the estimated cost of claims payments and the related expenses that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written. Reserves are established for losses and for loss expenses.
Losses and loss expense:
The expense of settling claims, including legal and other fees and the portion of general expenses allocated to claim settlement costs (also known as claim adjustment expenses) plus losses incurred with respect to claims.
Losses incurred:	The total losses sustained by an insurer or reinsurer under a policy or policies, whether paid or unpaid. Incurred losses include a provision for IBNR.
Net premiums earned:	The portion of net premiums written during or prior to a given period that was actually recognized as income during such period.
Net premiums written:	Gross premiums written for a given period less premiums ceded to reinsurers and retrocessionaires during such period.

Pooling:
An arrangement or agreement providing a method of sharing premiums and losses between two or more primary insurance companies based on the percentage of participation in the pool by each pool member. The company that manages the pool may share its underwriting expenses related to such management by allocating a portion of these expenses to the other pool members based on their pro rata participation, or be compensated through management fees paid by the other pool members. See also the definition of "Pool management; managing" below.
Pool management; managing:
Services provided by a manager of a pool that may include, among other services, marketing, underwriting and issuing insurance policies, establishing underwriting guidelines, establishing producer and service provider fees and commissions, collecting premiums, adjusting, settling, defending and paying claims, performing administrative and policyholder services, as well as managing and administering existing and pool reinsurance. A pool manager earns a management fee for providing these and similar services.
Premiums:	The amount charged during the term on policies and contracts issued, renewed or reinsured by an insurance company or reinsurance company.
Program business:	Refers to narrowly defined classes of business that are underwritten on an individual policy basis by program underwriting agents on behalf of insurance companies.
Program underwriting agent:
Refers to an insurance intermediary that aggregates business from retail and general agents and manages business on behalf of insurance companies, including functions such as risk selection and underwriting, premium collection, policy form design and client service.
Property insurance or reinsurance:	Insurance or reinsurance that provides coverage to a person with an insurable interest in tangible property for that person's property loss, damage or loss of use.
Proportional insurance and reinsurance; Pro rata insurance and reinsurance:
A generic term describing all forms of (re)insurance in which the (re)insurer shares a proportional part of the original premiums and losses of the (re)insured. Proportional (re)insurance is also known as pro rata (re)insurance, quota share (re)insurance or participating (re)insurance. In proportional (re)insurance, the (re)insurer generally pays the ceding company a ceding commission.
Quota share reinsurance:
Reinsurance under which the insurer cedes an agreed-upon fixed percentage of liabilities, premiums and losses for each policy covered on a pro rata basis. The reinsurer pays the ceding company a commission, called a ceding commission, on the premiums ceded.
Rates:	Amounts charged per unit of insurance and reinsurance (also sometimes shown per unit of exposure).

Reinsurance:
An arrangement in which an insurance company, the reinsurer, agrees to indemnify another insurance or reinsurance company, the ceding company, against all or a portion of the insurance or reinsurance risks underwritten by the ceding company under one or more policies. Reinsurance can provide a ceding company with several benefits, including a reduction in net liability on individual risks and catastrophe protection from large or multiple losses. Reinsurance also provides a ceding company with additional underwriting capacity by permitting it to accept larger risks and write more business than would be possible without a concomitant increase in capital and surplus, and facilitates the maintenance of acceptable financial ratios by the ceding company. Reinsurance does not legally discharge the primary insurer from its liability with respect to its obligations to the insured.
Reinsurance agreement:	A contract specifying the terms of a reinsurance transaction (also known as a reinsurance certificate).
Reported losses:	Claims or potential claims that have been identified to a reinsurer by a ceding company or to an insurer by an insured.
Reserves:
Liabilities established by insurers and reinsurers to reflect the estimated costs of claim payments and the related expenses that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written. Reserves are established for losses, for loss expenses and for unearned premiums. Loss reserves consist of "case reserves," or reserves established with respect to individual reported claims, and "IBNR reserves." For reinsurers, loss expenses reserves are generally not significant because substantially all of the loss expenses associated with particular claims are incurred by the primary insurer and reported to reinsurers as losses. Unearned premium reserves constitute the portion of premium paid in advance for insurance or reinsurance that has not yet been provided. See also "Loss Reserves."
Retention:
The amount or portion of risk that an insurer retains for its own account. Losses in excess of the retention level up to the outer limit of the policy or program, if any, are paid by the reinsurer. In proportional agreements, the retention may be a percentage of the original policy's limit. In excess of loss business, the retention is a dollar amount of loss, a loss ratio or a percentage. Retention may also mean that portion of the loss retained by the insured or policyholder. Most insureds do not purchase insurance to cover their entire exposure. Rather, they elect to take a deductible or self-insured retention, a portion of the risk that they will cover themselves.

Retrocessional reinsurance; Retrocessionaire:
A transaction in which a reinsurer cedes to another reinsurer, the retrocessionaire, all or part of the reinsurance that the first reinsurer has assumed. Retrocessional reinsurance does not legally discharge the ceding reinsurer from its liability with respect to its obligations to the reinsured. Reinsurance companies cede risks to retrocessionaires for reasons similar to those that cause primary insurers to purchase reinsurance: to reduce net liability on individual risks, to protect against catastrophic losses, to stabilize financial ratios and to obtain additional underwriting capacity.
Risk-based capital ("RBC"):
A measure adopted by the NAIC and enacted by states for determining the minimum statutory capital and surplus requirements of insurers with required regulatory and company actions that apply when an insurer's capital and surplus is below these minimums.
Self-insure; Self-insurance layer or amount:	The retention of a portion of the risk by a person or entity for its own account. See "Deductible" above for a comparison.
Specialty lines:	Lines of insurance and reinsurance that provide coverage for risks that are often unusual or difficult to place and do not fit the underwriting criteria of standard carriers.
Statutory accounting principles ("SAP"):
Recording transactions and preparing financial statements in accordance with the rules and procedures prescribed or permitted by United States state insurance regulatory authorities including the NAIC, which in general reflect a liquidating, rather than going concern, concept of accounting.
Surplus:
As determined under SAP, the amount remaining after all liabilities, including loss reserves, are subtracted from all admitted assets. Admitted assets are assets of an insurer prescribed or permitted by a state to be recognized on the statutory balance sheet. Surplus is often referred to as "surplus as regards policyholders" for statutory accounting purposes.
Treaty reinsurance; Reinsurance treaties:
The reinsurance of a specified type or category of risks defined in a reinsurance agreement between a primary insurer or other reinsured and a reinsurer. Typically, in treaty reinsurance, the primary insurer or reinsured is obligated to offer, and the reinsurer is obligated to accept, a specified portion of all of that type or category of risks originally written by the primary insurer or reinsured.
Unbundled Services:	Unbundled services are services that can be purchased separately from an insurance service provider.
Underwriter:
An employee of an insurance or reinsurance company who examines, accepts or rejects risks and classifies accepted risks in order to charge an appropriate premium for each accepted risk. The underwriter is expected to select business that will produce an average risk of loss no greater than that anticipated for the class of business.

Underwriting:
The insurer's or reinsurer's process of reviewing applications for coverage, and the decision whether to accept all or part of the exposure and determination of the applicable premiums; also refers to the acceptance of that coverage.
Underwriting expense ratio:
The underwriting expense ratio is the ratio of direct and ceding commission expenses and other underwriting expenses less policy billing fees to premiums earned. The underwriting expense ratio measures our operational efficiency in producing, underwriting and administering our insurance and reinsurance business.
Workers' compensation:	A system (established under state and federal laws) under which employers provide insurance for benefit payments to their employees for work-related injuries, deaths and diseases, regardless of fault.

Until    2007 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

You may rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, these securities in any circumstances in which such offer or solicitation is unlawful. The information appearing in this prospectus is accurate only as of the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date, and neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, crease any implication that the information contained in this prospectus is correct as of any time after its date.

6,191,500 Common Shares

CastlePoint Holdings, Ltd.

PROSPECTUS

FRIEDMAN BILLINGS RAMSEY
KEEFE, BRUYETTE & WOODS
COCHRAN CARONIA WALLER
PIPER JAFFRAY

                   , 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The expenses in connection with the registration of the common shares covered by this prospectus are set forth in the following table. All amounts except the registration fee are estimated:

Securities and Exchange Commission registration fee	$7,086
NASD filing fee	$10,275
Printing and engraving expenses	$150,000
Accounting fees and expenses	$250,000
Legal fees and expenses	$2,000,000
Miscellaneous	$382,000

Total	$2,799,361

        All expenses in connection with the issuance and distribution of the securities being offered shall be borne by the registrant, other than underwriting discounts and selling commissions, if any.

Item 14. Indemnification of Directors and Officers.

Indemnification of Directors and Officers

        We are a Bermuda exempted company. Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

        We have adopted provisions in our bye-laws that provide that we will indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company's directors or officers for any act or failure to act in the performance of such director's or officer's duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors' and officers' liability policy for such a purpose.

        The proposed form of Underwriting Agreement that will be filed as Exhibit 1.2 to this registration statement provides for indemnification of directors and officers of the registrant by the underwriters against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

        The following information relates to the securities we have issued or sold since our incorporation on November 16, 2005 that were not registered under the Securities Act of 1933, as amended (the "Securities Act").

        (i)    On January 16, 2006, we issued 12,000 of our common shares, with an initial par value of $1.00 per share, to Tower Group, Inc. ("Tower"), our sponsor, in consideration of its $15.0 million investment in us. Our authorized share capital was subsequently subdivided from $1.00 per share to $0.01 per share, and the common shares held by Tower were therefore sub-divided into 1,200,000 shares of par value $0.01 each. On February 27, 2006, our Board approved the bonus issue of an additional 1,355,000 common shares to Tower. All of these shares were issued pursuant to the exemption provided by Section 4(2) of the Securities Act for transactions not involving a public offering.

        (ii)   On April 4 and April 5, 2006, we issued an aggregate of (1) 19,916,190 of our common shares to Friedman, Billings, Ramsey & Co., Inc. ("FBR") as the initial purchaser at a purchase price of $9.30 per share, (2) 500,000 of our common shares to Friedman, Billings, Ramsey Group, Inc., the parent company of FBR, for its own account, at $9.30 per share, and (3) 6,608,810 of our common shares directly to "accredited investors" (as defined under Rule 501(a) under the Securities Act) at an offering price of $10.00 per share. The shares purchased by FBR were resold by FBR to investors at $10.00 per share pursuant to Rule 144A and Regulation S under the Securities Act. The aggregate offering price to investors was $269,900,000.

        The issuances we made to FBR and to "accredited investors" were made pursuant to the exemption provided by Section 4(2) of the Securities Act for transactions not involving a public offering.

        FBR received a discount of $0.70 per share with respect to 19,916,190 of the common shares sold pursuant to Rule 144A and Regulation S under the Securities Act and a placement fee of $0.70 per share with respect to 5,481,810 of the common shares that we sold directly to "accredited investors", for an aggregate discount/placement fee of $17,778,600.

        (iii)  Our sponsor, Tower, made available (i) its office space for use by us prior to April 6, 2006; and (ii) the time of certain employees of Tower, prior to April 6, 2006. In consideration of Tower's contribution, effective April 6, 2006, we issued warrants to Tower to purchase up to 1,127,000 of our common shares. These warrants are exercisable at $10.00 per share and have a ten-year term. The warrants were issued pursuant to the exemption provided by Section 4(2) under the Securities Act for a transaction not involving a public offering.

        (iv)  On April 4, 2006, we granted options to (1) certain officers to purchase an aggregate of 1,103,300 common shares and (ii) our non-employee directors to purchase an aggregate of 22,866 common shares, each pursuant to 2006 long-term equity compensation plan. These options are exercisable at $10.00 per share and have a ten-year term. The options granted to our officers will vest in installments over a period of three and a half years. The options granted to our non-employee directors will vest on the first anniversary of the date of grant. The options were granted pursuant to the exemption provided by Section 4(2) under the Securities Act for transactions not involving a public offering.

        (v)   On December 1, 2006, CastlePoint Management Statutory Trust I, a financing subsidiary of our company, issued and sold 50,000 of the trust's fixed/floating rate trust preferred securities (liquidation amount $1,000 per trust preferred security) in the aggregate amount of $50,000,000 to Alesco Preferred Funding XI, Ltd., Alesco Preferred Funding XII, Ltd. and First Tennessee Bank, N.A. On the same date, CastlePoint Management Statutory Trust I used the proceeds from the sale of such trust preferred securities and common securities of the trust issued to CastlePoint Management, our subsidiary, to purchase fixed/floating rate junior subordinated deferrable interest trust debentures of CastlePoint Management, in the aggregate principal amount of $51,547,500.

        On December 14, 2006, CastlePoint Management Statutory Trust II, a financing subsidiary of our company, issued and sold 50,000 of the trust's fixed/floating rate trust preferred securities (liquidation amount $1,000 per trust preferred security) in the aggregate amount of $50,000,000 to Alesco Preferred Funding XII, Ltd., Alesco Preferred Funding XIII, Ltd., ABN AMRO Bank, N.V. and Preferred

Funding Term Securities XXIV, Ltd. On the same date, CastlePoint Management Statutory Trust II used the proceeds from the sale of such trust preferred securities and common securities of the trust issued to CastlePoint Management to purchase fixed/floating rate junior subordinated deferrable interest trust debentures of CastlePoint Management, in the aggregate principal amount of $51,547,500.

        CastlePoint Holdings issued a guarantee in favor of the holders of the preferred securities of the trusts and the subordinated debentures, and CastlePoint Management issued a guarantee in favor of the holders of the preferred securities of the trusts, both of which provide for full and unconditional guarantee of the guaranteed securities.

        Both issuances of trust preferred securities were exempt from registration under the Securities Act in reliance on Section 4(2) and the subsequent resales of the securities were exempt by virtue of Rule 144A under the Securities Act. The placement agents for these two transactions were Keefe, Bruyette & Woods, Inc. and FTN Financial Capital Markets, which were compensated $3,000,000 in connection with these transactions.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description
*1.1	Purchase/Placement Agreement, dated March 27, 2006, by and between the Company and Friedman, Billings, Ramsey & Co., Inc.
1.2	Form of Underwriting Agreement
*3.1	Memorandum of Association of the Company
*3.2	Amended and Restated Bye-Laws of the Company
**4.1	Form of Common Share Certificate
**4.2	Amended and Restated Warrant, effective April 6, 2006, granted by the Company to Tower Group, Inc.
*4.3	Registration Rights Agreement, dated as of April 4, 2006, by and between the Company and Friedman, Billings, Ramsey & Co., Inc.
*4.4	Registration Rights Agreement, dated as of April 4, 2006, by and between the Company and Tower Group, Inc.
5.1	Opinion of Conyers Dill & Pearman
*10.1	Employment Agreement, dated as of April 4, 2006, between CastlePoint Holdings, Ltd. and Michael H. Lee
††10.2	Employment Agreement, dated as of April 4, 2006, between Joel S. Weiner and CastlePoint Holdings, Ltd.
**10.3	Employment Agreement, dated as of May 1, 2006, between CastlePoint Reinsurance Company, Ltd. and Joseph P. Beitz
††10.4	Employment Agreement, dated as of January 16, 2007, between Gregory T. Doyle and CastlePoint Holdings, Ltd.
*10.5	2006 Long-Term Equity Compensation Plan
*10.6	Form of Stock Option Agreement for Executive Employee Recipients of Options under 2006 Long-Term Equity Compensation Plan
*10.7	Form of Stock Option Agreement for Non-Employee Director Recipients of Options under 2006 Long-Term Equity Compensation Plan

*10.8	Master Agreement, dated as of April 4, 2006, among the Company, CastlePoint Management Corp., Tower Group, Inc., Tower Insurance Company of New York and Tower National Insurance Company
††10.9	Addendum No. 1 to Master Agreement, dated as of April 4, 2006, between the Company and Tower Group, Inc.
*10.10
Program Management Agreement, entered into as of April 10, 2006 (April 28, 2006 with respect to Tower National Insurance Company), among CastlePoint Management Corp., Tower Insurance Company of New York and Tower National Insurance Company
*10.11
Service and Expense Sharing Agreement, entered into as of April 10, 2006 (April 28, 2006 with respect to Tower National Insurance Company), among CastlePoint Management Corp., Tower Risk Management Corp., Tower Insurance Company of New York and Tower National Insurance Company
*10.12
Brokerage Business Quota Share Reinsurance Agreement, entered into as of April 10, 2006 (April 28, 2006 with respect to Tower National Insurance Company), among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
*10.13
Amendment No. 1 to Brokerage Business Quota Share Reinsurance Agreement, dated as of May 26, 2006, among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
*10.14
Traditional Program Business Quota Share Reinsurance Agreement, dated as of April 10, 2006 (April 28, 2006 with respect to Tower National Insurance Company), among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
*10.15
Amendment No. 1 to Traditional Program Business Quota Share Reinsurance Agreement, dated as of May 26, 2006, among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
*10.16
Specialty Program Business and Insurance Risk Sharing Quota Share Reinsurance Agreement, entered into as of April 10, 2006 (April 28, 2006 with respect to Tower National Insurance Company), among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
*10.17
Amendment No. 1 to Specialty Program Business and Insurance Risk Sharing Business Quota Share Reinsurance Agreement, dated as of May 26, 2006, among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
**10.18
Amended and Restated Brokerage Business Quota Share Reinsurance Agreement, effective as of April 1, 2006, among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
**10.19
Amended and Restated Traditional Program Business Quota Share Reinsurance Agreement, effective as of April 1, 2006, among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company

**10.20
Amended and Restated Specialty Program Business and Insurance Risk Sharing Business Quota Share Reinsurance Agreement, effective as of April 1, 2006, among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
††10.21
Amendment No. 1 to Amended and Restated Brokerage Business Quota Share Reinsurance Agreement, dated as of August 30, 2006, among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
††10.22
Amendment No. 1 to Amended and Restated Traditional Program Business Quota Share Reinsurance Agreement, dated as of August 30, 2006, among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
††10.23
Amendment No. 1 to Amended and Restated Specialty Program Business and Insurance Risk Sharing Business Quota Share Reinsurance Agreement, dated as of August 30, 2006, among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
††10.24	Brokerage Business Pooling Agreement, effective as of January 1, 2007, between Tower Insurance Company of New York and CastlePoint Insurance Company
††10.25	Traditional Program Business Pooling Agreement, effective as of January 1, 2007, between Tower Insurance Company of New York and CastlePoint Insurance Company
††10.26	Specialty Program Business Pooling Agreement, effective as of January 1, 2007, between Tower Insurance Company of New York and CastlePoint Insurance Company
***10.27	Stock Purchase Agreement, dated as of November 13, 2006, between Tower Group, Inc. and CastlePoint Reinsurance Company, Ltd.
††10.28	Brokerage Business Pool Management Agreement, effective as of January 1, 2007, between Tower Insurance Company of New York and CastlePoint Insurance Company
††10.29	Traditional Program Business Pool Management Agreement, effective as of January 1, 2007, between Tower Insurance Company of New York and CastlePoint Insurance Company
††10.30	Specialty Program Business Pool Management Agreement, effective as of January 1, 2007, between Tower Insurance Company of New York and CastlePoint Insurance Company
†10.31	Stock Purchase Agreement, dated as of October 30, 2006 between Tower Group, Inc. and CastlePoint Management Corp.
†10.32	Parent Guarantee Agreement, dated as of December 1, 2006, between CastlePoint Holdings, Ltd. and Wilmington Trust Company
†10.33	Guarantee Agreement, dated as of December 1, 2006, between CastlePoint Management Corp. and Wilmington Trust Company
†10.34	Indenture, dated as of December 1, 2006, between CastlePoint Management Corp. and Wilmington Trust Company

†10.35
Amended and Restated Declaration of Trust, dated as of December 1, 2006, among Wilmington Trust Company as Institutional Trustee, Wilmington Trust Company, as Delaware Trustee, CastlePoint Management Corp., as Sponsor, and Joel Weiner, James Dulligan and Roger Brown, as Administrators
†10.36	Parent Guarantee Agreement, dated as of December 14, 2006, between CastlePoint Holdings, Ltd. and Wilmington Trust Company
†10.37	Guarantee Agreement of CastlePoint Management Corp., dated as of December 14, 2006, between CastlePoint Management Corp. and Wilmington Trust Company
†10.38	Indenture, dated as of December 14, 2006, between CastlePoint Management Corp. and Wilmington Trust Company
†10.39
Amended and Restated Declaration of Trust, dated as of December 14, 2006, among Wilmington Trust Company as Institutional Trustee, Wilmington Trust Company, as Delaware Trustee, CastlePoint Management Corp., as Sponsor, and Joel Weiner, James Dulligan and Roger Brown, as Administrators
††10.40	Form of Program Management Agreement between CastlePoint Management Corp. and Tower Insurance Company of New York
††10.41	Form of Program Management Agreement between CastlePoint Management Corp. and Tower National Insurance Company
††10.42	Form of Service and Expense Sharing Agreement, to be entered into as of October 1, 2006, between CastlePoint Management Corp. and Tower Insurance Company of New York
††10.43	Form of Service and Expense Sharing Agreement, to be entered into as of October 1, 2006, between Tower Insurance Company of New York and CastlePoint Management Corp.
††10.44	Employment Offer Letter, dated as of July 1, 2006, between CastlePoint Management Corp. and Mark Dale
††10.45	Consulting Agreement and Release, dated January 1, 2007, between CastlePoint Management Corp. and Mark Dale
††10.46	Exchange Agreement, dated as of January 11, 2007, between CastlePoint Management Corp. and Tower Group, Inc.
†21.1	List of subsidiaries of the Company
23.1	Consent of PricewaterhouseCoopers (Bermuda)
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
†23.3	Consent of Baker & McKenzie LLP
24.1	Power of Attorney (previously filed)
†††99.1	Consent of Jan R. Van Gorder to be named as a director

*
Incorporated by reference to the Company's Registration Statement on Form S-1 (No. 333-134628) filed on June 1, 2006.

**
Incorporated by reference to Amendment No. 1 to the Company's Registration Statement on Form S-1 (No. 333- 134628) filed on September 25, 2006.

***
Incorporated by reference to Amendment No. 2 to the Company's Registration Statement on Form S-1 (No. 333- 134628) filed on November 22, 2006.

†
Filed on January 11, 2007.

††
Filed on February 28, 2007.

†††
Filed on March 7, 2007.

Item 17. Undertakings.

        The undersigned Registrant hereby undertakes:

  (1)
  To provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  (2)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (3)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant filed pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (4)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 20th day of March, 2007.

CASTLEPOINT HOLDINGS, LTD.
By:	/s/ MICHAEL H. LEE Michael H. Lee Chairman of the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL H. LEE Michael H. Lee	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	March 20, 2007
* Joel S. Weiner	Senior Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	March 20, 2007
* Gregory T. Doyle	President and Director	March 20, 2007
* William A. Robbie	Director	March 20, 2007
* Robert Smith	Director	March 20, 2007
/s/ MICHAEL H. LEE
Michael H. Lee	Authorized Representative in the United States	March 20, 2007
*By:	/s/ MICHAEL H. LEE Michael H. Lee Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
*1.1	Purchase/Placement Agreement, dated March 27, 2006, by and between the Company and Friedman, Billings, Ramsey & Co., Inc.
1.2	Form of Underwriting Agreement
*3.1	Memorandum of Association of the Company
*3.2	Amended and Restated Bye-Laws of the Company
**4.1	Form of Common Share Certificate
**4.2	Amended and Restated Warrant, effective April 6, 2006, granted by the Company to Tower Group, Inc.
*4.3	Registration Rights Agreement, dated as of April 4, 2006, by and between the Company and Friedman, Billings, Ramsey & Co., Inc.
*4.4	Registration Rights Agreement, dated as of April 4, 2006, by and between the Company and Tower Group, Inc.
5.1	Opinion of Conyers Dill & Pearman
*10.1	Employment Agreement, dated as of April 4, 2006, between CastlePoint Holdings, Ltd. and Michael H. Lee
††10.2	Employment Agreement, dated as of April 4, 2006, between Joel S. Weiner and CastlePoint Holdings, Ltd.
**10.3	Employment Agreement, dated as of May 1, 2006, between CastlePoint Reinsurance Company, Ltd. and Joseph P. Beitz
††10.4	Employment Agreement, dated as of January 16, 2007, between Gregory T. Doyle and CastlePoint Holdings, Ltd.
*10.5	2006 Long-Term Equity Compensation Plan
*10.6	Form of Stock Option Agreement for Executive Employee Recipients of Options under 2006 Long-Term Equity Compensation Plan
*10.7	Form of Stock Option Agreement for Non Employee Director Recipients of Options under 2006 Long-Term Equity Compensation Plan
*10.8	Master Agreement, dated as of April 4, 2006, among the Company, CastlePoint Management Corp., Tower Group, Inc., Tower Insurance Company of New York and Tower National Insurance Company
††10.9	Addendum No. 1 to Master Agreement, dated as of April 4, 2006, between the Company and Tower Group, Inc.
*10.10
Program Management Agreement, entered into as of April 10, 2006 (April 28, 2006 with respect to Tower National Insurance Company), among CastlePoint Management Corp., Tower Insurance Company of New York and Tower National Insurance Company
*10.11
Service and Expense Sharing Agreement, entered into as of April 10, 2006 (April 28, 2006 with respect to Tower National Insurance Company), among CastlePoint Management Corp., Tower Risk Management Corp., Tower Insurance Company of New York and Tower National Insurance Company
*10.12
Brokerage Business Quota Share Reinsurance Agreement, entered into as of April 10, 2006 (April 28, 2006 with respect to Tower National Insurance Company), among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company

*10.13
Amendment No. 1 to Brokerage Business Quota Share Reinsurance Agreement, dated as of May 26, 2006, among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
*10.14
Traditional Program Business Quota Share Reinsurance Agreement, dated as of April 10, 2006 (April 28, 2006 with respect to Tower National Insurance Company), among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
*10.15
Amendment No. 1 to Traditional Program Business Quota Share Reinsurance Agreement, dated as of May 26, 2006, among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
*10.16
Specialty Program Business and Insurance Risk Sharing Quota Share Reinsurance Agreement, entered into as of April 10, 2006 (April 28, 2006 with respect to Tower National Insurance Company), among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
*10.17
Amendment No. 1 to Specialty Program Business and Insurance Risk Sharing Business Quota Share Reinsurance Agreement, dated as of May 26, 2006, among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
**10.18
Amended and Restated Brokerage Business Quota Share Reinsurance Agreement, effective as of April 1, 2006, among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
**10.19
Amended and Restated Traditional Program Business Quota Share Reinsurance Agreement, effective as of April 1, 2006, among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
**10.20
Amended and Restated Specialty Program Business and Insurance Risk Sharing Business Quota Share Reinsurance Agreement, effective as of April 1, 2006, among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
††10.21
Amendment No. 1 to Amended and Restated Brokerage Business Quota Share Reinsurance Agreement, dated as of August 30, 2006, among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
††10.22
Amendment No. 1 to Amended and Restated Traditional Program Business Quota Share Reinsurance Agreement, dated as of August 30, 2006, among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
††10.23
Amendment No. 1 to Amended and Restated Specialty Program Business and Insurance Risk Sharing Business Quota Share Reinsurance Agreement, dated as of August 30, 2006, among CastlePoint Reinsurance Company, Ltd., Tower Insurance Company of New York and Tower National Insurance Company
††10.24	Brokerage Business Pooling Agreement, effective as of January 1, 2007, between Tower Insurance Company of New York and CastlePoint Insurance Company
††10.25	Traditional Program Business Pooling Agreement, effective as of January 1, 2007, between Tower Insurance Company of New York and CastlePoint Insurance Company
††10.26	Specialty Program Business Pooling Agreement, effective as of January 1, 2007, between Tower Insurance Company of New York and CastlePoint Insurance Company
***10.27	Stock Purchase Agreement, dated as of November 13, 2006, between Tower Group, Inc. and CastlePoint Reinsurance Company, Ltd.

††10.28	Brokerage Business Pool Management Agreement, effective as of January 1, 2007, between Tower Insurance Company of New York and CastlePoint Insurance Company
††10.29	Traditional Program Business Pool Management Agreement, effective as of January 1, 2007, between Tower Insurance Company of New York and CastlePoint Insurance Company
††10.30	Specialty Program Business Pool Management Agreement, effective as of January 1, 2007, between Tower Insurance Company of New York and CastlePoint Insurance Company
†10.31	Stock Purchase Agreement, dated as of October 30, 2006 between Tower Group, Inc. and CastlePoint Management Corp.
†10.32	Parent Guarantee Agreement, dated as of December 1, 2006, between CastlePoint Holdings, Ltd. and Wilmington Trust Company
†10.33	Guarantee Agreement, dated as of December 1, 2006, between CastlePoint Management Corp. and Wilmington Trust Company
†10.34	Indenture, dated as of December 1, 2006, between CastlePoint Management Corp. and Wilmington Trust Company
†10.35
Amended and Restated Declaration of Trust, dated as of December 1, 2006, among Wilmington Trust Company as Institutional Trustee, Wilmington Trust Company, as Delaware Trustee, CastlePoint Management Corp., as Sponsor, and Joel Weiner, James Dulligan and Roger Brown, as Administrators
†10.36	Parent Guarantee Agreement, dated as of December 14, 2006, between CastlePoint Holdings, Ltd. and Wilmington Trust Company
†10.37	Guarantee Agreement of CastlePoint Management Corp., dated as of December 14, 2006, between CastlePoint Management Corp. and Wilmington Trust Company
†10.38	Indenture, dated as of December 14, 2006, between CastlePoint Management Corp. and Wilmington Trust Company
†10.39
Amended and Restated Declaration of Trust, dated as of December 14, 2006, among Wilmington Trust Company as Institutional Trustee, Wilmington Trust Company, as Delaware Trustee, CastlePoint Management Corp., as Sponsor, and Joel Weiner, James Dulligan and Roger Brown, as Administrators
††10.40	Form of Program Management Agreement between CastlePoint Management Corp. and Tower Insurance Company of New York
††10.41	Form of Program Management Agreement between CastlePoint Management Corp. and Tower National Insurance Company
††10.42	Form of Service and Expense Sharing Agreement, to be entered into as of October 1, 2006, between CastlePoint Management Corp. and Tower Insurance Company of New York
††10.43	Form of Service and Expense Sharing Agreement, to be entered into as of October 1, 2006, between Tower Insurance Company of New York and CastlePoint Management Corp.
††10.44	Employment Offer Letter, dated as of July 1, 2006, between CastlePoint Management Corp. and Mark Dale
††10.45	Consulting Agreement and Release, dated January 1, 2007, between CastlePoint Management Corp. and Mark Dale
††10.46	Exchange Agreement, dated as of January 11, 2007, between CastlePoint Management Corp. and Tower Group, Inc.
†21.1	List of subsidiaries of the Company

23.1	Consent of PricewaterhouseCoopers (Bermuda)
23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
†23.3	Consent of Baker & McKenzie LLP
24.1	Power of Attorney (previously filed)
†††99.1	Consent of Jan R. Van Gorder to be named as a director

*
Incorporated by reference to the Company's Registration Statement on Form S-1 (No. 333-134628) filed on June 1, 2006.

**
Incorporated by reference to Amendment No. 1 to the Company's Registration Statement on Form S-1 (No. 333-134628) filed on September 25, 2006.

***
Incorporated by reference to Amendment No. 2 to the Company's Registration Statement on Form S-1 (No. 333-134628) filed on November 22, 2006.

†
Filed on January 11, 2007.

††
Filed on February 28, 2007.

†††
Filed on March 7, 2007.

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CALCULATION OF REGISTRATION FEE
TABLE OF CONTENTS
CERTAIN IMPORTANT INFORMATION
PROSPECTUS SUMMARY
The Offering
Summary Historical Consolidated Financial Information
RISK FACTORS
A WARNING ABOUT FORWARD-LOOKING STATEMENTS
INSTITUTIONAL TRADING AND RELATED SHAREHOLDER MATTERS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY BACKGROUND
BUSINESS
REGULATION
MANAGEMENT
COMPENSATION
SUMMARY COMPENSATION TABLE FOR 2006
GRANTS OF PLAN-BASED AWARDS IN 2006
GRANTS OF PLAN-BASED AWARDS IN 2007
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006
OPTION EXERCISES AND STOCK VESTED AS OF YEAR END 2006
PENSION BENEFITS
BASE SALARIES FOR 2007
NONQUALIFIED DEFERRED COMPENSATION
NON-EMPLOYEE DIRECTOR COMPENSATION
OTHER POST-EMPLOYMENT PAYMENTS
DIRECTOR COMPENSATION FOR 2006
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRINCIPAL SHAREHOLDERS
SELLING SHAREHOLDERS
DESCRIPTION OF SHARE CAPITAL
MATERIAL TAX CONSIDERATIONS
SHARES ELIGIBLE FOR FUTURE SALE
UNDERWRITING
LEGAL MATTERS
EXPERTS
ENFORCEABILITY OF CIVIL LIABILITIES UNDER U.S. FEDERAL SECURITIES LAWS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
CASTLEPOINT HOLDINGS, LTD. CONSOLIDATED BALANCE SHEETS December 31, ($ in thousands)
CASTLEPOINT HOLDINGS, LTD. CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME For the year ended December 31, 2006 and the period from November 16, 2005 to December 31, 2005 ($ in thousands except per share amounts)
CASTLEPOINT HOLDINGS, LTD. CONSOLIDATED STATEMENT OF CASH FLOW ($ in thousands)
CASTLEPOINT HOLDING, LTD. CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY for the year ended December 31, 2006 and the period ended December 31, 2005 ($ in thousands)
CASTLEPOINT HOLDINGS, LTD. CONSOLIDATED NOTES TO FINANCIAL STATEMENTS for the year ended December 31, 2006 and the period ended December 31, 2005
CASTLEPOINT HOLDINGS, LTD. SCHEDULE I—SUMMARY OF INVESTMENTS OTHER THAN INVESTMENTS IN RELATED PARTIES
CASTLEPOINT HOLDINGS, LTD. SCHEDULE II—CONDENSED FINANICIAL INFORMATION OF THE REGISTRANT CONDENSED BALANCE SHEET ($ in thousands)
CASTLEPOINT HOLDINGS, LTD. SCHEDULE II—CONDENSED FINANICIAL INFORMATION OF THE REGISTRANT CONDENSED STATEMENT OF CASH FLOWS ($ in thousands)
CASTLEPOINT HOLDINGS, LTD. SCHEDULE II—CONDENSED FINANICIAL INFORMATION OF THE REGISTRANT CONDENSED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME ($ in thousands)
CastlePoint Holdings, Ltd. and Subsidiaries
GLOSSARY OF SELECTED REINSURANCE, INSURANCE AND INVESTMENT TERMS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX